UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-2

KBL HEALTHCARE ACQUISITION CORP. II

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock of KBL Healthcare Acquisition Corp. II.

(2)	Aggregate number of securities to which transaction applies:

3,916,667

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Average of the bid and ask price for common stock as of October 20, 2006: ($5.385)

(4)	Proposed maximum aggregate value of transaction:

$41,091,251.80

(5)	Total fee paid:

$4,396.76

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This proxy statement is dated                      , 2007 and is first being mailed to KBL stockholders on or about February 9, 2007.

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 6, 2007

TO THE STOCKHOLDERS OF KBL HEALTHCARE ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of KBL Healthcare Acquisition Corp. II (“KBL”), a Delaware corporation, will be held at 10:00 a.m., eastern time, on March 6, 2007, at the offices of Graubard Miller, KBL’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1) to consider and vote upon the adoption of the Agreement and Plans of Reorganization (“Acquisition Agreement”), dated as of September 1, 2006, among KBL, SII Acquisition, Inc., a Rhode Island corporation and wholly owned subsidiary of KBL (“Merger Sub”), Summer Infant, Inc., a Rhode Island corporation (“SII”), Summer Infant Europe Limited, a United Kingdom limited company (“SIE”), Summer Infant Asia, Ltd., a Hong Kong limited company (“SIA” and, collectively with SIE and SII, the “Summer Companies” or “Summer”), and the stockholders of each of the Summer Companies, and the transactions contemplated thereby. We refer to this proposal as the “acquisition proposal.” The board of directors and stockholders of each of SII, SIE and SIA have already approved and adopted the Acquisition Agreement;

(2) to consider and vote upon an amendment to the certificate of incorporation of KBL to change the name of KBL from “KBL Healthcare Acquisition Corp. II” to “Summer Infant, Inc.” We refer to this proposal as the “name change amendment proposal”;

(3) to consider and vote upon an amendment to the certificate of incorporation of KBL to increase the number of authorized shares of KBL common stock from 35,000,000 to 100,000,000. We refer to this proposal as the “capitalization amendment proposal”;

(4) to consider and vote upon an amendment to the certificate of incorporation of KBL to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the acquisition, as these provisions will no longer be applicable to KBL, and to redesignate section E of Article Sixth as modified as Article Sixth of KBL’s restated and amended certificate of incorporation. We refer to this proposal as the “Article Sixth amendment proposal”; and

(5) to consider and vote upon the 2006 performance equity plan (an equity-based performance equity plan). We refer to this proposal as the “performance equity plan proposal.”

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of KBL’s common stock at the close of business on February 6, 2007 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. KBL will not transact any other business at the special meeting or any adjournment or postponement of the meeting.

The acquisition proposal must be approved by a majority of the KBL common stock sold in KBL’s initial public offering (“IPO”) that is present in person or represented by proxy and entitled to vote at the special meeting.

Each of the name change amendment, capitalization amendment and Article Sixth amendment proposals must be approved by the holders of a majority of the outstanding shares of KBL common stock. The performance equity plan proposal must be approved by the holders of a majority of the shares of KBL common stock that is present in person or represented by proxy and entitled to vote at the meeting.

The adoption of the acquisition proposal is conditioned on the adoption of the name change amendment and the capitalization amendment, and neither the name change amendment nor the capitalization amendment will be presented to the meeting for adoption unless the acquisition proposal is approved. The adoption of the Article Sixth amendment and the performance equity plan proposals are not conditions to the acquisition proposal or to the adoption of either of the name change amendment or the capitalization amendment proposals, but if the acquisition proposal is not approved, neither the Article Sixth amendment proposal nor the performance equity proposal will be presented at the meeting for adoption.

Your broker, bank or nominee cannot vote your shares on any proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Abstentions will have the same effect as a vote “AGAINST” the acquisition proposal and the name change amendment, capitalization amendment, Article Sixth amendment and the performance equity plan proposals. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the name change amendment, capitalization amendment and Article Sixth amendment proposals, but will have no effect on the acquisition proposal or the performance equity plan proposal. However, since the adoption of the acquisition proposal is conditioned on the adoption of the name change amendment and capitalization amendment proposals, any broker non-vote with respect to the name change amendment or capitalization amendment proposals will essentially have the same effect as a vote against the acquisition proposal.

Each KBL stockholder that holds shares of common stock issued in KBL’s IPO has the right to vote against the acquisition proposal and at the same time demand that KBL convert such stockholder’s shares into cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of KBL’s IPO was deposited. The exact conversion price will be determined as of a date which is two business days prior to the anticipated date of the consummation of the acquisition. On February 6, 2007, the record date for the meeting of stockholders, the conversion price would have been approximately $             in cash for each share of KBL common stock. These shares will be converted into cash only if the acquisition is consummated. If, however, the holders of 20% (approximately 1,840,000 shares) or more shares of common stock issued in KBL’s IPO both vote against the acquisition proposal and demand conversion of their shares, KBL will not consummate the acquisition. Prior to exercising conversion rights, KBL stockholders should verify the market price of KBL’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of KBL’s common stock are quoted on the Over-the-Counter Bulletin Board under the symbol “KBLH.OB” On February 6, 2007, the record date, the last sale price of KBL’s common stock was $            .

KBL’s initial stockholders who purchased their shares of common stock prior to KBL’s IPO, and which include all of KBL’s directors and executive officers and their affiliates and are referred to collectively in this proxy statement as the “KBL Inside Stockholders,” currently own an aggregate of approximately 17.9% of the outstanding shares of KBL common stock. Each of the KBL Inside Stockholders has agreed to vote all of the shares they purchased prior to the IPO on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of shares issued in the IPO. The KBL Inside Stockholders have also indicated that they intend to vote such shares “FOR” the adoption of the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals. These KBL insiders also have indicated they intend to vote any shares they acquire after the IPO for all of the proposals. As of the record date, these KBL insiders have not acquired any additional shares of KBL common stock since the IPO.

After careful consideration, KBL’s board of directors has determined that the acquisition proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals are in the best interests of KBL’s stockholders. KBL’s board of directors unanimously recommends that you vote or give instruction to vote “FOR” the adoption of the acquisition proposal, the name change amendment proposal, the capitalization amendment proposal, the Article Sixth amendment proposal and the performance equity plan proposal.

All KBL stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of KBL common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the name change amendment, the capitalization amendment and the Article Sixth amendment proposals.

A complete list of KBL stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of KBL for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

Thank you for your participation. We look forward to your continued support.

, 2007	By Order of the Board of Directors

Sincerely,

/S/ DR. ZACHARY BERK
Dr. Zachary Berk
Chairman of the Board and President

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

SEE “ RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION.

(i)

Covenants	53
Conditions to the Closing of the Acquisition	56
Indemnification	57
Termination	58
Net Worth Asset Share Adjustment	58
Effect of Termination	59
Fees and Expenses	59
Confidentiality; Access to Information	59
Amendments	60
Extension; Waiver	60
Public Announcements	60
Arbitration	60
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	61
Unaudited Pro Forma Condensed Consolidated Balance Sheet Assuming No Conversions (at September 30, 2006)	62
Unaudited Pro Forma Condensed Consolidated Balance Sheet Assuming Maximum conversions (at September 30, 2006)	63
Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data Consolidated Assuming No Conversions (for nine months ended September 30, 2006)	64
Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data Assuming Maximum Conversions (for nine months ended September 30, 2006)	65
Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data Assuming No Conversions (for year ended December 31, 2005)	66
Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data Assuming Maximum Conversions (for year ended December 31, 2005)	67
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	68
NAME CHANGE AMENDMENT PROPOSAL	71
CAPITALIZATION AMENDMENT PROPOSAL	72
ARTICLE SIXTH AMENDMENT PROPOSAL	73
2006 PERFORMANCE EQUITY PLAN PROPOSAL	75
Background	75
Administration	75
Stock Subject to the Plan	75
Eligibility	75
Types of Awards	76
Competition; Solicitation of Customers and Employees; Disclosure of Confidential Information	78
Withholding Taxes	78
Term and Amendments	78
Federal Income Tax Consequences	79
Recommendation and Vote Required	81
OTHER INFORMATION RELATED TO KBL	82
Business of KBL	82
Offering Proceeds Held in Trust	82
Fair Market Value of Target Business	82
Stockholder Approval of Business Combination	82
Liquidation if No Business Combination	83
Facilities	85
Employees	85
Periodic Reporting and Audited Financial Statements	85
Legal Proceedings	85
Plan of Operations	85

(ii)

(iii)

INDEPENDENT AUDITORS	125
WHERE YOU CAN FIND MORE INFORMATION	126
INDEX TO FINANCIAL STATEMENTS	F-1

(iv)

SUMMARY OF THE PROXY STATEMENT

Parties

•	The parties to the acquisition are:

•	KBL Healthcare Acquisition Corp. II (“KBL”),

•	Summer Infant, Inc. (“SII”),

•

Summer Infant Europe, Limited (“SIE”), and Summer Infant Asia, Ltd. (“SIA”), each of which is an affiliate of SII and which are referred to herein collectively with SII as “Summer” or the “Summer Companies,”

•	All of the stockholders of each of the Summer Companies, and

•	SII Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of KBL that was formed solely for the purpose of effecting the acquisition as described herein.

See the section entitled “The Acquisition Proposal.”

•

Summer is a privately-owned designer, marketer and distributor of health, safety and wellness products for infants and toddlers in the United States, Europe and Asia. See the section entitled “Business of Summer.”

Acquisition Structure

•	On closing of the acquisition:

•	SII will merge into the Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of KBL and changing its name to “Summer Infant USA, Inc.”

•	The stockholders of SIE and SIA will sell and transfer all of the outstanding capital stock of those companies to KBL, and each such company will become a wholly-owned subsidiary of KBL, and

•

the Merger Sub shall acquire all of the assets and liabilities of Faith Realty, LLC (“Faith Realty”), an entity owned by two of the Summer stockholders, which owns the facilities currently under construction that are intended for use by Summer as its principal offices and facilities.

See the section entitled “The Acquisition Proposal.”

Acquisition Consideration

•

In return for all of their stock in each of SII, SIE and SIA, the stockholders of Summer will receive from KBL an aggregate of 3,916,667 shares of KBL common stock, subject to downward adjustment based upon the net worth of Summer at the closing, and $20,000,000 in cash. The Summer stockholders will be entitled to receive an additional 2,500,000 shares of KBL’s common stock if the market price of KBL’s common stock exceeds certain levels for a prescribed period of time after closing. In addition, the Summer stockholders will be entitled to receive up to an aggregate of $5,000,000 cash in the event Summer’s EBITDA exceeds certain levels in one or more of the fiscal years ending December 31, 2006, 2007 and 2008.

•

Based on last sale price of a share of KBL common stock on September 1, 2006 ($5.35), the date the Acquisition Agreement was signed by the parties, and assuming all contingent issuances of stock and payments of cash are made, the value of the total maximum consideration that may be given by KBL in the acquisition is approximately $54,329,000. Based on a last sale price of a share of KBL common stock on February 6, 2007, the record date ($            ), such total maximum consideration is $                    . See the section entitled “The Acquisition Agreement—Acquisition Consideration.”

Post-Closing Ownership of KBL Common stock

•

As a result of the acquisition, and assuming that no KBL stockholder demands that KBL convert its shares to cash as permitted by KBL’s certificate of incorporation, the stockholders of Summer will own approximately 25.9% of the outstanding KBL common stock and the current stockholders of KBL will own approximately 74.1% of the outstanding KBL common stock immediately after the closing of the acquisition. Assuming 19.9% of the outstanding KBL common stock votes against the acquisition and such stock is converted into cash, the existing KBL stockholders will own 69.6% of the outstanding common stock of KBL immediately following the closing. See the section entitled “The Acquisition Agreement—Acquisition Consideration.”

Escrow Agreement

•

At the closing of the acquisition, 1,000,000 of the KBL shares to be issued to the Summer stockholders will be placed in escrow until the later of (a) the date that is sixteen months after the effective time of the acquisition and (b) the thirtieth day after the date that KBL files its Annual Report on Form 10-K for the year ended December 31, 2007, as a fund for the payment of indemnification claims that may be made by KBL as a result of breaches of Summer’s covenants, representations and warranties in the Acquisition Agreement and certain lawsuits to which Summer is a party.

•

At the closing of the acquisition, 391,667 of the KBL shares to be issued to the Summer stockholders will be placed into escrow. If Summer’s net worth (as defined in the Acquisition Agreement) at the closing of the acquisition is less than Summer’s net worth at June 30, 2006, KBL shall be entitled to the return, without limit, of that number of shares of KBL common stock issued to the Summer stockholders equal to the difference in such net worth at both dates divided by $6.00. All or a portion of the 391,667 shares held in escrow will be returned to KBL in the event the foregoing becomes applicable. If the difference between Summer’s net worth at the closing of the acquisition and June 30, 2006 would result in KBL having the right to the return of more than the 391,667 shares held in escrow, the Summer stockholders will be obligated to return directly to KBL such additional shares. See the section entitled “The Acquisition Agreement—Escrow Agreement.”

Other Proposals

•

In addition to voting on the acquisition, the stockholders of KBL will vote on proposals to change its name to Summer Infant Inc., to increase the number of shares of common stock it is authorized to issue from 35,000,000 to 100,000,000, to amend its charter to delete certain provisions that will no longer be operative after the acquisition and to approve the performance equity plan. See the sections entitled “Name Change Amendment Proposal,” “Capitalization Amendment Proposal,” “Article Sixth Amendment Proposal” and “2006 Equity Plan Proposal.”

Lock-Up Agreements

•

All of the stockholders of Summer have agreed not to sell any of the shares of KBL common stock they receive in the acquisition before April 21, 2008. See the section entitled “The Acquisition Agreement—Lock-up Agreements.”

Post-Acquisition Executive Officers and Employment Agreement

•

At the closing of the acquisition Dr. Marlene Krauss, who is currently the chief executive officer of KBL, will become KBL’s chairman of the board of directors. None of KBL’s other current officers or directors will continue with KBL after the acquisition. All of the current officers of Summer will continue in their positions with Summer following the acquisition. In addition, at the closing of the acquisition, Jason Macari, Summer’s current chief executive officer, also will become chief executive officer of KBL, Steven Gibree,

Summer’s current executive vice president of product development, also will become executive vice president of product development of KBL, Joseph Driscoll, Summer’s current chief financial officer, also will become chief financial officer of KBL, and Rachelle Harel, SIE’s current managing director, will become SIE’s director and general manager. Each of Dr. Krauss, Messrs. Macari, Gibree and Driscoll and Ms. Harel will enter into employment agreements with KBL and/or Summer, effective as of the closing of the acquisition. See the section entitled “Directors and Executive Officers of KBL Following the Acquisition—Employment Agreements.”

Post-Acquisition Board of Directors

•

After the acquisition, the board of directors of KBL will be comprised of two persons designated by the Summer stockholders, two persons designated by certain of KBL’s current stockholders, and three persons mutually designated by such stockholders of Summer and KBL, in accordance with a voting agreement, dated as of September 1, 2006. The voting agreement provides that such stockholders of Summer and KBL will vote their shares of KBL common stock in favor of such designees to serve as directors of KBL through the annual meeting of stockholders of KBL to be held in 2009. See the section entitled “The Acquisition Agreement—Election of Directors; Voting Agreement.”

Federal Income Tax Consequences

•

The acquisition will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by KBL or Summer as a result of the acquisition. Further, no gain or loss will be recognized by non-converting stockholders of KBL as a result of the acquisition. See the section entitled “The Acquisition Proposal—Material Federal Income Tax Consequences of the Acquisition.”

Fairness Opinion

•

KBL received an opinion from Capitalink, L.C. that the acquisition on the terms and conditions set forth in the Acquisition Agreement is fair to KBL stockholders from a financial point of view and that the fair market value of Summer is at least equal to 80% of KBL’s net assets. See the section entitled “The Acquisition Proposal—Fairness Opinion.”

Recommendation of KBL Board of Directors

KBL’s board of directors:

•

has unanimously determined that the acquisition proposal and each of the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals is in the best interests of KBL and its stockholders;

•	has unanimously approved the acquisition proposal and each of the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the acquisition proposal;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the name change amendment proposal;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the capitalization amendment proposal;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the Article Sixth amendment proposal; and

•	unanimously recommends that KBL’s common stockholders vote “FOR” the proposal to approve the performance equity plan.

Summer Stockholders Approval

•

All of the stockholders of Summer have approved the acquisition by written consent for purposes of the corporate laws of the State of Rhode Island and each of the United Kingdom and Hong Kong. Accordingly, no further action by the Summer stockholders is needed to approve the acquisition.

Reasons for the Acquisition

•

KBL believes that Summer, with its experienced compounded annual growth rate in net sales of more than 200% from net sales of approximately $400,000 in fiscal 2001 (the year Summer was purchased by the current management) to net sales of approximately $35,500,000 in fiscal 2005, is positioned for continued growth in its markets and believes that a business combination with Summer will provide KBL stockholders with an opportunity to participate in a company with significant growth potential.

Risk Factors

•

In analyzing the proposed acquisition, KBL noted that Summer has aggregate existing indebtedness of approximately $11,925,000 as of September 30, 2006, Summer recently was required to negotiate waivers with respect to its noncompliance with certain covenants under an existing loan facility and Summer is involved in certain litigations and claims. See the section entitled “Summer’s Management Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

•

In evaluating the acquisition proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposal, you should carefully read this proxy statement and consider the factors discussed in the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement?	A.	KBL and Summer have agreed to a business combination under the terms of the Agreement and Plans of Reorganization, dated as of September 1, 2006, as described in this proxy statement. This agreement is referred to as the “Acquisition Agreement.” A copy of the Acquisition Agreement is attached to this proxy statement as Annex A, and we encourage you to read it in its entirety.

In order to complete the acquisition, KBL stockholders must vote to approve (i) the Acquisition Agreement, (ii) an amendment to KBL’s certificate of incorporation to change the name of KBL from “KBL Healthcare Acquisition Corp. II” to “Summer Infant, Inc.,” and (iii) an amendment to KBL’s certificate of incorporation to increase the number of shares of authorized common stock from 35,000,000 to 100,000,000. KBL stockholders also will be asked to vote to approve (a) an amendment to KBL’s certificate of incorporation to make certain modifications to Article Sixth thereof and (b) the performance equity plan, but such approvals are not conditions to the acquisition. The performance equity plan has been approved by KBL’s board of directors and will be effective upon consummation of the acquisition, if approved by the stockholders. KBL’s amended and restated certificate of incorporation, as it will appear if all amendments proposed hereby are approved, is attached to this proxy statement as Annex B. The performance equity plan is attached to this proxy statement as Annex C.

KBL will hold a special meeting of its stockholders to obtain these approvals. This proxy statement contains important information about the proposed acquisition, the other proposals and the meeting of KBL stockholders. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

Q.	What is being voted on?	A.	There are five specific proposals on which the KBL stockholders are being asked to vote. The first proposal is to adopt and approve the Acquisition Agreement and the transactions contemplated thereby. We refer to this proposal as the “acquisition proposal.”

The second proposal is to approve an amendment to the certificate of incorporation to change the name of KBL from “KBL Healthcare Acquisition Corp. II” to “Summer Infant, Inc.” We refer to this proposal as the “name change amendment proposal.”

The third proposal is to approve an amendment to the certificate of incorporation to increase the number of authorized shares of KBL common stock from 35,000,000 to 100,000,000. We refer to this proposal as the “capitalization amendment proposal.”

The fourth proposal is to approve an amendment to the certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing and to redesignate and modify Section E of Article Sixth as Article Sixth. The items being removed will no longer be operative upon consummation of the acquisition; therefore, this amendment is being proposed to revise the certificate of incorporation on a going-forward basis. We refer to this proposal as the “Article Sixth amendment proposal.”

The fifth proposal is to approve KBL’s 2006 performance equity plan under which an aggregate of 1,600,000 shares of KBL common stock shall be reserved for option grants and other awards to officers, directors, employees and consultants of KBL. We refer to this proposal as the “performance equity plan proposal.”

KBL’s initial stockholders who purchased their shares of common stock prior to KBL’s IPO, and which include all of KBL’s directors and executive officers and their affiliates and are referred to collectively in this proxy statement as the “KBL Inside Stockholders,” currently own an aggregate of approximately 17.9% of the outstanding shares of KBL common stock. Each of the KBL Inside Stockholders has agreed to vote all of the shares they purchased prior to the IPO on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of shares issued in the IPO. Accordingly, their vote will have no effect on the outcome of the acquisition proposal. The KBL Inside Stockholders also have indicated that they intend to vote such shares in favor of all other proposals being presented at the special meeting. The KBL Inside Stockholders also have indicated that they intend to vote any shares they acquire after the IPO for all of the proposals. As of the record date, the KBL Inside Stockholders have not acquired any additional shares of KBL common stock since the IPO.

Q.	What vote is required in order to adopt the acquisition proposal?	A.	The approval of the acquisition proposal will require the affirmative vote of holders of a majority of the shares of KBL common stock sold in KBL’s IPO that are present in person or represented by proxy and entitled to vote at the special meeting. If the holders of 20% or more of the shares of the common stock issued in KBL’s IPO both vote against the acquisition proposal and demand that KBL convert their shares into a pro rata portion of KBL’s trust account, then the acquisition will not be consummated. No vote of the holders of KBL’s warrants is necessary to adopt the acquisition proposal or any of the other proposals and KBL is not asking the warrant holders to vote on the acquisition proposal or the other proposals. KBL will not consummate the acquisition unless both the name change amendment and the capitalization amendment proposals are also approved. The approval of the Article Sixth amendment and the performance equity plan proposals are not conditions to the consummation of the acquisition. If the acquisition proposal is not approved, none of the other proposals will be presented for approval.

Q.	What vote is required in order to adopt the name change amendment proposal?	A.	The approval of the name change amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of KBL’s common stock. The approval of the name change amendment proposal is a condition to the consummation of the acquisition.

Q.	What vote is required in order to adopt the capitalization amendment proposal?	A.	The approval of the capitalization amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of KBL’s common stock. The approval of the capitalization amendment proposal is a condition to the consummation of the acquisition.

Q.	What vote is required in order to adopt the Article Sixth amendment proposal?	A.	The approval of the Article Sixth amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of KBL’s common stock. The approval of the Article Sixth amendment proposal is not a condition to the consummation of the acquisition or to the effectuation of the name change amendment or the capitalization amendment.

Q.	What vote is required in order to adopt the performance equity plan proposal?	A.	The approval of the performance equity plan proposal will require the affirmative vote of the holders of a majority of the shares of KBL common stock represented in person or by proxy and entitled to vote at the special meeting. The approval of the performance equity plan proposal is not a condition to the approval of the acquisition proposal or to the effectuation of the name change amendment or the capitalization amendment.

Q.	Why is KBL proposing the performance equity plan?	A.	KBL is proposing the performance equity plan to enable it to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives. The performance equity plan has been approved by KBL’s board of directors and will be effective upon consummation of the acquisition, subject to stockholder approval of the plan.

Q.	How do the proposals affect each other?	A.	The acquisition will not be consummated unless each of the name change amendment and the capitalization amendment proposals is approved, and neither the name change amendment nor the capitalization amendment proposals will be presented to the meeting for adoption unless the acquisition proposal is approved. If the name change amendment or capitalization amendment proposals are not approved the acquisition proposal will not be deemed approved. The approval of the Article Sixth amendment and the performance equity plan proposals is not a condition to the consummation of the acquisition or to the adoption of either of the name change amendment or the capitalization amendment proposals but, if the acquisition proposal is not approved, neither the Article Sixth amendment nor the performance equity plan proposed will be presented at the meeting for adoption. See the section entitled “Special Meeting of KBL Stockholders—Vote of KBL Stockholders Required.”

Q.	Do I have conversion rights?	A.

If you hold shares of common stock issued in KBL’s IPO, then you have the right to vote against the acquisition proposal and demand that KBL convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of KBL’s IPO are held. We sometimes refer to these rights to vote against the acquisition and demand conversion of the shares into a pro rata portion of the trust account as “conversion rights.”

Q.	How do I exercise my conversion rights?	A.

If you wish to exercise your conversion rights, you must (i) vote against the acquisition proposal, (ii) demand that KBL convert your shares into cash and (iii) tender your stock certificates to KBL’s transfer agent prior to the special meeting. Any action that does not include an affirmative vote against the acquisition will prevent you from exercising your conversion rights. Your vote on any proposal other than the acquisition proposal will have no impact on your right to seek conversion.

You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to KBL at the address listed at the end of this section. If you (i) initially vote for the acquisition proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the acquisition proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to KBL to exercise your conversion rights, or (iii) initially vote against the acquisition but later wish to vote for it, you may request KBL to send you another proxy card on which you may indicate your intended vote and, if that vote is against the acquisition proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting KBL at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by KBL prior to the special meeting. No demand for conversion will be honored unless the holder’s stock certificate has been delivered to KBL’s transfer agent prior to the special meeting.

If, notwithstanding your negative vote, the acquisition is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the anticipated date of the consummation of the acquisition. As of the record date, there was approximately $             in trust, which would amount to approximately $             per share upon conversion. If

you exercise your conversion rights, then you will be exchanging your shares of KBL common stock for cash and will no longer own these shares.

Exercise of your conversion rights does not result in either the conversion or a loss of your warrants. Your warrants will continue to be outstanding and exercisable following a conversion of your common stock unless we do not consummate the acquisition.

Q.	What if I object to the proposed acquisition? Do I have appraisal rights?	A.	KBL Stockholders do not have appraisal rights in connection with the acquisition under the General Corporation Law of the State of Delaware (“DGCL”).

Q.	What happens to the funds deposited in the trust account after consummation of the acquisition?	A.

After consummation of the acquisition, KBL stockholders properly electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account. The balance of the funds in the trust account will be released to KBL and will become funds of the consolidated companies.

Q.	What happens if the acquisition is not consummated?	A.	KBL must liquidate if it does not consummate a business combination by April 27, 2007. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of KBL’s common stock acquired in KBL’s IPO. Holders of KBL common stock acquired prior to the IPO, including all of KBL’s officers and directors, have waived any right to any liquidation distribution with respect to those shares.

Q.	When do you expect the acquisition to be completed?	A.	It is currently anticipated that the acquisition will be consummated promptly following the KBL special meeting on March 6, 2007.
For a description of the conditions to completion of the acquisition, see the sections entitled “The Acquisition Agreement—Conditions to the Closing of the Acquisition.”

Q.	What do I need to do now?	A.	KBL urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the acquisition will affect you as a stockholder of KBL. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?	A.	If you are a holder of record of KBL common stock at the close of business on February 6, 2007, which is the record date for the special meeting, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares on any proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	Can I change my vote after I have mailed my signed proxy or direction form?	A.	Yes. Send a later-dated, signed proxy card to KBL’s secretary at the address of KBL’s corporate headquarters prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to KBL’s secretary, which must be received by KBL’s secretary prior to the special meeting.

Q.	Do I need to send in my stock certificates?	A.	KBL stockholders who do not elect to have their shares converted into a pro rata share of the trust account should not submit their stock certificates now or after the acquisition, because their shares will not be converted or exchanged in the acquisition. KBL stockholders who vote against the acquisition and exercise their conversion rights must deliver their certificates to KBL’s transfer agent prior to the meeting.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your KBL shares.

Q.	Who can help answer my questions?	A.

If you have questions about the acquisition or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Dr. Marlene Krauss

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

Tel: (212) 319-5555

You may also obtain additional information about KBL from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to vote against the acquisition and seek conversion of your shares, you will need to deliver your stock certificate to KBL’s transfer agent prior to the meeting. If you have questions regarding the certification of your position or delivery of your stock certificate, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, New York 10004

Telephone: (212) 845-3287

SELECTED SUMMARY HISTORICAL AND PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

We are providing the following selected financial information to assist you in your analysis of the financial aspects of the acquisition.

Summer’s combined statements of income for the years ended December 31, 2005, 2004 and 2003 and consolidated balance sheet as of December 31, 2005 and 2004 are derived from Summer’s consolidated financial statements audited by Goldstein Golub Kessler LLP (“GGK”), and are included elsewhere in this proxy statement.

Summer’s combined statements of income for the nine months ended September 30, 2006 and September 30, 2005 and consolidated balance sheet as of September 30, 2006 are derived from Summer’s unaudited interim consolidated financial statements, which are included elsewhere in this proxy statement. In the opinion of Summer’s management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such consolidated financial statements.

All of Summer’s combined financial information in this proxy statement includes Faith Realty. As of September 30, 2006, Faith Realty had $633,000 of assets and $440,000 of liabilities.

KBL’s statements of operations for the year ended December 31, 2005, for the period from December 9, 2004 (inception) to December 31, 2004 and for the period from December 9, 2004 (inception) to December 31, 2005 and balance sheets as of December 31, 2005 and 2004 are derived from the KBL financial statements audited by GGK, independent registered public accountants, which are included elsewhere in this proxy statement.

KBL’s statements of operations for the nine months ended September 30, 2006 and September 30, 2005 and for the period from December 9, 2004 (inception) to September 30, 2006 and balance sheet as of September 30, 2006 are derived from KBL’s unaudited interim financial statements which are included elsewhere in this proxy statement. In the opinion of KBL’s management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

The selected financial information of Summer and KBL is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and “Summer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement. The information presented may not be indicative of the future performance of Summer, KBL or the combined company resulting from the acquisition.

Summer’s Selected Historical Financial Information

(In thousands of dollars)

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Statement of Income:
Net sales	$39,813	$26,481	$35,535	$20,855	$17,580
Cost of goods sold	24,512	17,450	23,008	13,004	11,101

Gross profit	15,301	9,031	12,527	7,851	6,479
Selling, general & administrative expenses	12,027	7,361	10,559	7,156	4,970

Income from operations	3,274	1,670	1,968	695	1,509
Interest expense	653	307	451	131	120
Other expense/(income)	0	0	0	0	116
Tax expense	29	13	31	49	28
Minority interest in net income of affiliates	287	156	161	73	136

Net income	$2,305	$1,194	$1,329	$442	$1,109

	September 30, 2006		December 31,
			2005	2004	2003
	(unaudited)
Balance Sheet:
Total assets	$26,440		$18,007	$10,327	$6,886
Total current liabilities	20,479		14,982	8,201	5,017
Total long-term liabilities	1,078		560	791	1,026
Minority interest	657		370	209	136
Stockholders’ equity	4,226		2,095	1,126	707

Other Data (unaudited):
EBITDA(a)	$3,745	$1,976	$2,379	$922	$1,537

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Other Cash Flow Data:	(unaudited)
Cash flow from operations(b)	$(2,876)	$(2,924)	$(2,248)	$(1,420)	$1,139
Cash flow from investing activities	(1,818)	(1,370)	(1,981)	(478)	(404)
Cash flow from financing activities	3,686	4,016	4,605	1,786	(37)
Effect on cash from exchange rates	137	254	(4)	(17)	12

Net change in cash	$(871)	$(24)	$372	$(129)	$710

(a)

Summer presents EBITDA because this information is relevant to its business. Summer defines EBITDA as net income (loss) before income taxes, minority interest in net income of affiliates, interest expense, and depreciation and amortization. Summer’s management uses EBITDA as an important supplemental financial measure to assess the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, to meet capital expenditure and working capital requirements, and otherwise meet is obligations as they become due. Although Summer uses EBITDA as a financial measure to assess the performance of its business, there are material limitations in using EBITDA as an analytical tool and it should not be considered in isolation or as a substitute for analysis of Summer’s results as reported in accordance with GAAP. Summer compensates for these limitations by considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Discussion” for a discussion of our use of EBITDA and certain limitations of EBITDA as a financial measure. EBITDA also is one of the key measures used by Capitalink in the valuation of the Company as described in the section of this proxy statement entitled “Fairness Opinion” and by KBL in its evaluation of Summer in connection with the proposed acquisition.

The following table presents a reconciliation of EBITDA to net income, its most directly comparable GAAP financial measure, on a historical basis, for the periods presented:

Reconciliation of unaudited EBITDA, as adjusted, to Net Income (In thousands)

	Nine Months Ended September 30		Fiscal Year Ended December 31
	2006	2005	2005	2004	2003
Net income	$2,305	$1,194	$1,325	$442	$1,109
Income taxes*	29	13	31	49	28
Minority interest in net income of affiliates	287	156	161	73	136
Interest expense	653	307	451	131	120
Depreciation and amortization	470	306	411	227	144

EBITDA	$3,744	$1,976	$2,379	$922	$1,537

*	SII is an “S” Corporation.

(b)	Cash flow from operations has been negative for the past several reporting periods due to the increases in inventory and accounts receivable that have occurred as a result of Summer’s significant revenue growth.

KBL’s Selected Historical Financial Information

(In thousands, except per share amounts)

Statement of Operations:

	Nine Months Ended September 30		For the Year Ended December 31, 2005	For the Period December 9, 2004 (inception) to December 31, 2004	For the Period December 9, 2004 (inception) to December 31, 2005
	2006	2005
	(unaudited)
Income:
Interest	$1,103	$512	$896	$—	$896

Total income	1,103	512	896	—	896

Expenses:
Total operating expenses	469	226	322	1	323

Income (loss) before provision for income taxes	634	286	574	(1)	573
Provision for income taxes	132	131	265	—	265

Net income (loss)	$502	$155	$309	$(1)	$308

Net income (loss) per share basic and diluted	$0.04	$0.02	$0.04	$(0.00)	$0.04

	September 30, 2006		December 31,
	(unaudited)		2005	2004
Balance Sheet:
Total assets	$52,530		$51,206	$25
Common stock subject to possible conversion	9,829		9,829	—
Total stockholders’ equity	41,443		40,941	24

Selected Unaudited Pro Forma Combined Financial Information of KBL and Summer

The acquisition will be accounted for by KBL as an acquisition under the purchase method of accounting. Pursuant to this method, the aggregate consideration paid by KBL in connection with the acquisition will be allocated to Summer’s assets and liabilities based on their fair values, with any excess being treated as goodwill. Summer’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of KBL after consummation of the acquisition.

We have presented below selected unaudited pro forma combined financial information that reflects the purchase method of accounting and is intended to provide you with a better picture of what KBL’s businesses might have looked like had Summer and KBL actually been combined as of the periods indicated. The selected unaudited pro forma combined financial information does not reflect the effect of any cost savings that may result from the acquisition. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the acquisition. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The following unaudited pro forma condensed consolidated statements of operations combine (i) KBL’s historical statement of operations for the nine months ended September 30, 2006 with those of Summer for the nine months ended September 30, 2006 and (ii) KBL’s historical statement of operations for the year ended December 31, 2005 with those of Summer for the year ended December 31, 2005, in each case giving effect to the acquisition as if it had occurred on January 1, 2005. The following unaudited pro forma condensed consolidated balance sheet combines KBL’s historical balance sheets and those of Summer as of September 30, 2006, giving effect to the transactions described in the Acquisition Agreement as if they had occurred on September 30, 2006.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed combined statements of operations and the pro forma condensed combined balance sheet do not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

The following information, which is included elsewhere in this proxy statement, should be read in conjunction with the pro forma condensed combined financial information:

•	accompanying notes to the unaudited pro forma condensed combined information;

•	separate historical consolidated financial statements of Summer for the nine months ended September 30, 2006 (unaudited) and the year ended December 31, 2005; and

•	separate historical financial statements of KBL for the nine months ended September 30, 2006 (unaudited) and the year ended December 31, 2005.

Selected Pro Forma Condensed Combined Statement of Income

(In thousands of dollars, except per share amounts)

	Nine months ended September 30, 2006 (1)	Year ended December 31, 2005 (1)
Net sales	$39,813	$35,535
Interest income	844	686
Net income	1,269	487
Net income per share—basic	0.08	0.03
Net income per share—diluted	0.08	0.03
Shares used in computation of basic net income per share	15,116,667	15,116,667
Shares used in computation of diluted net income per share	16,416,295	15,547,917

The following unaudited pro forma condensed combined balance sheet information has been prepared using two different levels of assumptions with respect to the number of outstanding shares of KBL stock, as follows:

•	assuming no conversions—this presentation assumes that no stockholders of KBL seek to convert their shares into a pro rata share of the trust account; and

•	assuming maximum conversions—this presentation assumes stockholders of KBL owning 19.99% of the stock sold in KBL’s initial public offering seek conversion.

Selected Pro Forma Condensed Combined Balance Sheet

(In thousands of dollars)

	At September 30, 2006
	Assuming No Conversion (1)	Assuming Maximum Conversion (2)
Total assets	$94,590	$84,264

Current liabilities	20,867	20,867
Long-term debt	1,078	1,078
Common stock subject to conversion	—	—
Additional paid-in capital	71,338	61,509
Stockholders’ equity	72,645	62,319

Total liabilities and stockholders’ equity	$94,590	$84,264

(1)	Assumes that no KBL stockholders seek conversion of their KBL stock into pro rata shares of the trust account.
(2)	Assumes that 1,839,999 shares of KBL common stock were converted into their pro rata share of the trust account.

Comparative Per Share Data

The following table sets forth unaudited pro forma combined per share ownership information of Summer and KBL after giving effect to the acquisition, assuming both no conversions and maximum conversions by KBL stockholders. You should read this information in conjunction with the selected summary historical financial information included elsewhere in this proxy statement, and the historical financial statements of Summer and KBL and related notes that are included elsewhere in this proxy statement. The unaudited Summer and KBL pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Summer and KBL would have been had the companies been combined.

The acquisition will be accounted for as an acquisition under the purchase method of accounting. Since KBL stockholders will have majority ownership and KBL’s current chief executive officer, Dr. Krauss, will become chairman of the board of the combined company after the acquisition, KBL has been determined to be the acquirer for accounting purposes. Please see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements—Purchase Accounting Adjustment” for further information.

	Summer	KBL	Combined Company
	(in thousands, except per share data)
Number of shares of common stock outstanding upon consummation of the acquisition:
Assuming no conversions	3,916,667	11,200,000	15,116,667
Assuming maximum conversions	3,916,667	9,360,920	13,277,587

Book value—historical at September 30, 2006	$4,882	$41,443
Book value—pro forma September 30, 2006
Assuming no conversions			$72,645
Assuming maximum conversions			$62,319
Book value per share—pro forma September 30, 2006
Assuming no conversions			$4.81
Assuming maximum conversions			$4.69
Earnings per share—historical year ended December 31, 2005	$138.09	$0.04
Earnings per share—historical nine months ended September 30, 2006	$240.96	$0.04
Earnings per share—pro forma year ended December 31, 2005
Assuming no conversions—basic			$0.03
Assuming no conversions—diluted			$0.03
Assuming maximum conversions—basic			$0.03
Assuming maximum conversions—diluted			$0.03
Earnings per share—pro forma nine months ended September 30, 2006
Assuming no conversions—basic			$0.08
Assuming no conversions—diluted			$0.08
Assuming maximum conversions—basic			$0.09
Assuming maximum conversions—diluted			$0.08

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the acquisition proposal.

Risks Related to KBL’s Business and Operations Following the Acquisition of Summer

The value of your investment in KBL following consummation of the acquisition will be subject to the significant risks inherent in operating in the juvenile health, safety and wellness products markets, as well as risks that may arise in connection with the integration of the various companies. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, KBL’s post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

The concentration of Summer’s business with a base of retail customers that make no binding long-term commitments means that economic difficulties or changes in the purchasing policies of its major customers could have a significant impact on Summer’s business.

A number of large, retail customers account for substantially all of Summer’s net sales. Customers that generated more than 10% of net sales for the year ended December 31, 2005 were Toys R Us (50% of such net sales) and Target (19% of such net sales). Customers that generated more than 10% of net sales for the nine months ended September 30, 2006 were Toys R Us (42% of such net sales), Target (21% of such net sales), and Kmart (11% of such net sales). Because of the concentration of Summer’s business with these customers, and because Summer has no long term contracts with these customers, Summer’s success depends on its customers’ willingness to purchase and provide shelf space for its products. An adverse change in Summer’s relationship with any of its large customers or a change in the financial viability of any of these customers could adversely affect Summer’s results of operations and financial condition.

Summer’s ability to grow and compete will be harmed if Summer does not successfully satisfy consumer preferences, enhance existing products, develop and introduce new products, and achieve market acceptance of those products.

Summer’s business and operating results depend largely upon the appeal of its products. Consumer preferences, particularly among parents, who are the end purchasers of Summer’s products, are constantly changing. Summer’s success will, in large part, depend on its ability to identify emerging trends in the health, safety and wellness marketplace, and design products that address consumer demand and prove safe and cost-effective. Summer’s product offerings compete with those of many other companies, many of which are much larger than Summer and enjoy broader brand recognition and significant distribution channel relationships, which means that Summer’s market position is always at risk. Summer’s ability to maintain and increase its current market share will depend upon Summer’s ability to anticipate changes in consumer preferences and satisfy these preferences, enhance existing products, develop and introduce new products and establish and grow distribution channels for these products, and ultimately achieve market acceptance of these products.

Summer is dependent on key personnel, and Summer’s ability to grow and compete in its industry will be harmed if it does not retain the continued services of its key personnel, or fails to identify, hire, and retain additional qualified personnel.

Summer is dependent on the efforts of its management team, and the loss of services of members of Summer’s management team, each of whom have substantially experience in the juvenile health, safety and wellness markets, could have an adverse effect on Summer’s business. If any members of management leave, such departure could have an adverse effect on Summer’s operations and could adversely affect Summer’s ability to design new products and to maintain and grow the distribution channels for its products. In addition, if Summer’s operations continue grow in a manner consistent with its historical growth rates, it will be necessary for Summer to attract and retain additional qualified personnel. The market for qualified and talented design and marketing personnel in the consumer goods market generally and the juvenile health, safety and wellness products market specifically is intensely competitive. If Summer is unable to attract or retain qualified personnel as needed, the growth of its operations could be slowed or hampered.

Intellectual property claims relating to Summer’s products could increase its costs and adversely affect Summer’s business.

Summer has received and recently settled claims of alleged infringement of patents relating to certain of its products, and Summer may face similar claims in the future from time to time. The claims related to alleged patent infringement are primarily the result of newly issued patents that were not in force when Summer initially brought the subject products to market. All of the claims that have been brought to date relate to products that were, at the time of such claims, either discontinued or in the process of being discontinued, and therefore there has been no material impact on the Company’s results to date (including as a result of the payment of relatively insignificant settlements in connection with certain claims). The defense of intellectual property claims can be costly and time consuming, even in circumstances where the claim is without merit. Summer may be required to pay substantial damages or settlement costs in order to resolve these types of claims. In addition, such claims could materially harm Summer’s brand name, reputation and operations.

Summer relies on foreign suppliers in China to manufacture the majority of its products, and any adverse change in its relationship with its suppliers could harm Summer’s business.

Summer relies on numerous third-party suppliers located in China for the manufacture of most of its products. While Summer believes that alternative suppliers could be located if required, Summer’s product sourcing could be affected if any of these suppliers do not continue to manufacture Summer’s products in required quantities or at all, or with the required levels of quality. Summer enters into purchase orders with its foreign suppliers and does not enter into any long term contracts. In addition, difficulties encountered by these suppliers, such as fire, accident, natural disasters, outbreaks of contagious diseases, or political unrest, could halt or disrupt production at the affected locations, resulting in delay or cancellation of orders. Any of these events could result in delayed deliveries by Summer of its products, causing reduced sales and harm to Summer’s reputation and brand name.

Increases in the cost of materials or labor used to manufacture Summer’s products could decrease Summer’s profitability and therefore negatively impact Summer’s business and financial condition.

Because Summer’s products are manufactured by third-party suppliers, Summer does not directly purchase the materials used in the manufacture of its products. However, the prices paid by Summer to these suppliers could increase if raw materials, labor, or other costs increase. If Summer cannot pass these increases along to its customers, its profitability will be adversely affected.

Because Summer relies on foreign suppliers and it sells in to foreign markets, Summer is subject to numerous risks associated with international business that could increase its costs or disrupt the supply of its products, resulting in a negative impact on Summer’s business and financial condition.

Summer’s international operations subject it to risks, including:

•	economic and political instability,

•	restrictive actions by foreign governments,

•	greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights,

•	changes in import duties or import or export restrictions,

•	timely shipping of product and unloading of product through West Coast ports, as well as timely truck delivery to Summer’s warehouses,

•	complications complying with the laws and policies of the United States affecting the importation of goods, including duties, quotas, and taxes, and

•	complications in complying with trade and foreign tax laws.

Any of these events or circumstances could disrupt the supply of Summer’s products or increase its expenses.

Product liability, product recalls, and other claims relating to the use of Summer’s products could increase its costs.

Because Summer sells infant and juvenile health, safety and wellness products to consumers, Summer faces product liability risks relating to the use of its products. Summer also must comply with a variety of product safety and product testing regulations. If Summer faces a product liability claim or fails to comply with these regulations, it may be subject to costly litigations, damage awards, fines or settlement costs that exceed its insurance coverage. Summer also would incur significant costs in connection with any product recall requirements. Even if a product liability claim is without merit, the claim could harm Summer’s reputation and divert management’s attention and resources from Summer’s business.

Risks Related to the Acquisition

KBL’s outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market, result in dilution to KBL’s stockholders and could have adverse consequences to KBL.

KBL currently has outstanding warrants to purchase an aggregate of 18,400,000 shares of common stock, exercisable at $5.00 per share. Since, as of the record date, the per-share market price of KBL’s common stock was $        , there currently exists incentive for holder’s to exercise their warrants in order to realize the profit represented by the difference between such market price and the $5.00 exercise price of the warrants. Immediately upon consummation of the acquisition, KBL will have 15,116,667 shares outstanding. If all of the outstanding warrants were exercised, an additional 18,400,000 shares would be issued, which would more than double the total number of shares outstanding to 33,516,667. The actual sale, or the prospect of the sale, into the market of some or all of the additional shares issuable upon exercise of the warrants could depress the market price of KBL’s common stock. Further, such downward pressure on the market price of KBL’s common stock could delay or prevent KBL from being able to redeem any warrants remaining outstanding as KBL’s ability to affect such redemption is dependent on its common stock exceeding $8.50 per share for at least 20 trading days during any 30 day trading period following consummation of the acquisition. Greater dilution and a corresponding decrease in market price of KBL’s common stock could also limit KBL’s ability or desire to use its securities in connection with any strategic initiatives such as acquisitions or joint ventures, which could hamper the combined companies’ ability to grow and compete in its markets.

There will be a substantial number of shares of KBL’s common stock available for sale in the future that may increase the volume of common stock available for sale in the open market and may cause a decline in the market price of KBL’s common stock.

The consideration to be issued in the acquisition to the Summer stockholders will include 3,916,667 shares of KBL common stock that will be issued at the closing, and up to 2,500,000 additional shares that may be issued based on the performance of KBL’s common stock after closing. These shares are initially not being registered and will be restricted from public sale under the securities laws. All of these shares will be subject to the lock-up agreement and cannot be sold publicly until the expiration of the restricted period under the lock-up agreements and under Rule 144 promulgated under the Securities Act of 1933. The presence of this additional number of shares of common stock eligible for trading in the public market after the lapse of the restrictions may have an adverse effect on the market price of KBL’s common stock.

KBL’s working capital will be reduced if KBL stockholders exercise their right to convert their shares into cash. This would reduce KBL’s cash reserve after the acquisition.

Pursuant to KBL’s certificate of incorporation, holders of shares issued in KBL’s IPO may vote against the acquisition and demand that we convert their shares calculated as of two business days prior to the anticipated date of the consummation of the acquisition, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. KBL and Summer will not consummate the acquisition if holders of 1,840,000 or more shares of common stock issued in KBL’s IPO exercise these conversion rights. To the extent the acquisition is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the acquisition. As of February 6, 2007, the record date, assuming the acquisition proposal is adopted, the maximum amount of funds that could be disbursed to KBL’s stockholders upon the exercise of their conversion rights is approximately $            , or approximately 20% of the funds then held in the trust account. Any payment upon exercise of conversion rights will reduce KBL’s cash after the acquisition, which may limit KBL’s ability to implement KBL’s business plan.

If KBL stockholders fail to vote or abstain from voting on the acquisition proposal, they may not exercise their conversion rights to convert their shares of common stock of KBL into a pro rata portion of the trust account as of the record date.

KBL stockholders holding shares of KBL common stock issued in KBL’s IPO who affirmatively vote against the acquisition proposal may, at the same time, demand that we convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated date of the consummation of the acquisition. KBL stockholders who seek to exercise this conversion right must affirmatively vote against the acquisition and tender their stock certificates to KBL’s transfer agent prior to the vote. Any KBL stockholder who fails to vote or who abstains from voting on the acquisition proposal or who fails to tender the stock certificates prior to the vote may not exercise his or her conversion rights and will not receive a pro rata portion of the trust account for conversion of his or her shares.

If we are unable to obtain a listing of KBL’s securities on the Nasdaq Global Market or Nasdaq Capital Market or any stock exchange, it may be more difficult for KBL’s stockholders to sell their securities.

KBL’s units, common stock and warrants are currently traded in the over-the-counter market and quoted on the OTCBB. KBL has applied for listing on the Nasdaq Global Market. Generally, the Nasdaq Global Market listing standards that would most likely apply to KBL require that a company applying for listing have stockholders’ equity of at least $30,000,000, at least 1,100,000 publicly held shares with a market value of at least $18,000,000 and a minimum bid price of $5.00 with at least 400 round lot shareholders. If KBL fails to obtain listing on the Nasdaq Global Market, it would seek to have its common stock and warrants listed on the Nasdaq Capital Market. Generally, the Nasdaq Capital Market requires that a company applying for listing have stockholders’ equity of at least $5,000,000 or a market value of listed securities of at least $50,000,000 or net income from continuing operations of at least $750,000, at least 1,000,000 publicly held shares, and a minimum bid price of $4.00 with more than 300 round lot shareholders. There is no assurance that listing on either the Nasdaq Global Market or Nasdaq Capital Market will be obtained and such listing is not a condition to closing the acquisition.

Our ability to request indemnification from Summer’s stockholders for damages arising out of the acquisition is limited to those claims where damages exceed $500,000 and are only indemnifiable to the extent that damages exceed $500,000.

At the closing of the acquisition, 1,000,000 of the 3,916,667 shares of KBL common stock to be issued to the Summer stockholders will be deposited in escrow as the sole remedy for the obligation of the Summer stockholders to indemnify and hold harmless KBL for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of Summer. Claims for indemnification may only be asserted by KBL once the damages exceed $500,000 in the aggregate and are indemnifiable only to the extent that damages exceed $500,000. Accordingly, it is possible that KBL will not be entitled to indemnification even if Summer is found to have breached its representations and warranties contained in the acquisition agreement if such breach would only result in damages to KBL of less than $500,000.

KBL’s current directors and executive officers own shares of common stock and warrants that will become worthless if the acquisition is not approved. Consequently, they may have a conflict of interest in determining whether particular changes to the terms of the business combination with Summer or waivers of conditions are appropriate.

All of KBL’s officers and directors or their affiliates beneficially own stock in KBL, which they purchased prior to KBL’s IPO. Additionally, as of December 8, 2007, such persons also own an aggregate of 1,392,658 warrants to purchase shares of KBL common stock. KBL’s executives and directors and their affiliates are not entitled to receive any of the cash proceeds that may be distributed upon KBL’s liquidation with respect to shares they acquired prior to KBL’s IPO. Therefore, if the acquisition is not approved and KBL is forced to liquidate, such shares held by such persons will be worthless, as will all of the warrants, and such shares and warrants cannot be sold by them prior to the consummation of the acquisition. In addition, if KBL liquidates prior to the consummation of a business combination, Drs. Berk and Krauss, KBL’s chairman of the board and chief executive officer, respectively, will be personally liable to pay the debts and obligations, if any, to vendors and other entities that are owed money by KBL for services rendered or products sold to KBL, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. Also, upon consummation of the acquisition, Dr. Krauss will enter into an employment agreement with KBL to serve as KBL’s chairman of the board for an initial term of three years at an annual base salary of $125,000.

These personal and financial interests of KBL’s directors and officers may have influenced their decision to approve the business combination with Summer. In considering the recommendations of KBL’s board of directors to vote for the acquisition proposal and other proposals, you should consider these interests. Additionally, the exercise of KBL’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in KBL’s stockholders’ best interest.

If we are unable to complete the business combination with Summer and are forced to dissolve and liquidate, third parties may bring claims against us and as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $             per share.

As of February 6, 2007, the record date, KBL held $             in the trust account, or approximately $            per share of KBL common stock. If we are unable to complete the business combination with Summer by April 27, 2007 and are forced to dissolve and liquidate, third parties may bring claims against us. Although we have obtained waiver agreements from the vendors and service providers we have engaged and owe money to, and the prospective target businesses we have negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust fund, there is no guarantee that they will not seek recourse against the trust fund notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims that could take priority over those of KBL’s public stockholders. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in KBL’s bankruptcy estate and subject to the claims of third parties with priority over the claims of KBL’s stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to KBL’s public stockholders at least $             per share.

If we do not consummate the business combination with Summer by April 27, 2007 and are forced to dissolve and liquidate, payments from the trust account to KBL’s public stockholders may be delayed.

If we do not consummate the business combination with Summer by April 27, 2007, we will dissolve and liquidate. We anticipate that, promptly after such date, the following would occur:

•

KBL’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to KBL’s stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	we will promptly file KBL’s preliminary proxy statement with the Securities and Exchange Commission;

•

if the Securities and Exchange Commission does not review the preliminary proxy statement, then, ten days following the filing of such preliminary proxy statement, we will mail the definitive proxy statement to KBL’s stockholders, and 10 to 20 days following the mailing of such definitive proxy statement, we will convene a meeting of KBL’s stockholders, at which they will vote on KBL’s plan of dissolution and liquidation; and

•

if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days after the filing of such proxy statement. We would then mail the definite proxy statement to KBL’s stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of KBL’s stockholders at which they will vote on KBL’s plan of dissolution and liquidation.

We expect that all costs associated with the implementation and completion of KBL’s plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, we anticipate that KBL’s management will advance us the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000) and not seek reimbursements thereof.

We will not liquidate the trust account unless and until KBL’s stockholders approve KBL’s plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in KBL’s liquidation and the distribution to KBL’s public stockholders of the funds in KBL’s trust account and any remaining net assets as part of KBL’s plan of dissolution and liquidation.

KBL’s stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the business combination with Summer, we will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provisions for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to KBL’s public stockholders as part of KBL’s plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for KBL’s payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, KBL’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of KBL’s stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from KBL’s stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, any distributions received by stockholders in KBL’s dissolution might be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by KBL’s stockholders in KBL’s dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to KBL’s public stockholders as soon as possible after KBL’s dissolution, this may be viewed or interpreted as giving preference to KBL’s public stockholders over any potential creditors with respect to access to or distributions from KBL’s assets. Furthermore, KBL’s board of directors may be viewed as having breached their fiduciary duties to KBL’s creditors or may have acted in bad faith, and thereby exposing itself and KBL’s company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors or complying with certain provisions of the DGCL with respect to KBL’s dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

Voting control by KBL’s executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Upon consummation of the acquisition, the persons who are parties to the voting agreement, which are all of the stockholders of Summer and Drs. Berk and Krauss and Mr. Kaswan, will own approximately 38.3% of KBL’s voting stock. These persons have agreed to vote for each other’s designees to KBL’s board of directors through director elections in 2009. Accordingly, they will be able to control the election of directors and, therefore, KBL’s policies and direction during the term of the voting agreement. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in KBL’s control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of KBL’s common stock or prevent KBL’s stockholders from realizing a premium over the market price for their shares of common stock.

SPECIAL MEETING OF KBL STOCKHOLDERS

General

We are furnishing this proxy statement to KBL stockholders as part of the solicitation of proxies by KBL’s board of directors for use at the special meeting of KBL stockholders to be held on March 6, 2007, and at any adjournment or postponement thereof. This proxy statement is first being furnished to KBL’s stockholders on or about February 9, 2007 in connection with the vote on the acquisition proposal, the certificate of incorporation amendments and performance equity plan proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on March 6, 2007, at 10:00 a.m., eastern time, at the offices of Graubard Miller, KBL’s general counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the KBL Special Meeting

At the special meeting, we are asking holders of KBL common stock to:

•	approve the Acquisition Agreement and the transactions contemplated thereby (acquisition proposal);

•	approve an amendment to KBL’s certificate of incorporation to change KBL’s name from “KBL Healthcare Acquisition Corp. II” to “Summer Infant, Inc.” (name change amendment proposal);

•	approve an amendment to KBL’s certificate of incorporation to increase the number of authorized shares of KBL’s common stock from 35,000,000 to 100,000,000 (capitalization amendment proposal);

•	approve an amendment to KBL’s certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the acquisition, as these provisions will no longer be applicable to us, and to redesignate section E of Article Sixth, which relates to the staggered board, as Article Sixth (Article Sixth amendment proposal); and

•	approve the adoption of the 2006 performance equity plan (performance equity plan proposal) under which 1,600,000 shares shall be reserved for issuance for options and other awards that may be granted thereunder.

Recommendation of KBL Board of Directors

KBL’s board of directors:

•	has unanimously determined that the acquisition proposal and each of the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals is in the best interests of KBL and its stockholders;

•	has unanimously approved the acquisition proposal and each of the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the acquisition proposal;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the name change amendment proposal;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the capitalization amendment proposal;

•	unanimously recommends that KBL’s common stockholders vote “FOR” the Article Sixth amendment proposal; and

•	unanimously recommends that KBL’s common stockholders vote “FOR” the proposal to approve the performance equity plan.

Record Date; Who is Entitled to Vote

We have fixed the close of business on February 6, 2007, as the “record date” for determining KBL stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on February 6, 2007, there were 11,200,000 shares of KBL’s common stock outstanding and entitled to vote. Each share of KBL’s common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with us, the 2,000,000 shares of KBL’s common stock held by KBL Inside Stockholders will be voted on the acquisition proposal in accordance with the majority of the votes cast at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Abstentions and broker non-votes will count as present for purposes of establishing a quorum.

Abstentions and Broker Non-Votes

If you do not give your broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the acquisition proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposal. Since a stockholder must affirmatively vote against the acquisition proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Beneficial holders of shares held in “street name” that are voted against the acquisition may exercise their conversion rights, provided that, prior to the meeting, they have their shares certificated and deliver the certificates to KBL’s transfer agent. See the information set forth in “Special Meeting of KBL Stockholders—Conversion Rights.”

Vote of KBL’s Stockholders Required

The approval of the acquisition proposal will require the affirmative vote of a majority of the shares of KBL common stock sold in the IPO present in person or represented by proxy and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the acquisition proposal and broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on the acquisition proposal. You cannot seek conversion unless you affirmatively vote against the acquisition proposal.

The name change amendment, the capitalization amendment and the Article Sixth amendment proposals will require the affirmative vote of the holders of a majority of KBL common stock outstanding on the record date. Because each of these proposals to amend KBL’s charter requires the affirmative vote of a majority of the shares of common stock outstanding, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals. In order to consummate the acquisition, each of the name change amendment and the capitalization amendment proposals must be approved by the stockholders. For both of the name change amendment and the capitalization amendment to be implemented, the acquisition proposal must be approved by the stockholders.

The approval of the performance equity plan proposal will require the affirmative vote of the holders of a majority of KBL’s common stock represented and entitled to vote at the meeting. Abstentions will have the same effect as a vote “AGAINST” the performance equity plan proposal and broker non-votes, while considered present for the purpose of establishing a quorum, will have no effect on the performance equity plan proposal.

KBL’s initial stockholders who purchased their shares of common stock prior to KBL’s IPO, and which include all of KBL’s directors and executive officers and their affiliates and are referred to collectively in this proxy statement as the “KBL Inside Stockholders,” currently own an aggregate of approximately 17.9% of the outstanding shares of KBL common stock. Each of the KBL Inside Stockholders has agreed to vote all of the shares they purchased prior to the IPO on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of shares issued in the IPO. Accordingly, their vote will have no effect on the outcome of the acquisition proposal. The KBL Inside Stockholders also have indicated that they intend to vote such shares in favor of all other proposals being presented at the special meeting. The KBL Inside Stockholders also have indicated that they intend to vote any shares they acquire after the IPO for all of the proposals. As of the record date, the KBL Inside Stockholders have not acquired any additional shares of KBL common stock since the IPO.

Voting Your Shares

Each share of KBL common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of KBL’s common stock that you own.

There are two ways to vote your shares of KBL common stock at the special meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by KBL’s board “FOR” the adoption of the acquisition proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DO NOT VOTE YOUR SHARES OF KBL’S COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT COULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE ACQUISITION PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND FOR CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF KBL’S IPO ARE HELD.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the vote is taken at the meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Dr. Marlene Krauss, KBL’s chief executive officer, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of KBL’s common stock, you may call Morrow & Co., Inc., KBL’s proxy solicitor, at (800) 607-0088, or Dr. Marlene Krauss, KBL’s chief executive officer, at (212) 319-5555.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the acquisition proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan proposals. Under KBL’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting. No adjournment or postponement of the special meeting will occur once the special meeting has been called to order.

Conversion Rights

Any of KBL’s stockholders holding shares of KBL common stock issued in KBL’s IPO as of the record date who affirmatively votes these shares against the acquisition proposal may also demand that we convert his or her shares into a pro rata portion of the trust account calculated as of two business days prior to the anticipated date of the consummation of the acquisition. Any holders seeking such conversion must tender their stock certificates to KBL’s transfer agent prior to the special meeting. If demand is properly made and the acquisition is consummated, we will convert these shares into a pro rata portion of funds held in the trust account plus interest, calculated as of two business days prior to the anticipated consummation of the acquisition. KBL stockholders who seek to exercise this conversion right must affirmatively vote against the acquisition. Abstentions and broker non-votes do not satisfy this requirement.

The closing price of KBL’s common stock on February 6, 2007 (the record date) was $             and the per share, pro rata cash held in the trust account on the record date was approximately $            . Prior to exercising conversion rights, KBL’s stockholders should verify the market price of KBL’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. We cannot assure KBL stockholders that they will be able to sell their shares of KBL common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in KBL’s securities when its stockholders wish to sell their shares.

If the holders of 1,840,000 or more shares of common stock issued in KBL’s IPO (an amount equal to 20% or more of those shares), vote against the acquisition and properly demand conversion of their shares, we will not be able to consummate the acquisition.

If you exercise your conversion rights, then you will be exchanging your shares of KBL’s common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the acquisition proposal, properly demand conversion, and tender your stock certificate to KBL’s transfer agent prior to the vote. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated.

Appraisal Rights

Stockholders of KBL do not have appraisal rights in connection the acquisition under the DGCL.

Proxy Solicitation Costs

We are soliciting proxies on behalf of KBL’s board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and KBL’s directors, officers and employees may also solicit proxies in person, by telephone or by facsimile or email.

We have hired Morrow & Co., Inc. to assist in the proxy solicitation process. We will pay Morrow & Co., Inc. a fee of approximately $5,500 plus reasonable out-of pocket charges and a flat fee of $5.00 per outbound proxy solicitation call. Such fee will be paid with non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

KBL Inside Stockholders

At the close of business on the record date, the KBL Inside Stockholders beneficially owned and were entitled to vote 2,000,000 shares or approximately 17.9% of the then outstanding shares of KBL’s common stock, which includes all of the shares held by KBL’s directors and executive officers and their affiliates. Among the KBL Inside Stockholders is Dr. Zachary Berk, KBL’s current chairman of the board of directors and president, Dr. Marlene Krauss, KBL’s current chief executive officer and secretary, and Michael Kaswan, KBL’s current chief operating officer and a director. The foregoing three persons collectively own 1,899,426 shares of KBL’s currently outstanding common stock. All of the KBL Inside Stockholders have agreed to vote their shares on the acquisition proposal in accordance with the majority of the votes cast by the holders of shares issued in KBL’s IPO. The KBL Inside Stockholders also have indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. These KBL Inside Stockholders have also indicated they intend to vote any shares they acquired after the IPO for all of the proposals. As of the record date, the KBL Inside Stockholders have not acquired any additional shares of KBL common stock since the IPO. All of the KBL Inside Stockholders also agreed, in connection with the IPO, to place their shares in escrow until April 21, 2008.

THE ACQUISITION PROPOSAL

The discussion in this document of the acquisition and the principal terms of the Acquisition Agreement by and among KBL, Merger Sub, each of the Summer Companies, and the Summer stockholders is subject to, and is qualified in its entirety by reference to, the Acquisition Agreement. A copy of the Acquisition Agreement is attached as Annex A to this proxy statement.

General Description of the Acquisition

The Acquisition Agreement provides for a business combination transaction in which:

•	SII will merge into the Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of KBL,

•	the stockholders of SIE and SIA will sell and transfer all of the outstanding capital stock of those companies to KBL, and each such company will become a wholly owned subsidiary of KBL, and

•

the Merger Sub shall acquire all of the assets and liabilities of Faith Realty, LLC (“Faith Realty”), an entity owned by two of the Summer stockholders and which owns the facilities currently under construction that are intended for use by Summer as its principal offices and facilities.

KBL will be renamed “Summer Infant, Inc.” after completion of the acquisition.

In return for all of their stock in each of SII, SIE and SIA, the stockholders of Summer will receive from KBL an aggregate of 3,916,667 shares of KBL common stock, such shares being subject to downward adjustment based upon the consolidated net worth of Summer at the closing, and $20,000,000 in cash. The Summer stockholders will be entitled to receive an additional 2,500,000 shares of KBL’s common stock if the market price of KBL’s common stock exceeds certain levels for a prescribed period of time after closing. In addition, the Summer stockholders will be entitled to receive up to an aggregate of $5,000,000 cash in the event Summer’s EBITDA exceeds certain levels in one or more of the fiscal years ending December 31, 2006, 2007 and 2008. See the section entitled “The Acquisition Agreement—Acquisition Consideration.”

Immediately after the acquisition, and assuming that no KBL stockholder demands that KBL convert its shares to cash as permitted by KBL’s certificate of incorporation, the stockholders of Summer will own approximately 25.9% of the outstanding KBL common stock. Immediately after the acquisition, if no KBL stockholder demands that KBL convert its shares into a pro rata portion of the trust account, then existing KBL’s stockholders will own approximately 74.1% of the outstanding common stock of KBL. Assuming 19.9% of the outstanding KBL common stock votes against the acquisition and such stock is converted into cash, the existing KBL stockholders will own 69.6% of the outstanding common stock of KBL immediately following the closing. See the section entitled “The Acquisition Agreement—Acquisition Consideration.”

Background of the Acquisition

The terms of the Acquisition Agreement are the result of arm’s-length negotiations between representatives of KBL and Summer. The following is a brief discussion of the background of these negotiations, the Acquisition Agreement and related transactions.

KBL was formed on December 4, 2004 to effect an acquisition, capital stock exchange, asset acquisition or other similar business combination with an operating business. KBL completed its IPO on April 27, 2005, raising net proceeds, including proceeds from the exercise of the underwriters’ over-allotment option, of approximately $50,437,000. Of these net proceeds, approximately $49,169,000 were placed in a trust account immediately following the IPO and, in accordance with KBL’s certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of KBL. KBL must liquidate unless it has consummated a business combination by April 27, 2007. As of February 6, 2007, the record date, approximately $                 was held in deposit in the trust account.

Promptly following KBL’s IPO, KBL contacted several investment bankers, private equity firms, consulting firms, legal and accounting firms and numerous business associates. Through these efforts, KBL identified and reviewed information with respect to approximately 200 acquisition opportunities based on the acquisition criteria disclosed in the IPO prospectus that KBL developed during the process of completing its IPO. Among these opportunities, KBL focused on companies that had the best combination of the following characteristics:

•	demonstrated revenue generation,

•	compelling growth prospects,

•	attractive profit margins (current or potential),

•	strong management with an interest in continuing at the company,

•	reasonable valuation expectations,

•	the ability to deploy capital productively,

•	a willingness to operate as a publicly-traded company, and

•	an understanding and acceptance of KBL’s structure, acquisition process and timing.

By April 2006, KBL had entered into substantial discussions with several companies that it believed met most or all of the foregoing criteria. It exchanged information with these companies, including business plans and financial information and held bilateral management presentations. KBL investigated approximately 10 to 15 of these opportunities in depth and provided a preliminary letter of intent or memorandum of understanding to five companies in addition to Summer as described below. Of the remaining companies, KBL declined to move forward on several because it did not believe the financial characteristics, business dynamics, management teams, attainable valuations and/or deal structures were suitable. There were also several companies that were not interested in pursuing a deal with KBL based on its publicly-traded status, capital structure or ability to close with sufficient certainty or speed.

In June 2005, KBL was contacted by EarlyBird Capital, Inc. (“EarlyBird”), the underwriter of its IPO, to schedule a meeting in KBL’s offices on June 3, 2005 with a company that operates a chain of salon and spa outlets. This company was in the process of adding related cosmetic medical services and launching a line of branded skin care products. Current year revenues were expected to be approximately $35,000,000, with significant growth projected. KBL exchanged information with the company, held several conference calls and met with them in their offices on June 9 and June 13, 2005 and in the offices of their primary equity sponsor on July 18, 2005. On July 20, 2005, KBL sent the company an initial letter of intent outlining proposed terms of an acquisition by KBL and, after subsequent negotiations, a revised letter of intent on August 10, 2005. Shortly thereafter, and before finalizing the letter of intent, KBL notified the company that it had decided not to pursue the opportunity. KBL reached this decision primarily because it believed the proposed target’s business model was not proven to a satisfactory extent, as the company had not yet launched many of its key business initiatives and was generating significant losses.

In December 2005, KBL was contacted by an attorney with whom it had worked in the past who desired to introduce KBL to a company that provides protective products, such as body armor and related items, to law enforcement and military personnel. Current year revenues were expected to be approximately $25,000,000, with significant growth projected. After reviewing the company’s materials, KBL management decided to visit the company on December 15, 2005. KBL sent the proposed target an initial letter of intent on December 20, 2005 that outlined the proposed terms under which KBL would acquire the company. KBL performed its due diligence investigation of the opportunity and negotiated the terms of the letter of intent, including at meetings with company management in New York on January 15, 2006 and at their headquarters on January 31, 2006. Both parties signed the letter of intent on January 31, 2006. After further due diligence, including another site visit at the company on February 22, 2006, KBL notified the company in March 2006 that it would not be pursuing the opportunity. KBL arrived at this decision because it believed that the management team in place was not ideally-suited to run a publicly-traded company. There were also concerns about whether the rapid growth that the company was projecting was related to one-time events, including the wars in Afghanistan and Iraq, and thus might not be sustainable over the long-term.

In December 2005, KBL was contacted by an investment banker who was representing a company that provides custom-manufactured battery packs and other power solutions to OEM companies in the medical device, automatic data collection and commercial military industries. Current year revenues were approximately $40,000,000, with attractive growth projected. After exchanging introductory materials, an initial conference call was held with management of the company on December 9, 2005. In-person meetings were held in New York at an investment banking conference on January 10, 2006 and at the company’s headquarters on January 12, 2006. KBL provided the company with an initial letter of intent on January 10, 2006 and a revised letter of intent on January 19, 2006. KBL was interested in pursuing this opportunity further, but in February 2006, the company informed KBL that it would be pursuing other options. It was subsequently acquired by a private equity firm.

In February 2006, an investment banker with whom KBL had worked in the past contacted KBL regarding a company that operates nursing homes in select markets in the western United States. Current year revenues were approximately $90,000,000, with limited growth expected. A meeting was held with the investment banker in KBL’s offices on March 2, 2006. KBL submitted a preliminary letter of interest, outlining the general terms under which it might proceed with a transaction on March 3, 2006. KBL visited the company on March 23, 2006. After further due diligence, in April 2006, KBL decided not to proceed further as its assessment of the opportunity was that the organic growth potential was limited and questioned the availability of reasonably-priced acquisition candidates. In addition, the company’s management did not seem appropriate to run a publicly-traded company.

In February 2006, KBL was contacted by a venture capitalist it knew regarding a company that markets clinical diagnostics products, research instrumentation and related consumables to clinicians, pharmaceutical companies and academic labs. Current year revenues from the existing business were expected to be approximately $50,000,000, with additional revenues expected from one or more acquisitions. Organic growth was projected to be modest, but there was an aggressive acquisition-based growth strategy in place. A conference call with management was held on March 17, 2006, followed by a meeting at the company on April 3, 2006. KBL sent the company a preliminary letter of intent on April 11, 2006 and a revised version on April 27, 2006. Both parties signed the letter of intent on May 5, 2006 and entered into due diligence and discussions regarding the timing of structuring of the acquisition. KBL believed that the company might have been an attractive acquisition candidate but ultimately concluded that it was not a good fit based on the timing of the company’s capital needs relative to the time required to close a deal with KBL. KBL notified the company of this decision in August 2006.

In February 2006, KBL was contacted by EarlyBird, which identified an opportunity with Summer, a company in the juvenile health, safety and wellness products industry. EarlyBird explained that it had been approached by Brooks Houghton and Company, Inc. (“Brooks Houghton”), Summer’s investment bankers, and that it believed this to be a good opportunity for KBL. EarlyBird primarily served as a “finder” to KBL in making the introduction to Summer, but also provided advice as to the perceived attractiveness of the company as an acquisition candidate based on its knowledge of KBL’s status as a SPAC and its stockholder base. On March 1, 2006, a nondisclosure agreement was executed by KBL and Summer.

Subsequent to the signing of the nondisclosure agreement, Drs. Zachary Berk and Marlene Krauss and Mr. Michael Kaswan of KBL spoke with Messrs. Jason Macari and Steven Gibree of Summer and with Zene

Colt and John Freeman of Brooks Houghton, on a number of occasions. A meeting was scheduled for March 15, 2006 at Summer’s principal corporate offices in North Smithfield, Rhode Island.

On March 15, 2006, Drs. Berk and Krauss and Mr. Kaswan met with Messrs. Macari, Gibree and Colt at Summer’s principal corporate office. During this meeting, Messrs. Macari, Gibree and Colt described Summer’s business and provided additional information regarding Summer and its financials, management and future prospects. Drs. Berk and Krauss and Mr. Kaswan also made a presentation to Messrs. Macari, Gibree and Colt describing KBL and its founders, board of directors and structure. During the presentations, there were numerous exchanges of questions and there was a general consensus that an opportunity existed for a business combination. KBL and Summer also discussed in detail the valuation and structuring parameters of a potential transaction and agreed on the general terms of a business combination, subject to KBL completing detailed due diligence of Summer.

A letter of intent was drafted within a few days of the meeting and sent out to Summer on March 17, 2006. This initial letter of intent set forth consideration of $10,000,000 in cash 5,000,000 shares of KBL common stock and the assumption of Summer’s outstanding debt at closing. It also provided for up to $25,000,000 in contingent payments based on the combined company exceeding certain levels of EBITDA during the years 2006-2008 and/or based on the combined company calling the outstanding public warrants.

Several rounds of negotiation ensued between KBL, Summer and Summer’s investment bankers. The primary items of negotiation centered around the overall valuation of the company, the mix of acquisition consideration, the structure of the contingent payments, how Summer’s outstanding debt would be handled, whether adjustments would be made to the purchase price if Summer’s financial position deteriorated between the signing date and the closing date, the composition of the post-closing board of directors and whether or not one or both parties would receive an exclusivity provision preventing the other party from pursuing alternative options.

During the course of the negotiations regarding the Acquisition Agreement, the officers and directors of KBL discussed a valuation analysis of the acquired business based on comparable companies and transactions as described in the section of this proxy statement entitled “KBL’s Board of Directors’ Reasons for Approval of the Acquisition - Valuation.” This analysis was in line with the analysis conducted by Capitalink in connection with the rendering of its fairness opinion, which was provided to our board of directors in connection with the preparation of this proxy statement, subsequent to our board’s approval of the Acquisition Agreement. For a description of Capitalink’s analyses please see the information set forth in “The Acquisition Proposal—Fairness Opinion.”

The parties were in general agreement that the initial enterprise valuation of Summer, including cash, stock and assumed debt should be in the range of 1.00 – 1.15 times expected 2006 revenues, or in the range of $48-55 million. KBL based its view on its valuation analysis as described above and in the section of this proxy statement entitled “KBL’s Board of Directors’ Reasons for Approval of the Acquisition - Valuation.” The Summer stockholders agreed with this assessment based on their personal experiences in the industry and the advice of their investment banker, Brooks Houghton. The parties also agreed that the optimal composition of the acquisition consideration should provide the Summer stockholders with enough cash to achieve the personal financial returns they desired, while at the same time leaving sufficient capital in the combined company to execute the post-combination operating plan and also leaving management with an equity stake in the company that would be sufficient enough to motivate them to continue to successfully operate the business. The parties based this initial valuation on Summer’s projected financial performance and agreed that a structure that offered the Summer stockholders the opportunity to earn additional consideration based on exceeding these projections would be advisable, leading to the EBITDA-based contingent payments. These payments were structured such that EBITDA generated in excess of the targets would be shared 50/50 between the Summer stockholders as a group (such portion being capped at $5,000,000 in the aggregate) and the combined company.

The parties also agreed that it would be beneficial for the Parent’s stock price to reach a level that would enable it to call the outstanding public warrants, which are callable if KBL’s stock closes at or above $8.50 per share for 20 of 30 trading days prior to April 20, 2009. Calling the warrants could provide an additional source of capital, provide additional market liquidity and simplify the capital structure of the company. The parties determined that the potential issuance of an additional 2,500,000 shares to the Summer stockholders, worth $21,250,000 at the targeted $8.50 stock price, would provide significant motivation to the Summer stockholders to help the combined companies achieve this milestone since such stockholders will remain in position of management with the combined companies. Given that the call of the outstanding public warrants would significantly increase the number of common shares outstanding, the parties agreed that it made sense to structure this contingent payment as payable in stock.

After further negotiations, the parties came to terms and signed a letter of intent on April 27, 2006. The Summer stockholders had rejected the consideration set forth in KBL’s March 17, 2006 letter of intent as inadequate, causing KBL to slightly increase the amount of cash to be paid, the number of shares to be issued at closing and the total potential contingent payments in order to induce Summer to sign the revised letter of intent. The signed letter of intent provided that KBL would give consideration of $12,000,000 in cash, 5,250,000 shares of KBL common stock and the assumption of Summer’s outstanding debt at closing. The contingent payments were revised to provide for up to $5,000,000 in cash payable on the combined company exceeding certain levels of EBITDA during the years 2006 through 2008 and/or up to 2,500,000 shares of KBL common stock if the combined company’s stock price reached certain levels prior to April 2009. If the maximum contingent payments are earned, Summer’s stockholders could receive total additional value of $26,250,000 (based on a stock price of $8.50 per share). The parties agreed to a mechanism that would reduce the purchase price if Summer’s net worth at closing was lower than it was at June 30, 2006, to a jointly-selected board of directors and to proceed with the transaction without either side having an exclusivity provision. The letter of intent also identified the other key components to the transaction, which included employment agreements, establishment of an incentive compensation plan for employees and registration rights provisions.

On May 1, 2006, KBL delivered to Summer an extensive due diligence request list. KBL began to focus its resources on compiling and reviewing in detail the due diligence materials received from Summer. KBL provided copies of all diligence information received by KBL to its counsel, Graubard Miller, for review and legal due diligence. Additionally, KBL instructed Graubard Miller to begin preparation of the first draft of a definitive acquisition agreement consistent with the terms of the letter of intent.

Throughout the due diligence process, KBL had numerous telephone conversations with individuals at Summer in order to discuss issues relating to the acquisition agreement and the transaction. Furthermore, KBL met with Messrs. Macari, Gibree, Colt and Freeman at KBL’s offices in New York on June 8, 2006. Representatives of KBL also meet with Mr. Macari at KBL’s offices in New York on July 13, 2006 and in Westport, Connecticut on July 28, 2006, in order to resolve open items and to discuss the progress of the transaction. In addition, in May 2006, representatives of KBL visited Summer’s presentation booth at the Juvenile Product Manufacturer’s Association (“JPMA”) Conference in Orlando, Florida. At the JPMA Conference, representatives of KBL met with additional members of Summer’s management team, including Rachelle Harel, SIE’s managing director, and also investigated Summer’s competitors that were participating at the conference.

On numerous occasions from April 2006 through August 2006, KBL’s board of directors discussed the terms of the letter of intent and proposed business combinations with Summer. All of KBL’s directors (Drs. Berk and Krauss and Mr. Kaswan) were present on these occasions and all of the directors had received the executed letter of intent as well as financial, operational and descriptive information about Summer. On these occasions, Drs. Berk and Krauss and Mr. Kaswan described Summer and the deal structure and discussions among the directors ensued. All of the directors were supportive of the proposed business combination. The directors were continuously updated as to the status of the due diligence and negotiations, and copies of the most recent drafts of the significant transaction documents were delivered to the directors in connection with their consideration of the proposed business combination with Summer.

In June 2006, Summer’s stockholders expressed a desire to receive a larger upfront cash payment as part of the acquisition. After subsequent discussion among the parties, it was agreed that the transaction consideration would be changed to $20,000,000 in cash and 3,916,667 shares of KBL common stock. It was determined that this change would result in a change in the composition of the transaction consideration, but would not materially change the overall level of consideration to be paid to the Summer stockholders. It was also determined that the new transaction structure did not materially impact the previously stated goals of providing the Summer stockholders their desired personal financial security, retaining sufficient capital in the company and leaving management with a meaningful equity stake in the business.

Based on the last sale price of a share of KBL common stock on September 1, 2006 ($5.35), the date the Acquisition Agreement was signed by the parties, with respect to the shares to be issued at the closing of the acquisition, and assuming all contingent issuances of stock (valued at $8.50 per share) and payments of cash are made, the value of the total maximum consideration that may be given by KBL in the acquisition is approximately $67,204,168. Based on a last sale price of a share of KBL common stock on February 6, 2007, the record date ($            ), such total maximum consideration is $                    . See the section entitled “The Acquisition Agreement—Acquisition Consideration.”

Throughout June, July and August 2006, succeeding drafts of the transaction documents were prepared in response to comments and suggestions of the parties and their counsel, with management and counsel for both companies engaging in numerous negotiating sessions. Included in the various transaction documents, in addition to the Acquisition Agreement, were an escrow agreement, voting agreement, lock-up agreements, and employment agreements for Dr. Krauss, Messrs. Macari, Gibree and Driscoll and Ms. Harel.

On June 9, 2006, KBL retained Capitalink to render an opinion that the consideration to be paid in the acquisition is fair to KBL’s stockholders and to opine that the fair market value of Summer is at least 80% of KBL’s net assets.

On August 24, 2006, another meeting of the board of directors of KBL was held. All directors attended, as did, by invitation telephonically, Brian L. Ross, Esq. of Graubard Miller, and representatives of Capitalink. Prior to the meeting, copies of the most recent drafts of the significant transaction documents, in substantially final form, were delivered to all participants. Scott Salpeter and Kathy Welker of Capitalink made a presentation regarding the fairness of the consideration to be paid in the acquisition. Mr. Salpeter advised the board that it was the opinion of Capitalink that the consideration to be paid in the acquisition was fair to KBL’s stockholders from a financial point of view, and that the fair market value of Summer is at least 80% of KBL’s net assets. Mr. Salpeter and Ms. Welker detailed for the board the analysis performed by Capitalink and made a presentation concerning how Capitalink had arrived at its opinion. Mr. Salpeter and Ms. Welker discussed at length with KBL’s board the different analyses used to determine whether the acquisition consideration to be paid by KBL was fair from a financial point of view to KBL’s stockholders, as well as to determine the fair market value of Summer. After considerable review and discussion, the Acquisition Agreement and related documents were unanimously approved, and the board determined to recommend the approval of the acquisition to the stockholders of KBL. For a more detailed description of the Capitalink fairness opinion, see the section entitled “The Acquisition Proposal—Fairness Opinion.”

The Acquisition Agreement was signed on September l, 2006. Immediately thereafter, KBL and Summer issued a joint press release announcing the execution of the Acquisition Agreement and discussing the terms of the Acquisition Agreement, and on September 5, 2006, KBL filed a Current Report on Form 8-K discussing in greater detail the terms of the Acquisition Agreement and Summer’s business.

EBC will receive a cash finder’s fee at the closing of the acquisition equal to one (1%) of the consideration to be paid in the acquisition and Brooks Houghton will receive an investment banking fee at the closing of the acquisition equal to two (2%) of the consideration to be paid in the acquisition.

KBL’s Board of Directors’ Reasons f or Approval of the Acquisition

The final agreed-upon consideration in the Acquisition Agreement was determined by several factors. KBL’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by members of KBL’s board, in order to determine that the consideration to be paid to Summer was fair and that the acquisition was in the best interests of KBL’s stockholders.

KBL conducted a due diligence review of Summer that included an industry analysis, a description of Summer’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration. During its negotiations with Summer, KBL did not receive services from any financial advisor, however, the KBL board of directors obtained a fairness opinion from Capitalink prior to approving the Acquisition Agreement.

The KBL board of directors considered a wide variety of factors in connection with its evaluation of the acquisition. In light of the complexity of those factors, the KBL board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the KBL board may have given different weight to different factors.

KBL’s management and board of directors also reviewed Summer’s business plan, historical financial information and financial projections as originally provided to KBL by Brooks Houghton, Summer’s investment banker, in February 2006 and as updated by the company in August 2006. Specifically, KBL reviewed Summer’s historical financial statements for the years 2001 through 2005 and the six month period ended June 30, 2006 (unaudited) and Summer’s projected financial statements for the years 2006 and 2007. KBL and Summer management also discussed Summer’s high-level expectations for 2008, which called for continued rapid growth in net sales and continued improvement in profit margins.

In its February 2006 business plan, Summer was projecting approximately $48 million in net sales for 2006 (a 35% increase from 2005) and approximately $78 million in net sales for 2007 (a 62% increase from 2006). The increase in net sales was assumed to result primarily from continued organic growth in 2006 and from a combination of organic growth and acquisitions in 2007. Summer was projecting approximately $5 million of EBITDA (11% of net sales) in 2006 and $10 million (13% of net sales) in 2007. The projected increase in EBITDA was driven primarily by the projected increase in net sales, but EBITDA margins were also projected to expand as selling, general and administrative and research and development expenses were forecast to decrease as a percentage of sales as some of these fixed costs were spread across a larger base of net sales. These projections were used as a basis for the setting the relevant levels of EBITDA required to trigger the contingent payments. Summer did not provide projections beyond 2007, but did express confidence that its growth and profit improvements would continue on a similar trajectory.

Summer updated its financial projections in August 2006 based on actual results for the first six months of 2006, revised projections for 2007 net sales based on initial retailer product commitments and updated expense assumptions related to then-current run rates as well as several non-recurring expense items. The incremental expenses included transaction costs related to the KBL acquisition, certain litigation items, the cost of the newly-added soft goods team and costs associated with being a public company in 2007 and beyond, including the hiring of a chief financial officer and the assembly of a board of directors. Since no acquisitions have been identified and there could be no assurance that any would be consummated, KBL asked Summer to provide projections for 2007 that did not include any assumed acquisitions as a conservative base case. Summer provided these updated projections to KBL for its internal analysis and to Capitalink for use in preparing its Fairness Opinion. These projections called for approximately $51 million in net sales for 2006 (a 41% increase from

2005) and $69 million of net sales for 2007 (a 36% increase from 2006). The increase in sales for both years was based on increased sales of existing and new products to existing and new retail customers. EBITDA was projected to be approximately $4 million for 2006 (8% of net sales) and $7 million for 2007 (10% of net sales). The projected increase in EBITDA was driven by the projected increase in net sales and the spreading of fixed selling, general and administrative and research and development costs across a larger sales base. Summer did not provide financial projections for 2008, but did provide assumptions regarding sales growth and profitability that enabled Capitalink to complete the analysis required to render its fairness opinion. Assumptions provided to Capitalink were net sales growth ranging from 30% to 40% and EBITDA margins ranging from 12% to 15% for 2008. Investors should not place undue reliance upon such projections, as they are not necessarily an indication of what Summer’s revenue and EBITDA will be in the future.

In considering the acquisition, the KBL board of directors gave considerable weight to the following factors:

Summer’s record of growth and expansion and high potential for future growth

Important criteria to KBL’s board of directors in identifying an acquisition target were that the target have established business operations, that it was generating current revenues, and that it had potential to experience rapid growth. KBL’s board of directors believes that Summer has in place the infrastructure for strong business operations and to achieve growth both organically and through accretive strategic acquisitions. The board’s belief in Summer’s growth potential is based in part on Summer’s historical growth rate. Summer has experienced a compounded annual growth rate of more than 200% in net sales from net sales of approximately $412,000 in fiscal 2001 (the year it was purchased by current management) to net sales of approximately $35,535,000 in fiscal 2005 and grew EBITDA from approximately ($346,000) to $2,348,000 over the same period.

The experience of Summer’s management

Another important criteria to KBL’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. KBL’s board of directors believes that Summer’s management has significant experience in the juvenile health, safety and wellness products industry, as demonstrated by the background of the members of Summer’s management and Summer’s ability to develop new and profitable products and create and expand distribution channels for its products. KBL confirmed its view of Summer’s management via its due diligence investigation, which included several reference calls to former employers, co-workers, vendors and customers for each key member of the company’s team.

Financial condition and results of operations

Summer’s revenue, operating profit and overall financial performance were reviewed in absolute terms and also in relation to other companies in the juvenile health, safety and wellness products industry. Members of the board viewed such financial information favorably, both in absolute terms and in comparison to other companies. The board believes that Summer’s continued rapid revenue growth, coupled with continued strong operating profit margins, will lead to high operating profits that will reward KBL stockholders.

Valuation

The board considered the value of Summer in relation to its growth potential and found it to be attractive when compared to other companies in its industries. The board reviewed infant health, safety and wellness acquisitions consummated during the preceding 24 months of which it was aware of and for which data was publicly available. It also identified publicly-traded companies whose businesses were most similar to that of Summer. Based on the valuation of these companies, as listed below, the board was able to calculate the expected initial valuation of Summer in the public market. KBL presented certain industry transactions to the board, including the following:

•	Royal Philips Electronics’ acquisition of Avent Holdings, announced in May 2006 at a value of 4.1 times sales and 18.5 times EBITDA

•	3i Group’s acquisition of Mayborn Group, announced in May 2006 at a value of 1.6 times sales and 10.3 times EBITDA

•	The Carlyle Group’s acquisition of Britax Childcare, announced in September 2005 at a value of 1.9 times sales and 11.0 times EBITDA

•	RC2 Corporation’s acquisition of The First Years, announced in June 2004 at a value of 0.9 times sales and 6.9 times EBITDA

KBL also presented certain publicly-traded companies that compete in Summer’s markets to the board, including the following:

•	Carter’s Inc, as of August 2006 was trading at 1.3 times sales and 10.7 times EBITDA

•	Dorel Industries, as of August 2006 was trading at 0.7 times sales and 7.3 times EBITDA

•	RC2 Corporation, as of August 2006 was trading at 1.4 times sales and 6.8 times EBITDA

•	Russ Berrie & Co, as of August 2006 was trading at 1.2 times sales (not profitable, so EBITDA multiple was not meaningful)

This analysis revealed that the median valuation of the aforementioned comparable companies was approximately 1.35 times sales and 10.3 times EBITDA. Based on this and management’s and the board’s significant transaction experience, the board determined that 1.35 times sales would be an appropriate multiple to use in valuing Summer. The board decided to use a revenue multiple instead of an EBITDA multiple because it felt that Summer’s current EBITDA margins were not indicative of the company’s profit potential due to its early-stage, rapid growth and certain one-time expenses as noted above. Using this multiple of sales and Summer’s updated projections, the board determined a valuation of Summer of approximately $69 million based upon its projected 2006 sales. The board noted that the acquisition of Summer would likely not close until early 2007 and, therefore basing the valuation on 2006 sales would be a conservative approach. The board also noted that most of the companies it considered as comparable had demonstrated significantly less growth potential than Summer. The board also evaluated this result against its transaction experience and found it to be reasonable.

The board calculated that the valuation of the upfront payments to Summer’s stockholders amounted to approximately $51 million, composed of $20 million in cash, $21.2 million of KBL common stock (3,916,667 shares at a price of $5.35 per share on September 1, 2006) and $10.1 million of assumed debt (balance on June 30, 2006). The board noted that there could be up to an additional $5.0 million in cash and up to 2.5 million additional shares (valued at $21.25 million based on an $8.50 price per share) issued as contingent payments in the future. Thus, if the maximum contingent payments were earned, the valuation of the maximum consideration paid to Summer’s stockholders would be $77.25 million. Based on the financial projections it reviewed and its expectations of the timing of the closing of the acquisition, the board determined that very little of the contingent payments were likely be earned prior to 2007, at which time the company would be valued based on 2007 net sales. The board applied the 1.35 times sales multiple to the company’s projected 2007 net sales of $69.0 million to calculate a value based on 2007 net sales of approximately $93.2 million, which was determined to be significantly in excess of the maximum consideration payable including the contingent payments. Since the value of the payments to the stockholders was significantly below the valuation determined from the comparable company analysis, the board determined that the negotiated terms were in the best interest of KBL’s stockholders.

Favorable industry dynamics

The board determined that the juvenile health, safety and wellness products industry is desirable for several reasons. In a February 2006 press release, the Juvenile Products Manufacturers Association (“JPMA”) estimated $7 billion in U.S. retail sales in the industry in 2004, up from $4 billion in 1995 and $6 billion in 2000. KBL believes industry growth is driven not only by the underlying birth rate, but by an increasing willingness on the part of new parents to spend larger amounts of money on their children. There is a trend towards couples marrying and having children later in life, when they have greater financial security, and thus greater household disposable income. Organizations including the JPMA, American Academy of Pediatrics, other advocacy groups and independent parenting websites have been emphasizing the importance of child health, safety and wellness. In addition, KBL has noted a strong retailer commitment to this sector as evidenced by the strong performance of dedicated industry retailers such as Babies R Us and Buy Buy Baby as well as public announcements of expanded juvenile offerings by retailers including Wal-Mart, Target and Amazon.com. These trends were also noted in a March 2005 research report from Mintel Consumer Intelligence, a consumer, media and market research firm, on the Baby Durables industry that the board reviewed as part of its analysis. This report was not prepared specifically for KBL and is available for purchase from Mintel Consumer Intelligence.

Competitive position and acceptance of its services

Summer’s reputation in its industry, within its distribution channels and among its end customers was considered by the board to be one of the favorable factors in concluding that its competitive position was strong. As part of its due diligence investigation, KBL visited the annual International JPMA Show, which was held in Orlando, FL in May 2006. At the show, KBL was able to interact with several of Summer’s retail buyer clients in the company’s booth and also had the opportunity to meet with several competitors and other industry players. In addition, KBL conducted phone interviews with several of Summer’s key customers as well as other industry experts, including those who are planning to join KBL’s board of directors at closing. KBL reported to the board that feedback from these sources on the company and its products was very strong.

Costs associated with effecting the business combination

The board determined that the costs associated with effecting the acquisition with Summer would be of the same order of magnitude as would be encountered with most other business combinations. In addition, it was favorably viewed by the board that all of Summer’s management would stay in place to operate the post- acquisition company and that there would therefore be relatively minimal integration issues following the acquisition.

Potential adverse factors considered

The board evaluated several potential adverse factors in its consideration of the acquisition of Summer. These included pending litigation against Summer (see Business of Summer—Legal Proceedings), Summer’s non-compliance with certain terms of its subordinated term loan (see Summer’s Management Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources). As part of its due diligence investigation, KBL reviewed all of the outstanding and pending litigation against Summer, spoke at length to Summer’s management and attorneys and determined that none of these items were likely to materially impact the company. Several claims were scheduled to be settled in the near-term and the potential damages in the other claims were not significant relative to the size of Summer’s business. In addition, the stockholders of Summer had agreed to indemnify KBL in the Acquisition Agreement for liabilities arising from such litigation. KBL also reviewed all of Summer’s indebtedness, including its relationships with its primary lenders and the fact that it was in breach of certain covenants on its subordinated term loan. It was determined that Summer’s relationships were in good order and that waivers for the covenant violations were likely to be obtained. It was further determined that if waivers were not obtainable, KBL could choose to repay the subordinated term loan after closing without impacting its ability to achieve its business plan.

Satisfaction of 80% Test

It is a requirement that any business acquired by KBL have a fair market value equal to at least 80% of KBL’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of Summer generally used to approve the transaction, the KBL board of directors determined that this requirement was met. KBL estimates that its net assets at the closing of the acquisition will be approximately $50 million, after deduction of the costs of the acquisition that may be paid from the funds in the trust account upon closing of the acquisition and assuming that no KBL stockholders vote against the acquisition and seek conversion of their KBL shares into cash, of which 80% is $40 million.

As described above, the board valued Summer at approximately $69 million based on its comparable company analysis and significant transaction experience. This value substantially exceeds the $40 million value required to meet the 80% test. The board noted that it based its calculation on the most conservative projections it had received from Summer and used valuation multiples for companies that had significantly less growth potential than Summer, and thus it felt comfortable with its decision.

The KBL board of directors believes, because of the financial skills and background of several of its members, it was qualified to perform the valuation analysis described above and to conclude that the acquisition of Summer met this requirement. The KBL board members have a significant number of years of experience in the private equity/venture capital and investment banking industries and have been involved in numerous transactions of a similar nature to the one contemplated between KBL and Summer. KBL also has received an opinion from Capitalink that the 80% test has been met.

Interests of KBL’s Directors and Officers in the Acquisition

In considering the recommendation of the board of directors of KBL to vote for the proposals to approve the Acquisition Agreement, as well as the certificate of incorporation amendments and the performance equity plan proposals, you should be aware that certain members of the KBL board have agreements or arrangements that provide them with interests in the acquisition that differ from, or are in addition to, those of KBL stockholders generally. In particular:

•

if the acquisition is not approved and KBL is unable to complete another business combination by April 27, 2007, KBL will be required to liquidate. In such event, the 2,000,000 shares of common stock held by KBL’s officers and directors that were acquired prior to the IPO for an aggregate purchase price of $25,000 will be worthless because KBL’s initial stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $             based on the last sale price of $             on the OTCBB on February 6, 2007, the record date.

•

Dr. Krauss and certain of her affiliates also purchased an aggregate of 1,000,000 warrants in the public market during the first 40 days following KBL’s IPO for an aggregate purchase price of $610,000 (or approximately $0.61 per warrant), pursuant to a binding written agreement between Dr. Krauss and EarlyBirdCapital, Inc. entered into in connection with KBL’s IPO. This agreement was entered into by Dr. Krauss at a time when she was not in possession of any material non-public information relating to KBL. Such warrants had an aggregate market value of $             based upon the last sale price of $             on the OTCBB on February 6, 2007, the record date. All of the warrants will become worthless if the acquisition is not consummated.

•

In November 2006, Mr. Kaswan purchased an additional 150,000 warrants in open market purchases. In addition, during the period from November 24, 2006 through the record date, Dr. Krauss has purchased an aggregate of 500,000 additional warrants. The 650,000 warrants purchased by Dr. Krauss and Mr. Kaswan since November 1, 2006 had an aggregate market value of $             based upon the last sale price of $            on the OTCBB on February 6, 2007, the record date. All of the warrants will become worthless if the acquisition is not consummated.

•

On December 5, 2006, the Company borrowed $20,000 from Dr. Krauss. The loan is unsecured, non-interest bearing and will be repaid on the earlier of the consummation by KBL of a business combination or upon demand by Dr. Krauss; provided, however, that if a business combination is not consummated, KBL will be required to repay the loan only to the extent if has sufficient funds available to it outside of the trust account.

•

if KBL liquidates prior to the consummation of a business combination, Drs. Zachary Berk and Marlene Krauss, KBL’s current chairman of the board and chief executive officer respectively, will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by KBL for services rendered or products sold to KBL, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. This arrangement was entered into to ensure that, in the event of liquidation, the trust account is not reduced by claims of creditors. Based on KBL’s estimated debts and obligations, it is not currently expected that Drs. Berk and Krauss will have any exposure under this arrangement in the event of liquidation.

•

upon consummation of the acquisition, Dr. Krauss will enter into an employment agreement with KBL to serve as KBL’s chairman of the board for an initial term of three years at an annual base salary of $125,000.

Recommendation of KBL’s Board of Directors

After careful consideration, KBL’s board of directors determined unanimously that each of the acquisition proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan is in the best interests of KBL and its stockholders. KBL’s board of directors has approved and declared advisable the acquisition, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals to approve the acquisition proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the performance equity plan.

The foregoing discussion of the information and factors considered by the KBL board of directors is not meant to be exhaustive, but includes the material information and factors considered by the KBL board of directors.

Fairness Opinion

In connection with its determination to approve the acquisition, KBL’s board of directors engaged Capitalink, L.C. to provide it with a “fairness opinion” as to whether the transaction consideration to be paid by KBL is fair, from a financial point of view, to KBL’s stockholders. Capitalink, which was founded in 1998 and is headquartered in Coral Gables, Florida, provides publicly and privately held businesses and emerging growth companies with a broad range of investment banking and advisory services. As part of its business, Capitalink regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. KBL selected Capitalink on the basis of Capitalink’s experience, recommendations from other companies that had experience with Capitalink for similar purposes, Capitalink’s ability to do the research and provide the fairness opinion within the required timeframe and the competitiveness of its fee, which was specified by Capitalink in its proposal to the board. Capitalink does not beneficially own any interest in either KBL or Summer, has never provided either company with any other services and does not expect or contemplate any additional services or compensation.

KBL has paid Capitalink a fee of $70,000 in connection with the preparation and issuance of its opinion. In addition, KBL has also agreed to indemnify and hold Capitalink, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses (collectively the “Losses”) or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, or warranty made by KBL in KBL’s agreement with Capitalink; or (ii) any activities or services performed under that agreement by Capitalink, unless such Losses were the result of the intentional misconduct or gross negligence of Capitalink.

Capitalink made a presentation to KBL’s board of directors on August 24, 2006 and subsequently delivered its written opinion to the board of directors, which stated that, as of August 24, 2006, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the transaction consideration is fair, from a financial point of view, to KBL’s stockholders, and (ii) the fair market value of Summer is at least equal to 80% of KBL’s net assets. The amount of the transaction consideration was determined pursuant to negotiations between KBL and Summer and not pursuant to recommendations of Capitalink. The full text of the written opinion of Capitalink is attached to the proxy statement as Annex E and is incorporated by reference into this proxy statement.

You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

The Capitalink opinion is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the transaction. Capitalink was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the transaction as compared to any alternative business strategy that might exist for us, KBL’s underlying business decision to proceed with or effect the transaction, and other alternatives to the transaction that might exist for us. Capitalink does not express any opinion as to the underlying valuation or future performance of KBL or Summer or the price at which either KBL or Summer’s securities might trade at any time in the future.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	Reviewed the Acquisition Agreement.

•

Reviewed publicly available financial information and other data with respect to KBL, including the Annual Report on Form 10-KSB for the year ended December 31, 2005 and the Quarterly Report on Form 10-QSB for the three and six month periods ended June 30, 2006.

•

Reviewed non-public information and other data with respect to Summer, including unaudited financial statements for the five years ended December 31, 2005, unaudited interim financial statements for the six months ended June 30, 2006, financial projections for the two years ending December 31, 2007, management’s high-level expectations for 2008, the Summer Confidential Executive Summary dated December 2005, and other internal financial information and management reports.

•	Reviewed and analyzed the acquisition’s pro forma impact on KBL’s securities outstanding and stockholder ownership.

•	Considered the historical financial results and present financial condition of both KBL and Summer.

•	Reviewed certain publicly available information concerning the trading of, and the trading market for KBL’s common stock.

•	Reviewed and analyzed the indicated value range of the acquisition consideration.

•	Reviewed and analyzed Summer’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Summer.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Summer.

•

Reviewed and compared the net asset value of KBL to the indicated enterprise value range of Summer. For purposes of Capitalink’s analyses, “enterprise value” means equity value plus all interest-bearing debt less cash.

•

Reviewed and discussed with representatives of KBL and Summer management certain financial and operating information furnished by them, including financial analyses with respect to the Summer’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by it without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of KBL and Summer management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections used by Capitalink were prepared by Summer management and are not to be interpreted as projections of future performance (or “guidance”) by Summer. Capitalink did not evaluate the solvency or fair value of KBL or Summer under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Capitalink did not make a physical inspection of the properties and facilities of Summer and did not make or obtain any evaluations or appraisals of Summer’s assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether Summer had good title to its assets.

Capitalink assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statues, rules and regulations. Capitalink assumes that the transaction will be consummated substantially in accordance with the terms set forth in the Acquisition Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to KBL or its stockholders in any material respect. Capitalink further assumed that for U.S. federal income tax purposes the transaction will qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Capitalink’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, August 24, 2006. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the transaction consideration, to KBL’s stockholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of Summer’s assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Capitalink.

The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the transaction consideration to KBL’s stockholders, and were provided to KBL’s board of directors in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by KBL’s board of directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement.

Transaction consideration analysis

The transaction consideration consists of the initial consideration and the additional consideration. Capitalink calculated the initial consideration, based on a closing stock price of $5.35 as of August 23, 2006, to be approximately $41.0 million. Capitalink calculated the additional consideration to be $13.5 million, including approximately $1 million based on Summer achieving certain future EBITDA targets and approximately $12.5 million based on KBL’s stock price reaching a certain level. Capitalink’s assumption that only $1 million additional cash consideration will be paid is based on the projections provided to Capitalink and on which Capitalink based its valuation of Summer. These projections provide that Summer is not reasonably likely to achieve the necessary EBITDA levels that would trigger its right to receive the contingent cash payments based on EBITDA for the 2007 and 2008 fiscal years. Capitalink does assume that KBL’s stock price will exceed the required level ($8.50 per share) that would trigger the Summer stockholders’ right to receive 2.5 million additional shares of KBL stock in 2009. The future value of the 2.5 million shares was discounted back to present value using Summer’s cost of equity of 22%. Thus, the indicated value of the transaction consideration used in Capitalink’s analysis ranged from $41.0 million to $54.5 million.

For purposes of Capitalink’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for one-time charges.

Valuation overview

Capitalink generated an indicated valuation range for Summer based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis as more fully discussed below. Capitalink weighted the three approaches equally and arrived at an indicated equity value range of approximately $49.0 million to $64.0 million. Capitalink noted that Summer’s indicated equity value range is higher than the indicated value range of the transaction consideration.

Discounted cash flow analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Capitalink utilized the forecasts provided by Summer management, which project substantial organic revenue growth from fiscal 2006 through fiscal 2008 and increasing profitability reflecting improving economies of scale.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 18.0% to 20.0%. This was based on an estimated weighted average cost of capital (WACC) of 19.2% (based on Summer’s estimated weighted average cost of debt of 7.6% and a 22.2% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk and size premia and a company specific risk factor of 3.0%, reflecting the risk associated with achieving the projected sales growth and increasing margins throughout the projection period.

Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on EBITDA as well as long term perpetual growth rates.

Utilizing terminal EBITDA multiples of between 7.5x and 8.5x and long term perpetual growth rates of between 10.0% and 11.0%, Capitalink calculated a range of indicated enterprise values and then deducted net debt of approximately $10.1 million (which includes approximately $10.2 million in interest bearing debt and approximately $0.1 million in cash) to derive an indicated equity value range of approximately $52.7 million to approximately $73.2 million. The selected terminal EBITDA multiple range of 7.5x to 8.5x is consistent with the multiples observed in the comparable company analysis. Comparable companies (excluding outliers) trade at an enterprise value to LTM EBITDA multiple of 7.8x (mean), while the same multiple over the last ten years was approximately 8.8x. The long-term perpetual growth rate of 10% to 11% is based on Summer’s projected short-term growth rates (approximately 30%, which is consistent with its historical growth rates) gradually declining to approximately 3%, the long-term GDP growth rate.

Comparable company analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Summer with respect to business and revenue model, operating sector, size and target customer base.

Capitalink identified the following six comparable companies that it deemed comparable to Summer with respect to their industry sector and operating model:

Infant consumer goods companies:

•	Dorel Industries, Inc.

•	RC2 Corp.

•	BabyUniverse, Inc.

Other (high growth) consumer goods companies:

•	Green Mountain Coffee Roasters, Inc.

•	Lifetime Brands, Inc.

•	Volcom, Inc.

Five of the comparable companies are substantially larger than Summer in terms of revenue, with LTM (Last Twelve Months’) revenue ranging from approximately $31.8 million to approximately $1.7 billion, compared with approximately $44.9 million for Summer.

Capitalink noted that four of the comparable companies are more profitable than Summer, with EBITDA margins ranging from approximately (1.6)% to approximately 23.6%, compared with approximately 8.7% for

Summer. Summer’s expected future revenue and EBITDA growth is higher than that of each of the infant consumer goods companies and in line with each of the other (high growth) consumer goods companies.

Multiples utilizing enterprise value were used in the analyses. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.

Capitalink generated a number of multiples worth noting with respect to the comparable companies:

Multiple of enterprise value to	Mean		Median		Low		High
LTM revenue	1.45	x	1.38	x	0.67	x	2.27	x
CY2006 revenue	1.25	x	1.20	x	0.66	x	2.04	x
CY2007 revenue	1.03	x	1.03	x	0.62	x	1.57	x
LTM EBITDA	10.4	x	9.6	x	6.9	x	15.5	x
CY2006 EBITDA	8.8	x	8.0	x	6.9	x	13.1	x
CY2007 EBITDA	7.1	x	6.5	x	6.3	x	9.5	x

Capitalink also reviewed the historical multiples generated for the comparable companies, and noted that the mean enterprise value to LTM EBITDA multiple over the last ten years was 8.8x.

Capitalink selected an appropriate multiple range for Summer by examining the range indicated by the comparable companies and taking into account certain company-specific factors. Capitalink expects Summer’s revenue valuation multiples to be around the mean of the comparable companies due to its comparable EBITDA margins and higher growth offset by its smaller size, and its EBITDA multiples to be somewhat above the mean of the comparable companies due to its higher EBITDA growth.

Based on the above factors, Capitalink applied the following multiples to the respective statistics:

•	Multiples of 1.20x to 1.40x CY2006 revenue,

•	Multiples of 0.90x to 1.10x CY2007 revenue,

•	Multiples of 9.0x to 11.0x CY2006 EBITDA,

•	Multiples of 7.0x to 8.0x CY2007 EBITDA,

and calculated a range of enterprise values for Summer by weighting the above indications equally and then deducted net debt of approximately $10.1 million to derive an indicated equity value range of approximately $49.3 million to approximately $60.5 million.

None of the comparable companies have characteristics identical to Summer. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable transaction analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Summer. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Capitalink located nine transactions announced since June 2004 involving target companies that are similar to Summer and for which detailed financial information was available. These transactions are:

Target	Acquiror
Russ Berrie & Co., Inc. (NYSE: RUS)	Prentice Capital Management/D.E. Shaw Laminar Portfolios
Mayborn Group plc (AIM: MBY)	3i Group plc (LSE: III)
AVENT Holdings Ltd.	Royal Philips Electronics (ENXTAM: PHIA)
Creative Designs International, Ltd.	JAKKS Pacific, Inc. (NasdaqNM: JAKK)
Posh Tots, LLC	BabyUniverse, Inc. (NasdaqSC: POSH)
Huta Duna, Inc.	BabyUniverse, Inc. (NasdaqSC: POSH)
Britax Childcare	The Carlyle Group
Kids Line, LLC	Russ Berrie & Co., Inc. (NYSE: RUS)
The First Years, Inc.	RC2 Corp. (NasdaqNM: RCRC)

Based on the information disclosed with respect to the targets in the each of the comparable transactions, Capitalink calculated and compared the enterprise values as a multiple of LTM revenue.

Capitalink noted the following with respect to the multiples generated:

Multiple of enterprise value to	Mean		Median		Low	High
LTM revenue	1.78	x	1.57	x	0.84	4.07	x

Capitalink expects Summer to be valued slightly below the mean of the comparable transactions multiples due to its lower profitability and smaller size. The selected revenue multiple range of 1.20x to 1.50x is lower than the observed mean and median of 1.78x and 1.57x, respectively, reflecting Summer’s smaller size and lower profitability. As most targets were private companies at the time of the acquisition, data concerning their past and projected growth rates were not available and hence were not compared with those of Summer.

Based on the comparable transactions, Capitalink determined a range of indicated enterprise values for Summer by selecting a range of valuation multiples of between 1.20x and 1.50x, and then applying them to Summer’s LTM revenue.

Based on the selected multiple ranges, Capitalink calculated a range of enterprise values for Summer and then deducted net debt of approximately $10.1 million to derive an indicated equity value range of approximately $43.9 million to approximately $57.3 million.

None of the target companies in the comparable transactions have characteristics identical to Summer. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

80% test

KBL’s initial business combination must be with a target business whose fair market value is at least equal to 80% of KBL’s net assets at the time of such acquisition.

Capitalink reviewed and estimated KBL’s net assets based on its stockholders’ equity as of June 30, 2006 and compared that to Summer’s indicated range of enterprise value. Capitalink noted that the fair market value of Summer exceeds 80% of KBL’s net asset value.

Based on the information and analyses set forth above, Capitalink delivered its written opinion to KBL’s board of directors, which stated that, as of August 24, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the transaction consideration is fair, from a financial point of view, to KBL’s stockholders, and (ii) the fair market value of Summer is at least equal to 80% of KBL’s net assets. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. KBL decided to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion and will reimburse Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, KBL has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of its opinion. Capitalink does not beneficially own any interest in either KBL or Summer and has not provided either company with any other services.

Material Federal Income Tax Consequences of the Acquisition

The following section is a summary of the opinion of Graubard Miller, counsel to KBL, regarding material United States federal income tax consequences of the acquisition to holders of KBL common stock. This discussion addresses only those KBL security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold KBL common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who are not citizens or residents of the United States.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither KBL nor Summer intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the acquisition.

It is the opinion of Graubard Miller that the acquisition will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by KBL or Summer as a result of the acquisition. It is also the opinion of Graubard Miller that no gain or loss will be recognized by KBL or by the stockholders of KBL if their conversion rights are not exercised.

It is also the opinion of Graubard Miller that a stockholder of KBL who exercises conversion rights and effects a termination of the stockholder’s interest in KBL will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of KBL for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of KBL common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the acquisition and will be a long-term capital gain or loss if the holding period for the share of KBL common stock is more than one year. The tax opinion issued to KBL by Graubard Miller, its counsel, is attached to this proxy statement as Annex H. Graubard Miller has consented to the use of its opinion in this proxy statement.

This discussion is intended to provide all material United States federal income tax consequences of the acquisition to KBL and its stockholders who hold their stock as a capital asset. This discussion is not a complete analysis or description of all potential United States federal tax consequences of the acquisition to other holders who are subject to special rules. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the acquisition.

The tax opinion issued to KBL by Graubard Miller, its counsel, is attached to this proxy statement as Annex F. Graubard Miller has consented to the use of its opinion in this proxy statement.

Anticipated Accounting Treatment

The acquisition will be accounted for by KBL as an acquisition under the purchase method of accounting. Pursuant to this method, the aggregate consideration paid by KBL in connection with the acquisition will be allocated to Summer’s assets and liabilities based on their fair values, with any excess being treated as goodwill. Summer’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of KBL after consummation of the acquisition.

Regulatory Matters

The acquisition and the transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the acquisition proposal.

THE ACQUISITION AGREEMENT

The following summary of the material provisions of the Acquisition Agreement is qualified by reference to the complete text of the Acquisition Agreement, a copy of which is attached as Annex A to this proxy statement as it may be amended. All stockholders are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

General; Structure of Acquisition

On September 1, 2006, KBL entered into the Acquisition Agreement with each of the Summer Companies and all of the stockholders of the Summer Companies. Merger Sub, a wholly owned subsidiary of KBL, formed to effectuate the acquisition is also a party to the Acquisition Agreement. In the acquisition:

•	SII will merge into the Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of KBL,

•	the stockholders of SIE and SIA will sell and transfer all of the outstanding capital stock of those companies to KBL, and each such company will become a wholly owned subsidiary of KBL, and

•

the Merger Sub shall acquire all of the assets and liabilities of Faith Realty, an entity owned by two of the Summer stockholders which owns the facilities currently under construction that are intended for use by Summer as its principal offices and facilities.

The Summer stockholders approved and adopted the Acquisition Agreement, as amended, and the transactions contemplated thereby by virtue of the execution of the Acquisition Agreement and the amendments. Accordingly, no further action is required to be taken by Summer stockholders to approve the acquisition.

Closing and Effective Time of the Acquisition

The closing of the acquisition will take place promptly following the satisfaction of the conditions described below under “The Acquisition Agreement—Conditions to the Closing of the Acquisition,” unless KBL and Summer agree in writing to another time. The acquisition is expected to be consummated promptly after the special meeting of KBL’s stockholders described in this proxy statement.

After completion of the acquisition:

•	the name of KBL will be “Summer Infant, Inc.”;

•	the corporate headquarters and principal executive offices of KBL will be located at 582 Great Road, North Smithfield, Rhode Island 02896, which is SII’s corporate headquarters; and

•

KBL and Summer will cause the common stock, warrants and units of KBL outstanding prior to the acquisition, which are traded on the OTCBB, to continue trading on the OTCBB or to be quoted on either the Nasdaq Global Market or Nasdaq Capital Market. In the event KBL’s common stock, warrants and units are listed on either Nasdaq market at the time of the closing, the symbols will change to ones determined by the board of directors and the trading medium that are reasonably representative of the corporate name or business of KBL.

Acquisition Consideration

Pursuant to the Acquisition Agreement, the Summer stockholders, in exchange for all of the securities of Summer outstanding immediately prior to the Acquisition, will receive from KBL an aggregate of $20,000,000 cash and 3,916,667 shares of KBL common stock, such shares being subject to downward adjustment based on Summer’s net worth.

The Summer stockholders will be entitled to receive up to an additional aggregate of 2,500,000 shares of KBL common stock (“Contingent Shares”) in the event that the last sales price of KBL common stock is equal to or exceeds $8.50 on any twenty (20) trading days during any thirty (30) consecutive trading day period commencing on the three-month anniversary of the closing of the acquisition and ending on April 20, 2009.

The Summer stockholders also will be entitled to receive cash payments equal to 50% of the difference between actual EBITDA (as defined in the Acquisition Agreement) for the years ending December 31, 2006, 2007 and 2008 and prescribed EBITDA benchmarks for each of those years of $4,200,000, $10,000,000 and $15,000,000, respectively. Actual EBITDA for purposes of this calculation equals Summer’s income before depreciation, amortization, interest, taxes and any expenses related to Summer’s proposed acquisition by KBL. These cash payments shall not exceed $5,000,000 in the aggregate for the three years. The EBITDA of Summer for the nine months ended September 30, 2006 was $3,744,000.

Immediately following the acquisition, and assuming no holders of KBL common stock vote against the acquisition and elect to convert such stock into cash, the Summer stockholders will own approximately 25.9% of the total issued and outstanding KBL common stock. Giving effect to the issuance of the Contingent Shares, and assuming no holders of KBL common stock vote against the acquisition and elect to convert such stock into cash, the Summer stockholders would own approximately 36.4% of the total issued and outstanding KBL common stock.

Escrow Agreement

1,000,000 shares of the KBL common stock received by the Summer stockholders will be placed into escrow to secure the indemnity rights of KBL under the Acquisition Agreement. An additional 391,667 shares of the KBL common stock received by the Summer stockholders will be placed into escrow to secure KBL’s right to recapture all or a portion of such shares if Summer’s net worth (as defined in the Acquisition Agreement) at the date of the closing of the acquisition is less than Summer’s net worth at June 30, 2006. For purposes of this escrow, the term “net worth” means, on the date in question, the consolidated assets of Summer at such date, less all consolidated liabilities of Summer at such date, adjusted to give effect to the payment of dividend distributions by SII for the payment of taxes in such fiscal year or prior years and excluding direct costs and expenses through the applicable date related to the acquisition and related to litigation and settlement of the dispute between Summer and Springs Global US, Inc. described under the section “Business of Summer—Legal Proceedings.” As soon as practicable following the closing date, Goldstein Golub Kessler LLP shall calculate and deliver to KBL a statement of Summer’s net worth at June 30, 2006 and the closing date. Each of these escrows will be governed by the terms of an escrow agreement, a copy of which is attached to this proxy statement as Annex F. Summer’s net worth at June 30, 2006 per its combined financial statements totaled $3,342,000, and at September 30, 2006, totaled $4,266,000. These figures would need to be adjusted for the items noted above, including dividend distributions and costs related to the Springs litigation. This calculation has not yet been finalized.

Lock-Up Agreements

The Summer stockholders have entered into lock-up agreements to not sell or otherwise transfer any of the shares of KBL common stock received by them in the acquisition until April 21, 2008, subject to certain exceptions, such as transfers between currently existing Summer stockholders and transfers to family members who agree to be similarly bound by the terms of the lock-up. The lock-up agreements alleviate any potential dilutive impact of such shares upon the market price of KBL common stock during the periods the restrictions apply.

Employment Agreements

A condition to the closing of the Acquisition Agreement is that Jason Macari, Summer’s current chief executive officer, Dr. Marlene Krauss, KBL’s current chief executive officer, Steven Gibree, Summer’s current executive vice president of product development, Rachelle Harel, Summer’s current managing director, and Joseph Driscoll, Summer’s current chief financial officer, shall enter into employment agreements with KBL and/or Summer, effective upon the consummation of the acquisition. The employment agreements are attached to this proxy statement as Annexes I, J, K, L and M. For a summary of the employment agreements, see the section entitled “Directors and Executive Officers of KBL Following the Acquisition—Employment Agreements.” We encourage you to read the employment agreements in their entirety.

Election of Directors; Voting Agreement

Certain of the KBL Inside Stockholders—specifically, Dr. Marlene Krauss, Dr. Zachary Berk and Mr. Michael Kaswan—and all of the Summer stockholders have entered into a voting agreement. Immediately after consummation of the acquisition, and assuming no conversions of KBL common stock, the parties to the voting agreement will own approximately 38.5% of KBL’s outstanding common stock in the aggregate. The voting agreement provides that the Summer stockholders, on the one hand, and such KBL Inside Stockholders, on the other hand, will each designate two directors and mutually designate three additional directors to KBL’s board. Each of the parties to the voting agreement will vote for such designees as directors of KBL until immediately following the election that will be held in 2009. KBL will be obligated to provide for its board of directors to be comprised of seven members and to enable the election to the board of directors of the persons designated by the parties to the voting agreement. The voting agreement is attached to this proxy statement as Annex D. We encourage you to read the voting agreement in its entirety.

Immediately upon the consummation of the acquisition, the directors of KBL will be Dr. Marlene Krauss, Mr. Jason Macari, Mr. Steven Gibree, Mr. Martin Fogelman, Ms. Myra Hart, Mr. Robert Stebenne and Mr. Richard Wenz. Under the terms of the voting agreement, all of the Summer stockholders, on the one hand, and the KBL Inside Stockholders who are party to the voting agreement, on the other hand, have agreed to vote for the designees to KBL’s board of directors through the election in 2009 as follows:

•	in the class to stand for reelection in 2007—Myra Hart and Robert Stebenne.

•	in the class to stand for reelection in 2008—Steven Gibree, Martin Fogelman and Richard Wenz.

•	in the class to stand for reelection in 2009—Dr. Marlene Krauss and Jason Macari.

KBL’s directors do not currently receive any cash compensation for their services as members of the board of directors. However, in the future, non-employee directors may receive certain cash fees and stock-based awards as the KBL board of directors may determine.

Registration Rights Agreement

Pursuant to the Acquisition Agreement, KBL and the Summer stockholders will enter into a registration rights agreement to provide the Summer stockholders with certain rights relating to the registration of shares of KBL common stock that they will receive in connection with the acquisition. Under the registration rights agreement, the Summer stockholders are afforded both demand and piggyback registration rights. The registration rights agreement is attached to this proxy statement as Annex G. We encourage you to read the registration rights agreement in its entirety.

Representations and Warranties

The Acquisition Agreement contains representations and warranties of each of Summer and KBL relating, among other things, to:

•	proper corporate organization and similar corporate matters;

•	capital structure of each constituent company;

•	the authorization, performance and enforceability of the Acquisition Agreement;

•	licenses and permits;

•	taxes;

•	financial information and absence of undisclosed liabilities;

•	holding of leases and ownership of other properties, including intellectual property;

•	contracts;

•	title to properties and assets;

•	environmental matters;

•	title to and condition of other assets;

•	absence of certain changes;

•	employee matters;

•	compliance with laws;

•	product liability and product recalls;

•	absence of litigation; and

•	compliance with applicable provisions of securities laws.

The Summer stockholders have represented and warranted, among other things, as to their accredited investor status.

Covenants

KBL and Summer have each agreed to take such actions as are necessary, proper or advisable to consummate the acquisition. Each of them has also agreed, subject to certain exceptions, to continue to operate its respective businesses in the ordinary course prior to the closing and not to take the following actions without the prior written consent of the other party:

•

waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the Acquisition Agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•

grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

•

transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of Summer or KBL, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will Summer or KBL license on an exclusive basis or sell any intellectual property of the Summer or KBL, as applicable;

•

declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than certain distributions to stockholders of SII, a subchapter S corporation, in connection with income taxes as prescribed by the Acquisition Agreement);

•

purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Summer and KBL, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

•

issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

•	amend its certificate of incorporation or bylaws;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of KBL or Summer, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•

sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business and the sale, lease or disposition of assets (other than through licensing) of property or assets that are not material to its business;

•

except with respect to advances under Summer’s current credit facilities, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of KBL or Summer, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

adopt or amend any employee benefit plan, policy or arrangement, any employee performance equity plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the Acquisition Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities previously disclosed in financial statements to the other party in connection with the Acquisition Agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Summer is a party or of which the Summer is a beneficiary or to which KBL is a party or of which KBL is a beneficiary, as applicable;

•

except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract of Summer or KBL, as applicable, or waive, delay the exercise of, release or assign any material rights or assign any material rights or claims thereunder;

•	except as required by applicable U.S., U.K. or Hong Kong GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•

except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $250,000 in any 12 month period;

•	engage in any action that could reasonably be expected to cause the acquisition to fail to qualify as a “reorganization” under Section 368(a) of the Code;

•	settle any litigation to which any director, officer of stockholder of such company is a party or, in the case of Summer, where the consideration given is other than monetary;

•

make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	form, establish or acquire any subsidiary except as contemplated by the Acquisition Agreement;

•

permit any person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

•	make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates; or

•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The Acquisition Agreement also contains additional covenants of the parties, including covenants providing for:

•

each party to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Acquisition Agreement;

•

Summer to maintain insurance polices providing insurance coverage for its business and its assets in the amounts and against the risks as are commercially reasonable for the businesses and risks covered;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	KBL to prepare and file this proxy statement;

•	Summer to provide audited financial statements for the fiscal years ending December 31, 2005, 2004 and 2003;

•

the Summer stockholders to release and forever discharge Summer and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages arising out of or resulting from such stockholder’s status as a holder of an equity interest in Summer, and employment, service, consulting or other similar agreement entered into with Summer prior to the consummation of the Acquisition Agreement;

•	making commercially reasonable efforts to negotiate with Summer’s creditors to eliminate any personal guarantees given by Summer stockholders for the liabilities of Summer;

•

Summer and the Summer stockholders to waive their rights to make claims against KBL to collect from the trust account established for the benefit of the KBL stockholders who purchased their securities in KBL’s IPO for any moneys that may be owed to them by KBL for any reason whatsoever, including breach by KBL of the Acquisition Agreement or its representations and warranties therein;

•	the Summer stockholders to repay to Summer at or prior to the consummation of the acquisition, all direct and indirect indebtedness and other obligations owed by them to Summer;

•

each stockholder of Summer to agree that he or she shall not, after the consummation of the acquisition and prior to April 21, 2008, sell, transfer or otherwise dispose of any interest in any of the shares of KBL common stock he or she receives as a result of the acquisition other than as permitted pursuant to his or her lock-up agreement;

•	each party to use commercially reasonable efforts to secure the consent of third parties as necessary to consummate the acquisition as contemplated by the Acquisition Agreement;

•

KBL and Summer to use their reasonable best efforts to obtain the listing for trading on either the Nasdaq Global Market or Nasdaq Capital Market of KBL common stock and warrants. If such listing is not obtainable by the closing of the acquisition, KBL and Summer will continue to use their best efforts after closing of the acquisition to obtain such listing; and

•

KBL to maintain current policies of directors’ and officers’ liability insurance with respect to claims arising from facts and events that occurred prior to the consummation of the acquisition for a period of six years after the consummation of the acquisition.

Conditions to the Closing of the Acquisition

General conditions

Consummation of the Acquisition Agreement and the related transactions is conditioned on the KBL stockholders, at a meeting called for these purposes, (i) adopting the Acquisition Agreement and approving the acquisition, (ii) approving the change of KBL’s name, and (iii) approving the increase of the authorized shares of KBL’s common stock from 35,000,000 to 100,000,000. The KBL stockholders will also be asked to adopt the performance equity plan and to approve the removal of all of the provisions of Article Sixth of KBL’s certificate of incorporation other than the paragraph relating to KBL’s classified board of directors. The consummation of the acquisition is not dependent on the approval of either of such actions.

The acquisition will be consummated only if holders of twenty percent (20%) or more of the shares of KBL common stock issued in KBL’s IPO and outstanding immediately before the consummation of the acquisition shall not have properly exercised their rights to convert their shares into a pro rata share of the trust account in accordance with KBL’s certificate of incorporation.

In addition, the consummation of the transactions contemplated by the Acquisition Agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

•

the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the Acquisition Agreement have been materially complied with by the delivering party;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

•

KBL’s common stock being quoted on the OTCBB or listed for trading on Either the Nasdaq Global Market or Nasdaq Capital Market and there being no action or proceeding pending or threatened against KBL by the National Association of Securities Dealers, Inc. (NASD) to prohibit or terminate the quotation of KBL’s common stock on the OTCBB or the trading thereof on Either the Nasdaq Global Market or Nasdaq Capital Market; and

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions.

Summer’s conditions to closing

The obligations of Summer to consummate the transactions contemplated by the Acquisition Agreement, in addition to the general conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to KBL since the date of the Acquisition Agreement;

•

Summer shall have received from Graubard Miller, counsel to KBL, a legal opinion, which among other things, opines on the validity and enforceability of the Acquisition Agreement and the transactions contemplated thereby; substantially in the form annexed to the Acquisition Agreement, which is customary for transactions of this nature;

•	an employment agreement between KBL and Dr. Marlene Krauss shall be in full force and effect; and

•	KBL shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust account disbursed to KBL immediately upon the Closing.

KBL’s conditions to closing

The obligations of KBL to consummate the transactions contemplated by the Acquisition Agreement, in addition to the general conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to Summer since the date of the Acquisition Agreement;

•	an employment agreement between Summer and each of Jason Macari, Steven Gibree, Rachelle Harel, and Joseph Driscoll shall be in full force and effect;

•	at the closing, all of the assets and liabilities of Faith Realty shall be transferred to Merger Sub;

•	all of the financial statements of Summer as audited or reviewed by GGK shall be materially the same as the financials that were delivered to KBL prior to the execution of the Acquisition Agreement;

•

KBL shall have received a “comfort” letter from GGK dated the closing date, which shall cite the accuracy of specific financial information presented in the proxy statement as compared to the financial statements included in the F-pages of this proxy statement and which shall provide other representations as customary for transactions similar to the acquisition;

•

KBL shall have received from Greenberg Traurig LLP, counsel to Summer, a legal opinion, which among other things, opines on the validity and enforceability of the Acquisition Agreement and the transactions contemplated thereby; substantially in the form annexed to the Acquisition Agreement, which is customary for transactions of this nature; and

•

the voting agreement between certain stockholders of KBL and certain stockholders of Summer and KBL shall be in full force and effect, and Dr. Krauss and the other KBL designee shall have been elected to KBL’s board of directors.

Indemnification

As the sole remedy for the obligation of the Summer stockholders to indemnify and hold harmless KBL for any damages, whether as a result of any third party claim or otherwise, which arise as a result of or in connection with the breach of representations, warranties, agreements and covenants of Summer, at the closing of the acquisition, 1,000,000 shares of KBL common stock to be issued to the Summer stockholders as acquisition consideration will be deposited in escrow. The escrowed shares will be taken from each Summer stockholder pro rata in accordance with the number of shares of KBL common stock he receives in the acquisition. Claims for indemnification may be asserted by KBL once the damages exceed $500,000 and are indemnifiable to the extent that damages exceed $500,000. Any shares of KBL common stock remaining in the indemnity escrow fund on the later of (a) the date that is sixteen months after the effective time of the acquisition and (b) the thirtieth day after the date that KBL files its Annual Report on Form 10-K for the year ended December 31, 2007, or for such further period as may be required pursuant to the Escrow Agreement, shall be released to the persons entitled to them. For purposes of satisfying an indemnification claim, shares of KBL common stock will be valued at the average reported last sale price for the ten trading days ending on the last day prior to the day that the claim is paid. The escrow agreement is attached to this proxy statement as Annex F. We encourage you to read the escrow agreement in its entirety.

The board of directors of KBL has appointed Dr. Marlene Krauss to take all necessary actions and make all decisions pursuant to the escrow agreement regarding KBL’s right to indemnification under the Acquisition Agreement. If Dr. Krauss ceases to so act, KBL’s board of directors shall appoint as a successor a person who was a director of KBL prior to the closing who would qualify as an “independent” director of KBL and who had no relationship with Summer prior to the closing. Dr. Krauss, and any successor, is charged with making determinations whether KBL may be entitled to indemnification, and may make a claim for indemnification by giving notice to Jason Macari, as representative of the Summer stockholders, with a copy to the escrow agent, specifying the details of the claim. Mr. Macari, or his successor, who may be appointed by him, or by KBL’s board of directors, acting through its members who were directors of Summer prior to the closing, from among those of its members who was a former stockholder of Summer, or such other person as such members may designate, may accept the claim or dispute it. If the claim is disputed by Mr. Macari and not ultimately resolved by negotiation, it shall be determined by arbitration. Upon a claim and its value becoming established by the parties or through arbitration, it is payable from the shares placed in escrow or cash substituted therefor.

Termination

The Acquisition Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of KBL and Summer;

•

by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition, which order, decree, ruling or other action is final and nonappealable;

•

by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 30 days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•

by either party if, at the KBL stockholder meeting, the Acquisition Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of KBL’s common stock, or the holders of 20% or more of the shares issued in KBL’s IPO properly exercise their conversion rights; and

•	by either party if the acquisition has not been consummated by April 21, 2007.

If permitted under the applicable law, either Summer or KBL may waive any inaccuracies in the representations and warranties made to such party contained in the Acquisition Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Acquisition Agreement. The condition requiring that the holders of fewer than 20% of the shares of KBL common stock issued in its IPO affirmatively vote against the acquisition proposal and properly demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived. KBL’s board of directors will resolicit stockholder approval of the acquisition if either party waives a material condition to the acquisition agreement and such changes in the terms of the acquisition render the disclosure previously provided materially misleading.

Net Worth Share Adjustment

At the closing of the acquisition, 391,667 shares of the KBL common stock to be issued to the Summer stockholders will be placed in escrow to secure KBL’s right to recapture all or a portion of such shares if

Summer’s net worth at the date of the closing of the acquisition is less than Summer’s net worth at June 30, 2006. The number of such shares to be returned to KBL shall be equal to the difference between the Summer’s net worth at the date of closing of the acquisition and June 30, 2006, divided by $6.00. If the net worth at the closing date is equal to or greater than net worth at June 30, 2006, there shall be no adjustment. If the adjustment would require the return to KBL of more than the 391,667 shares in escrow, each of the Summer stockholders has agreed to return to KBL on demand that number of shares of KBL common stock received by him or her in the acquisition necessary to make up the shortfall. For purposes of this escrow, the term “net worth” means, on the date in question, the consolidated assets of Summer at such date, less all consolidated liabilities of Summer at such date, adjusted to give effect to the payment of dividend distributions by SII for the payment of taxes in such fiscal year or prior years and excluding direct costs and expenses through the applicable date related to the acquisition and related to litigation and settlement of the dispute between Summer and Springs Global US, Inc. described under the section “Business of Summer—Legal Proceedings.” As soon as practicable following the closing date, Goldstein Golub Kessler LLP shall calculate and deliver to KBL a statement of Summer’s net worth at June 30, 2006 and the closing date.

Effect of Termination

In the event of proper termination by either KBL or Summer, the Acquisition Agreement will become void and have no effect, without any liability or obligation on the part of KBL or Summer, except that:

•	the confidentiality obligations set forth in the Acquisition Agreement will survive;

•

the waiver by Summer and the Summer stockholders of all rights against KBL to collect from the trust account any moneys that may be owed to them by KBL for any reason whatsoever, including but not limited to a breach of the Acquisition Agreement, and the acknowledgement that neither Summer nor the Summer stockholders will seek recourse against the trust account for any reason whatsoever, will survive;

•	the rights of the parties to bring actions against each other for breach of the Acquisition Agreement will survive; and

•	the fees and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

The Acquisition Agreement does not provide for specific penalties or payments in the event of a material breach by a party of its covenants or warranties or a refusal or wrongful failure of the other party to consummate the acquisition. In such event, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party.

Fees and Expenses

All fees and expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Acquisition Agreement is consummated.

Confidentiality; Access to Information

KBL and Summer will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the acquisition reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. KBL and Summer will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the Acquisition Agreement.

Amendments

The Acquisition Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Extension; Waiver

At any time prior to the closing, any party to the Acquisition Agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the Acquisition Agreement or in any document delivered pursuant to the Acquisition Agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the Acquisition Agreement.

Public Announcements

KBL and Summer have agreed that until closing or termination of the Acquisition Agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Acquisition Agreement and the transactions governed by it; and

•

not issue or otherwise make any public announcement or communication pertaining to the Acquisition Agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Arbitration

Any disputes or claims arising under or in connection with acquisition agreement or the transactions contemplated thereunder will be resolved by binding arbitration. Arbitration will be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”). The arbitration will be governed and conducted by applicable AAA rules, and any award or decision shall be conclusive and binding on the parties. Each party consented to the exclusive jurisdiction of the federal and state courts located in the State of Delaware, New Castle County, for such purpose. The arbitration shall be conducted in Wilmington, Delaware. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator shall be assessed against the losing party.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines KBL’s historical balance sheets and those of Summer as of September 30, 2006, giving effect to the transactions described in the Acquisition Agreement as if they had occurred on September 30, 2006. The following unaudited pro forma condensed consolidated statements of operations combine (i) KBL’s historical statement of operations for the six months ended September 30, 2006 with those of Summer for the nine months ended September 30, 2006 and (ii) KBL’s historical statement of operations for the year ended December 31, 2005 with those of Summer for the year ended December 31, 2005, in each case giving effect to the acquisition as if it had occurred on January 1, 2005.

The unaudited pro forma condensed balance sheet has been prepared using two different levels of approval of the transaction by the KBL stockholders, as follows:

•	assuming no conversions—this presentation assumes that no stockholders of KBL seek to convert their shares into a pro rata share of the trust account; and

•	assuming maximum conversions—this presentation assumes stockholders of KBL owning 19.99% of the stock sold in KBL’s initial public offering seek conversion.

Under the purchase method of accounting, the preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based on preliminary estimates, which assume that historical cost approximates fair value of the assets and liabilities of Summer. As such, management estimates that a substantial portion of the excess purchase price will be allocated to non-amortizable intangible assets. These estimates are subject to change upon the finalization of the valuation of certain assets and liabilities and may be adjusted in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with KBL’s historical financial statements and those of Summer and the related notes thereto. The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or of KBL’s future financial position or operating results.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming No Conversions

September 30, 2006

(In thousands of dollars)

	Summer	KBL	Adjustments		Pro forma
Assets
Current assets
Cash and cash equivalents	$244	$23	$51,653	a	$29,138
			(20,000	)b
			(2,782	)c
New York Muni Cash Trust held in trust	—	49,878	(49,878	)a	—
Accrued interest held in trust	—	1,775	(1,775	)a	—
Trade receivables	10,567	—	—		10,567
Inventory	11,337	—	—		11,337
Prepaid expenses	323	74	—		397
Other current assets	—	1	—		1

Total current assets	22,471	51,751	(22,782)		51,440
Property and equipment, net	3,798	5	—		3,803
Goodwill	92	—	15,802	b	15,894
Other intangible assets, net	79	—	22,921	b	23,000
Deferred acquisition costs	—	321	(321	)c	—
Deferred tax asset	—	453	—		453

Total assets	$26,440	$52,530	$15,620		$94,590

Liabilities and stockholders equity
Current liabilities
Line of credit	$10,567	$—	$—		$10,567
Accounts payable and accrued expenses	9,632	446	(373	)c	9,705
Deferred trust income	—	497	(497	)d	—
Capital and income tax payable	—	315	—		315
Notes payable—short term	280	—	—		280

Total current liabilities	20,479	1,258	(870)		20,867
Notes payable—long term	1,078	—	—		1,078

Total liabilities	21,557	1,258	(870)		21,945

Minority interest	657	—	(657)		—

Common stock subject to conversion	—	9,829	(9,829	)d	—

Common stock	76	1	(76	)b	1
Additional paid in capital	144	40,632	(144	)b	71,337
			20,876	b
			9,829	d
Other comprehensive income	129	—	(129	)b	—
Retained earnings	4,534	810	(4,534	)b	1,307

			497	d

Stockholders equity	4,226	41,443	26,976		72,645

Total liabilities and stockholders equity	$26,440	$52,530	$15,620		$94,590

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming Maximum Conversions

September 30, 2006

(In thousands of dollars)

	Summer	KBL	Adjustments		Pro forma
Assets
Current assets
Cash and cash equivalents	$244	$23	$51,653	a	$18,812
			(20,000	)b
			(2,782	)c
			(9,829	)d
			(497	)d
New York Muni Cash Trust held in trust	—	49,878	(49,878	)a	—
Accrued interest held in trust	—	1,775	(1,775	)a	—
Trade receivables	10,567	—	—		10,567
Inventory	11,337	—	—		11,337
Prepaid expenses	323	74	—		397
Other current assets	—	1	—		1

Total current assets	22,471	51,751	(33,108)		41,114
Property and equipment, net	3,798	5	—		3,803
Goodwill	92	—	15,802	b	15,894
Other intangible assets, net	79	—	22,921	b	23,000
Deferred acquisition costs	—	321	(321	)c	—
Deferred tax asset	—	453	—		453

Total assets	$26,440	$52,530	$5,294		$84,264

Liabilities and stockholders equity
Current liabilities
Line of credit	$10,567	$—	$—		$10,567
Accounts payable and accrued expenses	9,632	446	(373	)c	9,705
Deferred trust income	—	497	(497	)d	—
Capital and income tax payable	—	315	—		315
Notes payable—short term	280	—	—		280

Total current liabilities	20,479	1,258	(870)		20,867
Notes payable—long term	1,078	—	—		1,078

Total liabilities	21,557	1,258	(870)		21,945

Minority interest	657	—	(657)		—

Common stock subject to conversion	—	9,829	(9,829	)d	—

Common stock	76	1	(76	)b	1
Additional paid in capital	144	40,632	(144	)b	61,508
			20,876	b
Other comprehensive income	129	—	(129	)b	—
Retained earnings	4,534	810	(4,534	)b	810

Stockholders equity	4,226	41,443	16,650		62,319

Total liabilities and stockholders equity	$26,440	$52,530	$5,294		$84,264

Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data

Assuming No Conversions

Nine Months Ended September 30, 2006

(In thousands of dollars, except for per share amounts)

	Summer	KBL	Adjustments		Pro forma
Net sales	$39,813	$—	$—		$39,813
Cost of goods sold	24,512	—	—		24,512

Gross profit	15,301	—	—		15,301
General & administrative expenses	7,651	469	770	e	8,890
Selling expenses	4,376	—	—		4,376

Operating income	3,274	(469)	(770)		2,036
Interest expense	653	—	—		653
Interest income	—	(1,103)	(274	)d	(844)

			533	f

Income before income taxes	2,621	634	(1,029)		2,226
Income tax provision	29	132	796	g	957

Net income before minority interest	2,592	502	(1,825)		1,269
Minority interest in net income of affiliates	287	—	(287	) e	—

Net income	$2,305	$502	$(1,538)		$1,269

Weighted average number of shares outstanding:
Basic		11,200,000		h	15,116,667
Diluted		11,200,000		h	16,416,295

Net income per share
Basic		$0.04			$0.08

Diluted		$0.04			$0.08

Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data

Assuming Maximum Conversions

Nine Months Ended September 30, 2006

(In thousands of dollars, except for per share amounts)

	Summer	KBL	Adjustments		Pro forma
Net sales	$39,813	$—	$—		$39,813
Cost of goods sold	24,512	—	—		24,512

Gross profit	15,301	—	—		15,301
General & administrative expenses	7,651	469	770	e	8,890
Selling expenses	4,376	—	—		4,376

Operating income	3,274	(469)	(770)		2,036
Interest expense	653	—	—		653
Interest income	—	(1,103)	427	f	(676)

Income before income taxes	2,621	634	(1,197)		2,058
Income tax provision	29	132	724	g	885

Net income before minority interest	$2,592	$502	$(1,921)		1,173
Minority interset in net income of affiliates	287	—	(287	) e	—

Net income	$2,305	$502	$(1,634)		$1,173

Weighted average number of shares outstanding:
Basic		11,200,000		h	13,277,587
Diluted		11,200,000		h	14,577,215

Net income per share
Basic		$0.04			$0.09

Diluted		$0.04			$0.08

Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data

Assuming No Conversions

Year Ended December 31, 2005

(In thousands, except for per share amounts)

	Summer	KBL	Adjustments		Pro forma
Net sales	$35,535	$—	$—		$35,535
Cost of goods sold	23,008	—	—		23,008

Gross profit	12,527	—	—		12,527
General & administrative expenses	5,408	322	1,026	e	6,756
Selling expenses	5,151	—	—		5,151

Operating income	1,968	(322)	(1,026)		620
Interest expense	451	—	—		451
Interest income	—	(896)	(223	)d	(686)

			433	f

Income before income taxes	1,517	574	(1,236)		855
Income tax provision	31	265	72	g	368

Net income before minority interest	1,486	309	(1,308)		487
Minority interest in net income of affiliates	161	—	(161	) e	—

Net income	$1,325	$309	$(1,147)		$487

Weighted average number of shares outstanding:
Basic		8,291,507		h	15,116,667
Diluted		8,291,507		h	15,547,917

Net income per share
Basic		$0.04			$0.03

Diluted		$0.04			$0.03

Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data

Assuming Maximum Conversions

Year Ended December 31, 2005

(In thousands, except for per share amounts)

	Summer	KBL	Adjustments		Pro forma
Net sales	$35,535	$—	$—		$35,535
Cost of goods sold	23,008	—	—		23,008

Gross profit	12,527	—	—		12,527
General & administrative expenses	5,408	322	1,026	e	6,756
Selling expenses	5,151	—	—		5,151

Operating income	1,968	(322)	(1,026)		620
Interest expense	451	—	—		451
Interest income	—	(896)	347	f	(549)

Income before income taxes	1,517	574	(1,373)		718
Income tax provision	31	265	13	g	309

Net income before minority interest	1,486	309	(1,386)		409
Minority interest in net income of affiliates	161	—	(161	) e	—

Net income	$1,325	$309	$(1,225)		$409

Weighted average number of shares outstanding:
Basic		8,291,507		h	13,277,587
Diluted		8,291,507		h	13,708,837

Net income per share
Basic		$0.04			$0.03

Diluted		$0.04			$0.03

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share amounts)

a	To record release of funds held in the trust fund.
b	To record the $43,776 purchase of all the stockholders’ equity of Summer and the allocation of the purchase price to assets acquired and liabilities assumed as follows:

Calculation of allocable purchase price:

Cash	20,000	*
Stock	20,876	**
Capitalized Transaction Costs	2,730

Purchase Price	43,606

Estimated allocation of purchase price:

		Asset life
Summer net assets acquired, net of goodwill	4,712	Various
Customer relationships	13,000	20 years
Trade name	10,000	Indefinite
Goodwill (residual)	15,894	Indefinite

Total allocable purchase price	43,606

*	The cash portion of the acquisition does not include future contingent payments of up to $5,000 based on earnings. This amount will be considered additional purchase price, if paid, and will result in additional goodwill.

**	The stock portion of the acquisition ($20,876) consists of 3,916,667 shares at a price per share of $5.33, which was the average closing price of a share of KBL common stock for the 20 consecutive trading days prior to public announcement by KBL of the contemplated purchase of the stockholders’ equity of Summer. The stock portion of the acquisition includes 1,391,667 shares held in escrow to secure indemnity rights of KBL and for adjustments to Summer’s net worth. It does not include future contingent payments of 2,500,000 based on the company’s stock price. The fair value of the shares to be issued on the contingent payments will be considered additional purchase price, if issued, and will result in additional goodwill.

c	To record payment of transaction related expenses.
d	Assuming no conversion, to reclassify common stock subject to possible conversion as permanent equity and to record deferred interest as income. Assuming maximum conversion, to record refund of funds to converting shareholders along with related deferred interest, and to reclassify common stock as additional paid in capital.
e	To reverse minority interest in affiliates, which are being acquired in full.
f	To record increased base salaries payable to certain key employees under employment agreements entered into in conjunction with the acquisition and increased salaries to be made to certain directors; and to record amortization expense of acquired intangibles-customer relationships with a 20 year life.
g	To reverse interest income to reflect the payment of $20,000 as the cash portion of the acquisition.
h	To record increased state and federal income taxes (9% and 34% of pro forma combined net income for the period).
i	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	No Conversions	Maximum Conversions
Nine months ended September 30, 2006:
Basic—assuming initial public offering as of January 1, 2005	11,200,000	9,360,920
Shares issued in conjunction with the acquisition*	3,916,667	3,916,667

Basic—total	15,116,667	13,277,587
Incremental shares on exercise of warrants**	1,299,628	1,299,628

Diluted	16,416,295	14,577,215

*	The stock portion of the acquisition ($20,876) consists of 3,916,667 shares at a price per share of $5.33, which was the average closing price of a share of KBL common stock for the 20 consecutive trading days prior to public announcement by KBL of the contemplated purchase of the stockholders’ equity of Summer. The stock portion of the acquisition includes 1,391,667 shares held in escrow to secure indemnity rights of KBL and for adjustments to Summer’s net worth. It does not include future contingent payments of 2,500,000 based on the company’s stock price.

**	Assumes exercise price of $5.00 per share, 18,400,000 warrants outstanding and average price for period warrants were actually outstanding (i.e., from January 1, 2006 to September 30, 2006) of $5.38.

	No Conversions	Maximum Conversions
Twelve months ended December 31, 2005:
Basic—assuming initial public offering as of January 1, 2005	11,200,000	9,360,920
Shares issued in conjunction with the acquisition*	3,916,667	3,916,667

Basic—total	15,116,667	13,277,587
Incremental shares on exercise of warrants**	431,250	431,250

Diluted	15,547,917	13,708,837

*	The stock portion of the acquisition ($20,876) consists of 3,916,667 shares at a price per share of $5.33, which was the average closing price of a share of KBL common stock for the 20 consecutive trading days prior to public announcement by KBL of the contemplated purchase of the stockholders’ equity of Summer. The stock portion of the acquisition includes 1,391,667 shares held in escrow to secure indemnity rights of KBL and for adjustments to Summer’s net worth. It does not include future contingent payments of 2,500,000 based on the company’s stock price.

**	Assumes exercise price of $5.00 per share, 18,400,000 warrants outstanding and average price for period warrants were actually outstanding (i.e., May 4, 2005 to December 31, 2005) of $5.12.

Purchase Accounting Adjustment

Under the purchase method of accounting, the total preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values. The estimated fair values of certain assets and liabilities will be determined with the assistance of third party valuation specialists. Management has engaged a third party appraiser to assist management to perform a valuation of the intangible assets in connection with respect to the allocation of all the assets and liabilities in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations. Some preliminary work has been performed, and the valuation will be finalized after the completion of the acquisition at which time the third party appraisers will present its analysis to management. The preliminary work performed by the third party valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The purchase price allocation is not finalized. Valuations of customer relationships, trade name and intellectual property, have not been completed. Management has assumed that carrying value approximates fair value for certain tangible assets and liabilities of Summer Infant, Inc. The intangible assets acquired will include customer relationships, the Summer brand/trade name, intellectual property, and other goodwill. Some of these assets, such as goodwill and the Summer brand/tradename will be non-amortizable; other assets will be amortized over their useful lives, estimated to be 20 years for customer relationships.

We determined, based on our interpretation of the requirements of SFAS 141, that KBL was the acquiring entity since KBL’s stockholders will have majority ownership after the acquisition and current KBL’s chief executive officer will become chairman of the board of the combined company. Under the purchase method of accounting, the financial statements of the acquiring entity remain unchanged and the Acquisition will be recorded as of the closing date, reflecting the assets and liabilities of Summer Infant, Inc. (the target), at their acquisition date fair values. Intangible assets that are identifiable are recognized separately from goodwill which is measured and recognized as the excess of the fair value of Summer Infant, Inc., as a whole, over the net amount of the recognized identifiable assets acquired and liabilities assumed. The results of operations of Summer Infant, Inc. will be included in the results of the surviving entity from date of acquisition forward.

Under the purchase method of accounting, the total estimated purchase price of $43.6 million was allocated to Summer’s net tangible and intangible assets based on their estimated fair values as of the expected date of the completion of the acquisition. Based on the preliminary third party valuation and other factors as described above, the preliminary estimated purchase price was allocated as follows (in thousands):

	Book Value	Purchase Price and Closing Adjustments	Preliminary Purchase Price Allocation	Asset Life
Tangible assets	$26,269	$—	$26,269	Various
Customer relationships	—	12,921	12,921	20 years
Trade name	—	10,000	10,000	Indefinite
Goodwill	92	15,802	15,894	Indefinite
Other intangibles	79	—	79	Various

Total preliminary purchase price allocation and estimated direct transaction costs	$26,440	$38,723	$65,163
Less liabilities assumed			21,557
Purchase price			$43,606

Summer has engaged a third party valuation firm to assist with the purchase price allocation after the closing of the acquisition. The preliminary allocation of the purchase price for accounting purposes was based upon management’s preliminary estimates and assumptions that are subject to change upon the finalization of the transaction and the related valuations.

While it is possible that these estimates may change, management does not anticipate that there will be a material change to the purchase price allocation as a result of any changes to these preliminary estimates. The amortization related to the amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed income statements. The preliminary amortization periods (as noted above) are based on the estimated average remaining life of Summer’s customers relationships and other intangible assets. Upon finalization of the transaction, the actual amortization periods will be determined and as such, actual amortization expense may differ from pro forma amortization expense included in the unaudited pro forma condensed statements of operations. Management does not anticipate that amortization expense will differ materially from the estimated amounts included herein.

Of the total estimated purchase price, approximately $25.9 million was preliminarily allocated to goodwill and the Summer trade name, the valuation of which has not been finalized. The Summer trade name will not be amortized due to its indefinite useful life. Goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that it is determined that the value of the goodwill has become impaired, an accounting charge for the amount of the impairment will be incurred in the quarter in which such determination is made.

NAME CHANGE AMENDMENT PROPOSAL

Pursuant to the Acquisition Agreement, we will change KBL’s corporate name from “KBL Healthcare Acquisition Corp. II” to “Summer Infant, Inc.” upon consummation of the acquisition. The acquisition will not be consummated unless the proposal to change KBL’s name is approved at the meeting. If the acquisition proposal is not approved, the name change amendment will not be presented at the meeting.

In the judgment of KBL’s board of directors, the change of KBL’s corporate name is desirable to reflect KBL’s acquisition of Summer. The Summer name has been a recognized name in the juvenile health, safety and wellness products industry for several years and has meaningful brand identity.

The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of KBL common stock on the record date.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

KBL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KBL’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE AMENDMENT.

CAPITALIZATION AMENDMENT PROPOSAL

Pursuant to the Acquisition Agreement, we will increase the number of authorized shares of KBL common stock from 35,000,000 to 100,000,000 upon consummation of the acquisition. The acquisition will not be consummated unless the proposal to increase KBL’s capitalization is approved at the meeting. If the acquisition proposal is not approved, the capitalization amendment will not be presented at the meeting.

In the judgment of KBL’s board of directors, the increase in KBL’s capitalization is desirable and in KBL’s stockholders’ best interests. Currently, we have 11,200,000 shares of KBL’s common stock outstanding and we will be issuing an additional 3,916,667 shares of common stock upon consummation of the acquisition and may issue an additional 2,500,000 shares or KBL common stock in the event that the last sales price of KBL common stock is equal to or exceeds $8.50 on any twenty (20) trading days during any thirty (30) consecutive trading day period commencing on the three-month anniversary of the closing of the acquisition and ending on April 20, 2009. Additionally, we have reserved 19,600,000 shares of common stock issuable upon exercise of warrants and a unit purchase option issued in KBL’s IPO. We will also need to reserve 1,600,000 shares of common stock in connection with KBL’s performance equity plan proposal discussed below. The authorization of additional shares of common stock will enable us to have the flexibility to authorize the issuance of shares of common stock in the future for financing KBL’s business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. As of the date of this proxy statement, KBL has no agreements or understandings with respect to any such financing, acquisition, strategic partnership, alliance, dividend or split.

While the board of KBL believes it in the best interest of KBL and its stockholders to increase KBL’s operating flexibility by increasing the amounts of its available capitalization, it should be noted that if the capitalization amendment proposal is approved, KBL will have a significant number of shares of capital stock available for use and unreserved for specific purpose. This could enable the board of directors of KBL to issue a significant number of shares of common stock in their discretion without stockholder approval. This could have a material dilutive effect on the then existing holders of KBL common stock. In addition, the board could utilize the available and unreserved common stock to prevent or discourage parties from seeking to acquire KBL or its common stock, including in a tender offer or other takeover bid that might otherwise enhance the value of the holdings of KBL stockholders.

The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of KBL common stock on the record date.

KBL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KBL’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CAPITALIZATION AMENDMENT.

ARTICLE SIXTH AMENDMENT PROPOSAL

Pursuant to the Acquisition Agreement, we will remove the preamble and sections A through D, inclusive, of Article Sixth of KBL’s certificate of incorporation and to redesignate section E of Article Sixth as Article Sixth upon consummation of the acquisition. If the acquisition proposal is not approved, the Article Sixth amendment will not be presented at the meeting.

The current Article SIXTH of KBL’s certificate of incorporation is as follows:

SIXTH: The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended prior to the consummation of any Business Combination. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business in the healthcare, or healthcare related, industry (“Target Business”).

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares exercise their conversion rights described in paragraph B below.

B. In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

E. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Article SIXTH of KBL’s amended and restated certificate of incorporation will be restated as follows:

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

In the judgment of KBL’s board of directors, the Article Sixth amendment is desirable, as sections A through D relate to the operation of KBL as a blank check company prior to the consummation of a business combination. Such sections will not be applicable upon consummation of the acquisition.

The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of KBL common stock on the record date.

KBL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KBL’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ARTICLE SIXTH AMENDMENT.

2006 PERFORMANCE EQUITY PLAN PROPOSAL

Background

KBL’s “2006 Performance Equity Plan” has been approved by KBL’s board of directors and will take effect upon consummation of the acquisition, provided that it is approved by the stockholders at the special meeting. We are submitting the plan to KBL’s stockholders for their approval in order to comply with Nasdaq policy and so that options granted under the plan may qualify for treatment as incentive stock options.

The plan reserves 1,600,000 shares of KBL common stock for issuance in accordance with its terms. The purpose of the plan is to enable KBL to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to KBL have been, are or will be important to the success of KBL, an opportunity to acquire a proprietary interest in KBL. The various types of incentive awards that may be provided under the plan will enable KBL to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All officers, directors and employees of Summer and KBL will be eligible to be granted awards under the plan. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group, except as set forth below. All awards will be subject to the recommendations of the compensation committee and approval by the board of directors or the compensation committee.

A summary of the principal features of the plan is provided below, but is qualified in its entirety by reference to the full text of the plan, which is attached to this proxy statement as Annex C.

Administration

The plan is administered by KBL’s board or compensation committee thereof. Subject to the provisions of the plan, the board or committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Stock Subject to the Plan

Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, then in the Board’s or the committee’s discretion, the number of shares available under the plan may be increased by the lesser of the number of such surrendered shares and shares used to pay taxes and the number of shares purchased under the stock option.

Under the plan, on a change in the number of shares of KBL’s common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the board or committee may determine whether the change requires equitably adjusting the terms of the award or the aggregate number of shares reserved for issuance under the plan.

Eligibility

KBL may grant awards under the plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to KBL and who are deemed to have contributed, or to have the potential to contribute, to KBL’s success. Notwithstanding anything to the contrary, the Company shall not grant to any one holder in any one calendar year awards for more than 200,000 shares in the aggregate.

Types of Awards

Options. The plan provides both for “incentive” stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the plan. The board or committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of KBL’s stock may not be less than 110% of the fair market value on the date of grant. The number of shares covered by incentive stock options that may be exercised by any participant during any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

An incentive stock option may only be granted within a ten-year period from the date of the consummation of acquisition and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of KBL’s stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in KBL’s securities or any combination of the two.

Generally, stock options granted under the plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the board or committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the holder or the holder, in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the plan may be exercised by the holder unless he or she is employed by KBL or a subsidiary of KBL at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the board or committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board or committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause or due to normal retirement, then the portion of any stock option that has vested on the date of termination may be exercised for the lesser of three months after termination of employment, or the balance of the stock option’s term.

Stock Appreciation Rights. Under the plan, KBL may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the plan. The number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock. Under the plan, KBL may award shares of restricted stock either alone or in addition to other awards granted under the plan. The board or committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the plan requires that all shares of restricted stock awarded to the holder remain in KBL’s physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute on the restricted stock and the right to vote the shares.

Deferred Stock. Under the plan, KBL may award shares of deferred stock either alone or in addition to other awards granted under the plan. The board or committee determines the eligible persons to whom, and the time or times at which, deferred stock will be awarded, the number of shares of deferred stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of deferred stock awards.

Deferred stock awards granted under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to KBL during the applicable deferral period. The holder shall not have any rights of a stockholder until the expiration of the applicable deferral period and the issuance and delivery of the certificates representing the common stock. The holder may request to defer the receipt of a deferred stock award for an additional specified period or until a specified event. This request must generally be made at least one year prior to the expiration of the deferral period for the deferred stock award.

Stock Reload Options. Under the plan, KBL may grant stock reload options to a holder who tenders shares of common stock to pay the exercise price of a stock option or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. A stock reload option permits a holder who exercises a stock option by delivering stock owned by the holder for a minimum of six months to receive a new stock option at the current market price for the same number of shares delivered to exercise the option. The board or committee determines the terms, conditions, restrictions and limitations of the stock reload options. The exercise price of stock reload options shall be the fair market value as of the date of exercise of the underlying option. Unless otherwise determined, a stock reload option may be exercised commencing one year after it is granted and expires on the expiration date of the underlying option.

Other Stock-Based Awards. Under the plan, KBL may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of KBL’s subsidiaries. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any of KBL’s other plans.

Accelerated Vesting and Exercisability. Unless otherwise provided in the grant of an award, if any “person,” as defined in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), is or becomes the “beneficial owner,” as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of KBL’s securities representing 50% or more of the combined voting power of KBL’s then outstanding voting securities in one or more transactions, and KBL’s board of directors does not authorize or approve the acquisition, then the vesting periods with respect to awards granted and outstanding under the plan will be accelerated and will immediately vest, and each participant of an award will have the immediate right to purchase and receive all shares of KBL’s common stock subject to the award in accordance with the terms set forth in the plan and in the corresponding award agreements.

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of KBL’s assets or at least 50% of the combined voting power of KBL’s then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by KBL’s board of directors, accelerate the vesting of any and all awards granted and outstanding under the plan.

Repurchases. Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of KBL’s assets or at least 50% of the combined voting power of KBL’s then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by KBL’s board of directors, require a holder of any award granted under the plan to relinquish the award to KBL upon payment by KBL to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Competition; Solicitation of Customers and Employees; Disclosure of Confidential Information

If a holder’s employment with KBL or a subsidiary of KBL is terminated for any reason whatsoever and within 12 months after the date of termination, the holder either:

•	accepts employment with any competitor of, or otherwise engages in competition with, KBL,

•	solicits any of KBL’s customers or employees to do business with or render services to the holder or any business with which the holder becomes affiliated or to which the holder renders services, or

•	uses or discloses to anyone outside KBL any of KBL’s confidential information or material in violation of KBL’s policies or any agreement between KBL and the holder,

the board or the committee may require the holder to return to KBL the economic value of any award that was realized or obtained by the holder at any time during the period beginning on the date that is 12 months prior to the date the holder’s employment with KBL is terminated.

Withholding Taxes

Upon the exercise of any award granted under the plan, the holder may be required to remit to KBL an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of common stock.

Term and Amendments

Unless terminated by the board, the plan shall continue to remain effective until no further awards may be granted and all awards granted under the plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the date of the consummation of the acquisition. The board may at any time, and from time to time, amend the plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the plan without the holder’s consent.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive stock options. Participants will recognize no taxable income upon the grant or exercise of an incentive stock option. The participant will realize no taxable income when the incentive stock option is exercised if the participant has been an employee of KBL or any of KBL’s subsidiaries at all times from the date of the grant until three months before the date of exercise, one year if the participant is disabled. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant’s taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. KBL will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above: the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for the shares; and KBL will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on the disposition over the exercise price, which is the same amount included in regular taxable income.

Non-incentive stock options.

With respect to non-incentive stock options:

•	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of KBL’s common stock on the date of grant;

•

upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and KBL will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

•	KBL will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-incentive stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under Section 83(b) of the Code to elect to be taxed on the receipt of shares, and KBL will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock appreciation rights. Upon the grant of a stock appreciation right, the participant recognizes no taxable income and KBL receives no deduction. The participant recognizes ordinary income and KBL receives a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted stock. A participant who receives restricted stock will recognize no income on the grant of the restricted stock and KBL will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant’s shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), KBL generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in the taxable year in which the income is included in the participant’s gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock that is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by KBL, subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by KBL.

Deferred stock. A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption “Restricted stock.”

Other stock-based awards. The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards that may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is KBL’s intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

Recommendation and Vote Required

Approval of KBL’s performance equity plan will require the affirmative vote of the holders of a majority of the outstanding shares of KBL’s common stock represented in person or by proxy and entitled to vote at the meeting.

KBL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KBL’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2006 PERFORMANCE EQUITY PLAN.

OTHER INFORMATION RELATED TO KBL

Business of KBL

KBL was formed on December 9, 2004, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. Prior to executing the Acquisition Agreement with Summer, KBL’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

KBL consummated its IPO on April 27, 2005. The net proceeds of the offering, including the exercise of the underwriters’ over-allotment option, and after payment of underwriting discounts and expenses were approximately $50,437,000. Of that amount, approximately $49,169,000 was placed in the trust account and invested in government securities. The remaining proceeds have been used by KBL in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of KBL. The trust account contained approximately $             as of February 6, 2007, the record date.

If the acquisition with Summer is consummated, the trust account will be released to KBL and used to pay various expenses and other payments required in connection with the acquisition including:

•	amounts owed to stockholders of KBL who do not approve the acquisition and elect to convert their shares of common stock into their pro rata share of the trust account;

•	the $20,000,000 being paid to the shareholders of Summer in the acquisition; and

•	the finders fee to EarlyBird and an investment banking fee to Brooks Houghton, professional fees and other transaction costs estimated to be approximately $3,500,000 in the aggregate.

The remaining proceeds could potentially be used to pay off the existing debt of Summer; fund working capital increases going forward; acquire other businesses; pay dividends; or repurchase KBL common stock or warrants. Even if the existing debt is paid down, it is likely that Summer will continue to maintain available lines of credit on an asset-backed basis in order to fund working capital needs in the future.

Fair Market Value of Target Business

Pursuant to KBL’s certificate of incorporation, the initial target business that KBL acquires must have a fair market value equal to at least 80% of KBL’s net assets at the time of such acquisition. KBL’s board of directors determined that this test was met in connection with its acquisition of Summer. Further, KBL has received an opinion from Capitalink, L.C., that this test has been met.

Stockholder Approval of Business Combination

The approval of the acquisition proposal will require the affirmative vote of holders of a majority of the shares of KBL common stock sold in KBL’s IPO that are present in person or represented by proxy and entitled to vote at the special meeting. If the holders of 20% or more of the shares of the common stock issued in KBL’s IPO both vote against the acquisition proposal and properly demand that KBL convert their shares into a pro rata portion of KBL’s trust account, calculated as of two business days prior to the anticipated date of the consummation of the acquisition, then the acquisition will not be consummated and KBL will be forced to liquidate. The KBL Inside Stockholders have agreed to vote their common stock they purchased prior to the IPO on the acquisition proposal in accordance with the vote of holders of a majority of the outstanding shares of KBL’s common stock. The KBL Inside Stockholders also have indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. These KBL Inside Stockholders have also indicated they intend to vote any shares they acquired after the IPO for all of the proposals. As of the record date, the KBL Inside Stockholders have not acquired any additional shares of KBL common stock since the IPO.

Liquidation if No Business Combination

KBL’s certificate of incorporation provides for mandatory liquidation of KBL in the event that KBL does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are October 27, 2006 and April 27, 2007, respectively. KBL signed a letter of intent with Summer on April 27, 2006 and signed a definitive acquisition agreement with Summer on September 1, 2006. As a result of having signed the letter of intent, KBL satisfied the extension criteria and now has until April 27, 2007 to complete the acquisition.

If KBL does not complete the acquisition by April 27, 2007, KBL will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. In connection with such dissolution, the expected procedures of which are set forth below, KBL will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus remaining assets. The KBL Inside Stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to KBL’s warrants.

It is anticipated that, if KBL is unable to complete the business combination with Summer, the following will occur:

•

KBL’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to KBL’s stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	KBL will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

•

if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, KBL will mail the definitive proxy statement to its stockholders, and 10 to 20 days following the mailing of such definitive proxy statement, KBL will convene a meeting of its stockholders, at which they will vote on the plan of dissolution and liquidation; and

•

if the Securities and Exchange Commission does review the preliminary proxy statement, KBL currently estimates that it would receive their comments 30 days after the filing of such proxy statement. KBL would then mail the definitive proxy statement to its stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with any certainty, and which may be substantial) and KBL will convene a meeting of its stockholders at which they will vote on the plan of dissolution and liquidation.

KBL expects that all costs associated with the implementation and completion of KBL’s plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although KBL cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, it is anticipated that KBL’s management will advance the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000).

KBL will not liquidate the trust account unless and until its stockholders approve such plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in KBL’s liquidation and the distribution to its public stockholders of the funds in the trust account and any remaining net assets as part of KBL’s plan of dissolution and liquidation.

If KBL were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per share liquidation price as of February 6, 2007, the record date, would be approximately $            , or $             less than the per-unit offering price of $6.00 in KBL’s IPO. The proceeds deposited in the trust account could, however, become subject to the claims of KBL’s creditors and there is no assurance that the actual per share liquidation price will not be less than $            , due to those claims. If KBL liquidates prior to the consummation of a business combination, Drs. Zachary Berk and Marlene Krauss, chairman of the board and chief executive officer, respectively, of KBL will be personally liable to pay debts and obligations to vendors and other entities that are owed money by KBL for services rendered or products sold to KBL, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. There is no assurance, however, that they would be able to satisfy those obligations. However, because KBL was obligated to have, and subsequently did have, all vendors and service provider that we engaged and owe money to, and the prospective target businesses we had negotiated with, waive any right, title, interest or claim of any kind they may have had in or to any monies held in the trust account, KBL believes the likelihood of Drs. Berk and Krauss having to pay any such debts and obligations is minimal. Nevertheless, we cannot assure you that the per share distribution from the trust fund, if KBL liquidates, will not be less than $            , plus interest, then held in the trust fund due to claims of creditors.

Additionally, if KBL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against KBL that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of KBL’s stockholders. Also, in any such case, any distributions received by stockholders in KBL’s dissolution might be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by KBL’s stockholders in the dissolution. Furthermore, because KBL intends to distribute the proceeds held in the trust account to its public stockholders as soon as possible after dissolution, this may be viewed or interpreted as giving preference to the public stockholders over any potential creditors with respect to access to or distributions from KBL’s assets. In addition, KBL’s board of directors may be viewed as having breached their fiduciary duties to KBL’s creditors or may have acted in bad faith, thereby exposing itself and KBL’s company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors or complying with certain provisions of the DGCL with respect to the dissolution and liquidation. We cannot assure you that claims will not be brought against KBL for these reasons.

To the extent any bankruptcy or other claims deplete the trust account, we cannot assure you we will be able to return to KBL’s public stockholders at least $             per share.

Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although KBL will seek stockholder approval to liquidate the trust account to its public stockholders as part of its plan of dissolution and liquidation, KBL will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with the foregoing provisions, Section 281(b) of the DGCL requires KBL to adopt a plan that will provide for KBL’s payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because KBL is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from KBL’s vendors and service providers to which KBL owes money and potential target businesses, from all of which KBL has received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against KBL will be significantly limited and the likelihood that any claim would result in any liability extending to the trust is remote. Nevertheless, such agreements may or may not be enforceable. As such, KBL’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of KBL’s stockholders may extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from KBL’s stockholders amounts owed to them by KBL.

Facilities

KBL maintains executive offices at 757 Third Avenue, 21st Floor, New York, New York, 10017. The cost for this space is included in a $7,500 per-month fee that KBL Healthcare Management, Inc. charges KBL for general and administrative services. KBL Healthcare Management Inc. is an affiliate of Dr. Zachary Berk, KBL’s chairman of the board and president, Dr. Marlene Krauss, KBL’s chief executive officer and secretary, and Michael Kaswan, KBL’s chief operating officer and member of KBL’s board of directors. KBL believes, based on rents and fees for similar services in the New York, New York area, that the fees charged by KBL Healthcare Management Inc. are at least as favorable as KBL could have obtained from an unaffiliated person. KBL considers its current office space adequate for current operations.

Employees

KBL has three executive officers, each of whom is also one of KBL’s three directors. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to KBL’s affairs. KBL does not intend to have any full time employees prior to the consummation of the acquisition.

Periodic Reporting and Audited Financial Statements

KBL has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, KBL’s annual reports contain financial statements audited and reported on by KBL’s independent accountants. KBL has filed with the Securities and Exchange Commission a Form 10-KSB covering the fiscal year ended December 31, 2005 and its most recent Forms 10-QSB covering the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

Legal Proceedings

There are no legal proceedings pending against KBL.

Plan of Operations

The following discussion should be read in conjunction with KBL’s financial statements and related notes thereto included elsewhere in this proxy statement.

KBL was formed on December 9, 2004, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare or a healthcare-related industry. Since the IPO, KBL has been utilizing the cash derived from the proceeds of the IPO to seek and effect a business combination.

For the three months ended September 30, 2006 and September 30, 2005, KBL had a net income of $260,659 and $115,652 respectively, attributable to interest income on the trust fund net of organization and formation expenses.

For the nine months ended September 30, 2006 and September 30, 2005, KBL had a net income of $502,269 and $155,286 respectively, attributable to interest income on the trust fund net of organization and formation expenses.

For the period from December 9, 2004 (inception) through September 30, 2006, KBL had a net income of $809,840, attributable to interest income on the trust fund net of organization and formation expenses.

KBL consummated the IPO on April 27, 2005. On April 29, KBL consummated the closing of an additional 1,200,000 units that were subject to the underwriters’ over-allotment option. Gross proceeds from the IPO were $55,200,000. KBL paid a total of $4,272,000 in underwriting discounts and commissions, and approximately $491,000 was or will be paid for costs and expenses related to the IPO. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to KBL from the IPO were approximately $50,437,000, of which $49,168,000 was deposited into the trust account (or $5.344 per share sold in the IPO). The remaining proceeds were made available to KBL to be used for business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses. As of February 6, 2007, there was $             held in the trust.

KBL is obligated to pay to KBL Healthcare Management Inc. a monthly fee of $7,500 for general and administrative services. KBL Healthcare Management, Inc. is an affiliate of Dr. Zachary Berk, its chairman of the board, president and director, Dr. Marlene Krauss, its chief executive officer, secretary and director, and Michael Kaswan, its chief operating officer and director. Through September 30, 2006, an aggregate of $130,000 has been incurred for such services. In addition, during 2005, Dr. Marlene Krauss advanced an aggregate of $100,000 to KBL, on a non-interest bearing basis, for payment of offering expenses on KBL’s behalf. These loans were repaid in April 2005 out of proceeds of the IPO.

On December 5, 2006, the Company borrowed $20,000 from Dr. Krauss. The loan is unsecured, non-interest bearing and will be repaid on the earlier of the consummation by KBL of a business combination or upon demand by Dr. Krauss; provided, however, that if a business combination is not consummated, KBL will be required to repay the loan only to the extent if has sufficient funds available to it outside of the trust account.

As indicated in KBL’s accompanying financial statements, such financial statements have been prepared assuming that KBL will continue as a going concern. As discussed elsewhere in this proxy statement, KBL is required to consummate a business combination by April 21, 2007. The possibility that the acquisition of Summer will not be consummated raises substantial doubt about KBL’s ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KBL reimburses its officers and director for any reasonable out-of-pocket expenses incurred by them in connection with certain activities on KBL’s behalf such as identifying and investigating possible target businesses and business combinations. From KBL’s inception in December 2004, through September 30, 2006, KBL reimbursed its officers and directors in the aggregate amount of approximately $15,000 for expense incurred by them on its behalf.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the period from December 9, 2004 (inception) through December 31, 2005, that have or are reasonably likely to have a current or future effect on KBL’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to KBL.

BUSINESS OF SUMMER

General

Based in North Smithfield, Rhode Island, Summer designs, markets and distributes branded durable juvenile health, safety and wellness products for infants and toddlers. Summer’s products are sold primarily to large U.S. retailers such as Babies R Us, Target, K-Mart, Buy Buy Baby, Meijer, Chelsea & Scott (One Step Ahead), Baby Depot (Burlington Coat Factory) and Wal-Mart. Summer currently has over sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers, booster and potty seats and bouncers.

Summer maintains through SIE a sales, marketing and distribution office in England, which services the United Kingdom and other parts of Europe. SIE’s largest customers are Mothercare, Toys R Us, Argos, Mammas & Pappas, Sainsbury and Tesco. In 2005, SII accounted for approximately 90% of revenue and SIE accounted for approximately 10%.

Summer maintains through SIA a product development, engineering and quality assurance office, which oversees the production of all product lines made in China.

Summer’s audited net sales were approximately $35,535,000 for 2005, an increase of more than 70% as compared to net sales of approximately $20,855,000 for 2004. Unaudited net sales for the first nine months 2006 were approximately $39,813,000, an increase of more than 50% as compared to net sales of approximately $26,481,000 for the first nine months 2005.

Audited net income for 2005 was approximately $1,325,000, an increase of 200% from net income of approximately $442,000 in 2004. Unaudited net income for the first nine months of 2006 was approximately $2,305,000, an increase of more than 90% as compared to net income of approximately $1,194,000 for the first nine months of 2005.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $2,379,000 in 2005, an increase of over 165% compared to EBITDA of approximately $922,000 in 2004. Unaudited EBITDA for the first nine months of 2006 was approximately $3,744,000, an increase of almost 90% as compared to EBITDA of approximately $1,976,000 for the first nine months of 2005.

Products

Summer sells over sixty different proprietary products listed in order of dollar volume importance: (i) nursery audio/video monitors (approximately 35% of net sales for the nine months ended September 30, 2006), (ii) baby gates (approximately 29% of net sales for the nine months ended September 30, 2006), (iii) durable bath products (approximately 17% of net sales for the nine months ended September 30, 2006), (iv) bed rails (approximately 8% of net sales for the nine months ended September 30, 2006), (v) infant thermometers, grooming kits and related health and safety products (approximately 6% of net sales for the nine months ended September 30, 2006), (vi) booster seats, potty seats, bouncers and other products (approximately 5% of net sales for the nine months ended September 30, 2006).

A brief discussion of each category follows:

Nursery audio/video monitors

Summer produces and distributes audio only monitors, priced to retail between $19.99 and $69.99 per unit; audio/video monitors—both handheld and stationary—priced to retail between $99.99 to $199.99 per unit; a car A/V monitor; and a prenatal heart listening device, retail priced at $19.99 to $39.99 per unit. The A/V monitors enable caregivers to remotely see and hear a baby, provide a coverage range of up to 300 feet from the monitor, and feature night vision technology that allows viewing the baby even in a darkened room.

Summer also produces and distributes prenatal heart listening devices. Summer’s product allows the user to listen to and record the unborn baby’s heartbeat and movements. This product is not marketed as a medical device.

Baby gates

Summer produces and distributes a broad line of gates with distinctive features such as walk-through doors, one-handed operation, simple pressure installation, tall gates, 12’ wide gates, and alarm features. Summer’s baby gates retail in the range of $49.99 to $99.99 per unit.

Durable bath products

Summer produces and distributes approximately ten baby bath tubs, slings, showers and spas. The products are designed to provide a safe, clean and convenient place to wash and bathe the baby. Innovative Summer features include folding tubs, head supports, battery operated shower and spa with clean water reservoir and safety temperature tester. Retail prices range from $ 5.99 for a baby bath sling to $39.99 for a “Baby Bath Spa and Shower.”

Bed rails

Summer produces and distributes four different bed rail safety devices. Distinctive features include fully preassembled, fold down rails and double and triple rails that are joined under the mattress to insure a tight fit at the head and sides of the bed. Retail prices range from $19.99 for a single rail to $49.99 for a triple-adjustable bed rail.

Infant thermometers, grooming kits and related health and safety products

Summer produces and distributes eight different digital thermometers, forehead thermometer strips, finger brushes, toothbrushes, hair brush and comb kits, nail clippers, medicine dispensers, baby mitts, ear and throat exam kits and similar products.

Booster seats and potty seats

Summer produces and distributes a booster seat, retailing around $29.99 per unit and a potty seat, priced to sell at around $9.99. Booster features include height adjustment and compactness for travel. The potty seat is convertible into a child’s step stool.

Bouncers

Summer produces and distributes six models of bouncers aimed at the mid to upper tier price points, which retail at $39.99 to $49.99 per unit. Distinctive features include vibrating and rocking motions, reclining adjustments, electronic mobiles, multiple melodies, travel cases and folding canopies.

New product development teams have also been established to enter several new categories in 2007 and 2008. The first team is focused on wheeled goods, play yards, swings, high chairs and other “large furniture” categories. The second team is focused on the infant soft goods market comprised mainly of bedding, blankets, home furnishings, layette and soft bath products. These two teams are scheduled to release new products to the market starting in mid 2007.

Product Development and Design

Summer’s management believes that product development is a critical element of its strategy and success to date. Summer’s product strategy is to produce proprietary products that provide distinctive benefits, are visually appealing, provide convenience and will appeal to the mid-tier and upper-tier buyers. Summer’s U.S. retailers are strategically motivated to buy innovative, up-market products. Summer’s main product development efforts are located at its Rhode Island corporate office, but it also has development efforts in China (four-person sourcing, electronics and QA team), South Carolina (four-person soft goods design office) and England (two person team to meet UK and EU standards and market demands). Total research and product development expenditures, including internal payroll costs, were $1,651,000 $1,075,000 and $776,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Suppliers and Manufacturing

Except for certain injection-molded bath tubs, potty seats and gates, which are manufactured in the U.S., substantially all other Summer products are manufactured in southern China at factories near Hong Kong. Summer currently uses seven Chinese factories. Accordingly, Summer is not dependent on any one manufacturer. Summer owns its own molds. SIA provides Summer with a local sourcing presence and the ability to oversee quality, electronic engineering and other issues that may arise during production.

Transportation of China-made goods to Summer’s warehouses typically takes three to six weeks, depending on the location of the warehouse. Summer maintains its inventory at warehouses located in Long Beach, California, Cumberland, Rhode Island, Worcester and Leominster, Massachusetts, and Felixstowe, United Kingdom. Most of Summer’s customers pick up their goods at regional warehouses. Summer also uses UPS and other common carriers to arrange shipments to customers who request such arrangements, primarily smaller retailers and specialty stores.

Summer uses two Leominster, Massachusetts manufacturers for its injection molded products, bath tubs, potty seats and gates. Domestically produced goods account for between 15% and 20% of Summer’s annual net sales.

Sales and Marketing

Approximately 90% of Summer’s sales result from marketing efforts to its large retail customers, either directly or through the services of independent sales representatives. Summer also uses the services of independent sales representatives to distribute its products to smaller accounts. These independent sales representatives are compensated directly by Summer on a commission basis. In Europe, Summer sells its products through SIE to large retail customers primarily located in the United Kingdom. These products are marketed under private labels as well as under the Summer brand name. Summer also participates in the annual International Juvenile Products Manufacturers Association Show in addition to several other shows in North America and Europe.

The total sales order backlog is typically not significant at any point in time (current backlog is approximately $5,000,000). The larger retail customers generally place orders and expect delivery within a few weeks. This does not create unusually large inventory requirements since the larger customers are generally ordering a consistent amount of product each time they place orders. The products sold by Summer generally do not have seasonal demand peaks.

Competition

The juvenile health, safety and wellness industry has many participants, none of which have dominant market share, though certain companies have disproportionate strength in certain segments. Summer’s largest direct competitors are Dorel Industries ( Safety 1st and Cosco brands) , Evenflo (Evenflo, Gerry, and Snugli brands), Fisher-Price (part of Mattel, Inc.), The First Years (a subsidiary of RC2 Corporation) and Graco (a subsidiary of Newell Rubbermaid). In addition, Summer competes in certain of its product lines with a number of smaller private companies with sales under $50 million, such as KidCo, Inc., Kids II and Regalo International.

The primary methods of competition in the industry consist of product innovation, brand positioning, quality, price and other factors such as timely distribution. Summer’s competitive strengths include its internal product development staff, which is experienced in the juvenile industry, and its ability to develop new products, brand positioning, and the quality and pricing of its products. Two of the major sales categories for Summer are gates and monitors. The primary competitors in gates include Evenflo, KidCo, and North States, while the primary competitors in monitors include Safety 1st and Bebe Sounds.

Intellectual Property

Summer relies on a combination of patents, licenses and trade secrets to protect its intellectual property. The patents currently in effect for Summer include various design features related to bedrails, infant seats, bouncers, and potty chairs, with several other patents pending for monitors, baby swings, strollers and other items. The patents expire at various time over the next 20 years. Summer also has license agreements relating to the use of patented technology owned by third parties in certain of its products. Summer is the sole owner of the molds used in manufacturing its products.

Customers

Summer’s principal customers in North America and the United Kingdom together comprised 90% of its sales in fiscal 2005. These customers include Babies R Us, Target, K-Mart, Baby Depot (Burlington Coat Factory), Buy Buy Baby, Toys R Us Canada, Chelsea & Scott, Meijer and Wal-Mart in North America, and Mothercare, Toys R Us, Mammas & Pappas, Argos, Sainsbury, and Tesco in the United Kingdom. In fiscal 2005, Toys R Us and Target represented 50% and 19% of Summer’s net sales, respectively. For the nine months ended September 30, 2006, Toys R Us represented 42% of total net sales, Target represented 21% of net sales and Kmart represented 11% of net sales.

Geographic Regions

Approximately 90% of Summer’s sales in fiscal 2005 were made in North America, primarily the United States (86%) and Canada (4%). The remaining 10% of sales in fiscal 2005 were made in the United Kingdom. As noted below, the majority of Summer’s products are manufactured in southern China.

Facilities

Summer is currently headquartered in a leased 13,000 square foot facility in North Smithfield, Rhode Island. Summer also leases office space in Hong Kong and the United Kingdom. The Rhode Island facility is currently operating on a month-to-month lease, as Summer will be moving into its new headquarters in 2007. There will be no material lease termination fees in regards to the current facility.

Summer maintains inventory at leased warehouses in Long Beach, California (approximately 51,000 square feet) and Cumberland, Rhode Island (approximately 25,000 square feet), with additional warehouse space in Worcester and Leominster, Massachusetts and Felixstowe, United Kingdom.

Summer intends to relocate to a new, 52,000 square foot headquarters/warehouse facility in Woonsocket, Rhode Island, which is currently under construction, by the end of June 2007. The facility plans provide for 12,000 square feet of office space and a 40,000 square foot warehouse. The Woonsocket facility is expected to replace the Cumberland contract warehouse facility and the North Smithfield office headquarters. Faith Realty, LLC, an affiliated company owned by Messrs. Macari and Gibree, is the owner of the building. In connection with the acquisition, Messrs. Macari and Gibree will transfer all of the assets and liabilities of Faith Realty to the Merger Sub.

Regulatory Matters

Summer obtains all necessary regulatory agency approvals for each of its products. In the U.S., these approvals may include, among others, one or more of the Consumer Product Safety Commission (“CPSC”), the American Society of Test Methods (“ASTM”), the Juvenile Products Manufacturing Association (“JPMA”), the Federal Communications Commission (“FCC”) and the Food and Drug Administration (“FDA”). Summer conducts its own internal testing, which utilizes a “foreseeable use and abuse” testing method and is designed to subject each product to the “worst case scenario.” Summer’s products are also frequently tested by independent government-certified labs.

Insurance

Summer carries a product liability insurance policy that provides Summer with $8,000,000 of liability coverage with a small deductible. Summer consults with its insurer to ascertain appropriate liability coverage for its product mix. Summer anticipates increasing its insurance coverage in the future in line with its expanding sales and product breadth.

Legal Proceedings

In July 2006, Summer received a letter from Ideaz, LLC claiming that Summer misappropriated trade secrets to create certain products by Summer. Summer is currently in discussion with Ideaz regarding a potential settlement, which, if finalized, is not expected to have a material impact on the financial condition or operations of Summer. In addition, Summer has discontinued the sale of products that are the focus of the claim by Ideaz.

In August 2006, Summer entered into a settlement and license agreement with Marshall Sleep Systems, LLC, relating to the settlement of certain patent infringement claims by Marshall Sleep Systems against Summer regarding its triple bedrail product. Under the settlement and license agreement, Summer paid Marshall Sleep Systems $25,000 for a non-exclusive, worldwide license to certain of Marshall Sleep System’s patents covering Summer’s triple bedrail product.

In August 2006, Summer entered into a consent injunction and settlement agreement and release among Summer, Springs Global US, Inc. (“Springs”), and certain Summer employees who were formerly employed by Springs relating to the settlement of certain claims by Springs against Summer regarding the use of certain confidential information of Springs. Under the settlement, the parties released all claims or causes of actions they may have against each other, and Summer agreed that it would not engage in the sale of any soft goods to K-Mart until after December 22, 2006. Summer and the former Springs employees also agreed to pay Springs attorneys fees and expenses incurred in connection with the dispute, not to exceed $70,000.

In August 2006, Summer resolved an ongoing patent dispute with EICO Industries, LLC regarding its rear seat monitor product by entering into a license agreement. Under the license agreement, Summer has an exclusive license to manufacture its rear seat monitor product using certain proprietary information of EICO. The license term is three years. Summer paid EICO a fee of $10,000 under the license agreement, and Summer will pay royalties to EICO for the term of the license agreement, with a minimum payment of $15,000 per year.

In August 2006, Dorel Juvenile Group, Inc. (“Dorel”) filed a complaint in the United States District Court for the Southern District of Indiana against Lois DiMartinis, a current employee of Summer, claiming, among other things, that she breached her non-disclosure obligations by taking confidential information with her when departing employment from Dorel, and that she would inevitably disclose confidential information in the course of performing duties for her new employer, Summer. Dorel, in its complaint, accused Summer of engaging in a pattern of hiring employees from Dorel for the purpose of obtaining Dorel’s confidential information for use in Summer’s product designs and business. On October 20, 2006, the court denied Dorel’s motion for preliminary injunction, finding that Dorel was not reasonably likely to succeed on the merits of its case. Dorel has appealed the court’s decision, and the appeal is current pending. Briefing on the case has been suspended, and Summer does not have any indication as to when briefing will continue. Also, on December 20, 2006, Dorel filed a motion to amend its complaint to add claims against Summer. Ms. DiMartinis opposed the motion, and the court has taken the motion under advisement until resolution of the pending appeal. Summer agreed to provide Ms. DiMartinis legal counsel for defending the action, and to pay the legal fees and costs for her defense, including the appeal, which as of November 30, 2006 were approximately $200,000.

Employees

Summer employs a total of 77 people, 47 of whom work at Summer’s headquarters in North Smithfield, Rhode Island and another six at its warehouse facility in Rhode Island. Summer also has 4 employees in California, eight in the United Kingdom, two in New York, one in Ohio, five in South Carolina and four in Hong Kong. Summer’s employees are distributed across the following functional areas: (i) product development (23); (ii) operations (30); (iii) administrative and financial (15) and (iv) sales (nine).

SUMMER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section has been derived from Summer’s consolidated financial statements and should be read together with KBL’s consolidated financial statements and related notes included elsewhere in this proxy statement.

The following discussion is intended to assist in the assessment of significant changes and trends related to the results of operations and financial condition of Summer Infant, Inc. and its consolidated affiliated companies. This discussion and analysis should be read in conjunction with Summer’s consolidated financial statements and notes thereto included herein. Summer’s business has grown organically in all of its markets. Summer derives its revenues from the sale of health, safety and wellness products for infants and toddlers. Summer’s revenue is driven by its ability to design and market desirable products, identify business opportunities and secure new and renew existing distribution channels. Summer’s income from operations is derived from its ability to generate revenue and collect cash in excess of labor and other costs of providing its products and selling, general and administrative costs.

Summary of critical accounting policies and estimates

This summary of critical accounting policies of Summer is presented to assist in understanding Summer’s consolidated financial statements. The consolidated financial statements and notes are representations of Summer’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

Summer makes certain estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. The accounting policies described below are those Summer considers critical in preparing its financial statements. Some of these policies include significant estimates made by management using information available at the time the estimates were made. However, these estimates could change materially if different information or assumptions were used.

Nature of operations

Summer consists of three companies with common ownership that are collectively engaged in the design, marketing and distribution of branded durable juvenile products sold principally through large retailers in North America and the United Kingdom and a fourth company, Faith Realty, LLC, which was formed to facilitate the construction of Summer’s new facility. SII is a Rhode Island corporation, SIE is a UK company formed in 2002 and SIA is a Hong Kong company formed in 2002. Faith Realty is a Rhode Island limited liability company formed in 2004.

Principles of combination

Summer presents combined financial statements of Summer Infant, Inc. and Affiliates, four companies that are affiliated through substantial common ownership. There are two principal shareholders who own 100% of three of the companies, and 90% of the fourth, with the remaining 10% of SIE owned by the managing director of SIE. See table below:

Summer Infant

Ownership schedule by entity

	SII	SIE	SIA	Faith
Jason Macari	90%	80%	90%	90%
Steve Gibree	10%	10%	10%	10%
Rachelle Harel	0%	10%	0%	0%

Total	100%	100%	100%	100%

All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price to the customer is fixed or determinable and collectability is reasonably assured. Sales are recorded net of provisions for returns and allowances, customer discounts and other sales related discounts. The Company bases its estimates for discounts, returns and allowances on negotiated customer terms and historical experience. These estimates are subject to variability, as actual deductions taken by customers may be different from the estimates recorded.

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as allowances and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company’s products in a customer’s national circular ad, are reflected as selling and marketing expenses in the accompanying statements of income.

Trade receivables

Summer carries its trade receivables at net realizable value. On a periodic basis, Summer evaluates its trade receivables and establishes an allowance for doubtful accounts based on a history of past bad debt expense, collections and current credit conditions. The allowance is adjusted based on actual write offs that occur. Summer has a credit insurance policy to protect against potential losses up to stated amounts from certain customers.

Summer does not accrue interest on trade receivables. A receivable is considered past due if payments have not been received within the credit terms on the account, typically 60 days for most customers. Summer will turn an account over for collection around 120 days past due. Accounts are considered uncollectible if no payments are received 60 to 90 days after they have been turned over for collection.

Inventory

Inventory is comprised of finished goods and is stated at the lower of cost, inclusive of freight and duty, or market (net realizable value) using the first-in, first-out (FIFO) method. Company warehousing costs are charged to expense as incurred. Inventory write-downs are recorded for damaged, obsolete or slow-moving inventory.

Management uses estimates to record these write-downs based on its review of inventory by product category, including length of time on hand and estimates of future orders for each product. Changes in consumer preferences, demand for products, customer buying patterns and inventory management could impact the inventory valuation.

Impairment of long-lived assets

Summer accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future discounted net cash flows expected to be generated by the asset. Various uncertainties, including changes in consumer preferences and general economic conditions, could impact the cash flows expected to be generated by these assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value less costs to sell. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

Goodwill

Effective January 1, 2002, Summer adopted Financial Accounting Standards Board SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives no longer be subject to amortization and be tested at least annually for impairment.

Impairment exists if the carrying value of the reporting unit exceeds the fair value of the reporting unit. Intangible assets that have finite lives are amortized over their useful lives. Based on the impairment test, Summer believes no impairment existed at December 31, 2005.

Other intangible assets

Other intangible assets include patents, licenses and design rights that Summer acquired in connection with certain patented products.

Other intangible assets are amortized on a straight-line basis over the estimated useful life of the asset (5-10 years). Summer’s management regularly reviews the carrying value of such assets for impairment and decline in value. As of December 31, 2005, no impairment existed with respect to these assets.

Income taxes

SII has elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code. Faith Realty is a limited liability company that has elected to have its income taxed as a partnership. Accordingly, the individual equity holders of these companies are taxed on their proportionate share of the taxable income of such entities in lieu of the entities paying income taxes. Therefore, no provision or liability for income taxes is reflected in these financial statements for these companies. SIE and SIA are subject to corporation taxes in the United Kingdom and Hong Kong, respectively, at the enacted tax rates at the balance sheet date. Accordingly, provisions have been made for corporation taxes in these countries in the financial statements of Summer.

Translation of foreign currencies

The assets and liabilities of SIE and SIA have been translated into U.S. dollars at year-end exchange rates. Over 90% of the commercial activity of Summer is denominated in U.S. dollars. The income and expense accounts of SIE and SIA have been translated at average rates prevailing during each respective year. Resulting translation adjustments are made to a separate component of stockholders’ equity within accumulated other comprehensive income.

Advertising costs and accrued allowances

Summer charges advertising costs and other customer allowances to expense as incurred. Advertising expense, which consists primarily of promotional and cooperative advertising allowances provided to customers, is typically agreed to in advance for each customer and is generally based upon a percentage of sales to that customer. Other allowances are provided for defective goods or returned merchandise; some customers have these allowances negotiated as a percentage of sales, while other customers take deductions on payments made to Summer based upon actual defectives or returns. The company will record expense based on either the agreed-upon terms or accrue for these costs based on historical experience, and will adjust the expense as actual results vary from the estimates that have been recorded.

Product liability and warranty reserves

Summer maintains insurance to protect against product liability claims. Premiums are charged to expense during the period of coverage. In the normal course of business, Summer may offer warranties on certain of its products, generally limited to product replacement. A reserve would be recorded if the Company’s experience (including industry data) showed that there was a material exposure related to certain types of products. This experience would include looking at actual claims experience and other factors. To the extent Summer establishes that a material liability exists, a reserve is established and would be included in accrued liabilities. The levels of reserves could vary based on actual claims experience in the future.

Other use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Company Overview

Summer is a designer, marketer, and distributor of branded juvenile health, safety and wellness products which are sold principally to large North American and UK retailers. Summer currently has more than 60 proprietary products in seven product categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats and bouncers.

Summer’s strategy is to grow its sales through a variety of methods, including:

•	increased product penetration (more products at each store);

•	increased store penetration (more stores within each retail customer);

•	new products (at existing and new customers);

•	new mass merchant retail customers;

•	new distribution channels (food and drug chains, price clubs, home centers, web-based retailers);

•	new geographies (international expansion); and

•	new product categories (soft goods division started in 2006).

Summer has been able to grow its annual revenues by approximately $50,000,000 over the past five years through a combination of all of the above factors. Each year it has been able to expand the number of products into its main distribution channel, mass merchant retailers, and has also added new customers each year. Therefore, even without new product introductions, Summer could grow its business by simply selling more of its existing product line to existing customers. Summer has also been successful in establishing a UK operation, which had net sales of approximately $3,800,000 and operating income of approximately $300,000 during the first nine months of 2006.

For 2007 and beyond, the growth strategy of Summer will be to continue to develop and sell new products to its existing customer base, sell new and existing products to new customers (or expand relationships with existing customers), to begin to sell products from its soft goods product line, and to expand in the UK and in other geographic regions (including Japan, Mexico and Australia, among others). In addition, there are a number of potential acquisition candidates that could be pursued in order to obtain new innovative products, new product categories, new retail customers or new sales territories. There are approximately 400 active juvenile product companies, of which approximately 300 have less than $10,000,000 in sales. In addition, there are various product categories that Summer does not currently compete in, including car seats, strollers, play yards, high chairs, swings, walkers, nursery care, and other categories. Summer may look to develop its own products in these categories or attempt to gain entrance into these categories through acquisitions. Summer has no specific plans to acquire any companies at this time.

As Summer continues to grow through internal initiatives and any future acquisitions, it will incur additional material expense. Two of the key areas in which such increased expenses will likely occur are sales and product development. In order to grow sales, Summer will likely hire additional sales personnel to service new geographic territories, focus existing resources on specific parts of the United States market and retain product line specialists to drive sales of new and existing products in specific areas in which Summer believes it can readily increase sales. Product development expenses will increase as Summer develops new products in existing and new categories. If Summer were to acquire one or more companies as part of its growth strategy, it would face various challenges such as the integration of the acquired companies’ product lines, employees, marketing requirements and information systems. Ongoing infrastructure investment also may be required to support realized growth, including expenditures with respect to upgraded and expanded information systems and enhancing the company’s management team.

Sales

Summer’s sales are primarily derived from the sale of juvenile health, safety and wellness products and are recognized upon transfer of title of product to Summer’s customers. Summer’s products are marketed through several distribution channels including chain retailers, specialty retailers and direct to consumers.

Approximately 90% of sales are currently made to customers in North America, with the remaining 10% made to customers in the UK. Sales are made utilizing standard credit terms of 30 to 90 days. Summer generally accept returns only for defective merchandise.

Summer derives a significant portion of its sales from major chain retailers. Summer’s two largest customers accounted for 80%, 70%, and 69% of net sales in 2003, 2004 and 2005. Toys R Us accounted for 80%, 63% and 50% of net sales in 2003, 2004, and 2005 respectively. Target accounted for 0%, 7%, and 19% of net sales in 2003, 2004 and 2005, respectively.

Cost of goods sold and other expenses

Summer’s products are manufactured by third parties, with approximately 80-85% of the dollar value of products being manufactured in China and the majority of the balance being manufactured in Massachusetts. Cost of goods sold primarily represents purchases of finished products from these third party manufacturers. The remainder of Summer’s cost of goods sold includes tooling depreciation, freight-in from suppliers and miscellaneous charges from contract manufacturers. Substantially all of Summer’s purchases are made in US dollars, therefore most of this activity is not subject to currency fluctuations. If Summer’s suppliers experience increased raw materials, labor or other costs and pass along such cost increases through higher prices for finished goods, Summer’s costs of sales would increase, and to the extent we are unable to pass such price increases along to Summer’s customers, Summer’s gross margins would decrease.

Selling, general and administrative expenses primarily consist of payroll, insurance, professional fees, royalties, freight out to customers, advertising and marketing expenses (including co-op advertising allowances as negotiated with certain customers) and sales commissions. Several of these items fluctuate with sales, some based on sales to particular customers and others based on sales of particular products.

There are not significant variations in seasonal demand for Summer’s products. Sales are generally higher in the December/January time frame as retailers take initial shipments of new products; these orders usually incorporate enough product to fill each store plus additional amounts to be kept at the customer’s distribution center. The timing of these initial shipments varies by customer depending on when they finalize store layouts for the upcoming year.

Results of Operations

Summer Infant and Combined Companies

Consolidated Statements of Income

For the Nine Months Ending September 30, 2006 and 2005

(In thousands)

	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
	(Unaudited)		(Unaudited)
Net sales	$39,813	100.0%	$26,481	100.0%
Cost of goods sold	24,512	61.6%	17,450	65.9%

Gross profit	15,301	38.4%	9,031	34.1%

OPERATING EXPENSES
General and administrative expenses	7,181	18.0%	3,339	12.6%
Selling expenses	4,376	11.0%	3,716	14.0%
Depreciation and amortization expense	470	1.0%	306	1.2%

Operating income	3,274	8.0%	1,670	6.31%

Interest expense	653	1.6%	307	1.2%

Tax expense	29	0.1%	13	0.0%
Minority interest in net income of affiliate	287	0.7%	156	0.6%

NET INCOME	2,305	5.8%	1,194	4.5%

EBITDA	3,744	9.4%	1,976	7.5%

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Net sales increased 50% from approximately $26,481,000 in the nine months ended September 30, 2005 to approximately $39,813,000 for the nine months ended September 30, 2006. This sales increase was primarily attributable to increased distribution of Summer’s products throughout Summer’s customer base, with increases of more than 65% at Target, Kmart and Burlington Coat.

Gross profit increased 69% from approximately $9,031,000 for the nine months ended September 30, 2005 to approximately $15,301,000 for the nine months ended September 30, 2006. This increase was primarily attributable to the 50% increase in net sales, combined with sales of higher margin products and reductions in customer product returns during 2006, which resulted in a reduction of cost of goods sold as a percentage of sales from 65.9% in the nine months ended September 30, 2005 to 61.6% in the nine months ended September 30, 2006.

General and administrative expenses increased from approximately $3,339,000 for the nine months ended September 30, 2005 to approximately $7,181,000 for the nine months ended September 30, 2006. This increase was primarily attributable to increases in headcount in order to build the infrastructure required to support the rapid sales increase, in addition to increased professional fees associated with the proposed acquisition with KBL. The total increase in payroll and benefits was approximately $1,367,000. There was an expense of approximately $668,000 for the nine months ended September 30, 2006 attributable to legal and start-up costs incurred in the establishment of Summer’s soft goods division. Professional fees increased by $417,000, primarily due to costs related to the pending acquisition by KBL. Finally, external product development costs increased by approximately $256,000 due to the growth of the Company’s product line into more complex products that required more significant investment.

Selling expenses increased from approximately $3,716,000 for the nine months ended September 30, 2005 to approximately $4,376,000 for the nine months ended September 30, 2006. This increase was primarily attributable to increased commissions, freight and royalties associated with the higher level of sales during 2006. Selling expenses decreased as a percentage of sales from 14.0% in the nine months ended September 30, 2005 to 11.0% for the nine months ended September 30, 2006, as the company streamlined its sales organization (including the elimination of some external sales representatives).

Depreciation and amortization expense increased from approximately $306,000 for the nine months ended September 30, 2005 to approximately $470,000 for the nine months ended September 30, 2006. This increase was primarily attributable to increased capital spending during 2005 which resulted in higher depreciation expense in 2006.

Interest expense increased from approximately $307,000 for the nine months ended September 30, 2005 to approximately $653,000 for the nine months ended September 30, 2006. This increase was primarily attributable to increased borrowing levels in 2006 to support the rapid growth of the company.

Net income increased from approximately $1,194,000 for the nine months ended September 30, 2005 to approximately $2,305,000 for the nine months ended September 30, 2006. This increase was primarily attributable to the increased sales and gross profit percentage as described above.

Year ended December 31, 2005 compared with year ended December 31, 2004

Summer Infant and Affiliates

Consolidated Statements of Income

(In thousands)

	Year Ended December 31, 2005		Year Ended December 31, 2004
Net sales	$35,535	100.0%	$20,855	100.0%
Cost of goods sold	23,008	64.7%	13,004	62.4%

Gross profit	12,527	35.3%	7,851	37.6%

OPERATING EXPENSES
General and administrative expenses	4,997	14.1%	3,308	15.8%
Selling expenses	5,151	14.5%	3,621	17.4%
Depreciation and amortization expense	411	1.2%	227	1.1%

Operating income	1,968	5.2%	695	3.3%

Interest expense	451	1.3%	131	0.6%

Tax expense	31	0.1%	49	0.2%
Minority interest in net income of affiliate	161	0.5%	73	0.4%

NET INCOME	1,325	3.7%	442	2.1%

EBITDA	2,379	6.7%	922	4.4%

Net sales increased 70% from approximately $20,855,000 in the year ended December 31, 2004 to approximately $35,535,000 for the year ended December 31, 2005. This sales increase was primarily attributable to increased distribution of Summer’s products throughout the customer base, with increases of more than $6,000,000 at Toys R Us and Target.

Gross profit increased 60% from approximately $7,851,000 for the year ended December 31, 2004 to approximately $12,527,000 for the year ended December 31, 2005. This increase was primarily attributable to the 70% increase in net sales, combined with sales of lower margin products during 2005 which resulted in an increase of cost of goods sold as a percentage of sales from 62.4% in the year ended December 31, 2004 to 64.8% in the year ended December 31, 2005.

General and administrative expenses increased from approximately $3,308,000 for the year ended December 31, 2004 to approximately $4,997,000 for the year ended December 31, 2005. This increase was primarily attributable to increases in headcount in order to build the infrastructure required to support the rapid sales increase, leading to payroll and benefits increases of approximately $958,000. In addition, there were significant increases in insurance costs (approximately $196,000), external product development costs (approximately $124,000) and professional fees (approximately $120,000).

Selling expenses increased from approximately $3,621,000 for the year ended December 31, 2004 to approximately $5,151,000 for the year ended December 31, 2005. This increase was primarily attributable to increased commissions, freight and royalties associated with the higher level of sales during 2005.

Depreciation and amortization expense increased from approximately $227,000 for the year ended December 31, 2004 to approximately $411,000 for the year ended December 31, 2005. This increase was primarily attributable to increased capital spending during 2004 which resulted in higher depreciation expense in 2005.

Interest expense increased from approximately $131,000 for the year ended December 31, 2004 to approximately $451,000 for the year ended December 31, 2005. This increase was primarily attributable to increased borrowing levels in 2005 to support the rapid growth of the company.

Net income increased from approximately $442,000 for the year ended December 31, 2004 to approximately $1,325,000 for the year ended December 31, 2005. This increase was primarily attributable to the increased sales as described above.

Year ended December 31, 2004 compared with year ended December 31, 2003

Summer Infant and Affiliates

Consolidated Statements of Income

(In thousands)

	Year Ended December 31, 2004		Year Ended December 31, 2003
Net sales	$20,855	100.0%	$17,580	100.0%
Cost of goods sold	13,004	62.4%	11,101	63.1%

Gross profit	7,851	37.6%	6,479	36.9%

OPERATING EXPENSES
General and administrative expenses	3,308	15.9%	2,420	13.8%
Selling expenses	3,621	17.4%	2,406	13.7%
Depreciation and amortization expense	227	1.1%	144	0.8%

Operating income	695	3.3%	1,509	8.8%

Interest expense	131	0.6%	120	0.7%
Other expense (income)	0	0.0%	116	0.7%
Tax expense	49	0.2%	28	0.2%
Minority interest in net income of affiliate	73	0.4%	136	0.8%

NET INCOME	442	2.1%	1,109	6.3%

EBITDA	922	4.4%	1,537	8.7%

Net sales increased 19% from approximately $17,580,000 in the year ended December 31, 2003 to approximately $20,855,000 for the year ended December 31, 2004. This sales increase was primarily attributable to increased distribution of Summer’s products throughout Summer’s customer base, including the first full year of sales to Target, which accounted for over $1,000,000 of the increase.

Gross profit increased 21% from approximately $6,479,000 for the year ended December 31, 2003 to approximately $7,851,000 for the year ended December 31, 2004. This increase was primarily attributable to the 19% increase in net sales. There was also a slight improvement in the gross profit percentage, as cost of goods sold as a percentage of sales decreased from 63.2% for the year ended December 31, 2003 to 62.4% for the year ended December 31, 2004.

General and administrative expenses increased from approximately $2,420,000 for the year ended December 31, 2003 to approximately $3,308,000 for the year ended December 31, 2004. This increase was primarily attributable to increases in headcount in order to build the infrastructure required to support the sales increase.

Selling expenses increased from approximately $2,406,000 for the year ended December 31, 2003 to approximately $3,621,000 for the year ended December 31, 2004. This increase was primarily attributable to increased commissions, freight and royalties associated with the higher level of sales during 2004.

Depreciation and amortization expense increased from approximately $144,000 for the year ended December 31, 2003 to approximately $227,000 for the year ended December 31, 2004. This increase was primarily attributable to increased capital spending during 2003 which resulted in higher depreciation expense in 2004.

Interest expense increased from approximately $120,000 for the year ended December 31, 2003 to approximately $131,000 for the year ended December 31, 2004. This increase was primarily attributable to increased borrowing levels in 2004 to support the growth of the company.

Net income decreased from approximately $1,109,000 for the year ended December 31, 2003 to approximately $442,000 for the year ended December 31, 2004. This decrease was primarily attributable to the increases in general and administrative and selling expenses as described above.

Liquidity and Capital Resources

Summer generally funds its operations and working capital needs through cash generated from operations and borrowings under its credit facility. In addition, Summer has entered into two other note payable agreements (one in 2005 and the other in 2006).

Summer’s sales have increased significantly over the past several years. For the year ended December 31, 2003, net sales were $17.6 million. For the year ended December 31, 2006, net sales are expected to exceed $50 million. This sales growth has led to a substantial increase in working capital requirements, specifically accounts receivable and inventory. The typical cash flow cycle is as follows:

•

Inventory is purchased to meet expected demand plus a safety stock. Since the majority of Summer’s vendors are based in Asia, inventory takes from four to six weeks to arrive from Asia to the various distribution points Summer maintains in the US and the UK. Payment terms for these vendors average 60 days from the date the product ships from Asia, therefore Summer is generally paying for the product a short time after it is physically received in the US. The increased sales Summer has experienced result in increased levels of inventory, and therefore an increase in the amount of cash required to fund its inventory level.

•

Sales to customers generally have payment terms of 30 to 60 days. The increased sales have resulted in an increase in the level of accounts receivable, and therefore have increased the amount of cash required to fund working capital.

A summary of inventory and accounts receivable is as follows (in $000’s):

	September 30, 2006	December 31, 2005	December 31, 2004
Inventory	11,337	7,860	5,029
Accounts Receivable	10,567	6,210	3,517

As of September 30, 2006, Summer maintained an allowance for doubtful accounts of $76.

Summer has been able to fund its increased working capital through asset-based lines of credit with banks. The lenders generally follow a borrowing base formula that allows advances based on the levels of accounts receivable and inventory. Summer’s current line of credit contains traditional borrowing base formulas.

The majority of capital expenditures for Summer are for tools related to new product introductions. Summer receives indications from retailers generally around the middle of each year as to what products the retailer will be taking into its product line for the upcoming year. Based on these indications, Summer will then acquire the tools required to build the products. The majority of these expenditures are therefore made in the third and fourth quarters of each year so that initial shipments of products can be made in December and January (the typical time frame for new product shipments). In most cases the payments for the tools are spread out over a three to four month period.

Summer believes that its current banking facilities are sufficient to fund its cash requirements for at least the next 12 months. However, unforeseen circumstances, such as softness in the retail industry or deterioration in the business of a significant customer, could create a situation where Summer cannot access all of the available lines of credit due to not having sufficient accounts receivable. In addition, there is no assurance that Summer will meet all of its bank covenants in the future, or that its lenders will grant waivers if there are covenant violations. The lenders have granted all required waivers that have previously been required.

Summer’s strategy for funding its business going forward is a combination of the following: increased profitability; increased borrowing lines as required with traditional lenders (asset-based); and utilization of the proceeds available from the business combination with KBL to fund its business as well as potential acquisitions. The KBL business combination with, if successfully completed, will provide more than $20,000,000 of available cash. These proceeds could potentially be used to pay off the existing debt of Summer; fund working capital increases going forward; acquire other businesses; pay dividends; or repurchase KBL common stock or warrants. Even if the existing debt is paid down, it is likely that Summer will continue to maintain available lines of credit on an asset-backed basis in order to fund working capital needs in the future.

Net cash used in operations was approximately ($2,248,000) and ($1,420,000) for the years ended December 31, 2005 and 2004 respectively. Summer has generated positive net income for each of the past three years but has used cash in operations due to increased working capital requirements resulting from rapid sales increases over the past several years. Net cash provided by operations was approximately $1,139,000 for the year ended December 31, 2003.

Net cash used in investing activities was approximately ($1,981,000), ($478,000) and ($404,000) for the years ended December 31, 2005, 2004 and 2003 respectively. The major investing activity is for capital expenditures, primarily molds and tooling related to new product introductions.

Net cash provided by financing activities was approximately $4,605,000 and $1,786,000 for the years ended December 31, 2005 and 2004 respectively. The primary source of funds during the past three years has been borrowings under the lines of credit established by Summer. These borrowings have been made in order to fund the working capital increases that have occurred as a result of the rapid sales growth of Summer over this time frame. Net cash used in financing activities was approximately ($37,000) for the year ended December 31, 2003.

In October 2003, Summer entered into a $1,150,000 term loan with a bank. Borrowings under this loan bore interest at 5.92% per annum. The loan was paid off in June 2005.

In March 2005, Summer entered into a $1,050,000 subordinated term loan payable with a business development company. The note has a 48-month term and calls for monthly principal payments of $23,000 plus 12% interest through December 2008. It is secured by all of Summer’s assets and by a personal guarantee from the majority stockholder of Summer. In addition to the required monthly principal and interest payments, Summer is required to make a royalty payment to the holder of the note on a quarterly basis. The royalty payment is calculated based on 0.25% of SII’s net sales for the preceding quarter and is payable within 45 days of the close of the quarter. These royalty payments, which are included in interest expense on the accompanying consolidated statement of income for the year ended December 31, 2005, amounted to approximately $61,000. The remaining principal balance owed on this note as of September 30, 2006 was approximately $630,000.

Summer, through Faith Realty, entered into a $500,000 construction loan in February 2006. This loan is being used for site development and construction of a new building, which will become Summer’s new corporate headquarters. The agreement requires interest only payments calculated on a floating or fixed rate based on LIBOR.

In October 2003, Summer entered into a revolving line of credit with a bank which provided for working capital needs with maximum borrowings of $1,000,000, $2,000,000, and $5,000,000 for the years ending December, 31, 2003, 2004, and 2005, respectively. Borrowings under the line of credit bear interest at the bank’s prime lending rate plus .125% (4.125%, 5.375%, and 6.125% as of December 31, 2003, 2004, and June 2005). The line of credit was paid off in June 2005.

In July 2005, Summer entered into a revolving line of credit with another bank. This line of credit provided for borrowings based on levels of qualified accounts receivable and inventory held by SII and SIE. The line of credit is secured by all assets of Summer. Maximum borrowings at December 31, 2005, on the line of credit were $7,500,000. Interest on the line of credit is payable at LIBOR (4.9% at December 31, 2005) plus 1.75%. Amounts outstanding under this agreement were approximately $7,087,000 at December 31, 2005. As of January 1, 2006, the bank increased the maximum allowable borrowings on the line of credit to $11,000,000, and on July 31, 2006, the bank increased the maximum allowable borrowings to $13,000,000. In addition, the line of credit has been extended until June 30, 2007. As of September 30, 2006, an aggregate of approximately $10,567,000 was outstanding under the line of credit.

In connection with the subordinated term loan, Summer is subject to certain covenants, which require, among other things, maintenance of a minimum cash flow to debt service ratio, a total liabilities to tangible net worth ratio and a certain level of net worth. At December 31, 2005, Summer was not in compliance with certain covenants (specifically, the covenants related to the debt-to-equity ratio and the net worth requirement were out of compliance); however, it obtained waivers through January 1, 2007 for all covenant violations. Because the waiver is through January 1, 2007, Summer recorded the liability as a long term liability in the balance sheet. As of September 30, 2006, Summer was in compliance with these covenants.

The total debt of Summer at September 30, 2006 was $11,925,000. Of this total, $10,567,000 relates to the revolving line of credit which expires on June 30, 2007. This debt has no required principal payments and interest is paid monthly. Summer expects that it will be able to extend this line of credit with either its existing bank or another bank upon the scheduled termination date of June 30, 2007, because this line of credit is collateralized by inventory and accounts receivable at standard advance rates. Another $630,000 of the outstanding debt relates to the subordinated loan, which calls for principal payments of $23,333 per month plus interest. Another $500,000 of outstanding debt relates to loans for the construction of the new building. No principal payments will be required on this loan until a permanent construction loan has been completed for the entire project. The final $228,000 of debt relates to capital lease obligations, which call for monthly principal and interest payments.

The following summarizes Summer’s significant contractual commitments as of December 31, 2005, which relate to future minimum payments due under non-cancelable licenses, leases and other debt (amounts in thousands):

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt	$840	$280	$560	$—	$—
Capital lease obligations	$296	$65	$231	$—	$—
Operating lease obligations	$1,245	$390	$855	$—	$—

Total	$2,381	$735	$1,646	$—	$—

We believe that Summer’s cash flows from operations, cash on hand, funds from the business combination with KBL, and available borrowings will be sufficient to meet Summer’s working capital and capital expenditure requirements and provide us with adequate liquidity to meet anticipated operating needs for at least the next 12 months. Summer’s cash requirements for the period beyond that are expected to be met by a combination of the cash proceeds from the business combination with KBL plus continued use of bank facilities to meet working capital requirements.

Non-GAAP Discussion

In addition to its GAAP results, Summer considers non-GAAP measures of its performance. EBITDA, as defined below, is an important supplemental financial measure of Summer’s performance that is not required by, or presented in accordance with, GAAP. EBITDA represents net income (loss) before income taxes, minority interest in net income of affiliates, interest expense, and depreciation and amortization. Summer’s management uses EBITDA as a financial measure to assess the ability of its assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. Summer’s management believes that the presentation of EBITDA provides useful information regarding Summer’s results of operations because they assist in analyzing and benchmarking the performance and value of Summer’s business. Summer believes that EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

EBITDA also is used by Summer’s management for multiple purposes, including:

•	to calculate and support various coverage ratios with Summer’s lenders;

•	to allow lenders to calculate total proceeds they are willing to loan to Summer based on its relative strength compared to other competitors; and

•

to more accurately compare Summer’s operating performance from period to period and company to company by eliminating differences caused by variations in capital structures (which affect relative interest expense), tax positions and amortization of intangibles.

In addition, EBITDA is an important valuation tool used by potential investors when assessing the relative performance of a company in comparison to other companies in the same industry. Although Summer uses EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, Summer’s calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. Summer’s management compensates for these limitations in considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

The following table presents a reconciliation of EBITDA to net income, its most directly comparable GAAP financial measure, on a historical basis, for the periods presented:

Reconciliation of unaudited EBITDA, as adjusted, to Net Income (In thousands)

	Nine Months Ended September 30		Fiscal Year Ended December 31
	2006	2005	2005	2004	2003
Net income	$2,305	$1,194	$1,325	$442	$1,109
Income taxes*	29	13	31	49	28
Minority interest in net income of affiliates	287	156	161	73	136
Interest expense	653	307	451	131	120
Depreciation and amortization	470	306	411	227	144

EBITDA	$3,744	$1,976	$2,379	$922	$1,537

*	SII is an “S” Corporation.

The management of Summer assesses its financial performance in a number of ways, of which EBITDA performance is one factor. In general terms, Summer has been attempting to increase sales and EBITDA each year, with the overall goal being to increase the percentage growth in EBITDA at a faster rate than the sales growth percentage. In terms of that one factor, Summer’s performance in 2005 as compared to 2004 showed year over year sales growth of 70%, and EBITDA growth of 158%. In the first nine months of 2006 versus the first nine months of 2005, sales growth was 50%, and EBITDA growth was 89%. Therefore, from a top level perspective, Summer is achieving the goal of growing EBITDA at a higher rate than sales. If EBITDA was growing at a slower rate than sales, management would look for ways to change this trend, including the implementation of potential cost reductions, in order to ensure that the expense structure is properly matched to the level of sales being achieved.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised in 2004), “Share Based Payment” (“SFAS 123(R)”), which superceded SFAS No. 123, “Accounting for Stock-Based Compensation”, and APB Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS No. 123(R) requires the recognition of stock-based compensation expense in the financial statements. Effective January 1, 2006, the Company adopted FAS No. 123(R). The implementation of FAS 123(R) had no impact on the condensed combined financial statements of income for the six month period ending June 30, 2006 since there are no stock options issued or outstanding.

In June of 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (“SFAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20,” “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The Company has adopted the provisions of FAS 154 and does not expect any material effect on its results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”—an Interpretation of FASB Statement No. 109” (“FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on the Company’s results of operations or financial position.

There are no other recently issued accounting pronouncements that need to be considered when reading the financial statements or related footnotes.

Quantitative and Qualitative Disclosures About Market Risk

Summer’s exposure to market risk is limited to interest rate risk associated with Summer’s credit facilities and foreign currency exchange risk associated with Summer’s foreign operations.

Based on Summer’s interest rate exposure on variable rate borrowings at December 31, 2005, a one percentage point increase in average interest rates on Summer’s borrowings would increase future interest expense by approximately $6,000 per month. Summer determined these amounts based on approximately $7,087,000 of variable rate borrowings at December 31, 2005, multiplied this amount by 1% and divided by twelve. Summer is currently not using any interest rate collars or hedges to manage or reduce interest rate risk. As a result, any increase in interest rates on Summer’s variable rate borrowings would increase interest expense and reduce net income.

The majority of Summer’s operating activities are conducted in US dollars. Approximately 10% of Summer’s sales are denominated in other currencies such as British pounds sterling or Canadian dollars. Summer’s purchases of finished goods from Chinese manufacturers are denominated in US dollars. A 10% change in the exchange rate of the US dollar with respect to Canadian dollars or British pounds sterling would not have a significant impact on Summer’s earnings.

DIRECTORS AND EXECUTIVE OFFICERS OF KBL FOLLOWING THE ACQUISITION

At the effective time of the acquisition, the board of directors and executive officers of KBL will be as follows:

Name	Age	Position
Dr. Marlene Krauss	62	Chairman of the board and director
Jason Macari	44	Chief executive officer and director
Steven Gibree	40	Executive vice president of product development and director
Martin Fogelman	63	Director
Myra Hart	66	Director
Robert Stebenne	53	Director
Richard Wenz	57	Director
Joseph Driscoll	42	Chief financial officer and treasurer
Rachelle Harel	46	General manager of SIE

DR. MARLENE KRAUSS has been the chief executive officer, secretary and a member of the board of directors of KBL since its inception. Upon consummation of the acquisition, she shall become chairman of the board of KBL. Since November 1998, Dr. Krauss has been a managing member and president of KBL Healthcare Management Inc., a management company that provides investment services to the KBL Healthcare venture capital funds. During this time, Dr. Krauss co-founded or has served on the board of directors of several of KBL’s portfolio companies. From April 1993 to August 1994, Dr. Krauss served as chairperson and chief executive officer of KBL Healthcare Acquisition Corp., a blank check company with an objective to acquire an operating business in the healthcare industry. In August 1994, KBL Healthcare Acquisition Corp. merged with Concord Health Group, Inc., an owner, developer and operator of assisted living and long-term care facilities, and Dr. Krauss served as its vice chairperson until February 1996. In August 1991, Dr. Krauss co-founded KBL Healthcare, Inc., a venture capital and investment banking firm engaged in advisory and principal based funding activities for early-stage and middle-market companies in the healthcare field and has served as its chairperson and chief executive officer since its formation. Dr. Krauss received a B.A. from Cornell University, an M.B.A. from Harvard Graduate School of Business Administration and an M.D. from Harvard Medical School. She completed her training as a vitreoretinal surgeon at New York Hospital in 1985. Dr. Krauss is the spouse of Dr. Berk, KBL’s current chairman of the board.

JASON MACARI has been the chief executive officer and a director of Summer Infant, Inc. since he founded the company in 2001. Upon consummation of the acquisition, he shall become KBL’s chief executive officer and shall maintain his current positions with Summer. Prior to his purchase of Summer’s predecessor in 2001, Mr. Macari was vice president of product development and general manager of Safety 1st, Inc., a leading manufacturer of safety and baby products from August 1994 to June 2001. From May 1988 to August 1994, Mr. Macari managed the manufacturing engineering group of the Davol Division of CR Bard, a manufacturer of surgical products. Mr. Macari received his B.S. in Mechanical Engineering from Worcester Polytechnic Institute and his MBA from Bryant College.

STEVEN GIBREE is Summer’s executive vice president of product development with management oversight of research and development, product design and engineering and manufacturing relations. Upon consummation of the acquisition, he shall become executive vice president of product development for KBL and Summer. Prior to being recruited to Summer, in November 2001, Mr. Gibree was the vice president of engineering for Little Kids, Inc., a manufacturer of innovative toys, from March 2001 to November 2001. From May 1997 to March 2001, Mr. Gibree was director of engineering at Safety 1st, Inc. From May 1985 to May 1997, Mr. Gibree was employed by Hasbro, rising to project manager for the Kid Dimension Division. Mr. Gibree is a graduate of the Hall Institute of Technology.

MARTIN FOGELMAN will become a member of KBL’s board of directors upon consummation of the acquisition. Since April 2003, Mr. Fogelman has been an independent consultant to the baby products industry.

From 1983 to March 2003, he was senior vice president and general merchandise manager of both Toys R Us, a leading retailer of children’s toys, and Babies R Us juvenile products division, a leading retailer of products for infants and toddlers. Mr. Fogelman is a graduate of the University of Buffalo.

MYRA HART will become a member of KBL’s board of directors upon consummation of the acquisition. Ms. Hart currently works with several high-growth-potential ventures as a board member, advisor and/or consultant. From July 1995 to June 2006, she was a Professor of Entrepreneurial Management at the Harvard Business School. From 1990 to 1995, Ms. Hart was a doctoral student at Harvard University. From 1985 until 1990, Ms. Hart was employed by Staples, Inc., where she was one of the four founding officers, in various management capacities, with a primary emphasis on strategic planning and growth implementation in new and existing markets. Ms. Hart is a Director of Office Depot, Inc., eCornell, Nina McLemore Inc., Royal Ahold NV, and IntelliVid Corporation. She is also a director of the Center for Women’s Business Research and a Trustee of Cornell University. Ms. Hart received a B.A. from Cornell University and an MBA and DBA from Harvard University.

ROBERT STEBENNE will become a member of KBL’s board of directors upon consummation of the acquisition. Mr. Stebenne currently owns and managers Bob Stebenne Associates, a firm that provides consulting services in the areas of brand development, product development and strategic planning, among other areas. From February 1999 to July 2002, Mr. Stebenne was the president of new business development for Hasbro Industries. From 1991 to January 1999, he was president of Hasbro’s FOB/LC division, where he created a U.S. marketing, sales, product development, finance and logistics group. From 1982 to 1991, he was president of Hasbro’s Playskool Baby division. Mr. Stebenne received a B.A. from Roger Williams University.

RICHARD WENZ will become a member of KBL’s board of directors upon consummation of the acquisition. Mr. Wenz is a consultant and private investor and currently serves on the Board of Directors of Hunter Fan Company and Easton Bell Sports, Inc. From October 2000 to July 2003 Mr. Wenz was an operating partner/affiliate of DB Capital Partners, the private equity arm of Deutsche Bank A.G. and served on the board of directors of a number of portfolio companies, including NewRoads, Inc. and Jenny Craig International. Mr. Wenz also served as chief executive officer of Jenny Craig International from March 2002 to January 2003. Mr. Wenz was president and chief operating officer of Safety 1st, from February 1997 to May 2000. During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office with The Lucas Group, a business strategy consulting firm. Prior to 1995 Mr. Wenz held senior executive positions with Wilson Sporting Goods Co., Electrolux Corporation, The Regina Company and Professional Golf Corporation. Mr. Wenz began his career in 1971 with Arthur Young & Company (predecessor of Ernst & Young) and left the firm as a partner in 1983. Mr. Wenz is a certified public accountant and received a B.S. in accounting from Northern Illinois University.

JOSEPH DRISCOLL has been the chief financial officer of Summer since September 2006. Upon consummation of the acquisition, he will also become chief financial officer of KBL. From May 2001 to September 2006, Mr. Driscoll was employed as vice president of finance and later served as chief financial officer for ACT Electronics, Inc., an electronics manufacturer. From May 2000 to May 2001, Mr. Driscoll was employed as vice president of finance for PCI, Inc., an internet based marketing services company. From April 1997 to May 2000, Mr. Driscoll was employed as vice president of finance and later served as chief financial officer for Safety 1st, Inc. From September 1993 to April 1997, Mr. Driscoll was employed as assistant corporate controller and later served as director of financial reporting for Staples, Inc. From July 1986 to February 1992, Mr. Driscoll was employed as an audit manager for KPMG Peat Marwick. From February 1992 to September 1993, Mr. Driscoll was employed as corporate controller for E-II Holdings, Inc., an international consumer products company. Mr. Driscoll received a B.S. in Accounting from Boston College and is a licensed Certified Public Accountant.

RACHELLE HAREL joined SIE in September 2002 and is responsible for starting Summer’s sales and distribution operation in the UK and Europe. She is currently SIE’s managing director. Upon consummation of the acquisition, she shall become general manager of SIE. Based in the U.K., Ms. Harel has more than 20 years of experience in the U.K. juvenile market, including product safety, retailing, and product development. From

August 1999 to September 2002, Ms. Harel was employed as vice president of product development for Dorel Europe Ltd., a manufacturer of juvenile consumer products. From June 1995 to August 1999, Ms. Harel was employed as a director at Quality Management Solutions, a consulting company that provided safety and quality control consulting services to small manufacturers. From February 1990 to June 1995, Ms. Harel was employed as quality manager at Mothercare plc, a British retail chain specializing in the juvenile market. From November 1985 to February 1990, Ms. Harel was employed as a team leader at SGS Testing Laboratory, a consumer testing laboratory providing testing and certification services.

Meetings and Committees of the Board of Directors of KBL

During the fiscal year ended December 31, 2005, KBL’s board of directors held five meetings. Although KBL does not have any formal policy regarding director attendance at annual stockholder meetings, KBL will attempt to schedule its annual meetings so that all of its directors can attend. KBL expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on the Nasdaq Global Market, KBL will adhere to the rules of the Nasdaq Global Market in determining whether a director is independent. The board of directors of KBL also will consult with KBL’s counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq Global Market listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of KBL has affirmatively determined that, upon appointment to the board of directors of KBL on the closing of the acquisition, Mr. Fogelman, Ms. Hart, Mr. Stebenne and Mr. Wenz will be the independent directors of KBL for the ensuing year.

KBL currently does not have a majority of independent directors and is not required to.

Audit Committee

Upon consummation of the acquisition, the board of directors of KBL will establish an audit committee with Myra Hart, Robert Stebenne and Richard Wenz as its members, each an independent director under the Nasdaq Global Market listing standards, with Mr. Wenz acting as chairman. The purpose of the audit committee will be to appoint, retain, set compensation of, and supervise KBL’s independent accountants, review the results and scope of the audit and other accounting related services and review KBL’s accounting practices and systems of internal accounting and disclosure controls. Since the KBL audit committee will not be formed until the consummation of the acquisition, it did not meet in the year ended December 31, 2005.

Independent Auditors’ Fees

The firm of Goldstein, Golub Kescher LLP (“GGK”) acts as KBL’s principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (“TBS”), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (“RSM”). GGK has no full time employees and therefore, none of the audit services performed was provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid or to be paid to GGK and RSM for services rendered.

During the nine months ended September 30, 2006, the fees incurred to KBL’s principal accountant totaled $18,000 for the review of KBL’s March 31, 2006, June 30, 2006 and September 30, 2006 Quarterly Reports on Form 10-QSB. In addition, we incurred $2,338 in connection with merger accounting considerations and other issues.

During the fiscal year ended December 31, 2005, the fees incurred to KBL’s principal accountant totaled $39,480, representing $25,000 for the services performed in connection with KBL’s initial public offering and $14,480 in connection with the review of KBL’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. In addition, we incurred $15,000 in connection with KBL’s December 31, 2005 audit.

GGK will serve as principal accountant of KBL after the acquisition.

Audit-related fees

During 2005, KBL’s principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax fees

During 2005, we paid TBS approximately $1,800 in connection with tax return preparation.

All other fees

During 2005, there were no fees billed for products and services provided by the principal accountant other than those set forth above.

Audit committee pre-approval policies and procedures

Since the KBL audit committee will not be formed until the consummation of the acquisition, the audit committee did not pre-approve any accounting-related or tax services. However, the KBL board of directors has approved the services described above. In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before KBL engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee. Since the KBL audit committee will not be formed until the consummation of the acquisition, it has not yet met or prepared a committee report.

Code of Ethics

In April 2005, KBL’s board of directors adopted a code of ethics that applies to KBL’s directors, officers and employees. A copy of KBL’s code of ethics may be obtained free of charge by submitting a request in writing to KBL Healthcare Acquisition Corp. II, 757 Third Avenue, 21st Floor, New York, New York 10017.

Compensation Committee Information

Upon consummation of the acquisition, the board of directors of KBL will establish a compensation committee with Martin Fogelman, Myra Hart and Richard Wenz shall serve as its members. Ms Hart will be the initial chairperson of this committee. The purpose of the compensation committee will be to review and approve compensation paid to KBL’s officers and to administer Summer’s incentive compensation plans, including authority to make and modify awards under such plans. Initially, the only plan will be the 2006 performance equity plan.

Nominating Committee Information

Upon consummation of the acquisition, KBL will form a nominating committee in connection with the consummation of the acquisition. The members will be Martin Fogelman, Robert Stebenne and Richard Wenz, each an independent director under The Nasdaq Global Market listing standards. Mr. Stebenne will serve as the initial chairperson of this committee. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on KBL’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. During the period commencing with the closing of the acquisition and ending immediately after the 2008 annual meeting of the company, the nominees for KBL’s board of directors will be determined pursuant to the terms of the voting agreement and approved by the nominating committee.

KBL does not have any restrictions on stockholder nominations under its certificate of incorporation or bylaws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the Acquisition Agreement, KBL has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. None of the current members of the board of directors is “independent.” Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors.

Election of Directors; Voting Agreement

Certain of the KBL Inside Stockholders—specifically, Dr. Marlene Krauss, Dr. Zachary Berk and Mr. Michael Kaswan—and all of the Summer stockholders have entered into a voting agreement. Immediately after consummation of the acquisition, and assuming no conversions of KBL common stock, the parties to the voting agreement will own approximately 38.5% of KBL’s outstanding common stock in the aggregate. The voting agreement provides that the Summer stockholders, on the one hand, and such KBL Inside Stockholders, on the other hand, will each designate two directors and mutually designate three additional directors to KBL’s board. Each of the parties to the voting agreement will vote for such designees as directors of KBL until immediately following the election that will be held in 2009. KBL will be obligated to provide for its board of directors to be comprised of seven members and to enable the election to the board of directors of the persons designated by the parties to the voting agreement. The voting agreement is attached to this proxy statement as Annex D. We encourage you to read the voting agreement in its entirety.

Immediately upon the consummation of the acquisition, the directors of KBL will be Mr. Jason Macari, Mr. Steven Gibree, Dr. Marlene Krauss, Mr. Martin Fogelman, Ms. Myra Hart and Mr. Robert Stebenne and Mr. Richard Wenz. Under the terms of the voting agreement, all of the Summer stockholders, on the one hand, and the KBL Inside Stockholders who are party to the voting agreement, on the other hand, have agreed to vote for the designees to KBL’s board of directors through the election in 2009 as follows:

•	in the class to stand for reelection in 2007—Myra Hart and Robert Stebenne.

•	in the class to stand for reelection in 2008—Steven Gibree, Martin Fogelman and Richard Wenz.

•	in the class to stand for reelection in 2009—Dr. Marlene Krauss and Jason Macari.

KBL’s directors do not currently receive any cash compensation for their services as members of the board of directors. However, in the future, non-employee directors may receive certain cash fees and stock awards that the KBL board of directors may determine to pay.

Executive Compensation

No executive officer of KBL has received any cash or non-cash compensation for services rendered to KBL. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Commencing April 21, 2005 and ending upon the consummation of the acquisition, KBL has and will continue to pay KBL Healthcare Management Inc., an affiliate of Dr. Zachary Berk, KBL’s chairman of the board and president, Dr. Marlene Krauss, KBL’s chief executive officer and secretary, and Michael Kaswan, KBL’s chief operating officer and member of KBL’s board of directors, a fee of $7,500 per month fee for providing KBL with office space and certain office and secretarial services. Other than this $7,500 per-month fee, no compensation of any kind, including finders and consulting fees, have been or will be paid to any of KBL’s officers for services rendered prior to the closing of the acquisition. However, KBL’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on KBL’s behalf such as identifying potential target business and performing due diligence on suitable business combinations. As of September 30, 2006, an aggregate of approximately $15,000 has been reimbursed to them for such expenses.

Upon consummation of the proposed acquisition of the Summer companies, KBL will operate in the health, safety and wellness industry. In connection with the acquisition of the Summer companies, KBL will enter into employment agreements with each of Dr. Krauss, for her to serve as KBL’s chairman of the board, Mr. Macari, for him to serve as KBL’s chief executive officer, with Mr. Gibree for him to serve as KBL’s executive vice president of product development, and Ms. Harel for her to serve as director and general manager of Summer Infant Europe.

The policies of KBL with respect to the compensation of the aforementioned executive officers and other executive officers following the acquisition will be administered by KBL’s board in consultation with its compensation committee. This committee will be formed from the independent directors joining KBL upon consummation of the acquisition. Martin Fogelman, Myra Hart and Richard Wenz shall serve as its members. Ms Hart will be the initial chairperson of this committee. The compensation policies followed by KBL will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to KBL’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as KBL believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. KBL believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. The employment agreements to be entered into by KBL with Mr. Macari and Mr. Gibree, each of whom will be key executives in connection with the general operations of the business of the combined companies, and the adoption of the proposed 2006 Performance Equity Plan reflect what KBL believes is a focus on performance- and equity-based compensation. Since KBL will not have a compensation committee until completion of the acquisition, KBL has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Compensation Discussion and Analysis

Overall, KBL will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of KBL within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for KBL shareholders. KBL intends to be competitive with other similarly situated companies in its industry following completion of the acquisition.

The compensation decisions regarding KBL’s executives will be based on KBL’s need to attract individuals with the skills necessary for KBL to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above KBL’s expectations.

It is anticipated that KBL’s executives’ compensation will have three primary components – salary, cash incentive bonus and stock-based awards. KBL will view the three components of executive compensation as related but distinct. Although KBL’s compensation committee will review total compensation, KBL does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. KBL anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since KBL’s compensation committee will not be formed until consummation of the acquisition, KBL has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, KBL may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

KBL’s compensation committee will be charged with performing an annual review of KBL’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

KBL believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the health, safety and wellness industries. KBL expects that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the health, safety and wellness and related industries through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to KBL, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of KBL post-acquisition business and objectives that may be unique to KBL, KBL generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary. Generally, KBL, working with the compensation committee, anticipates setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. KBL will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what KBL believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. KBL intends to design utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

The performance parameters for which each of Mr. Macari and Gibree are eligible to receive cash bonuses under the terms of the employment agreements to be executed in connection with the consummation of the acquisition will be set by the compensation committee each year, within 45 days of approval of such year’s annual budget.

KBL will structure cash incentive bonus compensation so that it is taxable to its employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual cash compensation will exceed $1 million, and KBL has accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Equity Awards. KBL also will use stock options and other stock-based awards to reward long-term performance. KBL believes that providing a meaningful portion of its executives’ total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of KBL’s shareholders and with KBL’s long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to KBL’s executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through KBL’s 2006 Performance Equity Plan, which was adopted by KBL board and is being submitted to the stockholder of KBL for their consideration at the special meeting. All of KBL’s employees, directors, officers and consultants will be eligible to participate in the 2006 Performance Equity Plan. The material terms of the 2006 Performance Equity Plan are further described in the section of this proxy statement entitled “2006 Performance Equity Plan Proposal.” No awards have been made under the plan as of the date of this proxy statement. It is anticipated that all options granted under the plan in the future will have an exercise price at least equal to the fair market of KBL’s common stock on the date of grant.

KBL will account for any equity compensation expense under the rules of SFAS 123R, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also will require KBL to record cash compensation as an expense at the time the obligation is accrued. Until KBL achieves sustained profitability, the availability to it of a tax deduction for compensation expense is not material to its financial position.

Severance Benefits. KBL currently has no severance benefits plan. KBL may consider the adoption of a severance plan for executive officers and other employee in the future. The employment agreements to be entered into by the persons who will initially serve as executive officers of KBL following consummation of the acquisition provide fore certain rights and obligations in the event of the termination of employment as more fully described in the section of this proxy statement entitled “Employment Agreements.”

Other Compensation. KBL will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. KBL may extend other perquisites to its executives that are not available to our employees generally.

Employment Agreements

Marlene Krauss

In connection with the consummation of the acquisition, Dr. Krauss will enter into an employment agreement with KBL. Under the terms of the employment agreement, Dr. Krauss will serve as the Chairman of the board of KBL for an initial term of three years. Dr. Krauss will not be required to devote her full business time to this position. The employment agreement provides that Dr. Krauss will receive an annual base salary of $125,000. The employment agreement provides that, in the event of the termination of Dr Krauss’s employment by KBL without cause or upon termination of her employment as a result of KBL’s breach of the employment agreement, KBL will continue to pay her base salary in accordance with KBL’s normal payroll schedule for a period of 12 months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Dr. Krauss from disclosing information that is confidential to KBL and its subsidiaries. The employment agreement also provides that if Dr. Krauss engages in competitive activity, such activity would be grounds for termination of her employment for cause.

Jason Macari

In connection with the consummation of the acquisition, Mr. Macari will enter into a full-time employment agreement with KBL. Under the terms of the employment agreement, Mr. Macari will serve as the chief executive officer of KBL and Summer for an initial term of three years. The employment agreement provides that Mr. Macari will receive an annual base salary of $275,000. Mr. Macari also may be awarded a bonus in an amount equal to up to 50% of his base salary during any fiscal year during the employment term. One half of such bonus would be based on his performance against performance criteria for such fiscal year to be set, in writing, by KBL’s compensation committee within 45 days after the Board of Directors approves the budget for such year and the remaining portion would be awarded in the discretion of the compensation committee. The employment agreement provides that, in the event of the termination of Mr. Macari’s employment by KBL without cause or upon termination of his employment as a result of KBL’s breach of the employment agreement, KBL will continue to pay him his base salary in accordance with KBL’s normal payroll schedule for a period of 12 months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Mr. Macari from disclosing information that is confidential to KBL and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of KBL and its subsidiaries or competing with KBL or Summer.

Steven Gibree

In connection with the consummation of the acquisition, Mr. Gibree will enter into a full-time employment agreement with KBL. Under the terms of the employment agreement, Mr. Gibree will serve as the executive vice president of product development of KBL and Summer for an initial term of three years. The employment agreement provides that Mr. Gibree will receive an annual base salary of $220,000. Mr. Gibree also may be awarded a bonus in an amount equal to up to 50% of his base salary during any fiscal year during the employment term. One half of such bonus would be based on his performance against performance criteria for such fiscal year to be set, in writing, by KBL’s compensation committee within 45 days after the Board of Directors approves the budget for such year and the remaining portion would be awarded in the discretion of the compensation committee. The employment agreement provides that, in the event of the termination of Mr. Gibree’s employment by KBL without cause or upon termination of his employment as a result of KBL’s breach of the employment agreement, KBL will continue to pay him his base salary in accordance with KBL’s normal payroll schedule for a period of 12 months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Mr. Gibree from disclosing information that is confidential to KBL and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of KBL and its subsidiaries or competing with KBL or Summer.

Joseph Driscoll

In September 2006, Mr. Driscoll entered into a full-time employment agreement with Summer. Under the terms of the employment agreement, Mr. Driscoll will serve as the chief financial officer of Summer and, after the consummation of the acquisition, of KBL, for an initial term of two years. The employment agreement provides that Mr. Driscoll will receive an annual base salary of $170,000. Mr. Driscoll will also receive a cash bonus of $50,000 upon the consummation of the Acquisition. Mr. Driscoll also may be awarded a bonus in an amount equal to up to 25% of his base salary during fiscal year 2007 provided, that Summer attains its projected revenue, net income and other performance criteria goals as determined in writing by the Compensation Committee of the Board prior to or within sixty (60) days after Summer’s operating budget is established for calendar 2007. The employment agreement provides that, in the event of the termination of Mr. Driscoll’s employment by Summer without cause or upon termination of his employment as a result of Summer’s breach of the employment agreement, Summer will continue to pay him his base salary in accordance with Summer’s normal payroll schedule for a period of six months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Mr. Driscoll from disclosing information that is confidential to Summer, KBL and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of Summer, KBL and its subsidiaries or competing with Summer or KBL.

Rachelle Harel

In connection with the consummation of the acquisition, Rachelle Harel will enter into a full-time employment agreement with SIE. Under the terms of the employment agreement, Ms. Harel will serve as the director and general manager of SIE until she or SIE terminates the agreement by giving at least six months’ prior written notice to the other party. The employment agreement provides that Ms. Harel will receive an annual base salary of £81,300. Ms. Harel also may be awarded a bonus in the discretion of the board of directors of KBL. The employment agreement contains certain restrictive covenants that prohibit Ms. Harel from disclosing information that is confidential to KBL and Summer and their subsidiaries and generally prohibits her, during the employment term and for one year thereafter, from soliciting or hiring the employees of KBL and its subsidiaries, or during the employment term and for six months thereafter, competing with KBL or Summer.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of KBL’s common stock as of February 6, 2007 and after consummation of the acquisition by:

•	each person known by us to be the beneficial owner of more than 5% of KBL’s outstanding shares of common stock either on February 6, 2007 or after the consummation of the acquisition;

•	each of KBL’s current executive officers and directors;

•	each person who will become director upon consummation of the acquisition;

•	all KBL’s current executive officers and directors as a group; and

•	all of KBL’s executive officers and directors as a group after the consummation of the acquisition.

This table assumes that no holder of shares of KBL’s common stock issued in its IPO converts such shares into cash.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding KBL or Summer or KBL’s securities, the KBL Inside Stockholders, the Summer Stockholders and/or their respective affiliates, may enter into a written plan to purchase KBL securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Further, the KBL Inside Stockholders, the Summer Stockholders and/or their respective affiliates, may engage in other permissible public market purchases, as well as private purchases, of securities at any time prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares which may be purchased after February 6, 2007.

	Beneficial ownership of KBL common stock on , 2007			Beneficial ownership of KBL common stock after the consummation of the acquisition
Name and Address of Beneficial Owner (1)	Number of Shares		Percent of Class before Acquisition	Number of Shares		Percent of Class after Acquisition
Dr. Marlene Krauss	1,499,426	(2)	13.4%	2,849,426	(5)	17.3%
Dr. Zachary Berk	1,499,426	(2)	13.4%	2,849,426	(5)	17.3%
Michael Kaswan	400,000	(3)	3.6%	600,000	(6)	3.9%
Jason Macari	—		—	3,528,463	(7)	23.3%
Steven Gibree	—		—	388,204	(7)	2.6%
Myra Hart	—		—	—		—
Martin Fogelman	—		—	—		—
Robert Stebenne	—		—	—		—
Richard Wenz	—		—	—		—
Joseph Driscoll	—		—	—		—
Rachelle Harel	—		—	—		—
All current KBL directors and executive officers as a group (three individuals)	1,899,426	(4)	17.0%	3,449,426	(8)	20.7%
All post-acquisition directors and executive officers as a group (nine individuals)	—		—	6,194,664	(9)	37.6%

(1)	Unless otherwise noted, the business address of each of the following is 757 Third Avenue, 21st Floor, New York, New York, 10017.
(2)

Includes 356,568 shares of common stock held in trust for the benefit of the children of Drs. Krauss and Berk. The indicated shares include 927,997 shares owned by each of Dr. Krauss and Dr. Berk, although each disclaims beneficial ownership of the shares owned by the other. Does not include 180,000 shares of common stock such person may receive in the event that Mr. Kaswan’s shares do not vest as described below in footnote 3. Also does not include 1,350,000 shares of common stock issuable upon exercise of warrants held by Dr. Krauss or family members that are not currently exercisable, but will become exercisable upon consummation of the acquisition. The immediately foregoing number of warrants represents 1,000,000 warrants purchased by Dr. Krauss in open market transactions during the 40-day period following the IPO, plus 500,000 additional warrants she purchased in open market transactions since November 24, 2006, less 100,000 warrants she transferred to a family member and 50,000 warrants she transferred to Mr. Kaswan.

(3)	Of these shares, 160,000 shares shall vest in full upon the consummation of a business combination and 200,000 shares vest in full when the shares are released from escrow provided Mr. Kaswan is still an employee of KBL Healthcare Management, Inc. 50% of all unvested shares shall revert back to each of Drs. Berk and Krauss. Does not include 200,000 shares of common stock issuable upon the exercise of warrants that are not currently exercisable, but will become exercisable upon consummation of the acquisition.
(4)	Does not include 1,550,000 shares of common stock issuable upon exercise of warrants held by KBL’s officers and directors and affiliates thereof that are not currently exercisable, but will become exercisable upon consummation of the acquisition.
(5)	Represents the shares included in note (2), above, and 1,350,000 shares of common stock issuable upon exercise of the warrants noted in note (2), which become exercisable upon consummation of the transaction. Dr. Berk disclaims beneficial ownership over such warrants and their underlying shares.
(6)	Represents the shares included for Mr. Kaswan in note (3), above, and 200,000 shares of common stock issuable upon exercise of the warrants noted in note (3), which become exercisable upon consummation of the transaction.
(7)	Represents the shares of common stock to be issued at the consummation of the acquisition, but does not include any of the aggregate of 2,500,000 additional shares that may be issued after the consummation of the acquisition as Contingent Shares.
(8)	Includes all of the shares included for Dr. Krauss, Dr. Berk and Mr. Kaswan in notes (2) and (3), above, as well as the shares issuable upon exercise of the 1,550,000 of the warrants noted in notes (5) and (6), above.
(9)	Includes all of the shares included for Dr. Krauss in note (2), above, all of the shares included for Messrs. Macari and Gibree in note (7), above, and the shares issuable upon exercise of the 1,350,000 of the warrants noted in note (5), above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

KBL Related Party Transactions

In December 2004, we issued 875,000 shares of KBL’s common stock to the following individuals for $25,000 in cash, at an average purchase price of approximately $0.029 per share as set forth below:

Name	Number of Shares	Relationship to Us
Dr. Zachary Berk	337,500	Chairman of the Board and President

Dr. Marlene Krauss	337,500	Chief Executive Officer and Director

The Juliana Pearl Berk-Krauss Trust u/a dated July 27, 1998	52,000	Stockholder

The Olivia Jade Berk-Krauss Trust u/a dated July 27, 1998	52,000	Stockholder

The Alexander Maxwell Berk- Krauss Trust u/a dated July 27, 1998	52,000	Stockholder

Joe Williamson	17,500	Advisor

Eileen More	17,500	Advisor

Sandra Santos	9,000	Stockholder

Each of Drs. Berk and Krauss subsequently transferred 87,500 shares of common stock to Michael Kaswan, KBL’s chief operating officer and a member of KBL’s board of directors. Effective January 26, 2005, KBL’s board of directors authorized a stock dividend of 0.428571 shares of common stock for each outstanding share of common stock and effective March 24, 2005, KBL’s board of directors authorized a stock dividend of 0.6 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to $0.0125 per share.

Pursuant to an escrow agreement between KBL, the KBL Inside Stockholders and Continental Stock Transfer & Trust Company (“Continental”), all of the shares listed above were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

•	April 21, 2008;

•	KBL’s liquidation; or

•

the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of KBL’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to KBL’s consummating a business combination with a target business.

During the escrow period, these shares cannot be sold, but the holders thereof will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If KBL is unable to effect a business combination and liquidate, none of KBL’s Founders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to KBL’s initial public offering.

KBL also entered into a registration rights agreement with the KBL Inside Stockholders and their affiliates pursuant to which the holders of the majority of the shares will be entitled to make up to two demands that KBL register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. KBL will bear the expenses incurred in connection with the filing of any such registration statements.

Each of the KBL Inside Stockholders also entered into a letter agreement with KBL and EarlyBirdCapital pursuant to which, among other things:

•

each agreed to vote all of their shares of KBL common stock owned by him or her in accordance with the majority vote of the IPO Shares voted at a special meeting if KBL solicits approval of its stockholders for a business combination;

•

if KBL fails to consummate a business combination by April 21, 2007 under certain limited circumstances), each agreed to take all reasonable actions within his power to cause KBL to liquidate as soon as reasonably practicable;

•	each waived any and all rights he or she may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his or her pre-IPO shares;

•

each agreed to present to KBL for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of KBL’s consummation of a business combination, KBL’s liquidation or until such time as he or she ceases to be an officer or director of KBL, subject to any pre-existing fiduciary obligations he or she might have;

•

each agreed that KBL could not consummate any business combination which involves a company which is affiliated with any of them unless KBL obtains an opinion from an independent investment banking firm reasonably acceptable to EarlyBirdCapital that the business combination is fair to KBL’s stockholders from a financial perspective;

•

each agreed that he or she and his or her affiliates will not be entitled to receive and will not accept any compensation for services rendered to KBL prior to the consummation of KBL’s business combination; and

•

each agreed that he or she and his or her affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or her or his or her affiliates originate a business combination.

Dr. Krauss and certain of her affiliates also purchased an aggregate of 1,000,000 warrants in the public market during the first 40 days following KBL’s IPO for an aggregate purchase price of $610,000 (or approximately $0.61 per warrant), pursuant to a binding written agreement between Dr. Krauss and EarlyBirdCapital, Inc., entered into in connection with KBL’s IPO. This agreement was entered into by Dr. Krauss at a time when she was not in possession of any material non-public information relating to KBL. Such warrants had an aggregate market value of $             based upon the last sale price of $             on the OTCBB on February 6, 2007, the record date. All of the warrants will become worthless if the acquisition is not consummated.

KBL Healthcare Management Inc., an affiliate of Drs. Berk and Krauss and Michael Kaswan, has agreed that, through the acquisition of a target business, it will make available to KBL a small amount of office space and certain office and secretarial services, as KBL may require from time to time. KBL has agreed to pay KBL Healthcare Management Inc. $7,500 per month for these services.

During 2005, Dr. Marlene Krauss advanced an aggregate of $100,000 to KBL to cover expenses related to KBL’s initial public offering. The loans were payable without interest on the earlier of January 14, 2006 or the consummation of the IPO. These loans were repaid from the net proceeds of the IPO.

On December 5, 2006, the Company borrowed $20,000 from Dr. Krauss. The loan is unsecured, non-interest bearing and will be repaid on the earlier of the consummation by KBL of a business combination or upon demand by Dr. Krauss; provided, however, that if a business combination is not consummated, KBL will be required to repay the loan only to the extent if has sufficient funds available to it outside of the trust account.

KBL will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on KBL’s behalf such as identifying and investigating possible target businesses and business combinations.

Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to KBL’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of them or to any of their respective affiliates for services rendered to KBL prior to or with respect to the business combination.

All ongoing and future transactions between KBL and any of its officers and directors or their respective affiliates, will be on terms believed by KBL to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of KBL’s board who do not have an interest in the transaction.

Summer Related Party Transactions

Summer intends to relocate to a new, 52,000 square foot headquarters/warehouse facility in Woonsocket, Rhode Island currently under construction, and expects move into its new facility by the end of June 2007. The facility plans provide for 12,000 square feet of office space and a 40,000 square foot warehouse. The Woonsocket facility is expected to replace the Cumberland contract warehouse facility and the North Smithfield office headquarters. Faith Realty, an affiliated company owned by Messrs. Macari and Gibree, is the owner of the building. Summer has guaranteed the obligations of Faith Realty under its $500,000 construction loan with Bank of America. In connection with the acquisition, all of the assets and liabilities of Faith Realty shall be transferred to Merger Sub.

Mr. Macari has personally guaranteed Summer’s senior subordinated term loan in the principal amount of $1.1 million. This guarantee will be terminated as part of and as a condition to the acquisition.

In August 2006, Dorel Juvenile Group, Inc. (“Dorel”) filed a complaint in the United States District Court for the Southern District of Indiana against Lois DiMartinis, a current employee of Summer, claiming, among other things, that she breached her non-disclosure obligations by taking confidential information with her when departing employment from Dorel, and that she would inevitably disclose confidential information in the course of performing duties for her new employer, Summer. Dorel, in its complaint, accused Summer of engaging in a pattern of hiring employees from Dorel for the purpose of obtaining Dorel’s confidential information for use in Summer’s product designs and business. On October 20, 2006, the court denied Dorel’s motion for preliminary injunction, finding that Dorel was not reasonably likely to succeed on the merits of its case. Dorel has appealed the court’s decision, and the appeal is current pending. Briefing on the case has been suspended, and Summer does not have any indication as to when briefing will continue. Also, on December 20, 2006, Dorel filed a motion to amend its complaint to add claims against Summer. Ms. DiMartinis opposed the motion, and the court has taken the motion under advisement until resolution of the pending appeal. Summer agreed to provide Ms. DiMartinis legal counsel for defending the action, and agreed to pay the legal fees and costs for her defense, including the appeal, which as of November 30, 2006 were approximately $200,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires KBL directors, officers and persons owning more than 10% of KBL’s common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on its review of the copies of such reports furnished to KBL, or representations from certain reporting persons that no other reports were required, KBL believes that all applicable filing requirements were complied with during the fiscal years ended December 31, 2004 and 2005 and as required through September 30, 2006 for the fiscal year ending December 31, 2006.

DESCRIPTION OF KBL COMMON STOCK AND OTHER SECURITIES

General

The certificate of incorporation of KBL authorizes the issuance of 35,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the record date, 11,200,000 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors of KBL, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the public stockholders owning a majority of the shares of KBL’s outstanding common stock. This voting arrangement does not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market by any of KBL’s stockholders, officers and directors. KBL’s stockholders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of KBL’s stockholders.

KBL will proceed with the acquisition only if the stockholders who own at least a majority of the shares of common stock sold in the IPO vote in favor of the acquisition and stockholders owning less than 20% of the shares sold in the IPO exercise conversion rights discussed below.

KBL’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If KBL is required to liquidate, the holders of KBL common stock purchased in the IPO will be entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to KBL’s IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if KBL is forced to liquidate.

Holders of KBL common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of KBL common stock acquired in the IPO have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the acquisition, properly demand conversion and the acquisition is approved and completed. Holders of common stock who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

The certificate of incorporation of KBL authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by KBL’s board of directors. Accordingly, KBL’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although KBL has entered into an underwriting agreement which prohibits KBL, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. KBL may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of KBL. There are no shares of preferred stock outstanding and KBL does not currently intend to issue any preferred stock.

Warrants

KBL currently has outstanding 18,400,000 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of KBL’s common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the acquisition. The warrants expire on April 17, 2009 at 5:00 p.m., New York City time. KBL may call the warrants for redemption;

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

Under the terms of the Acquisition Agreement, KBL has agreed that in connection with any redemption of the warrants, KBL would afford all of the holders thereof the right and opportunity to exercise their warrants on a “cashless” basis utilizing the value of such warrants based on the difference between the then current market price per share of KBL common stock and the pre-share exercise price of the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or KBL’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to KBL, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, KBL has agreed to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that KBL will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. If KBL is unable to deliver securities pursuant to the exercise of a warrant because a registration statement under the Securities Act of 1933, as amended, with respect to the KBL common stock is not effective, then in no event would KBL be obligated to pay cash or other consideration to the holders of warrants or otherwise “net-cash settle” any warrant exercise.

PRICE RANGE OF KBL SECURITIES AND DIVIDENDS

KBL’s units, common stock and warrants are traded on the OTCBB under the symbols KBLHU.OB, KBLH.OB and KBLHW.OB, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on April 22, 2005 and since the common stock and warrants commenced public trading on May 4, 2005. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2007:
First Quarter (through February 6, 2007)
2006:
First Quarter	$6.95	$6.30	$5.48	$5.24	$0.72	$0.50
Second Quarter	6.77	6.40	5.47	5.34	0.76	0.45
Third Quarter	6.40	6.10	5.45	5.30	0.51	0.36
Fourth Quarter	6.95	6.05	5.60	5.37	0.71	0.35
2005:
Second Quarter (Commencing April 18th)	6.35	6.01	5.15	5.00	0.63	0.53
Third Quarter	6.50	6.01	5.19	5.00	0.72	0.52
Fourth Quarter	6.50	6.00	5.25	5.12	0.60	0.41

Holders of KBL common stock, warrants and units should obtain current market quotations for their securities. The market price of KBL common stock, warrants and units could vary at any time before the acquisition.

In connection with the acquisition, KBL and Summer will use their reasonable best efforts to obtain the listing for trading on the Global Market of KBL common stock, warrants and units. KBL believes it will meet the Nasdaq Global Market listing requirements because upon consummation of the acquisition, it will have (i) stockholders’ equity of at least $30,000,000, (ii) more than 1,100,000 publicly held shares, (iii) a market value of publicly held shares in excess of $18,000,000, (iv) a minimum bid price of $5.00, (v) more than 400 round lot shareholders and (vi) at least three market makers who will make a market in its securities. In the event KBL’s common stock, warrants and units are listed on the Nasdaq Global Market or the Nasdaq Capital Market at the time of the closing of the acquisition, the symbol will change to one determined by KBL and the applicable Nasdaq market that is reasonably representative of the corporate name or business of KBL. If the listing on the Nasdaq Global Market or Nasdaq Capital Market is not finally approved, it is expected that the common stock, warrants and units will continue to trade on the OTCBB.

Holders

As of February 6, 2007, there were              holders of record of KBL units,              holders of record of KBL common stock and              holders of record of KBL warrants. KBL believes that the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each.

Dividends

Effective January 26, 2005, KBL’s board of directors authorized a stock dividend of 0.428571 shares of common stock for each outstanding share of common stock and effective March 24, 2005, KBL’s board of directors authorized a stock dividend of 0.6 shares of common stock for each outstanding share of common stock. KBL’s board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the acquisition will be within the discretion of KBL’s then board of directors and will be contingent upon KBL’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition.

APPRAISAL RIGHTS

KBL stockholders do not have appraisal rights in connection the acquisition or the issuance of KBL common stock pursuant to the acquisition under the DGCL.

STOCKHOLDER PROPOSALS

The KBL 2008 annual meeting of stockholders will be held on or about                     , 2008 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2007 annual meeting, you need to provide it to us by no later than                     , 2008. You should direct any proposals to our secretary at KBL’s principal office which will be in                     . If you want to present a matter of business to be considered at the year 2008 annual meeting, under KBL’s by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given between                      and                     . If KBL’s is liquidated as a result of not consummating a business combination transaction before                     , 2007, there will be no annual meeting in 2008.

INDEPENDENT AUDITORS

The consolidated financial statements of Summer at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in this proxy statement, have been audited by Goldstein, Golub Kessler LLP, an independent registered public accounting firm (“GGK”), as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of KBL at December 31, 2005, and 2004, the year ended December 31 2005, the period from December 9, 2004 (inception) to December 31, 2004, and the period from December 9, 2004 (inception) to December 31, 2005 included in this proxy statement have been audited by GGK, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Representatives of GGK will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

WHERE YOU CAN FIND MORE INFORMATION

KBL files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by KBL with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on KBL at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to KBL has been supplied by KBL, and all such information relating to Summer has been supplied by Summer. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the acquisition, you should contact via phone or in writing:

Dr. Marlene Krauss

Chief Executive Officer

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

(212) 319-5555

INDE X TO FINANCIAL STATEMENTS

Summer Infant, Inc. and Affiliates

Report of Independent Registered Public Accounting Firm	F-2

Combined Balance Sheets as of September 30, 2006 (unaudited), December 31, 2005 and 2004	F-3

Combined Statements of Income for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 2004, 2003	F-4

Combined Statements of Stockholders’ Equity for the nine months ended September 30, 2006 (unaudited) and for the years ended December 31, 2005 and 2004	F-5

Combined Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003	F-6

Notes to Combined Financial Statements	F-7

KBL Healthcare Acquisition Corp. II

Report of Independent Registered Public Accounting Firm	F-21

Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005 and 2004	F-22

Statements of Operations for the nine months ended September 30, 2006 and 2005 (unaudited) and for the period December 9, 2004 (inception) to September 30, 2006	F-23

Statements of Operations for the year ended December 31, 2005 and for the periods December 9, 2004 (inception) to December 31, 2004 and December 9, 2004 (inception) to December 31, 2005	F-24

Statements of Stockholders’ Equity for the period from December 9, 2004 (inception) to September 30, 2006	F-25

Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 (unaudited) and for the period December 9, 2004 (inception) to September 30, 2006	F-26

Statement of Cash Flows for the year ended December 31, 2005 and for the periods December 9, 2004 (inception) to December 31, 2004 and December 9, 2004 (inception) to December 31, 2005	F-27

Notes to Financial Statements	F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Summer Infant, Inc. and Affiliates

We have audited the accompanying combined balance sheets of Summer Infant, Inc. and Affiliates as of December 31, 2005 and 2004, and the related combined statements of income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2005. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Summer Infant, Inc. and Affiliates as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with United States generally accepted accounting principles.

As discussed in note 15, the accompanying combined financial statements have been restated.

/S/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York

September 14, 2006

Summer Infant Inc and Affiliates

Combined Balance Sheets

(As restated)

See note 15

	Unaudited
	September 30, 2006	December 31, 2005	December 31, 2004
	(In thousands of dollars)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$244	$1,115	$743
Trade Receivables	10,567	6,210	3,517
Inventory	11,337	7,860	5,029
Prepaids and other current assets	323	199	93

TOTAL CURRENT ASSETS	22,471	15,384	9,382
Property and Equipment, net	3,798	2,440	755
Goodwill	92	92	92
Intangible Assets, net	79	91	98

TOTAL ASSETS	$26,440	$18,007	$10,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of Credit	$10,567	$7,087	$2,000
Accounts Payable	8,082	6,713	4,947
Accrued Expenses	1,550	902	1,022
Current Portion of Long Term Liabilities	280	280	232

TOTAL CURRENT LIABILITIES	20,479	14,982	8,201
Long term liabilities, less current portion	1,078	560	791

TOTAL LIABILITIES	21,557	15,542	8,992

Minority Interest	657	370	209

STOCKHOLDERS EQUITY
Common Stock	76	76	76
Additional Paid in Capital	144	144	57
Retained Earnings	3,877	1,884	937
Accumulated other comprehensive income (loss)	129	(9)	56

TOTAL STOCKHOLDERS’ EQUITY	4,226	2,095	1,126

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,440	$18,007	$10,327

See notes to combined financial statements

Summer Infant Inc and Affiliates

Combined Statements of Income

(As restated)

See note 15

	Unaudited
	For the nine months ended		For the years ended
	September 30, 2006	September 30, 2005	December 31, 2005	December 31, 2004	December 31, 2003
	(In thousands of dollars except per share amounts)
Net revenues	$39,813	$26,481	$35,535	$20,855	$17,580
Cost of goods sold	24,512	17,450	23,008	13,004	11,101

GROSS PROFIT	15,301	9,031	12,527	7,851	6,479
General and administrative expenses	7,651	3,645	5,408	3,535	2,564
Selling expenses	4,376	3,716	5,151	3,621	2,406
Loss on disposal of property and equipment	—	—	—	—	116

INCOME BEFORE INTEREST	3,274	1,670	1,968	695	1,393
Interest expense	653	307	451	131	120

INCOME BEFORE TAXES AND MINORITY INTEREST	$2,621	$1,363	$1,517	$564	$1,273
Income tax expense	29	13	31	49	28

NET INCOME BEFORE MINORITY INTEREST	2,592	1,350	1,486	515	1,245
Minority Interest in net income of affiliates	287	156	161	73	136

Net income	$2,305	$1,194	$1,325	$442	$1,109

Net income per share-Summer Infant, Inc.	$3,132	$1,253	$1,573	$546	$1,073
Net Income per share-Summer Infant Europe	$2,258	$1,680	$1,008	$1,719	$1,505
Net Income (loss) per share-Summer Infant Asia	$(0)	$19	$18	$(9)	$24
Net Income per share-Summer Infant, Inc. and Affiliates	$214	$111	$123	$41	$103

See notes to combined financial statements

Summer Infant Inc and Affiliates

Combined Statements of Stockholders’ Equity

For the nine months ended September 30, 2006 (unaudited) and the years ended December 31, 2005, 2004 and 2003

(As restated see note 15)

	Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated other Comprehensive Income (Loss)	Comprehensive Income	Total Stockholders’ Equity (Deficiency)
	Shares	Amount
	(In thousands of dollars except shares)
Balance at December 31, 2002	766	$75	$57	$(567)	$—		$(435)

Common stock issued	10,000	1					1
Net Income				1,109		1,109
Foreign currency translation adjustment					32	32

Total comprehensive income						1,141	1,141

Balance at December 31, 2003	10,766	76	57	542	32		707

Stockholder distributions				(47)			(47)
Net Income				442		442
Foreign currency translation adjustment					24	24

Total comprehensive income						466	466

Balance at December 31, 2004	10,766	76	57	937	56		1,126

Stockholder distributions				(378)			(378)
Contributions to capital			87				87
Net Income for the year				1,325		1,325
Foreign currency translation adjustment					(65)	(65)

Total comprehensive income						1,260	1,260

Balance at December 31, 2005	10,766	$76	$144	$1,884	$(9)		$2,095

Stockholder distributions				(312)			(312)
Contributions to capital							—
Net Income for the nine month period				2,305		2,305
Foreign currency translation adjustment					138	138

Total comprehensive income						2,443	2,443

Balance at September 30, 2006 (unaudited)	10,766	$76	$144	$3,877	$129		$4,226

See notes to combined financial statements

Summer Infant Inc and Affiliates

Combined Statements of Cash Flows

(As restated see note 15)

	Unaudited
	For the nine months ended		For the years ended
	September 30, 2006	September 30, 2005	December 31, 2005	December 31, 2004	December 31, 2003
	(In thousands of dollars)
Cash flows from operating activities:
Net income	$2,305	$1,194	$1,325	$442	$1,109
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	471	306	411	227	144
Loss on disposal of property and equipment	—	—	—	—	116
Minority interest in net income of affiliates	287	156	161	73	136
Changes in assets and liabilities
Increase in accounts receivable	(4,357)	(4,057)	(2,747)	(1,104)	(1,812)
Increase in inventory	(3,477)	(277)	(2,881)	(2,190)	(1,809)
Increase (decrease) in accounts payable	1,369	(218)	1,514	998	2,511
Increase in accrued expenses	649	201	77	96	810
(Increase) decrease in prepaids and other assets	(123)	(229)	(108)	38	(66)

Net cash provided by (used in) operating activities	(2,876)	(2,924)	(2,248)	(1,420)	1,139

Cash flows from investing activities:
Acquisitions of property and equipment	(1,830)	(1,374)	(1,972)	(478)	(404)
Acquisitions of intangible assets	12	4	(9)	—	—

Net cash used in investing activities	(1,818)	(1,370)	(1,981)	(478)	(404)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	3,480	4,457	5,087	2,000	(38)
Principal payments on note payable	—	(45)	(115)	(167)	(1,150)
Borrowings under note payable	518	—			1,150
Principal payments on capital leases	—	—	(8)
Payments made on stockholder loans	—	(68)	(68)	—	—
Contribution of capital	—	—	87
Distributions to stockholders	(312)	(328)	(378)	(47)	—
Proceeds from issuance of common stock	—	—	—	—	1

Net cash provided by (used in) financing activities	3,686	4,016	4,605	1,786	(37)

Effect on exchange rate changes on cash and cash equivalents	137	254	(4)	(17)	12

Net increase (decrease) in cash and cash equivalents	(871)	(24)	372	(129)	710
Cash and cash equivalents at beginning of period	1,115	743	743	872	162

Cash and cash equivalents at end of period	$244	$719	$1,115	$743	$872

Supplementary Disclosures of Cash Flow Information:
Cash paid during the period for interest	$653	$307	$451	$131	$120
Supplementary schedule of non-cash investing and financing activity:
Capital lease obligations incurred	$278	$69	$108	$—	$—

See notes to combined financial statements

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Note that all dollar amounts presented in the attached footnotes are in thousands of US dollars.

Nature of Operations and basis of presentation

Summer Infant, Inc. and Affiliates (the “Company”) consists of four companies, affiliated through substantial common ownership. The four companies are under common control through the majority voting ownership of the largest shareholder, Jason Macari. This shareholder owns 80% of Summer Infant Inc., and 90% of each of Summer Europe, Summer Asia and Summer Realty. The Company is engaged in the design, marketing and distribution of branded durable baby products sold principally through large retailers in North America and the United Kingdom. The four companies are: (i) Summer Infant, Inc. (“SummerUS”), a Rhode Island corporation located in Slatersville, Rhode Island, incorporated in 2001; (ii) Summer Infant Europe Limited (“SummerEurope”), a UK limited liability corporation located in suburban London incorporated in 2002; (iii) Summer Infant Asia Limited (“SummerAsia”), a Hong Kong limited liability corporation located in Hong Kong, incorporated in 2002; and (iv) Faith Realty, LLC (“SummerRealty”), a Rhode Island limited liability company incorporated in 2005.

The interim financial information as of September 30, 2006 and September 30, 2005, and for the nine months ended September 30, 2006 and 2005, is unaudited and has been prepared on the same basis as the audited financial statements as of December 31, 2005. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’ (“SEC”) Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. Sales are recorded net of provisions for returns and allowances, customer discounts, and other sales related discounts. The Company bases its estimates for discounts, returns and allowances on negotiated customer terms and historical experience. Customers do not have the right to return products unless the products are defective. The Company records a reduction of sales for estimated future defective product deductions based on historical experience.

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as allowances and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company’s products in a customer’s national circular ad, are reflected as selling and marketing expenses in the accompanying statements of income.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include money market accounts and investments with an original maturity of three months or less.

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

Trade Receivables

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible.

The Company has a credit insurance policy to protect against potential losses up to stated amounts from certain customers.

Inventory

Inventory is comprised of finished goods and is stated at the lower of cost using the first-in, first-out (FIFO) method, or market (net realizable value). The Company regularly reviews slow-moving and excess inventories, and writes down inventories to net realizable value if the ultimate expected proceeds from the disposals of excess inventory are less than the carrying cost of the merchandise.

Property and Equipment

Property and equipment are recorded at cost. The Company owns the molds used in the production of its products by third party manufacturers. Capitalized mold costs include costs incurred for the pre-production design and development of the molds.

Depreciation is provided over the estimated useful lives of the respective assets using either straight-line or accelerated methods.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement requires that the long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value less costs to sell. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

Goodwill

The Company accounts for Goodwill in accordance with Financial Accounting Standards Board SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives no longer be subject to amortization and be tested at least annually for impairment.

Impairment exists if the carrying value of the reporting unit exceeds the fair value of the reporting unit. The Company believes no impairment existed at September 30, 2006 (unaudited) or December 31, 2005 based on discounted cash flows projection.

Intangible Assets

Intangible assets include patents, licenses and design rights, which the Company acquired in connection with certain patented products.

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

These intangible assets are amortized on a straight-line basis over the estimated useful lives of the various assets (5-10 years). The Company’s management regularly reviews the carrying value of these assets for impairment and decline in value. As of September 30, 2006 (unaudited) and December 31, 2005, no impairment existed with respect to these assets based on a discounted future cash flows projection.

Income Taxes

SummerUS has elected to have their incomes taxed under the provisions of Subchapter S of the Internal Revenue Code. SummerRealty is a Limited Liability Company. Accordingly, the individual stockholders or members are taxed on their proportionate share of the taxable income of SummerUS and SummerRealty in lieu of the corporation or LLC paying income taxes. Therefore, no provision or liability for income taxes is reflected in these financial statements for SummerUS and SummerRealty. SummerEurope and SummerAsia are subject to corporation taxes in the United Kingdom and Hong Kong, respectively, at the enacted tax rates at the balance sheet date. Accordingly, provisions have been made for corporation taxes in these countries in the financial statements of the Company.

Minority Interest

On the combined statements of income, Minority Interest in Net Income of Affiliates represents the portion of the combined net income of all four companies that is owned by the two minority shareholders. On the combined balance sheets, Minority Interest represents the cumulative total of the Minority Interest in Net Income of Affiliates as of the appropriate balance sheet date.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company maintains all cash deposits with financial institutions with a portion in excess of federally insured limits at various times during the year. The Company has not experienced any losses on these accounts. Concentration of credit risk with respect to trade receivables is limited to some degree by credit terms and the dispersion of customers across different geographic areas and the Company’s credit insurance policy to protect against potential losses up to stated amounts from certain customers. The Company continuously evaluates the creditworthiness of its customers and monitors their payment patterns. The Company’s largest customers are major publicly held retailers.

Shipping Costs

Shipping costs totaled $785 and $391 for the nine months ended September 30, 2006 and September 30, 2005, respectively (unaudited).

Shipping costs are included in selling expenses and amounted to approximately $549, $358 and $195 for the years ended December 31, 2005, 2004 and 2003 respectively.

Translation of Foreign Currencies

The assets and liabilities of SummerEurope and SummerAsia have been translated into U.S. dollars at year-end exchange rates. Substantially all of the commercial activity of the Company is denominated in U.S. dollars. All assets and liabilities of the Company’s foreign affiliates are translated into U.S. dollars at the exchange rate in effect at the end of the year and the income and expense accounts of these affiliates have been translated at average rates prevailing during each respective year. Resulting translation adjustments are made to a separate component of stockholders’ equity within accumulated other comprehensive income.

Advertising Costs

The Company charges advertising costs to expense as incurred. Advertising expense, which consists primarily of promotional and cooperative advertising allowances provided to customers, was $1,714, $1,164 and $955 for the

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

years ended December 31, 2005, 2004 and 2003 respectively. Advertising expense totaled $1,728 and $1,343 for the nine months ended September 30, 2006 and September 30, 2005, respectively (unaudited).

Product Liability and Warranty Reserves

The Company maintains insurance to protect against product liability claims. Premiums are charged as an expense during the period of coverage. In the normal course of business, the Company may offer warranties on certain of its products, generally limited to product replacement. A reserve would be recorded if the Company’s experience (including industry data) showed that there was a material exposure related to certain types of products; this experience would include looking at actual claims experience and other factors. To the extent the Company establishes that a material liability exists, a reserve is established and would be included in accrued liabilities. No liability was provided at September 30, 2006 and December 31, 2005 and 2004 based on the historical claims experience of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Net Income Per Share

Basic earnings per share for the Company is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share has not been presented in the accompanying combined statement of income since the Company has no options, warrants and other potential common stock outstanding during the periods.

Basic earnings (loss) per share for each affiliate is computed by dividing net income for each affiliate by the weighted average number of shares of common stock outstanding during the period for each period.

The following is a table that presents the net income(loss) and weighted average number of shares for each affiliate for each period:

	Nine months ended Sept. 30,
	2006	2005
	(unaudited)
Summer Infant, Inc.
Net Income	$2,086	$835
Weighted average number of shares	666	666

Summer Infant Europe
Net Income	$226	$168
Weighted average number of shares	100	100

Summer Infant Asia
Net Income (loss)	$(7)	$191
Weighted average number of shares	10,000	10,000

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

	Year ended December 31,
	2005	2004	2003
Summer Infant, Inc.
Net Income	$1,047	$364	$776
Weighted average number of shares	666	666	666

Summer Infant Europe
Net Income	$101	$172	$90
Weighted average number of shares	100	100	100

Summer Infant Asia
Net Income (loss)	$177	$(94)	$243
Weighted average number of shares	10,000	10,000	10,000

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised in 2004), “Share Based Payment” (“SFAS 123(R)”), which superceded SFAS No. 123, “Accounting for Stock-Based Compensation”, and APB Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS No. 123(R) requires the recognition of stock-based compensation expense in the financial statements. Effective January 1, 2006, the Company adopted FAS No. 123(R). The implementation of FAS 123(R) had no impact on the condensed combined financial statements of income for the nine month period ended September 30, 2006 since there are no stock options issued or outstanding.

In June of 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (“SFAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20,” “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The Company has adopted the provisions of FAS 154 and does not expect any material effect on its results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”—an Interpretation of FASB Statement No. 109” (“FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on the Company’s results of operations or financial position.

The Company does not believe that any other recently issued, but not yet effective accounting standards will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

2.	PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of:

	September 30, 2006	December		Depreciation/ Amortization Period
		2005	2004
	(unaudited)
Computer hardware and software	$602	$397	$113	5 years
Leasehold improvements	45	23	3	5 years
Machinery and equipment	81	53	38	7 years
Molds, tools and dies	3,265	2,177	708	5 years
Office equipment	79	68	41	7 years
Trade show equipment	131	126	41	5 years
Vehicles	67	67	0	5 years
Construction in progress	633	175	62

Subtotal Property and Equipment	4,903	3,086	1,006
Less accumulated depreciation	1,105	646	251

Net Property and Equipment	$3,798	$2,440	$755

Property and equipment includes amounts acquired under capital leases of approximately $278 and $108 at September 30, 2006 (unaudited) and December 31, 2005, with related accumulated depreciation of approximately $30 (unaudited) and $11, respectively. Depreciation is included in general and administrative expenses in the accompanying combined statements of income.

3.	GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist of the following:

	September 30, 2006	December 31,
		2005	2004
	(unaudited)
Patents and Licenses	$18	$18	$18
Product Design Rights	139	139	130

Subtotal	157	157	148
Less: Accumulated Amortization	(78)	(66)	(50)

	$79	$91	$98

Patents and Licenses are being amortized over eight years, and Product Design Rights are being amortized over ten years.

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

Amortization expense amounted to $12 for the nine months ended September 30, 2006 (unaudited), and $16, $16 and $16 for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated amortization expense for the next five years is as follows:

Year ending December 31,
2006	$16
2007	16
2008	16
2009	16
2010	16
Thereafter	11

Total	$91

4.	ACCRUED EXPENSES

Accrued expenses consist of the following:

	September 30, 2006	December 31,
		2005	2004
	(unaudited)
Customer advertising and allowances	$861	$407	$819
Other (none in excess of 5% of current liabilities)	689	495	203

Total	$1,550	$902	$1,022

5.	LOANS PAYABLE

The company borrowed from an unrelated party in August 2001 in the amount of $1,150, which bore interest at the rate of 8% per annum. Interest expense related to this loan for the year ended December 31, 2003 was $62. The loan was paid in full in October 2003.

In October 2003, the company entered into a term loan with a bank in the amount of $1,150. Borrowings under this loan bear interest at 5.92% per annum. Interest expense related to this loan for the years ended December 31, 2005, 2004 and 2003 totaled $30, $62 and $26, respectively. The loan was paid off in June 2005.

In March 2005, the company entered into a subordinated term loan payable as follows:

	September 30, 2006	December 31, 2005
	(unaudited)
Note payable, $1,050; 45 months, to a business development company. Monthly principal installments of $23 plus interest at a rate of 12% through December, 2008; secured by all business assets and the personal guarantee of the majority stockholder.	$630	$840
Less current portion of long-term debt	280	280

Long-term debt, less current portion	$350	$560

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

Scheduled maturities of long-term debt are as follows:

Year Ending
December 31, 2006	$280
December 31, 2007	280
December 31, 2008	280

Total	$840

Interest expense related to this note payable for the nine months ended September 30, 2006 was $152 (unaudited), and for the year ended December 31, 2005 the expense was $94.

In addition to the required monthly principal and interest payments, the Company is required to make an additional payment to the holder of the note on a quarterly basis. This payment is calculated based on 0.25% of the net sales of SummerUS for the preceding quarter and is payable within 45 days of the close of the quarter. These payments, which are included in interest expense on the accompanying combined statement of income for the nine month period ended September 30, 2006 amounted to $87 (unaudited) and for the year ended December 31, 2005, amounted to $61.

On February 9, 2006, SummerRealty entered into a bridge loan agreement with a financial institution to borrow $500 to fund construction costs related to building of the new corporate headquarters. The agreement requires interest only payments (based on a floating or fixed rate based on LIBOR) through April 30, 2006, at which point the agreement was scheduled to mature and all unpaid principal was due and payable in full. On April 30, 2006, SummerRealty has executed several extensions to this agreement, with the same terms as the original agreement. The $500 is included in long term debt as of September 30, 2006.

6.	LINE OF CREDIT

In October 2003, the company entered into a revolving line of credit with a bank which provided for working capital needs having maximum borrowings of $5,000, $2,000, and $1,000 for the years ended December, 2005, 2004 and 2003, respectively. Borrowings under the line of credit bore interest at the bank’s prime lending rate plus .125% (4.125%, 5.375%, and 6.125% as of December 31, 2003, 2004, and June 2005). Interest expense related to this line of credit was $99, $58, and $0 for the years ended December 31, 2005, 2004 and 2003, respectively. The line of credit was paid off in full in June 2005.

In July, 2005, the Company entered into a revolving line of credit with another bank which was scheduled to expire on October 29, 2006 (it has been extended to June 30, 2007). The new Line of Credit with the Bank provides for borrowings based on levels of qualified accounts receivable and inventory held by SummerUS and SummerEurope. The Line of Credit is secured by all assets of the Company. Maximum borrowings at December 31, 2005, on the Line of Credit were $7,500 (it has recently been increased to $13,000). Interest on the Line of Credit is payable at LIBOR (5.32% at September 30, 2006) and (4.9% at December 31, 2005) plus 1.75%. Amounts outstanding under this agreement were $10,566 at September 30, 2006 (unaudited) and $7,087 at December 31, 2005. Interest expense related to this line of credit for the nine month period ended September 30, 2006 was $495 (unaudited) and for year ended December 31, 2005 was $162.

In connection with the new Line of Credit and the subordinated term loan, the Company is subject to certain covenants, which require, among other things, maintenance of a minimum cash flow to debt service ratio, a total

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

liabilities to tangible net worth ratio, and a certain level of net worth. At September 30, 2006 (unaudited) and December 31, 2005, the Company was not in compliance with certain of these covenants; however, the Company has obtained waivers for all covenant violations. The line of credit is included in current liabilities in the combined balance sheets. The waiver received on the subordinated loan was for the December 31, 2005 covenants, and it was waived through January 1, 2007; therefore the Company recorded the debt as a long term liability. This waiver was received prior to the issuance of the December 31, 2005 financial statements. As of June 30, 2006 and September 30, 2006, the Company was in compliance with all subordinated debt covenants and it is probable that the Company will continue to be in compliance as of December 31, 2006. As of January 1, 2006, the Bank increased the maximum allowable borrowings on the Line of Credit to $11,000, and in October 2006, the bank increased the maximum allowable borrowings to $13,000 and extended the expiration date to June 30, 2007.

7.	CAPITAL LEASE OBLIGATIONS

The company leases various equipment under capital leases, which expire during 2008 and 2009. The leases require monthly payments of principal and interest, imputed at interest rates ranging from 3% to 13% per annum.

The capital lease liability balance of $228 (unaudited) and $108 is included in Long Term Debt on the combined balance sheets as of September 30, 2006 (unaudited). The minimum future lease payments, including principal and interest, are $296.

8.	RELATED PARTY TRANSACTIONS

In 2001 the majority stockholder of the Company provided a loan to the Company in the amount of $68. This loan included interest at the rate of 8% per annum and has no stated repayment terms and was due on demand. The note was paid off in March 2005. Interest expense amounted to $1, $5 and $5 for each of the years ended December 31, 2005, 2004 and 2003, respectively.

9.	PROFIT SHARING PLAN

SummerUS maintains a defined contribution salary deferral plan (the Plan) under Section 401(k) of the Internal Revenue Code. All employees who meet the Plan’s eligibility requirements can participate. Employees may elect to make contributions up to 25% of their compensation. SummerUS makes no matching contributions to the Plan but may make discretionary contributions in accordance with the Plan’s provisions. The Company did not make contributions to the plan for the periods ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004, respectively. The discretionary contribution for the year ended December 31, 2003 was $18.

10.	MAJOR CUSTOMERS

Sales to three customers comprised approximately 43%, 21% and 11% of net sales for the nine months ended September 30, 2006 (unaudited). Amounts due from these customers comprised approximately 73% of trade receivables at September 30, 2006 (unaudited). Sales to two customers comprised approximately 51% and 18% of net sales for the nine months ended September 30, 2005 (unaudited).

Sales to two customers comprised approximately 50% and 19% of net sales for the year ended December 31, 2005; amounts due from these customers comprised approximately 81% of trade receivables at December 31, 2005. Sales to one customer comprised 63% of the net sales for the year ended December 31, 2004, and sales to one customer comprised 80% of net sales for 2003.

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

11.	COMMITMENTS AND CONTINGENCIES

Royalty Commitments

SummerUS has entered into various license agreements with third parties for the use of product designs for the products manufactured by the Company. These agreements have termination dates through August, 2013. Royalty expense under these licensing agreements for the nine months ended September 30, 2006 was approximately $183 (unaudited), and for the years ended December 31, 2005, 2004 and 2003 were approximately $442, $509 and $489, respectively. As of December 31, 2005, the Company had fulfilled all minimum royalty commitments.

Customer Agreements

The Company enters into annual agreements with its customers in the normal course of business. These agreements define the terms of product sales including in some instances cooperative advertising costs and product return privileges (for defective products only) or defective allowances (which are based upon historical experience). These contracts are generally annual in nature and obligate the Company only as to products actually sold to the customer.

License Agreements and Lease Commitments

During 2005, SummerUS entered into formal contracts with providers of long distance communications, electronic data interchange services, telephone and communication equipment, and computer equipment. These contracts in the aggregate represent minimum monthly payments of $4 which expire at various times through November 2009.

SummerUS leases its current headquarters under a one-year non-cancelable operating lease agreement which requires monthly payments of approximately $9 through September 2006. Subsequent to September 2006, the Company is leasing the building on a month to month basis, with the intention being to move into its new building when construction is completed in March/April 2007. Under a separate one-year agreement, SummerUS leases a warehouse which requires monthly payments of approximately $3 through March 2006. Subsequent to March 2006 SummerUS has continued to lease the warehouse space month to month.

SummerUS leases certain vehicles under non-cancelable operating lease agreements. These leases are for a three-year term requiring monthly payments of approximately $2 through October 2008.

SummerEurope leases office space under a non-cancelable operating lease agreement. This lease is for a five-year term through June 2008, and requires monthly payments of approximately $1. In addition, SummerEurope is required to pay its proportionate share of common area maintenance expenses, utilities, and increases in property taxes.

During March 2006, SummerUS entered into a three-year lease for warehouse space under a non-cancelable operating lease agreement expiring April 2009. The Company is obligated as part of the lease to pay maintenance expenses as well as property taxes and insurance costs, as defined in the agreement. Monthly payments for the initial year are $27, and escalate over the course of the lease term. SummerUS has the option to renew this lease for two additional periods of three years under the same terms and conditions.

Total rent expense under non-cancelable leases and lease agreements was approximately $309 for the nine months ended September 30, 2006 (unaudited) and $132 for the year ended December 31, 2005.

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

Approximate future minimum rental payments due under these leases are as follows:

Year Ending
December 31, 2006	$390
December 31, 2007	392
December 31, 2008	370
December 31, 2009	93

$1,245

Employment Contracts

SummerUS has an agreement with a certain executive through February 2008, which provides for aggregate annual compensation totaling approximately $150 in 2006 and 2007, and $25 in 2008 (agreement ends in February 2008). The agreement contains provisions for automatic one year extensions upon expiration of the original agreement. There are no termination benefit provisions with the exception of salary and medical continuation through the end of the agreement in the event of termination without cause.

In accordance with UK and EU law, SummerEurope has employment contracts with all employees. In connection with these contracts, SummerEurope is required to fund the individual pension plans of certain employees at varying rates from 5% to 10% of the employee’s annual salary, as part of their total compensation package. These pension contributions are expensed as incurred. There are no termination benefit provisions in these contracts.

Construction costs

The Company is in the process of constructing a new corporate headquarters and is committed to spend approximately $4,000 in construction costs and plans to finance 85% of the costs with a bank.

Litigation

In June 2006 the Company settled two outstanding lawsuits and incurred a total cost of $275, which includes legal costs plus settlement payments. These costs were charged to the income statement as an expense during the second quarter of 2006 (unaudited).

The Company is also involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

In August 2006, Dorel Juvenile Group, Inc. (“Dorel”) filed a complaint in the United States District Court for the Southern District of Indiana against Lois DiMartinis, a current employee of the Company, claiming, among other things, that she breached her non-disclosure obligations by taking confidential information with her when departing employment from Dorel, and that she would inevitably disclose confidential information in the course of performing duties for her new employer, the Company. Dorel, in its complaint, accused the Company of engaging in a pattern of hiring employees from Dorel for the purpose of obtaining Dorel’s confidential information for use in the Company’s product designs and business. On October 20, 2006, the court denied Dorel’s motion for preliminary injunction, finding that Dorel was not reasonably likely to succeed on the merits

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

of its case. Dorel has appealed the court’s decision, and the appeal is current pending. Briefing on the case has been suspended, and Summer does not have any indication as to when briefing will continue. Also, on December 20, 2006, Dorel filed a motion to amend its complaint to add claims against Summer. Ms. DiMartinis opposed the motion, and the court has taken the motion under advisement until resolution of the pending appeal. The Company agreed to provide Ms. DiMartinis legal counsel for defending the action, and to pay the legal fees and costs for her defense, including the appeal, which as of November 30, 2006 were approximately $200,000.

12.	STOCKHOLDERS EQUITY

Common stock and additional paid in capital of the Company and its affiliates at September 30, 2006 (unaudited), December 31, 2005 and December 31, 2004 are summarized below:

	Common Stock	Additional Paid in capital
Summer Infant, Inc — no par value; authorized 2000 shares, issued and outstanding 666 shares	$75	$57
Summer Infant Europe Common stock — $2 par value; authorized, issued and outstanding 100 shares
Faith Realty, LLC		87
Summer Infant Asia Common stock — $.10 par value; authorized, issued and outstanding 10,000 shares	1

	$76	$144

13.	GEOGRAPHICAL INFORMATION

The Company distributes branded durable baby products throughout the United States and the United Kingdom.

The following is a table that presents net revenue by geographic area:

	September 30, 2006	September 30, 2005	December 31,
			2005	2004	2003
	(unaudited)	(unaudited)
Revenue
United States	$35,933	$23,985	$32,127	$17,644	$15,307
Europe	3,880	2,496	3,408	3,211	2,273

	$39,813	$26,481	$35,535	$20,855	$17,580

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

The following is a table that presents total assets by geographic area:

	September 30, 2006	2005	2004
	(unaudited)
United States	$24,832	$16,519	$9,340
Europe	2,805	1,488	1,255
Asia	372	401	185
Eliminations	(1,569)	(401)	(453)

	$26,440	$18,007	$10,327

14.	MERGER TRANSACTION (unaudited)

On April 27, 2006, the Company entered into a non-binding letter of intent (“Letter”) to merge with another company (“Merger Partner”). The Letter calls for the Company’s stockholders to exchange 100% of the outstanding shares of the Company for cash and stock in the Merger Partner. The Merger Partner has substantial capital to fund the Company’s growth and has no existing operations. Under the Letter, the Company’s management would become the senior management of the Merger Partner. There is no assurance that the Company and the Merger Partner will reach a definitive agreement to merge or that the Merger Partner can obtain the required third party approvals for the merger.

In June 2006, the Company entered into an agreement with an investment banking firm to assist the Company with potential financing transactions. The agreement outlines payments of $6 as monthly advisory fees, plus out of pocket expense reimbursement. The agreement also outlines various placement or business combination fees ranging from 1% to 4.5%, depending on the transaction. The agreement may be terminated by either party upon 30 days written notice. The minimum financial commitment on this agreement is $200.

SUMMER INFANT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

15.	RESTATEMENT OF PRIOR FINANCIAL STATEMENTS

The Company has restated its operating results for the nine month periods ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003 for the manner in which it accounted for the minority interest of its affiliates. The Company has adjusted its reported results to reflect the minority interest of its majority owned affiliates. The information below reflects the restatement.

	September 30, 2006				December 31, 2005		December 31, 2004
	As Previously Reported	As Restated			As Previously Reported	As Restated	As Previously Reported	As Restated
Minority interest	$—	$657			$—	$370	$—	$209
Retained earnings	$4,534	$3,877			$2,254	$1,884	$1,146	$937
Total stockholders’ equity	$4,883	$4,226			$2,465	$2,095	$1,335	$1,126

	Nine-months ended September 30, 2006		Nine-months ended September 30, 2005		Year ended December 31, 2005		Year ended December 31, 2004		Year ended December 31, 2003
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Minority interest in net income of affiliates	$0	$287	$0	156	$0	$161	$0	$73	$0	$136
Net income	$2,592	$2,305	$1,350	1,194	$1,486	$1,325	$515	$442	$1,245	$1,109
Net income per share:
Summer Infant, Inc.	$3,480	$3,132	$1,393	1,253	$1,747	$1,573	$607	$546	$1,203	$1,073
Summer Infant Europe	$2,830	$2,258	$2,100	1,680	$1,259	$1,008	$2,149	$1,719	$1,729	$1,505
Summer Infant Asia	$0	$0	$21	19	$20	$18	$(10)	$(9)	$27	$24
Summer Infant, Inc. and Affiliates	$241	$214	$125	111	$138	$123	$48	$41	$116	$103

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

KBL Healthcare Acquisition Corp. II

We have audited the accompanying balance sheet of KBL Healthcare Acquisition Corp. II (a corporation in the development stage) as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, the period from December 9, 2004 (inception) to December 31, 2004 and the cumulative period from December 9, 2004 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KBL Healthcare Acquisition Corp. II as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005, the period from December 9, 2004 (inception) to December 31, 2004 and the cumulative period from December 9, 2004 (inception) to December 31, 2005, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that KBL Healthcare Acquisition Corp. II will continue as a going concern. As discussed in Note 1 to the financial statements, KBL Healthcare Acquisition Corp. II may face a mandatory liquidation by October 27, 2006 if a business combination is not consummated, unless certain extension criteria are met, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 5, 2006, except for the third paragraph of Note 2 and Note 4, as to which the date is September 1, 2006

KBL Healthcare Acquisition Corp. II

(a corporation in the development stage)

Balance Sheet

	Unaudited September 30, 2006	December 31, 2005	December 31, 2004
	(In thousands of dollars)
ASSETS
CURRENT ASSETS
Cash	$23	$649	—
Amounts held in trust			—
Cash held in trust	—	0	—
US government securities — treasury bill	—	49,877	—
New York muni cash trust	49,878	—	—
Accrued interest and dividends — trust fund	1,775	404	—

TOTAL HELD IN TRUST	51,652	50,281	—
Due from management	1	—	—
Prepaid expenses	74	42	—

TOTAL CURRENT ASSETS	51,750	50,973	—
Computer equipment (net of accumulated depreciation of $1,208 and $217, respectively)	5	4	—
Deferred offering costs	—	—	25
Deferred acquisition costs	321	—	—
Deferred tax asset	453	229	—

TOTAL ASSETS	$52,530	$51,206	$25

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$446	$41	$1
Deferred trust income and dividends	497	223	—
Capital and income tax payable	315	172	—

TOTAL LIABILITIES	1,258	436	1

Common stock, subject to possible conversion, 1,839,080 shares at conversion value	9,829	9,829	—

COMMITMENT AND CONTINGENCY
STOCKHOLDERS’ EQUITY
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued
Common stock, $.0001 par value, Authorized 35,000,000 shares
Issued and outstanding 11,200,000 shares (which include 1,839,080 subject to possible conversion) (2006 and 2005) and 2,000,000 shares (2004), respectively	1	1	0
Additional paid-in capital	40,633	40,633	25
Income (deficits) accumulated during the development stage	810	308	(1)

TOTAL STOCKHOLDERS’ EQUITY	41,443	40,941	24

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,530	$51,206	$25

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements

KBL Healthcare Acquisition Corp. II

(a corporation in the development stage)

Statement of Operations

(unaudited)

	For the nine months ended September 30, 2006	For the nine months ended September 30, 2005	For the period December 9, 2004 (inception) to September 30, 2006
	(In thousands of dollars except per share amounts)
INCOME
Interest	$1,103	$512	$1,999

TOTAL INCOME	1,103	512	1,999

EXPENSES
Professional fees	178	39	241
Franchise and capital taxes	32	47	68
Administrative fees	68	40	130
Dues and subscriptions	16	22	47
Insurance	83	46	156
Other operating expenses	93	31	150

TOTAL EXPENSES	469	226	792

Income before provision for income taxes	634	286	1,207
Provision for income taxes	132	131	398

NET INCOME	$502	$155	$810

Net income per share basic and diluted	$0.04	$0.02	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING	11,200,000	7,311,355	9,273,828

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements

KBL Healthcare Acquisition Corp. II

(a corporation in the development stage)

Statement of Operations

	For the year ended December 31, 2005	For the period December 9, 2004 (inception) to December 31, 2004	For the period December 9, 2004 (inception) to December 31, 2005
	(In thousands of dollars except per share amounts)
INCOME
Interest	$896	$—	$896

TOTAL INCOME	896	—	896

EXPENSES
Professional fees	63	—	63
Franchise and capital taxes	36	0	36
Administrative fees	63	—	63
Dues and subscriptions	32	—	32
Insurance	73	—	73
Other operating expenses	56	1	57

TOTAL EXPENSES	322	1	323

Income (loss) before provision for income taxes	574	(1)	573
Provision for income taxes	265	—	265

NET INCOME (LOSS)	$309	$(1)	$308

Net income (loss) per share basic and diluted	$0.04	(0.00)	$0.04

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	8,291,507	2,000,000	7,918,557

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements

KBL Healthcare Acquisition Corp. II

(a corporation in the development stage)

Statement of Stockholders’ Equity

For the period from December 9, 2004 (inception) to September 30, 2006

	Common Stock		Additional Paid-in Capital	(Deficit)/Income accumulated during the development stage	Total
	Shares	Amounts
		(In thousands of dollars)
Sale of 2,000,000 shares of common stock to initial stockholders as of December 9, 2004 at $.02857 per share	2,000,000	$0	$25	$—	$25
Net loss for the period	—	—	—	(1)	(1)

Balance, December 31, 2004	2,000,000	0	25	(1)	24

Sale of 9,200,000 units, net of underwriters’ discount and offering expenses (includes 1,839,080 shares subject to possible conversion)	9,200,000	1	50,436	—	50,437
Proceeds subject to possible conversion of 1,839,080 shares	—	—	(9,829)	—	(9,829)
Proceeds from issuance of options	—	—	0	—	0
Net income for the period	—	—	—	309	309

Balance, December 31, 2005	11,200,000	$1	$40,633	$308	$40,941

Unaudited:
Net income for the period	—	—	—	502	502

Balance, September 30, 2006	11,200,000	$1	$40,633	$810	$41,443

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements

KBL Healthcare Acquisition Corp. II

(a corporation in the development stage)

Statement of Cash Flows

(unaudited)

	For the nine months ended September 30, 2006	For the nine months ended September 30, 2005	For the period December 9, 2004 (inception) to September 30, 2006
	(In thousands of dollars)
Cash flow from operations activities
Net income	$502	$155	$810
Depreciation	1	—	1
Deferred tax benefit	(224)	—	(453)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Accrued interest income on trust account	(1,371)	(608)	(2,484)
(Increase) in prepaid expenses	(32)	(74)	(74)
(Increase) in due from management	(1)		(1)
Increase in accrued expenses	108	42	149
Increase in deferred trust income	274	128	497
Increase (decrease) in capital and income tax payable	143	(0)	315

Net cash flows used in operating activities	(599)	(358)	(1,240)

Cash flows from Investing Activities
Purchases of equipment	(2)	(4)	(7)
Payment of deferred acquisition costs	(25)	—	(25)
Increase in cash held in trust	(0)	(1)	(0)
Purchase of treasury bills	—	(49,197)	(99,045)
Maturity of treasury bills	—	—	49,877

Net cash flows used in investing activities	(27)	(49,202)	(49,200)

Cash flows from financing activities
Gross proceeds from public offering	—	55,200	55,200
Proceeds from issuance of options	—	0	0
Proceeds from notes payable, stockholders	—	100	100
Payment of notes payable, stockholders	—	(100)	(100)
Proceeds from sale of shares of common stock	—	—	25
Payment of offering costs	—	(4,738)	(4,763)

Net cash provided by financing activities	—	50,462	50,462

Net increase (decrease) in cash	(627)	902	23
Cash at beginning of the period	649	—	—

Cash at the end of the period	$23	$902	$23

Supplemental schedule of non-cash investing activity
Accrual of deferred acquisition costs	296	—	296

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements

KBL Healthcare Acquisition Corp. II

(a corporation in the development stage)

Statement of Cash Flows

	For the year ended December 31, 2005	For the period December 9, 2004 (inception) to December 31, 2004	For the period December 9, 2004 (inception) to December 31, 2005
	(In thousands of dollars)
Cash flow from operating activities
Net income (loss)	$309	$(1)	$308
Depreciation	0	—	0
Deferred tax benefit	(229)	—	(229)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accrued interest income on trust account	(1,113)	—	(1,113)
Increase in prepaid expenses	(42)	—	(42)
Increase in accrued expenses	40	1	41
Increase in deferred trust income	223	—	223
Increase in capital and income tax payable	172	0	172

Net cash flows used in operating activities	(640)	—	(641)

Cash flows from investing activities
Purchases of equipment	(4)	—	(4)
Increase in cash held in trust	(0)	—	(0)
Purchase of treasury bills	(99,045)	—	(99,045)
Maturity of treasury bills	49,877	—	49,877

Net cash flows used in investing activities	(49,172)	—	(49,172)

Cash flows from financing activities
Gross proceeds from public offering	55,200	—	55,200
Proceeds from issuance of option	0	—	0
Proceeds from notes payable, stockholders	100	—	100
Payment of notes payable, stockholders	(100)	—	(100)
Proceeds from sale of shares of common stock	—	25	25
Payment of offering costs	(4,738)	(25)	(4,763)

Net cash provided by financing activities	50,462	—	50,462

Net increase in cash	649	—	649
Cash at beginning of the period	—	—	—

Cash at the end of the period	$649	$—	$649

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements

KBL Healthcare Acquisition Corp. II (a corporation in the development stage)

Notes to Financial Statements

(the information as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 is unaudited)

1. Unaudited Interim Financial Statements

The financial statements at September 30, 2006 and for the periods ended September 30, 2006 are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of KBL Healthcare Acquisition Corp. II (the “Company”) as of September 30, 2006 and the results of its operations and cash flows for the nine months ended September 30, 2006 and 2005 and the period from December 9, 2004 (inception) to September 30, 2006 and its stockholders equity for the nine months September 30, 2006 and the period from December 9, 2004 (inception) to September 30, 2006. Operating results for the interim period presented are not necessarily indicative of the results to be expected for a full year.

2. Organization, Business Operations and Significant Accounting Policies

KBL Healthcare Acquisition Corp. II (the “Company”) was incorporated in Delaware on December 9, 2004 as a blank check company whose objective is to acquire an operating business in the healthcare industry. The Company’s initial stockholders purchased 2,000,000 shares of common stock, $.0001 par value, for $25 on December 9, 2004 (See Note 10).

The registration statement for the Company’s initial public offering (“Offering”) was declared effective April 21, 2005. The Company consummated the offering on April 27, 2005 and on April 29, 2005, the Company consummated the closing of the over-allotment option. The Company received net proceeds of approximately $50,437 (Note 3). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the healthcare industry (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, and the underwriters’ over-allotment option, an aggregate of $49,168, was deposited in an interest-bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States “government securities” (Treasury Bills) within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or, commencing in 2006, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. At December 31, 2005, the Trust Account had been invested in treasury bills. The treasury bills have been accounted for as trading securities, which were held at their market value of approximately $50,281 at December 31, 2005. The excess of market value over cost, exclusive of the deferred interest described further below, is included in interest income in the accompanying 2005 statement of operations. At September 30, 2006,

KBL Healthcare Acquisition Corp. II (a corporation in the development stage)

Notes to Financial Statements—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

the Trust Account has been invested in money market funds amounting to approximately $51,652. The remaining net proceeds (not held in the Trust Fund) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company has signed a definitive agreement for the acquisition of a target business (see Note 4) and will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 2,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest in the accompanying September 30, 2006 and December 31, 2005 balance sheets.

The Company’s Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. The Company has satisfied the extension criteria. There is no assurance that the Company will be able to successfully effect a business combination during this period. This

KBL Healthcare Acquisition Corp. II (a corporation in the development stage)

Notes to Financial Statements—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold (Note 3).

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fixed assets, consisting of computer equipment, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of five years. Depreciation expense was $1 and $0 for the six months ended September 30, 2006 and year ended December 31, 2005 respectively.

Basic earnings per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 18,400,000 outstanding warrants, issued in connection with the initial public offering described in Note 3 has not been considered in the diluted net earnings per share since the warrants are contingently exercisable. The effect of the 400,000 units included in the underwriters purchase option, as described in Note 3, along with the warrants underlying such units, has not been considered in the diluted earnings per share calculation since the market price of the option was less than the exercise price during the periods.

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured (FDIC) limits. The Company has not experienced any losses on these accounts.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004)

KBL Healthcare Acquisition Corp. II (a corporation in the development stage)

Notes to Financial Statements—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

(“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS No. 123(R) will have a significant impact on its financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

3. Initial Public Offering

On April 27, 2005, the Company sold 8,000,000 units (“Units”) in the Offering and on April 29, 2005, the Company sold an additional 1,200,000 Units pursuant to the underwriters over-allotment option (See Note 2). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, upon prior written consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (“Representative”), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company is unable to deliver securities pursuant to the exercise of a warrant because a registration statement under the Securities Act of 1933, as amended, with respect to the Company common stock is not effective, then in no event would the Company be obligated to pay cash or other consideration to the holders of warrants or otherwise “net-cash settle” any warrant exercise.

In connection with this Offering, the Company also issued an option (“Option”), for $100, to the Representative to purchase 400,000 Units at an exercise price of $7.50 per Unit. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Option is approximately $876 ($2.19 per Unit) using a Black-Scholes option-pricing model. The fair value of the option granted to EarlyBirdCapital was estimated as of the date of grant using the following assumptions: (1) expected volatility of 43.45%, (2) risk-free interest rate of 3.97% and (3) expected life of 5 years. The

KBL Healthcare Acquisition Corp. II (a corporation in the development stage)

Notes to Financial Statements—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

Option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $6.25 per share.

4. Proposed Merger and Deferred Acquisition Costs

On September 1, 2006, the Company entered into an Agreement and Plans of Reorganization (“Acquisition Agreement”) with Summer Infant, Inc., its affiliates (together “Summer”) and all of its stockholders (“Stockholders”). The Company formed a wholly owned subsidiary on August 17, 2006 to effectuate the transactions contemplated by the Acquisition Agreement with Summer (“Acquisition”). Summer will be the surviving corporation in the acquisition, becoming the Company’s wholly-owned subsidiary. Summer, based in North Smithfield, RI, is a privately owned company that designs, markets and distributes branded durable juvenile health, safety and wellness products for infants and toddlers that was founded in 2001. Summer’s products are sold primarily to large U.S. retailers, such as Babies R Us, Target, K-Mart, Buy Buy Baby, Meijer, Chelsea & Scott (One Step Ahead) and Baby Depot (Burlington Coat Factory). Summer currently has more than sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers, booster and potty seats, and bouncers.

Pursuant to the Acquisition Agreement, the Stockholders, in exchange for all of the securities of Summer outstanding immediately prior to the Acquisition, will receive from the Company $20,000 in cash and 3,916,667 shares of its common stock, subject to downward adjustment based upon the level of net assets of Summer at the closing as compared to June 30, 2006.

In addition, the Stockholders are entitled to receive additional shares of common stock if the market price of KBL’s common stock exceeds certain levels for a prescribed period of time after closing and to receive additional cash payments in the event Summer’s EBITDA exceeds certain levels in the fiscal years ending December 31, 2006, 2007 and 2008.

1,000,000 of the shares to be issued to the Stockholders will be placed in escrow to secure the Company’s indemnity rights under the Acquisition Agreement and will be governed by the terms of an Escrow Agreement. A further 391,667 of the shares to be issued to the Stockholders will be placed in escrow to secure the Company’s right to recapture all or a portion of such shares if Summer’s net worth at the date of the closing of the acquisition is less than Summer’s net worth at June 30, 2006.

KBL Healthcare Acquisition Corp. II (a corporation in the development stage)

Notes to Financial Statements—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

The financial statements have been prepared assuming the Company will continue as a going concern. In the event the Acquisition Agreement is not consummated before April 27, 2007, the Company will be forced to liquidate. Under such circumstances, an agreement with the Company’s Chairman and Chief Executive Officer would be implemented, whereby, they would become personally liable for settlement of accrued expenses and acquisition costs incurred to the extent such items are in excess of the net proceeds of the Offering not held in the Trust Fund.

In connection with this proposed business combination, the Company incurred $296 in Deferred Acquisition costs as of September 30, 2006.

5. Deferred Offering Costs

Deferred offering costs consisted principally of legal and underwriting fees incurred through the balance sheet date that are related to the Offering and were charged to capital upon the receipt of the capital raised.

6. Taxes Payable	The components of the provision for income taxes are as follows:

	Nine months ended September 30, 2006 (unaudited)	Year ended December 31, 2005	Period ended December 31, 2004
	(In thousands of dollars)
Current:
Federal	$139	$303	$—
State and local	217	191	—
Deferred:
Federal	(166)	(173)	—
State and local	(58)	(56)	—

Total provision for income taxes	$132	$265	$—

The Company’s effective tax rate differs from the effective Federal tax rate of 34% principally due to the following:

	Nine months ended September 30, 2006 (unaudited)	Year ended December 31, 2005	Period ended December 31, 2004
Federal statutory rate	34.0%	34.0%	(34.0)%
State and local tax, net of Federal tax benefit	11.8%	12.2%	(11.0)
Valuation allowance	—	—	45.0

	45.8%	46.2%	—

KBL Healthcare Acquisition Corp. II (a corporation in the development stage)

Notes to Financial Statements—(Continued)

(the information as of September 30, 2006 and for the

nine months ended September 30, 2006 and 2005 is unaudited)

The tax effect of temporary differences that give rise to the deferred tax asset is as follows:

	September 30 2006 (unaudited)	December 31, 2005
	(In thousands of dollars)
Interest income deferred for reporting purposes	158	$100
Expenses deferred for income tax purposes	295	129

Total deferred tax asset	$453	$229

7. Notes Payable, Stockholder

The Company issued an aggregate of $100 unsecured promissory notes to an Initial Stockholder, who is also an officer, in January and March 2005. The notes were non-interest bearing and were payable on the earlier of January 14, 2006 or the consummation of the Offering. These amounts were repaid in May 2005 out of the proceeds of the Offering.

8. Commitments and Related Party Transactions

The Company presently occupies office space provided by an affiliate of an Initial Stockholder, who is also an officer. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7.5 per month for such services commencing on the effective date of the Offering. Through September 30, 2006 and December 31, 2005, the Company has expensed $130 and $63 respectively relating to this agreement.

9. Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

10. Common Stock

Effective January 26, 2005 and March 24, 2005, the Company’s Board of Directors authorized a stock dividend of 0.428571 shares of common stock and 0.6 shares of common stock, respectively, for each outstanding share of common stock. In addition, on February 8, 2005, the Company’s Board of Directors approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000 shares of common stock. Additionally, on March 24, 2005, the Company’s Certificate of Incorporation was amended to increase the authorized shares of common stock to 35,000,000 shares of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect these transactions.

As of September 30, 2006 and December 31, 2005, 19,600,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriter’s unit purchase option.

ANNEX A

AGREEMENT AND PLANS OF REORGANIZATION

BY AND AMONG

KBL HEALTHCARE ACQUISITION CORP. II,

SII ACQUISITION, INC.

AND

SUMMER INFANT, INC. (“SII”), SUMMER INFANT EUROPE LIMITED (“SIE”) AND

SUMMER INFANT ASIA, LTD. (“SIA”)

AND

ALL OF THE STOCKHOLDERS OF EACH OF SII, SIE AND SIA

DATED AS OF SEPTEMBER 1, 2006

AGREEMENT AND PLANS OF REORGANIZATION

THIS AGREEMENT AND PLANS OF REORGANIZATION is made and entered into as of September 1, 2006, by and among KBL Healthcare Acquisition Corp. II, a Delaware corporation (“Parent”), SII Acquisition, Inc., a Rhode Island corporation and a wholly owned subsidiary of Parent (“SII Merger Sub”), Summer Infant, Inc., a Rhode Island corporation (“SII”), Summer Infant Europe Limited, a United Kingdom limited company (“SIE”), Summer Infant Asia, Ltd., a Hong Kong limited company (“SIA” and, collectively with SII and SIE, the “Companies”) and each of the persons listed under the captions “SII Stockholders”, “SIE Stockholders” and “SIA Stockholders” on the signature pages hereof, each such person being a stockholder of one or more of the Companies (collectively, the “Stockholders”). As used in this Agreement, the term “Summer” means all of the Companies, taken as a whole, unless the context clearly otherwise indicates.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the applicable corporate laws of the jurisdictions of the respective jurisdiction of formation of each of the Companies as set forth in the preamble of this Agreement (the “Applicable Corporate Laws”), Parent and Summer intend to enter into a business combination transaction by means of a merger and series of related stock sales in which (i) SII will merge with and into SII Merger Sub (with SII Merger Sub being the surviving entity) in exchange for shares of the common stock of the Parent and cash to the holders of the capital stock of SII, (ii) the SIE Stockholders will sell all of the SIE Ordinary Shares held by such SIE Stockholders to the Parent, in exchange for the payment of cash and (iii) the SIA Stockholders will transfer all of the SIA Ordinary Shares held by such SIA Stockholders to the Parent, in exchange for shares of the Common Stock of the Parent.

B. The Boards of Directors of each of the Companies, Parent and SII Merger Sub have determined that each of the Transactions (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend, by executing this Agreement, to adopt plans of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE TRANSACTIONS

1.1 The Transactions. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws:

(a) SII will be merged with and into SII Merger Sub, in exchange for the payment of cash by the Parent and those shares of Common Stock of the Parent in such amounts as set forth in Schedule 1.5(a) (the “SII Merger”), whereupon the separate corporate existence of SII shall cease and SII Merger Sub shall continue as the surviving corporation of the SII Merger (the “SII Merger Surviving Corporation”);

(b) The SIE Stockholders will exchange and transfer all of their SIE Ordinary Shares to the Parent, in exchange for the payment of cash by the Parent in such amounts as set forth in Schedule 1.5(a) (the “SIE Transaction”); and

(c) The SIA Stockholders will sell and transfer all of their SIA Ordinary Shares to the Parent, in exchange for the payment of cash by the Parent and those shares of Common Stock of the Parent in such amounts as set forth in Schedule 1.5(a) (the “SIA Transaction” and, collectively with the SII Merger and SIE Transaction, the “Transactions”).

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall concurrently cause the Transactions to be consummated by filing with each jurisdiction set forth on Schedule 1.2 hereto the certificate, articles, forms of merger and/or other transaction documentation necessary to consummate the Transactions (including, but not limited to, any notices, stock transfer forms and payment of any transfer, stamp or duty taxes) described on Schedule 1.2 in accordance with the Applicable Corporate Laws, as the case may be (collectively, the “Transaction Certificates”) (the time of the last such filing to be properly completed, or such later time as may be agreed in writing by Parent and SII and specified in the Transaction Certificates, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plans of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Summer Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement has been terminated pursuant to Section 8.1, the closing of the Transactions (the “Closing”) shall take place concurrently at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Transactions. At the Effective Time, the effect of the Transactions shall be as provided in this Agreement and the applicable provisions of the Applicable Corporate Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of SII and SII Merger Sub shall vest in the SII Merger Surviving Corporation, and all debts, liabilities and duties of SII and SII Merger Sub shall become the debts, liabilities and duties of the SII Merger Surviving Corporation;

(b) All of the outstanding capital stock of SIE shall be transferred to and owned by Parent, and SIE shall become a wholly owned subsidiary of Parent; and

(c) All of the outstanding capital stock of SIA shall be transferred to and be owned by Parent, and SIA shall become a wholly owned subsidiary of Parent.

1.4 Charter Documents.

(a) At the Effective Time:

(i) The articles of incorporation of SII Merger Sub (a copy of which is attached hereto as Exhibit A) shall be the articles of incorporation of the SII Merger Surviving Corporation until thereafter amended as provided by law and the articles of incorporation, and

(ii) The by-laws of SII Merger Sub (a copy of which is attached hereto as Exhibit B) shall be the by-laws of the SII Merger Surviving Corporation.

1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Transactions and this Agreement and without any action on the part of the Parent, SII Merger Sub, the Companies or the Stockholders, the following shall occur:

(a) Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.5(d), all of the shares of Company Common Stock (as defined in Section 2.3(a)(iii)) issued and outstanding immediately prior to the Effective Time will be either automatically converted into or exchanged, transferred or sold for, as applicable and subject to Sections 1.5(b), 1.5(c) and 1.5(f), below, at the Effective Time: (i) an aggregate of 3,916,667 shares (the “Transaction Shares”) of common stock, par value $0.0001, of Parent (“Parent Common Stock”), (ii) the right to receive a cash payment in the aggregate amount of $20,000,000.00 (the “Closing Cash Payment”), (iii) the right to receive an aggregate of 2,500,000 Contingent Shares (as defined in Section 1.12(a)) if same are issued in accordance with this Agreement and (iv) the right to receive the EBITDA Payments (as defined in Section 1.12(d)(i)—(iii)) if same are made in accordance with this Agreement. The Transaction Shares, the Contingent Shares, the Closing Cash Payment and the EBITDA Payments shall be referred to herein collectively as the “Transaction Consideration.” The Transaction Consideration shall be allocated among the Stockholders and paid to each Stockholder in accordance with Schedule 1.5(a) attached hereto.

(b) Net Worth Calculation and Reduction of Amount of Transaction Shares.

(i) On the Closing Date, Parent shall issue all 3,916,667 Transaction Shares to the holders of the SII Common Stock and SIA Ordinary Shares. Ten percent (10%), or 391,667, of such Transaction Shares (“Net Worth Shares”) shall be placed in escrow pursuant to Section 1.10 solely for the purposes described in this Section 1.5(b).

(ii) If Summer’s Net Worth (as defined) at the Closing Date (“Closing Date Net Worth”) is less than Summer’s Net Worth at June 30, 2006 (“June 30 Net Worth”), as finally determined in accordance with this Agreement and the Escrow Agreement (as defined), the Escrow Agent (as defined) shall return to Parent, for cancellation, that number of Transaction Shares equal to the Transaction Share Reduction Number.

(iii) The term “Transaction Share Reduction Number” shall mean the quotient derived by dividing (i) the difference between the June 30 Net Worth and Closing Date Net Worth by (ii) $6.00 (rounded up to the nearest share); provided, however, that if Closing Date Net Worth is equal to or greater than June 30 Net Worth, the Transaction Share Reduction Number shall be zero.

(iv) If the Transaction Share Reduction Number is greater than 391,667 shares (such greater number being the “Shortfall”), each of the Stockholders shall return to Parent on demand, for cancellation, that number of Transaction Shares received by him or it determined by multiplying the Shortfall by such Stockholder’s Allocation Factor.

(v) The term “Net Worth” shall mean, on the date in question, the assets of Summer (on a consolidated basis) at such date, less all liabilities of Summer (on a consolidated basis) at such date, adjusted to (A) give effect to the payment and/or for the provision of (whether by accrual or otherwise) dividend distributions by SII for the payment of taxes in such fiscal year or prior years, and (B) exclude direct costs and expenses through the applicable date related to the Transactions and related to litigation and settlement of the dispute with Springs Global US, Inc. (“Springs”) described on Schedule 2.10 hereto, including without limitation, legal, accounting, investment bankers, road show, expert witness and broker fees and expenses.

(vi) As soon as practicable following the Closing Date, Goldstein Golub Kessler, LLP or such other PCOAB-registered accounting firm then serving as Summer’s independent accounting firm (“GGK”) shall calculate and deliver to Parent a statement of Summer’s June 30 Net Worth (“June 30 Net Worth Statement”) and Summer’s Closing Date Net Worth (“Closing Date Net Worth Statement”), which shall be derived utilizing generally accepted accounting principles, and which Statements shall be certified by each of Summer’s Chief Executive Officer and Chief Financial Officer. At the same time, GGK shall deliver a written calculation of the difference between Summer’s Closing Date Net Worth and June 30 Net Worth (“Auditor’s Net Worth Difference Calculation”). Subject to the procedure set forth in the Escrow Agreement (as defined herein), the Auditor’s Net Worth Difference Calculation shall be binding on the Parties and shall be utilized to determine the Transaction Share Reduction Number and Shortfall, if any.

(c) Certificates for Shares. Certificates evidencing the 391,677 Net Worth Shares, together with 1,000,000 additional Transaction Shares (“Indemnity Shares” and, collectively with the Net Worth Shares,

the “Escrow Shares”), will be placed into escrow at the Effective Time as provided in Section 1.10, with certificates evidencing the remainder of the Transaction Shares (“Closing Shares”) being issued to each holder of SII Common Stock or SIA Ordinary Shares upon surrender of the certificates evidencing all of such holder’s shares of Common Stock (“Company Certificates”) in the manner provided in Section 1.6.

(d) Cancellation of Treasury and Parent-Owned Stock. Each share of SII Common Stock held by SII Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of SII or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Adjustments to Exchange Ratios. The number of Transaction Shares or Closing Cash Payment, as the case may be that the holders of the Company Common Stock may be entitled to receive as a result of the Transactions, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or SIA Transaction, and each holder of shares of SII Common Stock or SIA Ordinary Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.6 Surrender of Certificates.

(a) Exchange Procedures. Upon surrender of Company Certificates at the Closing, the holders of such Company Certificates shall receive in exchange therefor certificates representing the Transaction Shares into which their shares of Company Common Stock shall be converted at the Effective Time, less the Escrow Shares (as defined in Section 1.5(b)). Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Transaction Consideration then issuable and/or payable under the terms of this Agreement in accordance with Schedule 1.5(a).

(b) Required Withholding. The Parent and SII Merger Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.7 No Further Ownership Rights in Company Stock. All Transaction Consideration issued and/or paid in accordance with the terms hereof shall be in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Parent or the SII Merger Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Parent or SII Merger Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Tax Consequences. It is intended by the parties hereto that the Transactions shall constitute plans of reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as “plans of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Parent and the SII Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Summer and the Companies, the appropriate officers and directors of one or more of the appropriate Companies, the Parent and the SII Merger Surviving Corporation will take all such lawful and necessary action.

1.10 Escrow.

(a) As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, the Stockholders receiving Transaction Shares shall deposit in escrow, to be held from the Closing Date until the later of (a) the date that is sixteen months after the Effective Time and (b) 30 days after Parent has filed with the SEC its annual report on Form 10-KSB for the year ending December 31, 2007 (such period, the “Escrow Period”), and for such further period as may be required pursuant to the Escrow Agreement referred to below, an aggregate of 1,000,000 Indemnity Shares, which shares shall be allocated among the Persons entitled to receive them in the same proportions as the Transaction Shares, in their entirety, are allocated among such Persons, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, a representative of the Stockholders (who shall be the person named in Section 1.14(b) until a successor is appointed pursuant to Section 1.14(b) (the “Representative)), and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, in the form annexed hereto as Exhibit C (the “Escrow Agreement”).

(b) To effectuate any reduction in the Transaction Shares below 3,916,667 shares as a result of the adjustments described in Section 1.5(b), above, the Persons receiving the Transaction Shares shall deposit all of the Net Worth Shares into escrow to be held until the date that the Auditor’s Net Worth Calculation is delivered to Parent and for such further period as may be required pursuant to the Escrow Agreement.

1.11 Certain Registration Rights. At the Closing, Parent and the Stockholders shall execute and deliver a Registration Rights Agreement in the form annexed hereto as Exhibit D with respect to registration of the Transaction Shares (the “Registration Rights Agreement”).

1.12 Potential Additional Issuances and Payments.

(a) Contingent Share Issuance (Based on Stock Price).

(i) In the event that the Last Reported Sales Price (as defined) of the Parent Common Stock is equal to or exceeds $8.50 (the “Share Price Trigger”) on any twenty (20) Trading Days (as defined) during any thirty (30) consecutive Trading Day period (the “Share Price Measurement Period”) at any time during the period commencing on the three-month anniversary of the Closing Date and ending on April 20, 2009 (the “Share Price Trigger Period”), the SII Stockholders and SIA Stockholders, as a group, will receive an aggregate additional 2,500,000 shares of Parent Common Stock (“Contingent Shares”). The number of Contingent Shares to be issued to each SII Stockholder and SIA Stockholder is as set forth on Schedule 1.5(a). The SIE Stockholders are not entitled to any Contingent Shares.

(ii) The term “Last Reported Sales Price” on any date shall mean the closing sale price per share of the Parent Common Stock (or if no closing sale price is reported, the average of the closing bid and asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Parent Common Stock is traded or, if same is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or Nasdaq Capital Market or OTC-BB. If the Parent Common Stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market or Nasdaq Capital Market or OTC-BB on the relevant date, the “Last Reported Sales Price” will be the last quoted bid price for a share of Parent Common Stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or similar organization.

(iii) The term “Trading Day” shall mean a day during which trading in securities generally occurs on the principal national securities exchange on which the Parent Common Stock is then listed or, if not then listed on a national securities exchange, on the Nasdaq National Market or, if not then quoted on the Nasdaq National Market, on the principal other market or trading system on which the Parent Common Stock is traded or quoted.

(iv) Any Contingent Shares issuable shall be issued by Parent to the Stockholders entitled to receive such Contingent Shares within ten (10) business days after the conditions in Section 1.12(a) have been satisfied.

(v) The Share Price Trigger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring after the Closing Date and prior to the termination of the Share Price Measurement Period.

(b) 2006 EBITDA Payment.

(i) If the Companies have EBITDA (“2006 EBITDA”) of more than $4.2 million for the year ending December 31, 2006 as set forth in Parent’s audited consolidated financial statements for the year ending December 31, 2006, the Stockholders, as a group, shall be entitled to receive cash in the aggregate amount equal to 50% of the difference between 2006 EBITDA and $4.2 million (the “2006 EBITDA Payment”).

(ii) Any 2006 EBITDA Payment payable under this Section 1.12(b) shall be paid by Parent to each Stockholder within 30 business days after the date that the audit for Parent’s fiscal year ending December 31, 2006 has been completed by Parent’s independent auditing firm. Each Stockholder shall receive that portion of such 2006 EBITDA Payment indicated as a percentage of the whole next to his, her or its name on Schedule 1.5(a).

(c) 2007 EBITDA Payment.

(i) If the Companies (on a post-Transaction consolidated basis) have EBITDA (“2007 EBITDA”) of more than $10 million for the year ending December 31, 2007 as set forth in Parent’s audited consolidated financial statements for the year ending December 31, 2007, the Stockholders, as a group, shall be entitled to receive cash in the aggregate amount equal to 50% of the difference between 2007 EBITDA and $10 million (the “2007 EBITDA Payment”).

(ii) Any 2007 EBITDA Payment payable under this Section 1.12(c) shall be paid by Parent to each Stockholder within 30 business days after the date that the audit for Parent’s fiscal year ending December 31, 2007 has been completed by Parent’s independent auditing firm. Each Stockholder shall receive that portion of such 2007 EBITDA Payment indicated as a percentage of the whole next to his, her or its name on Schedule 1.5(a).

(d) 2008 EBITDA Payment.

(i) If the Companies (on a post-Transaction consolidated basis) have EBITDA (“2008 EBITDA”) of more than $15 million for the year ending December 31, 2008 as set forth in Parent’s audited consolidated financial statements for the year ending December 31, 2008, the Stockholders, as a group, shall be entitled to receive cash in the aggregate amount equal to 50% of the difference between 2008 EBITDA and $15 million (the “2008 EBITDA Payment” and, collectively with the 2006 EBITDA Payment and the 2007 EBITDA Payment, the “EBITDA Payments”).

(ii) Any 2008 EBITDA Payment payable under this Section 1.12(d) shall be paid by Parent to each Stockholder within 30 business days after the date that the audit for Parent’s fiscal year ending December 31, 2008 has been completed by Parent’s independent auditing firm. Each Stockholder shall receive that portion of such 2008 EBITDA Payment indicated as a percentage of the whole next to his, her or its name on Schedule 1.5(a).

(e) Definition of “EBITDA.” “EBITDA” for purposes hereof shall consist of Parent’s and the Companies’ consolidated operating earnings before interest expense, depreciation and amortization expense,

taxes on income, costs and expenses (including without limitation, legal and accounting) or write-downs directly related to the Transactions or subsequent acquisition or other business combination by Parent or the Companies (except as provided below), foreign exchange gains and losses and extraordinary items of Parent and/or the Companies. The term “EBITDA” shall include all EBITDA generated by Parent, the Companies or any subsidiary thereof from any businesses or assets acquired by any of them after the Effective Time. Notwithstanding anything to the contrary herein, EBITDA calculations for purposes of this Agreement shall give effect to an imputed capital charge equal to 12.5% of the aggregate consideration paid by any of Parent, Summer or their Affiliates in connection with each such acquisition or business combination (but shall not give effect to any other closing costs or upfront, one-time write-offs related to such acquisitions). EBITDA calculations also shall give effect to costs incurred or related to regulatory compliance and any allocated corporate overhead expenses. Notwithstanding the foregoing or anything contrary to this Agreement, any and all EBITDA generated by or attributable to the Parent shall be excluded for purposes of calculating the 2006 EBITDA Payment; provided, further, that any liabilities booked with respect to public warrants by mandate of the SEC or otherwise shall be excluded from all EBITDA calculations.

(f) Maximum EBITDA Payments. Notwithstanding the foregoing, the maximum aggregate amount of cash and stock to be paid to the Stockholders as EBITDA Payments under any and all of the provisions of this Section 1.12 shall not exceed $5,000,000. The SIE Stockholders are not entitled to any EBITDA Payments.

(g) Additional Issuances and/or Payments as Additional “Purchase Price.” Any issuances of Contingent Shares and/or payment of EBITDA Payments shall be deemed to have been made to the Stockholders in consideration for the Transactions and shall be deemed additional “purchase price” paid by Parent for the Transactions.

(h) Stub Period Tax Distributions. As soon as practicable after the Closing, there shall be distributed to the Stockholders the sum of (i) an amount equal to the product of (A) SII’s net taxable income for the period commencing January 1, 2006 and ending on the date of Effective Time and (B) the highest combined marginal federal and state tax rate applicable to individuals residing in the State of Rhode Island with respect to such income or gain (taking into account the amount and character of the income or gain) minus (ii) all previous distributions made by SII to the Stockholders in respect of the 2006 taxable year and the 2007 taxable year, if applicable, prior to the Effective Time (the “Stub Period Tax Distribution”). The Stub Period Tax Distribution shall not be deemed to have been made to the Stockholders in consideration for the Transactions and shall not be deemed additional “purchase price” paid by Parent for the Transactions.

1.13 Stockholder Matters.

(a) By his, her or its execution of this Agreement, each Stockholder, in his, her or its capacity as a stockholder of one or more of the Companies, hereby approves and adopts this Agreement and authorizes such Companies and their respective directors and officers to take all actions necessary for the consummation of the Transactions and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Stockholder for purposes of the relevant provisions of the Applicable Corporation Laws.

(b) Each Stockholder (other than Rachelle Harel, who is not receiving any Parent Common Stock in the Transactions), for himself, herself or itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Stockholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Stockholders that are entities, transfers to its stockholders, partners or members; (ii) such Stockholder understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by him, her or it unless the Parent Common Stock is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement; (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person alone or with his, her or its purchaser representative (as evidenced by a duly signed purchaser representative certificate) possessing sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by him, her or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (A) the registration requirements of the Securities Act (or an exemption therefrom) and (B) the provisions of this Agreement. Each Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.13(b).

(c) Each Stockholder, for himself, herself or itself, represents and warrants, as applicable, that the execution and delivery of this Agreement by such Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Stockholder or Summer or, after the Closing, Parent, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

1.14 Committee and Representative for Purposes of Escrow Agreement.

(a) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with Summer prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representative. The Stockholders hereby designate Jason Macari to represent the interests of the Persons entitled to receive Transaction Shares as a result of the Transactions for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of SII prior to the Closing shall appoint as successor a Person who was a former stockholder of SII or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in Section 1.10 and Article VII hereof and the Escrow Agreement.

1.15 Derivative Securities; No Other Additional Issuances. Each of the Companies shall arrange that the holders of all of its outstanding options, warrants, convertible preferred stock, convertible debt and any other derivative securities, if any, convert all such securities into shares of Company Common Stock prior to the Effective Time without the payment of any cash by Summer (collectively, the “Conversions”). The Conversions may be made contingent upon the occurrence of the Closing. Other than in connection with the Conversions, none of the Companies will issue any of its securities after the date hereof and prior to the earlier of the date this Agreement is terminated and the Effective Time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SUMMER

Summer hereby represents and warrants to Parent and SII Merger Sub as follows (except as set forth in a Schedule corresponding in number to the applicable Section of this Article II (the “Summer Schedule”), provided that the disclosure of an item in one section of the Schedules shall be deemed to modify both (i) the representation and warranties contained in the section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of Summer in this Agreement to the extent that is it reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty):

2.1 Organization and Qualification.

(a) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation (as set forth on Schedule 1.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by such Company to be conducted. Summer is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Summer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summer. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of each of the Companies, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. None of the Companies is in violation of any of the provisions of its Charter Documents.

(b) Summer is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summer. Each jurisdiction in which Summer is so qualified or licensed is listed in Schedule 2.1(b).

(c) The minute books of each of the Companies contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of corporate organization. Copies of all such Corporate Records have been heretofore delivered to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of each of the Companies contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of each of the Companies since the time of corporate organization. Copies of all such records have been heretofore delivered to Parent or Parent’s counsel.

(e) SII is a duly qualified S Corporation within the meaning of Section 1361 et seq. of the Internal Revenue Code of 1986, as amended. A valid election under IRC § 1362(a) to be treated as an “S” corporation is in effect for SII. Other than in connection with the transactions contemplated hereby, no action has been taken by any shareholder of SII or SII to terminate SII’s status as an “S” corporation.

2.2 Subsidiaries. None of the Companies has any subsidiaries. None of the Companies owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of:

(i) SII consists of 2000 shares of the Common Stock of SII (“SII Common Stock”), of which 666 shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 2.3(a)(i) sets forth the name of each holder of SII Common Stock and the number of shares owned by each holder.

(ii) SIE consists of UK 100 shares of common stock $100 par (“SIE Ordinary Shares”), of which 100 SIE Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 2.3(a)(ii) sets forth the name of each holder of SIE Ordinary Shares and the number of shares owned by each holder. All of the SIE Ordinary Shares are owned by the Stockholders of SIE free and clear of any liens, mortgages or other encumbrances and each such Stockholder will transfer to Parent complete and unfettered title, free of any lien, mortgage or encumbrance, to the SIE Ordinary Shares upon consummation of the Transactions, except as otherwise set forth on Schedule 1.2.

(iii) SIA consists of HKD 10,000 ordinary shares (“SIA Ordinary Shares” and, collectively with the SII Common Stock and SIE Ordinary Shares, the “Company Common Stock”), of which 10,000 SIA Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 2.3(a)(ii) sets forth the name of each holder of SIA Ordinary Shares and the number of shares owned by each holder. All of the SIA Ordinary Shares are owned by the Stockholders of SIA free and clear of any liens, mortgages or other encumbrances and each such Stockholder will transfer to Parent complete and unfettered title, free of any lien, mortgage or encumbrance, to the SIE Ordinary Shares upon consummation of the Transactions, except as otherwise set forth on Schedule 1.2.

(b) There are (i) no shares of any Company Common Stock reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Summer or other parties (“Company Stock Options”) and there are no outstanding Company Stock Options; (ii) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock (“Company Warrants”) and there are no outstanding Company Warrants; and (iii) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the conversion of the Company Preferred Stock or any outstanding convertible notes, debentures or securities (“Company Convertible Securities”). All outstanding shares of Company Common Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(c) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any of the Companies is a party or by which it is bound obligating such Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of such Company or obligating such Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which any of the Companies is a party or by which any of the Companies is bound with respect to any equity security of any class of such Company.

2.4 Authority Relative to this Agreement. Each of the Companies has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of the Companies of the Transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of such Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Applicable Corporate Laws and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each of the Companies and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Companies do not, and the performance of this Agreement by Summer shall not, (i) conflict with or violate any of the Companies’ Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(c)), (iii) assuming all Company Contract Consents (as defined in Section 5.17) are obtained as contemplated by this Agreement, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of the Companies’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of any of the Companies pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Summer. The Company Contract Consents from each of Bank of America Corporation and MB Capital Fund, II, LLC have been obtained by Summer and each such consent is in full force and effect as of the date of this Agreement and are irrevocable provided that the Transactions are consummated as contemplated by the terms of this Agreement.

(b) The execution and delivery of this Agreement by each of the Companies does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the Company Contract Consents, all of which are set forth on Schedule 2.5(b), (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Summer is licensed or qualified to do business and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summer, or, after the Closing, the Parent or the SII Merger Surviving Corporation, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. Summer has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Summer. The businesses and activities of Summer have not been and are not being conducted in violation of any Legal Requirements, except for such violations which, individually and in the aggregate, have not and are not reasonably expected to have a Material Adverse Effect on Summer. Summer is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by Summer (and Summer has no knowledge of any such notice delivered to any other Person). Summer is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Summer.

2.7 Financial Statements.

(a) Summer has provided to Parent audited consolidated financial statements in draft form (including any related notes thereto) of Summer and Faith Realty, LLC for the year ended December 31, 2005 (“Consolidated 2005 Financials”) and reviewed financial statements (including any related notes thereto) of SII for the year ended December 31, 2004 (the “SII Reviewed 2004 Financials” and, together with the Consolidated 2005 Financials, the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position for the named entities at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) Summer has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of Summer and Faith Realty, LLC for the six months ended June 30, 2006 (the “Stub Financial Statements” and, collectively with the Unaudited Annual Financial Statements, the “Unaudited Financial Statements”). The Stub Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of Summer at the date thereof and the results of its operations and cash flows for the period indicated, except that such Stub Financial Statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on Summer.

(c) The minute books, stock certificate books and stock transfer ledgers and other similar books and records of Summer have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.7 or Schedule 2.8 hereto, Summer has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of Summer, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Stub Financial Statements or in the notes to the Unaudited Annual Financial Statements, and (ii) such liabilities arising in the ordinary course of Summer’s business since June 30, 2006, none of which would have a Material Adverse Effect on Summer.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Stub Financial Statements, since June 30, 2006, there has not been: (i) any Material Adverse Effect on Summer, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Summer’s stock (other than distributions to Stockholders in respect of income taxes with respect to SII’s income), or any purchase, redemption or other acquisition by Summer of any of Summer’s capital stock or any other securities of Summer or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Summer’s capital stock, (iv) any granting by Summer of any increase in compensation or fringe benefits to any Stockholder, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Summer of any bonus to any Stockholder, except for bonuses made in the ordinary course of business consistent with past practice, or any granting to any Stockholder by Summer of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Summer of the nature contemplated hereby, (v) entry by Summer into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Summer with respect to any Governmental Entity, (vi) any material change by Summer in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of Summer, (ix) any revaluation by Summer of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Summer other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or to Summer’s knowledge, threatened against Summer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Summer, or any trade or business (whether or not incorporated) which is under common control with Summer, with respect to which Summer has liability (collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of Summer. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of Summer, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Summer, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Summer does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or Summer (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Summer under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters. Summer is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Summer nor does Summer know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to Summer’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon Summer or its assets or to which Summer is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Summer, any acquisition of property by Summer or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Summer.

2.14 Title to Property.

(a) All real property owned by Summer (and all improvements and fixtures, easements and rights of way on or relating to such properties) is shown or reflected on the balance sheet of Summer included in the Stub Financial Statements. Except as set forth on Schedule 2.14, Summer has good, valid and marketable fee simple title to the real property owned by it (and upon completion of the Faith Realty Contribution, will have good, valid and marketable fee simple title to the Contributed Real Property), and except as set forth in the Stub Financial Statements or on Schedule 2.14 hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14 hereto also contains a list of all options or other contracts under which Summer has a right to acquire any interest in real property and a description of the Contributed Real Property.

(b) Schedule 2.14 contains a complete listing of all leases of real property held by Summer; except for personal property leased by Summer pursuant to operating leases, all personal property and other property and assets of Summer owned, used or held for use in connection with the business of Summer (the “Personal Property”) are shown or reflected on the balance sheet included in the Unaudited Annual Financial Statements. Summer has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Unaudited Annual Financial Statements or in Schedule 2.14 hereto.

(c) All leases pursuant to which Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Summer or, to Summer’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Summer.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) Summer has timely filed all federal, state, local and foreign income, sales and other returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by Summer with any Tax authority prior to the date hereof, except such Returns which are not material to Summer. All such Returns are true, correct and complete in all material respects. Summer has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that Summer is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) Summer has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Summer, nor has Summer executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the knowledge of Summer, no audit or other examination of any Return of Summer by any Tax authority is presently in progress, nor has Summer been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Summer has been proposed in writing, formally or informally, by any Tax authority to Summer or any representative thereof.

(vi) Summer has no liability for any material unpaid Taxes which have not been accrued for or reserved on Summer’s balance sheets included in the Unaudited Annual Financial Statements or the Stub Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to Summer, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Summer in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Summer.

(vii) Summer has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transactions from qualifying as plans of reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: to Summer’s knowledge, (i) Summer has complied with all applicable Environmental Laws; (ii) the properties currently operated by Summer (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in violation of Environmental Law; (iii) the properties formerly owned or operated by Summer were not contaminated with Hazardous Substances in violation of Environmental Law during the period of ownership or operation by Summer or, to Summer’s knowledge, during any prior period; (iv) Summer is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Summer has not released or threatened the release of any Hazardous Substance; (vi) Summer has not received any notice, demand, letter, claim or request for information alleging that Summer may be in violation of or liable under any Environmental Law; and (vii) Summer is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses. Except as disclosed in Schedule 2.17 hereto, Summer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of the Transactions.

2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Summer, including software and software programs developed by or exclusively licensed to Summer (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Summer.

“Company Products” means all current versions of products or service offerings of Company.

(a) Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Summer, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on Summer.

(b) Except as disclosed in Schedule 2.18 hereto, Summer owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and Summer is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of Summer including the sale of any products or the provision of any services by Summer.

(c) To Summer’s knowledge, except as set forth in Schedule 2.18, the operation of the business of Summer as such business currently is conducted, including Summer’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company

Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, manufacturing arrangements, distribution arrangements, permits and franchises, whether written or oral, to which Summer is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to Summer) and (ii) the term “Material Company Contracts” shall mean (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Summer and (z) without limitation of subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Summer by or to any officer, director, stockholder or holder of derivative securities (“Insider”) of Summer;

(ii) any guaranty, direct or indirect, by Summer or any Insider of Summer of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Summer or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Summer;

(v) any obligation to register any shares of the capital stock or other securities of Summer with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by Summer of real property or personal property;

(ix) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(x) any Company Contract to which any Insider of Summer is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts).

(c) Except as set forth in Schedule 2.19, neither Summer nor, to the best of Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Summer. Each agreement, contract or commitment to which Summer is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.20 Insurance. Schedule 2.20 sets forth Summer’s insurance policies and fidelity bonds covering the assets, business, products, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of Summer.

2.21 Governmental Actions/Filings. Except as set forth in Schedule 2.21, Summer has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/ Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by Summer of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by Summer, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21 hereto, will not expire prior to December 31, 2007, and to Summer’s knowledge, Summer is in compliance with all of its obligations with respect thereto. To Summer’s knowledge, no event has occurred and is continuing which requires or permits (or after notice or lapse of time or both would require or permit) and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Summer. Except for (i) renewals in the ordinary course of business or (ii) as set forth in Schedule 2.21, no Governmental Action/Filing is necessary to be obtained, secured or made by Summer to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of Summer or a member of his or her immediate family is indebted to Summer, nor is Summer indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Summer, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to Summer’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Summer is affiliated or with whom Summer has a contractual relationship, or in any Person that competes with Summer, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Schedule 2.22, to the knowledge of Summer, no officer, director or Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with Summer (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of Summer or such Person’s employment with Summer).

2.23 Board Approval. The board of directors of each of the Companies (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Transactions contemplated hereby.

2.24 Stockholder Approval. The shares of Company Common Stock owned by the Stockholders constitute, in the aggregate, all of the outstanding voting shares of each of the Companies and the Stockholders’ execution of this Agreement evidences their approval of the Transactions by the stockholders of each of the Companies in accordance with the Applicable Corporate Laws.

2.25 Representations and Warranties Complete. The representations and warranties of Summer included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.26 Product Liability; Product Recalls. Summer has never been found liable in a cause of action based on any product liability or related claims and has never been a party to any action alleging same. Schedule 2.26 sets forth a detailed description of each recall of any product of Summer since formation of any of the Companies.

2.27 Survival of Representations and Warranties. The representations and warranties of Summer set forth in this Agreement shall survive the Closing through the Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Summer (except as set forth in a Schedule corresponding in number to the applicable Section of this Article III (the “Parent Schedule”), provided that the disclosure of an item in one section of the Schedules shall be deemed to modify both (i) the representation and warranties contained in the section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of Parent in this Agreement to the extent that is it reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty):

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to Summer. Parent is not in violation of any of the provisions of the Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Subsidiaries.

(a) Except for the SII Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) The SII Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the Charter Documents of each SII Merger Sub, as amended and currently in effect, are annexed hereto as Exhibits A and B. SII Merger Sub is not in violation of any of the provisions of its Charter Documents.

(c) SII Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 11,200,000 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Parent Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4 Authority Relative to this Agreement. Parent and SII Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or SII Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and SII Merger Sub’s obligations hereunder and thereunder and, to consummate the Transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and SII Merger Sub of the Transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and SII Merger Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or SII Merger Sub are necessary to authorize this Agreement or to consummate the Transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and SII Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and SII Merger Sub, enforceable against Parent and SII Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and SII Merger Sub do not, and the performance of this Agreement by Parent and SII Merger Sub shall not: (i) conflict with or violate Parent’s or SII Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or SII Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and SII Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or SII Merger Sub is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC Filings; Financial Statements.

(a) Schedule 3.7(a) sets forth a correct and complete list of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), all of which have been made available to Summer and the Stockholders, and which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, with all such Parent SEC Reports having been filed on a timely basis, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Except as set forth on Schedule 3.7(b) hereto, each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Except as set forth on Schedule 3.7(b) hereto, Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since March 31, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, and except as contemplated by this Agreement, since March 31, 2006, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10 Litigation. Except as set forth on Schedule 3.10, there are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(d) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(e) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(f) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transactions from qualifying as plans of reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Schedule 3.19, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19.

(b) Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to Summer.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22 Indebtedness. Parent has no indebtedness for borrowed money.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Transactions are in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of Summer is equal to at least 80% of Parent’s net assets.

3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $49,168,000 invested in United States Government securities in a trust account administered by Continental Stock Transfer and Trust Company (the “Trust Fund”), less amounts payable to the Stockholders under

Section 1.5(a), other amounts contemplated under Section 5.22, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to Summer. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2006, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Companies, Parent and SII Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Companies, Parent and SII Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Summer or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Summer or Parent license on an exclusive basis or sell any Intellectual Property of Summer, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than distributions to Stockholders in respect of income taxes with respect to SII’s income as set forth in Section 1.12(h));

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Summer and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents, except as otherwise contemplated by this Agreement;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or Summer as applicable, or (except for licenses referred to in subsection (c) above) enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except for extensions and/or renewals of existing Indebtedness, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or Summer, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into (i) in connection with the so called soft goods division employees or (ii) in the ordinary course of business with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this

Agreement) other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, or liabilities recognized or disclosed in the Stub Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Summer is a party or of which Summer is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business modify, amend or terminate any Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by applicable U.S., U.K. or Hong Kong GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $250,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Transactions to fail to qualify as “plans of reorganization” under Section 368(a) of the Code;

(q) Settle any litigation to which an Insider is a party or where the consideration given by Summer is other than monetary;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Make capital expenditures except in accordance with prudent business and operational practices;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Audited Financials; Proxy Statement; Special Meeting.

(a) As soon as practicable after the date hereof, Summer shall deliver to Parent complete financial statements (including, but not limited to, statements or operations, statements of cash flows and balance sheets and notes thereto) for the year ended December 31, 2005 as audited by GGK (“Audited Financials”) and June 30, 2006 as reviewed by GGK (“Reviewed Stub Financials”). As soon as is reasonably practicable after receipt by Parent from Summer of all financial (including the Audited Financials and Reviewed Stub Financials and PCOAB-firm audited 2004 and 2003 financials for Summer (“PCOAB-firm Audited 2004 and 2003 Financials”) if required for the proxy materials discussed below) and other information relating to Summer as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of: (i) the adoption of this Agreement and the approval of the Transactions (“Parent Stockholder Approval”); (ii) the change of the name of Parent to a name mutually selected by Parent and Summer (the “Name Change Amendment”); (iii) an increase in the number of authorized shares of Parent Common Stock to 100 million shares (the “Capitalization Amendment”); (iv) an amendment to remove the preamble and Sections A through D, inclusive, of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate and restate Section E as Article Sixth and to otherwise ensure that the provisions contemplated by the Voting Agreement are permitted; and (v) the adoption of a Performance Equity Plan in the form attached hereto as Exhibit E (the “Parent Plan”), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of 1.6 million shares of Parent Common Stock shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock (the “Proxy Statement”). Summer shall furnish to Parent on a timely basis all information concerning Summer (or any of the Companies or Subsidiaries) as Parent may reasonably request in connection with the preparation of the Proxy Statement; provided, however, that under no circumstances shall Summer’s response be deemed untimely, if Summer provides the requested information within 10 days after being notified of the same. Summer and its counsel shall be given an opportunity to review, comment on and approve (which such approval shall not be unreasonably withheld) the Proxy Statement prior to its filing with the SEC. Parent, with the assistance of Summer, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use best commercial efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Parent shall use its best commercial efforts to cause the shares of Parent Common Stock to be issued pursuant to the Transactions to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by Summer, holders of the Company Common Stock reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Transactions in each such jurisdiction.

(b) As soon as practicable following its approval by the Commission, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware General Corporation Law (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described Section 5.1(a).

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Summer or any other information furnished by Summer for inclusion in the Proxy Statement). Summer represents and warrants that the information relating to Summer (and each of the Companies and Subsidiaries) supplied by Summer for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Transactions, and shall otherwise use best commercial efforts to obtain the Parent Stockholder Approval.

5.2 Directors and Officers of Parent, SII Merger Surviving Corporation, SIE and SIA after the Transactions. Parent, SII Merger Sub and the Companies shall take all necessary actions so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and SII Merger Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. The Stockholders, officers and directors of the Companies and those stockholders of Parent stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit F hereto concurrently with the execution of this Agreement.

5.3 Other Actions.

(a) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Summer and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Summer and in a format acceptable for EDGAR filing. Prior to Closing, Parent and Summer shall prepare the press release announcing the consummation of the Transactions hereunder (“Press Release”). Concurrently with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

(b) Summer and Parent shall further cooperate with each other and use their respective best commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transactions and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of Summer and Parent) and/or any Governmental Entity, including as required under the laws of the UK and Hong Kong, in order to consummate the Transactions or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of April 21, 2005 Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Summer and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. In exercising the foregoing right, each of Summer and Parent shall act reasonably and as promptly as practicable.

5.4 Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, Summer and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and Summer to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Summer and Parent to any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.5 Confidentiality Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transactions contemplated hereby, and (ii) will use its commercially reasonable efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Transactions contemplated hereby.

(b) Access to Information.

(i) Summer will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Summer during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Summer, as Parent may reasonably request.

(ii) Parent will afford Summer and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as Summer may reasonably request.

(iii) Notwithstanding anything to the contrary contained herein, each party hereby agrees that, by proceeding with the Closing, he or it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party that is actually known by him or it prior to the execution of this Agreement.

5.6 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of Parent (in the case of Summer and the Stockholders) or Summer (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. In accordance with the foregoing, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Summer and its counsel shall be given reasonable time to review, comment on and approve (which such approval shall not be unreasonably withheld) the Current Report prior to its filing with the SEC. Any language included in such Current Report may be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of Summer.

5.7 Best Commercial Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5(b) of Summer Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and Summer and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transactions and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Summer to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8 Treatment as a Reorganization. Neither Parent nor Summer nor Stockholders shall take any action prior to or following the Transactions that could reasonably be expected to cause the Transactions to fail to qualify as “plans of reorganization” within the meaning of Section 368(a) of the Code.

5.9 No Parent Common Stock Transactions. Each officer, director and Stockholder of Summer shall agree that it shall not, prior to April 21, 2008, sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock it receives as a result of the Transactions other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit G hereto executed by such Person concurrently with the execution of this Agreement. The Parent hereby covenants and agrees not to terminate or amend any of the terms of that certain Stock Escrow Agreement dated as of April 21, 2005 by and among the Parent and the other parties named therein.

5.10 Certain Claims.

(a) As additional consideration for the issuance of Parent Common Stock pursuant to this Agreement, each of the Stockholders hereby releases and forever discharges, effective as of the Closing Date, Summer and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s (i) status as a holder of an equity interest in Summer; and (ii) employment, service, consulting or other similar agreement entered into with Summer prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement or any other documents executed in connection with the transactions contemplated hereby.

(b) As additional consideration for the Stockholders to enter into this Agreement, the Company hereby releases and forever discharges, effective as of the Closing Date, each of the Stockholders from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing. Notwithstanding the foregoing, no Stockholder shall be released from any obligation for borrowed money owed by him or her to the Company.

5.11 No Securities Transactions. Neither Summer nor any Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Summer shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.12 No Claim Against Trust Fund. Summer and the Stockholders acknowledge that, if the transactions contemplated by this Agreement are not consummated, Parent will be obligated, under certain circumstances, to return to its stockholders the amounts being held in the Trust Fund. Summer and each of the Stockholders hereby waive all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever. The foregoing waiver shall not apply if both (a) Parent wrongfully fails or refuses to consummate the transactions contemplated by this Agreement or Summer terminates this Agreement pursuant to Section 8.1(d), and (b) Parent consummates a merger or other business combination with another entity.

5.13 Disclosure of Certain Matters. Each of Parent and Summer will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the Transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Summer, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend Summer Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.14 Nasdaq Listing. Parent shall use its best commercial efforts to obtain the listing for trading on Nasdaq of the Parent Common Stock, the Units issued in Parent’s initial public offering and the class of warrants included in such Units. If such listing is not obtained by the Closing, the parties shall continue to use their best commercial efforts after the Closing to obtain such listing. Summer will use its best commercially efforts to provide Parent with information regarding Summer required in connection therewith.

5.15 Summer Actions. Summer shall use its commercially reasonable efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and SII Merger Sub to fulfill their obligations hereunder.

5.16 Termination of Stockholder Guarantees. As soon as practicable after the date hereof and prior to the Closing Date, the Parties shall use commercially reasonable efforts to negotiate with the creditors of each of the Companies and take commercially reasonable action to obtain the agreement of each such creditor to terminate any and all personal guarantees by the Stockholders of any of the Companies’ indebtedness to such creditors, including supplying the guarantee of Parent in lieu of such personal guarantees, such terminations to be conditioned upon consummation of the Transactions and to be effective at the Closing Date (the “Stockholder Guarantee Terminations”).

5.17 Company Contract Consents. As soon as practicable after the date hereof and prior to the Closing Date, the Companies and the Stockholders shall use commercially reasonable efforts to negotiate with each party to each of the Material Company Contracts and take commercially reasonable action to obtain the consent of each such party to the assignment of each Company Contract to the Parent or SII Merger Sub, as appropriate, in each case without change to the term or provisions of such Company Contract and without the payment of any consideration (the “Company Contract Consents”). Each Company Contract Consent shall be conditioned upon the consummation of the Transactions and shall be effective as of the Closing Date.

5.18 Stockholder Obligations. The Stockholders shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

5.19 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent or Summer as provided in the Charter Documents of Parent or Summer, respectively or in any indemnification agreements shall survive the Transactions and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of the Parent and the Surviving Corporations shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and Summer, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.19.

(d) The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or Summer for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.14(a).

5.20 Faith Realty Contribution. Summer and Jason Macari and Steven Gibree, as owners of Faith Realty, LLC, shall use their best commercial efforts to negotiate and execute all agreements and consents (such agreements and consents to be effective as of the Closing) required to affect the contribution of all the assets, properties, liabilities and obligations of Faith Realty, LLC to SII (the “Faith Realty Contribution”) and to

consummate the Faith Realty Contribution without payment of any consideration by Summer (other than SII’s assumption of any mortgage or construction indebtedness related thereto).

5.21 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or stockholders.

5.22 Trust Fund Disbursement. Parent shall cause the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing with not less than $49,168,000 (less any amounts Parent is required to pay the Stockholders under Section 1.5(a), all amounts payable at closing, including those described below in this Section 5.22, and amounts payable to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter documents) being made available to the Companies for working capital. All liabilities of Parent due and owing or incurred at or prior to the Effective Time, including all tax liabilities (“Parent Effective Time Liabilities”), shall be paid as and when due, including the payment at Closing of professional fees related to these transactions, and adequate reserves shall be made against amounts distributed from the Trust Fund therefor.

5.23 Cashless Exercise of Warrants. The parties hereto agree that, in connection with any redemption of Parent’s outstanding warrants, Parent shall offer holders thereof the opportunity to exercise such warrants on a cashless basis.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement.

(b) Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(c) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d) Stock Quotation or Listing. The Parent Common Stock at the Closing will be quoted on the OTC BB or listed for trading on Nasdaq, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB or the trading thereof on Nasdaq.

6.2 Additional Conditions to Obligations of Summer. The obligations of Summer to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Summer:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Summer shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and SII Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. Summer shall have received from Graubard Miller, counsel to Parent, an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(h) Other Deliveries. At or prior to Closing, Parent shall have delivered to Summer (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Summer and its counsel in order to consummate the transactions contemplated hereunder.

(i) Resignations. The persons listed in Schedule 6.2(i) shall have resigned from all of their positions and offices with Parent.

(j) Employment Agreements. Employment Agreements between KBL and Dr. Marlene Krauss in the form of Exhibit I (the “KBL Employment Agreement”) shall have been executed and delivered at Closing by each of Dr. Krauss and KBL, and Employment Agreements between KBL and/or Summer and, separately, each of Jason Macari, Steven Gibree and Rachelle Harel in the forms of Exhibit K, Exhibit L and Exhibit M, respectively, (the “Summer Employment Agreements”) shall have been executed and delivered at Closing by KBL as applicable.

(k) Registration Rights Agreements. The Registration Rights Agreements shall be in full force and effect.

(l) Voting Agreement. The Voting Agreement shall be in full force and effect, and Jason Macari and Steve Gibree directors shall have been elected to the Parent’s Board of Directors.

(m) Stockholder Guarantee Terminations. The Stockholder Guarantee Terminations shall have been obtained as contemplated by Section 5.16.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of Summer contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of Summer contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of Summer by an authorized officer of Parent (“Company Closing Certificate”).

(b) Agreements and Covenants. Summer and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Summer) does not, or will not, constitute a Material Adverse Effect on Summer, and Summer Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Summer shall have obtained all consents, waivers, permits and approvals required to be obtained by Summer in connection with the consummation of the transactions contemplated hereby, including all Company Contract Consents, but excluding those consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Summary and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Summer shall have occurred since the date of this Agreement.

(f) [Reserved]

(g) Opinion of Counsel. Parent shall have received from Greenberg Traurig, counsel to Summer, an opinion of counsel in substantially the form of Exhibit J annexed hereto.

(h) Financials.

(i) Parent shall have received the Audited Financials and Reviewed Stub Financials of Summer, and the PCOAB-firm Audited 2004 and 2003 Financials as and if required by the applicable proxy rules in accordance with Section 5.1 above.

(ii) The Audited Financials shall not materially differ from the Consolidated 2005 Financials, shall not contain any qualifications not contained in the Consolidated 2005 Financials, shall not omit any qualifications contained in the Consolidated 2005 Financials, and shall not utilize any accounting procedure that is materially different from that used in connection with the Consolidated 2005 Financials. The Reviewed Stub Financials shall not materially differ from the Stub Financial Statements, shall not contain any qualifications not contained in the Stub Financial Statements, shall not omit any qualifications contained in the Stub Financial Statements, and shall not utilize any accounting procedure that is materially different from that used in connection with the Stub Financial Statements. Neither the Audited Financials or Reviewed Stub Financials, individually or taken as a whole, shall differ from the Consolidated 2005 Financials or Stub Financial Statements in a manner that causes Capitalink, LC (“Capitalink”) to withdraw the fairness opinion, dated August 24, 2006, delivered to Parent’s Board of Directors with respect to Capitalink’s opinion that as of the date of that letter, (i) the Transaction Consideration is fair, from a financial point of view, to Parent’s stockholders, and (ii) the fair market value of Summer is at least equal to 80% of the net assets of Parent.

(i) Faith Realty Contribution. The Faith Realty Contribution shall be effective as of the Closing and Summer shall have given no consideration therefor, except its assumption of mortgage or construction indebtedness related to such property.

(j) Comfort Letters. Parent shall have received “comfort” letters in the customary form from Goldstein, Golub & Kessler, dated the date of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy Statement.

(k) Other Deliveries. At or prior to Closing, Summer shall have delivered to Parent: (i) copies of resolutions and actions taken by each of the Companies’ board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(l) Resignations. The persons listed in Schedule 6.3(l) shall have resigned from their positions and offices with Summer.

(m) Company Contract Consents. All of the Company Contract Consents shall have been obtained as contemplated by Section 5.17.

(n) Stockholder Obligations. The Stockholders shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

(o) Derivative Securities. All of the Conversions shall have been completed and there shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of any of the Companies.

(p) Employment Agreements. The Summer Employment Agreements shall have been executed and delivered at Closing by each of Jason Macari, Steven Gibree and Rachelle Harel as applicable.

(q) Voting Agreement. The Voting Agreement shall be in full force and effect, and Dr. Krauss and the other KBL designee shall have been elected to the Parent’s Board of Directors.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent. Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Merger Subs and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Summer contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Summer to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of Summer contained in this Agreement; or

(iii) any of the matters set forth on Schedule 2.10 hereto, other than the matter relating to Springs Global US, Inc. (which shall not be subject to indemnification under this Article VII).

(b) As used in this Article VII, the term “Losses” shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words. Notwithstanding anything to the contrary contained herein, in no event shall the Parent Indemnities be entitled to recover consequential or punitive damages. Notwithstanding the foregoing, “Losses” arising from the matters described in Section 7.1(a)(iii) above shall be limited to the amount of any actual judgment or settlement in excess of reserves provided for in the Financial Statements.

(c) The right to indemnification and payment of Losses shall not apply to any information known to the Parent Indemnities prior to the execution of this Agreement.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than Summer (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed; and

(ii) Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Parent’s Rights. Anything in this Section 7.3 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance and Tax Effect.

(a) To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(b) To the extent that any Losses that are subject to indemnification pursuant to this Article VII are deductible for income tax purposes by the Companies, Parent or SII Merger Sub, as the case may be, the amount of any Loss shall be reduced by the income tax savings to such party as a result of the payment of such Loss.

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Summer to Parent in connection with this Agreement (including the certificate required to be delivered by Summer pursuant to Section 6.3(a)) shall survive the Closing until the end of the Escrow Period. Any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the end of the Escrow Period.

(b) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), in which event the amount payable shall only be the amount in excess of the amount of the Deductible.

(c) Aggregate Amount Limitation. Notwithstanding anything to the contrary contained herein, the aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the value of the Indemnity Shares and Parent shall have no claim against Summer’s stockholders other than for the Indemnity Shares (and any proceeds of the shares or distributions with respect to the Indemnity Shares).

7.5 Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or Summer’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Transaction Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Transactions, except as otherwise required by Law.

7.7 Representative Capacities; Application of Indemnity Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of Stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Indemnity Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Indemnity Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Indemnity Shares remaining in escrow at the end of the Escrow Period in excess of the Indemnity Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and Summer at any time;

(b) by either Parent or Summer if the Transactions shall not have been consummated by April 21, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or Summer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d) by Summer, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then Summer may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from Summer to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Summer may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of Summer set forth in this Agreement, or if any representation or warranty of Summer shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Summer prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to Summer of such breach, provided Summer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Summer is cured during such thirty (30)-day period); or

(f) by either Parent or Summer, if, at the Special Meeting (including any adjournments thereof), (i) (a) this Agreement and the transactions contemplated hereby or (b) the Name Change Amendment or the

Capitalization Amendment shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or (ii) the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Sections 5.5, 5.6, 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Transactions to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transactions are consummated, except as contemplated by Section 5.12.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“2006 EBITDA”	Section 1.12(b)(i)
“2006 EBITDA Payment”	Section 1.12(b)(i)
“2007 EBITDA”	Section 1.12(c)(i)
“2007 EBITDA Payment”	Section 1.12(c)(i)
“2008 EBITDA”	Section 1.12(d)(i)
“2008 EBITDA Payment”	Section 1.12(d)(i)
“AAA”	Section 10.12
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.2
“Annual Financial Statements”	Section 2.7(a)
“Applicable Corporate Laws”	Recital A
“Approvals”	Section 2.1(a)
“Audited Financials”	Section 5.1(a)
“Auditor’s Net Worth Difference Calculation”	Section 1.5(b)(vi)
“Blue Sky Laws”	Section 1.13(c)
“Capitalization Amendment”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Cash Payment”	Section 1.5(a)
“Closing Date”	Section 1.2
“Closing Date Net Worth”	Section 1.5(b)(ii)
“Closing Date Net Worth Statement”	Section 1.5(b)(vi)

“Closing Shares”	Section 1.5(c)
“Code”	Recital C
“Committee”	Section 1.14(a)
“Companies”	Preamble
“Company Certificates”	Section 1.5(c)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 2.3(a)(iii)
“Company Contract Consents”	Section 5.17
“Company Contracts”	Section 2.19(a)
“Company Convertible Securities”	Section 2.3(b)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Stock Options”	Section 2.3(b)
“Company Warrants”	Section 2.3(b)
“Consolidated 2005 Financials”	Section 2.7(a)
“Continental”	Section 1.10(a)
“Contingent Shares”	Section 1.12(a)(i)
“Control”	Section 10.2(f)
“Conversions”	Section 1.15
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(b)
“DGCL”	Section 5.1((b)
“Disclosure Schedules”	Section 5.13
“EBITDA”	Section 1.12(e)
“EBITDA Payments”	Section 1.12(d)(i)
“Effective Time”	Section 1.2
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.10(a)
“Escrow Period”	Section 1.10(a)
“Escrow Shares”	Section 1.5(c)
“Exchange Act”	Section 1.13(c)
“Faith Realty Contribution”	Section 1.4(b)(vi)
“GGK”	Section 1.4(b)(vi)
“Governmental Action/Filing”	Section 2.21
“Governmental Entity”	Section 1.13(c)
“Hazardous Substance”	Section 2.16(c)
“Indemnity Shares”	Section 1.5(c)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“June 30 Net Worth”	Section 1.5(b)(ii)
“June 30 Net Worth Statement”	Section 1.5(b)(vi)
“KBL Employment Agreements”	Section 6.3(p)
“Knowledge”	Section 10.2(d)
“Last Reported Sales Price”	Section 1.12(a)(ii)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 7.1(b)
“Material Company Contracts”	Section 2.19(a)
“Name Change Amendment”	Section 5.1(a)

“NASD”	Section 3.23
“Net Worth”	Section (b)(v)
“Net Worth Shares”	Section 1.5(b)(i)
“Notice of Claim”	Section 7.2(a)
“OTC BB”	Section 3.23
“Parent”	Preamble
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.5(a)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Effective Time Liabilities”	Section 5.22
“Parent Indemnitees”	Section 7.1(a)
“Parent Plan”	Section 5.1(a)
“Parent Preferred Stock”	Section 3.3(a)
“Patents”	Section 2.18
“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Stockholder Approval”	Section 5.1(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Warrants”	Section 3.3(b)
“PCOAB-firm Audited 2004 and 2003 Financials”	Section 5.1(a)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plans”	Section 2.11(a)
“Press Release”	Section 5.3(a)
“Proxy Statement”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18
“Registration Rights Agreement”	Section 1.11
“Representative”	Section 1.10(a)
“Returns”	Section 2.15(b)(i)
“Reviewed Stub Financials”	Section 5.1(a)
“Securities Act”	Section 1.13(c)
“Share Price Measurement Period”	Section 1.12(a)(i)
“Share Price Trigger”	Section 1.12(a)(i)
“Share Price Trigger Period”	Section 1.12(a)(i)
“Shortfall”	Section 1.5(b)(iv)
“SIA”	Preamble
“SIA Ordinary Shares”	Section 2.3(a)(iii)
“SIA Stockholders”	Preamble
“SIA Transaction”	Section 1.1(c)
“SIE”	Preamble
“SIE Ordinary Shares”	Section 2.3(a)(ii)
“SIE Stockholders”	Preamble
“SIE Transaction”	Section 1.1(b)
“SII”	Preamble
“SII Common Stock”	Section 2.3(a)(i)
“SII Merger”	Section 1.1(a)
“SII Merger Sub”	Preamble
“SII Merger Surviving Corporation”	Section 1.1(a)
“SII Reviewed 2004 Financials”	Section 2.7(a)
“SII Stockholders”	Preamble
“Special Meeting”	Section 5.1(a)

“Springs”	Section 1.5(b)(v)
“Stockholder Guarantee Terminations”	Section 5.16
“Stockholder/Stockholders”	Preamble
“Stub Financial Statements”	Section 2.7(b)
“Stub Period Tax Distribution”	Section 1.12(h)
“Summer”	Preamble
“Summer Employment Agreements”	Section 6.2(j)
“Summer Schedule”	Article II Preamble
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trading Day”	Section 1.12(a)(iii)
“Transaction Certificates”	Section 1.2
“Transaction Consideration”	Section 1.5(a)
“Transaction Form 8-K”	Section 5.3(a)
“Transactions”	Section 1.1(c)
“Transaction Share Reduction Number”	Section 1.5(b)(iii)
“Transaction Shares”	Section 1.5(a)
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

Attention: Marlene Krauss, M.D.

Telephone:    212-319-5555

Facsimile:     212-319-5591

with a copy to:

David Alan Miller, Esq.

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

Telephone:    212-818-8661

Facsimile:     212-818-8881

if to Summer or Stockholders, to:

Summer Infant, Inc.

582 Great Road

North Smithfield, Rhode Island 02896

Attention: Jason Macari

Telephone:

Facsimile:

with a copy to:

Steven Rosenbaum, Esq.

Poore & Rosenbaum LLP

The Commerce Center

30 Exchange Terrace

Providence, Rhode Island 02901-1117

Telephone:    401-831-2600

Facsimile:     401-831-2220

and

James Redding, Esq.

Greenberg Traurig

One International Place

Boston, MA 02110

Telephone: 617-310-6000

Facsimile: 617-310-6001

if to Representative:

Jason Macari

10 Hannah Drive

Cumberland, RI 02864

Telephone:

Facsimile:

with a copy to:

Steven Rosenbaum, Esq.

Poore & Rosenbaum LLP

The Commerce Center

30 Exchange Terrace

Providence, Rhode Island 02901-1117

Telephone:    401-831-2600

Facsimile:     401-831-2220

and

James Redding, Esq.

Greenberg Traurig

One International Place

Boston, MA 02110

Telephone:    617-310-6000

Facsimile:     617-310-6001

10.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes,

events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation; provided, however, that for the purposes of this Section 2, the term “Summer’s knowledge” or “known to Summer” or words of similar import shall mean the actual knowledge of (i) Mr. Jason Macari, (ii) Mr. Steve Gibree, (iii) Mr. Mark Gorton, (iv) Rachelle Harrel and (v) Robert Weaver, Jr., after due inquiry. Notwithstanding anything to the contrary set forth herein, such persons are named and/or identified solely for purposes of defining the “knowledge” of Seller, and none of such persons shall have any liability on an individual basis with respect to the purchase and sale contemplated hereby, or in connection with this Agreement.

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and Summer dated April 27,

2006 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”)

in its office in the state of residence of the non-moving party. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in the state of the non-moving party. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in either the State of New York, New York County or the State of Rhode Island, County of Providence, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KBL HEALTHCARE ACQUISITION CORP. II

By:
Name:	Dr. Marlene Krauss
Title:	Chief Executive Officer

SII ACQUISITION, INC.

By:
Name:	Dr. Marlene Krauss
Title:	Chief Executive Officer

SUMMER INFANT, INC.

By:
Name:	Jason Macari
Title:	Chief Executive Officer

SUMMER INFANT EUROPE, LIMITED

By:
Name:	Jason Macari
Title:	Director

SUMMER INFANT ASIA, LTD.

By:
Name:	Jason Macari
Title:	President

STOCKHOLDERS:

[See separate signature pages.]

STOCKHOLDER SIGNATURE PAGE TO AGREEMENT

JASON MACARI

STEVEN GIBREE

RACHELLE HAREL

By signing below, each of the Stockholders of SII hereby affirms and makes the representations set forth in Section 2.1(e)

Jason Macari

Steven Gibree

Rachelle Harel

By signing below, each of the Stockholders of SIE hereby affirms and makes the representations set forth in Section 2.3(a)(ii)

JASON MACARI

STEVEN GIBREE

RACHELLE HAREL

By signing below, each of the Stockholders of SIA hereby affirms and makes the representations set forth in Section 2.3(a)(iii)

JASON MACARI

STEVEN GIBREE

RACHELLE HAREL

By signing below, Jason Macari and Steven Gibree, as owners of Faith Realty LLC, hereby agree to the covenants contained in Section 5.20 hereof.

JASON MACARI

STEVEN GIBREE

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	—	Articles of Incorporation of SII Merger Sub
Exhibit B	—	By-laws of Merger Sub
Exhibit C	—	Form of Escrow Agreement
Exhibit D	—	Registration Rights Agreement
Exhibit E	—	Performance Equity Plan
Exhibit F	—	Voting Agreement
Exhibit G	—	Form of Lock-Up Agreement
Exhibit H	—	Form of Opinion of Graubard Miller
Exhibit I	—	Form of Employment Agreement for Dr. Marlene Krauss
Exhibit J	—	Form of Opinion of Greenberg Traurig
Exhibit K	—	Form of Employment Agreement for Jason Macari
Exhibit L	—	Form of Employment Agreement for Steve Gibree
Exhibit M	—	Form of Employment Agreement for Rachelle Harel

Schedules

Schedule 1.2	—	Applicable Jurisdictions and Filings
Schedule 1.5(a)	—	Individual Allocations of Transaction Consideration
Schedule 2	—	Summer Schedule
Schedule 3	—	Parent Schedule
Schedule 5.2	—	Directors and Officers of Parent and Summer
Schedule 6.2(i)	—	Parent Resignations
Schedule 6.3(k)	—	Summer Resignations

SCHEDULE 1.2(a)

APPLICABLE JURISDICTIONS AND MERGER FILINGS

Companies	Jurisdiction of Organization	Transaction Document to be Filed
SII	Rhode Island	Document:	Articles of Merger or Consolidation

		Filed with:	Rhode Island Office of the Secretary of State

		Signed by:	SII and SII Merger Sub must both sign the document

SII	California	Document:	Certificate of Surrender of Right to Transact Intrastate

		Filed with:	California Office of the Secretary of State

		Signed by:	SII

SII	California	Document:	Tax Clearance Certificate-Corporations-Form FTB 3555

		Filed with:	California Office of the Secretary of State

		Signed by:	SII

SIE	United Kingdom	Document:	Stock Transfer Form for Jason P. Macari (“Transferor”)

		Filed with:	Stamp Office of HM Customs & Revenue

		Signed by:	Document must be signed by Transferor

SIE	United Kingdom	Document:	Stock Transfer Form for Steven W. Gibree (“Transferor”)

		Filed with:	Stamp Office of HM Customs & Revenue

		Signed by:	Document must be signed by Transferor

SIE	United Kingdom	Document:	Stock Transfer Form for Rachelle Harrel (“Transferor”)

		Filed with:	Stamp Office of HM Customs & Revenue

		Signed by:	Document must be signed by Transferor

The Parent will pay the duty tax for each selling Shareholder in the United Kingdom (0.5% rounded up to the nearest multiple of £5) and will be calculated using the exchange rate $:£ on the date of closing.

Companies	Jurisdiction of Organization	Transaction Document to be Filed
SIA	Hong Kong	Document:	Board Minutes approving execution of Agreement and Plans of Reorganization and transfer

		Filed with:	N/A

		Signed by:	SIA

SIA	Hong Kong	Document:	Instrument of Transfer for Jason P. Macari

		Filed with:	Stamp Duty Office

		Signed by:	Signed by Shareholder and Parent

		Cost:	HK$5 per document

SIA	Hong Kong	Document:	Instrument of Transfer for Steven W. Gibree

		Filed with:	Stamp Duty Office

		Signed by:	Signed by Shareholder and Parent

Companies	Jurisdiction of Organization	Transaction Document to be Filed
SIA	Hong Kong	Document:	Bought and Sold Notes for Jason P. Macari

		Filed with:	Stamp Duty Office

		Signed by:	Bought Note signed by Shareholder and Sold Note signed by Parent

		Cost:	0.2% on the consideration paid or the net assets value of SIA

SIA	Hong Kong	Document:	Bought and Sold Notes for Steven W. Gibree

		Filed with:	Stamp Duty Office

		Signed by:	Bought Note signed by Shareholder and Sold Note signed by Parent

SIA	Hong Kong	Document:	Original or Certified Copy of Directors’ Report and Audited Accounts of SIA

		Filed with:	Stamp Duty Office

		Which entity:	SIA

SIA	Hong Kong	Document:	Current Management Accounts of SIA

		Filed with:	Stamp Duty Office

		Signed by:	Signed by Director of Accounts of SIA

(Needed if the Directors’ Report and Audited Accounts are more than six (6) months from the date of stamping)

SIA	Hong Kong	Document:	Form U3/SOG/SNN1-Schedule showing the breakdown of the landed properties of the subject company and its subsidiary, if any

		Filed with:	Stamp Duty Office

		Signed by:	SIA

SIA	Hong Kong	Document:	Declaration of Trust

		Filed with:	Stamp Duty Office

		Signed by:	Signed by new nominee shareholder (individual/corporate), if any

		Cost:	HK$50 per document

SIA	Hong Kong	Document:	Blank Instrument of Transfer

		Filed with:	Stamp Duty Office

		Signed by:	Signed by the new nominee Shareholder as the Transferor

		Cost:	HK$5 per document)

SIA	Hong Kong	Document:	Old Declaration of Trust (original or copy), if any

		Filed with:	Stamp Duty Office

		Which entity:	SIA

Companies	Jurisdiction of Organization	Transaction Document to be Filed
SIA	Hong Kong	Document:	Memorandum and Articles of Association of SIA

		Filed with:	Stamp Duty Office

		Which entity:	SIA

SIA	Hong Kong	Document:	Copy of the Sale and Purchase Agreement in relation to the share transfer

		Filed with:	Stamp Duty Office

		Which entity:	SIA

SIA	Hong Kong

•      If the Directors’ Report and Audited Accounts, Management Accounts or Copy or the Sale and Purchase Agreement are not available, confirmatory letters must be provided to the Stamp Duty Office.

•      If the consideration of share transfer is another company’s shares (i.e. share swap), must submit the following:

•      Memorandum and Articles of Association of the other company

•      Directors’ Report and Audited Accounts of the other company

•      The latest Management Accounts of the other company

SCHEDULE 1.5(a)

INDIVIDUAL ALLOCATIONS OF TRANSACTION CONSIDERATION

ALLOCATION OF TOTAL CONSIDERATION AMONG SHAREHOLDERS

Stockholder Name	Number of Transaction Shares	Amount of Closing Cash Payment	Percentage of Contingent Shares	Percentage of EBITDA Payments
Jason P. Macari	3,528,463	$17,565,000	90.09%	90.09%
Steven W. Gibree	388,204	$2,000,000	9.91%	9.91%
Rachelle Harel	0	$435,000	0.00%	0.00%

	3,916,667	$20,000,000	100.00%	100.00%

ALLOCATION OF CONSIDERATION TO SII

Stockholder Name	Number of Transaction Shares	Amount of Closing Cash Payment	Percentage of Contingent Shares	Percentage of EBITDA Payments
Jason P. Macari	3,463,214	$14,085,000	89.19%	90.09%
Steven W. Gibree	380,953	$1,565,000	9.81%	9.91%
Rachelle Harel	0	$0	0.00%	0.00%

	3,844,167	$15,650,000	99.00%	100.00%

ALLOCATION OF CONSIDERATION TO SIE

Stockholder Name	Number of Transaction Shares	Amount of Closing Cash Payment	Percentage of Contingent Shares	Percentage of EBITDA Payments
Jason P. Macari	0	$3,480,000	0.00%	0.00%
Steven W. Gibree	0	$435,000	0.00%	0.00%
Rachelle Harel	0	$435,000	0.00%	0.00%

	0	$4,350,000	0.00%	0.00%

ALLOCATION OF CONSIDERATION TO SIA

Stockholder Name	Number of Transaction Shares	Amount of Closing Cash Payment	Percentage of Contingent Shares	Percentage of EBITDA Payments
Jason P. Macari	65,249	$0	0.90%	0.00%
Steven W. Gibree	7,251	$0	0.10%	0.00%
Rachelle Harel	0	$0	0.00%	0.00%

	72,500	$0	1.00%	0.00%

SCHEDULE 2

SUMMER SCHEDULE

(Information Furnished Separately)

Schedule 2.1(b)	—	Organization and Qualification
Schedule 2.2	—	Subsidiaries
Schedule 2.3(a)(i)	—	Capitalization of SII
Schedule 2.3(a)(ii)	—	Capitalization of SIE
Schedule 2.3(a)(iii)	—	Capitalization of SIA
Schedule 2.5(b)	—	Company Contract Consents
Schedule 2.6	—	Compliance
Schedule 2.7	—	Financial Statements
Schedule 2.8	—	No Undisclosed Liabilities
Schedule 2.9	—	Absence of Certain Changes or Events
Schedule 2.10	—	Litigation
Schedule 2.13	—	Restrictions on Business Activities
Schedule 2.14	—	Title to Property
Schedule 2.15	—	Taxes
Schedule 2.16	—	Environmental Matters
Schedule 2.17	—	Brokers; Third Party Expenses
Schedule 2.18	—	Intellectual Property
Schedule 2.19	—	Agreements, Contacts and Commitments
Schedule 2.20	—	Insurance
Schedule 2.21	—	Governmental Actions/Filings
Schedule 2.22	—	Interested Party Transactions
Schedule 2.26	—	Product Recalls

SCHEDULE 3

PARENT SCHEDULE

(Information Furnished Separately)

Schedule 3.3(b)	—	Capitalization—Options and Warrants
Schedule 3.3(d)	—	Registration Rights
Schedule 3.7(a)	—	SEC Reports
Schedule 3.7(b)	—	Financial Statements; Liabilities
Schedule 3.9	—	Certain Changes
Schedule 3.10	—	Litigation
Schedule 3.14	—	Title to Property
Schedule 3.15	—	Taxes
Schedule 3.17	—	Brokers
Schedule 3.19	—	Agreements, Contracts and Commitments
Schedule 3.26	—	Governmental Filings

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF PARENT AND THE SURVIVING CORPORATIONS

(POST-CLOSING)

PARENT OFFICERS AND DIRECTORS

Directors

Jason Macari

Steven Gibree

Dr. Marlene Krauss

KBL designee

Three mutual designees

Officers

Jason Macari	—	Chief Executive Officer
Dr. Marlene Krauss	—	Chairman of the Board
Steven Gibree	—	Executive Vice President of Product Development
Joseph Driscoll	—	Chief Financial Officer

SII MERGER SURVIVING CORPORATION OFFICERS AND DIRECTORS

Directors

Jason Macari

Steven Gibree

Officers

Jason Macari	—	Chief Executive Officer/President
Steven Gibree	—	Executive Vice President
Joseph Driscoll	—	Chief Financial Officer/Treasurer

SIE OFFICERS AND DIRECTORS

Directors

Jason Macari

Rachelle Harel

Officers

Rachelle Harel	—	Manager

SIA OFFICERS AND DIRECTORS

Directors

Jason Macari

Steven Gibree

Officers

Jason Macari	—	President and Secretary
Steven Gibree	—	Vice President
Joseph Driscoll	—	Treasurer

SCHEDULE 6.2(j)

PARENT RESIGNATIONS

Zachary Berk, O.D., Chairman of the Board and President

Marlene Krauss, M.D., Chief Executive Officer, Secretary and Director

Michael Kaswan, Chief Operating Officer and Director

All of the above shall resign from all positions they currently hold with Parent (except that Dr. Krauss shall remain a director and shall become Chairman of the Board as provided in this agreement). Such resignations will be effective as of the Closing Date.

SCHEDULE 6.3(l)

SUMMER RESIGNATIONS

None

All of the above resignations will be effective as of the Closing Date.

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KBL HEALTHCARE ACQUISITION CORP. II

Pursuant to Section 102 of the

Delaware General Corporation Law

KBL HEALTHCARE ACQUISITION CORP. II, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “KBL Healthcare Acquisition Corp. II.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 9, 2004.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is “Summer Infant, Inc.” (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 9 East Loockerman Street, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Dr. Marlene Krauss, Chairman of the Board, as of the              day of                     , 2006.

Name: Dr. Marlene Krauss Title: Chairman of the Board

ANNEX C

Approved by Board of Directors on August 24, 2006

Approved by Stockholders on             , 2006

KBL HEALTHCARE ACQUISITION CORP. II

2006 Performance Equity Plan

Section 1. Purpose; Definitions.

1.1. Purpose. The purpose of the 2006 Performance Equity Plan (“Plan”) is to enable the Company to offer to its employees, officers, directors and consultants whose past, present and/or potential contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Agreement” means the agreement between the Company and the Holder, or such other document as may be determined by the Committee, setting forth the terms and conditions of an award under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the Stock Option Committee of the Board or any other committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to “Committee” shall mean the Board.

(e) “Common Stock” means the Common Stock of the Company, par value $.0001 per share.

(f) “Company” means KBL Healthcare Acquisition Corp. II, a corporation organized under the laws of the State of Delaware.

(g) “Deferred Stock” means Common Stock to be received under an award made pursuant to Section 8, below, at the end of a specified deferral period.

(h) “Disability” means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan.

(i) “Effective Date” means the date set forth in Section 12.1, below.

(j) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq Global Market or Nasdaq Capital Market, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq Global Market or Nasdaq Capital Market, but is traded in the over-the-counter market, the closing bid price for the Common Stock on such date, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith.

(k) “Holder” means a person who has received an award under the Plan.

(l) “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(n) “Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as “retirement age” for any particular Holder. If no age is designated, it shall be 65.

(o) “Other Stock-Based Award” means an award under Section 9, below, that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(p) “Parent” means any present or future “parent corporation” of the Company, as such term is defined in Section 424(e) of the Code.

(q) “Plan” means the KBL Healthcare Acquisition Corp. II 2006 Performance Equity Plan, as hereinafter amended from time to time.

(r) “Repurchase Value” shall mean the Fair Market Value in the event the award to be settled under Section 2.2(h) or repurchased under Section 10.2 is comprised of shares of Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) in the event the award is a Stock Option or Stock Appreciation Right; in each case, multiplied by the number of shares subject to the award.

(s) “Restricted Stock” means Common Stock received under an award made pursuant to Section 7, below, that is subject to restrictions under said Section 7.

(t) “SAR Value” means the excess of the Fair Market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Stock Option, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

(u) “Stock Appreciation Right” means the right to receive from the Company, on surrender of all or part of the related Stock Option, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date).

(v) “Stock Option” or “Option” means any option to purchase shares of Common Stock which is granted pursuant to the Plan.

(w) “Stock Reload Option” means any option granted under Section 5.3 of the Plan.

(x) “Subsidiary” means any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

(y) “Vest” means to become exercisable or to otherwise obtain ownership rights in an award.

Section 2. Administration.

2.1. Committee Membership. The Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board. The Committee members, to the extent possible and deemed to be appropriate by the Board, shall be “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Code.

2.2. Powers of Committee. The Committee shall have full authority to award, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):

(a) to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Reload Stock Options and/or Other Stock-Based Awards may from time to time be awarded hereunder.

(b) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

(c) to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

(d) to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan;

(e) to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Committee may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Common Stock;

(f) to determine the extent and circumstances under which Common Stock and other amounts payable with respect to an award hereunder shall be deferred that may be either automatic or at the election of the Holder;

(g) to substitute (i) new Stock Options for previously granted Stock Options, which previously granted Stock Options have higher option exercise prices and/or contain other less favorable terms, and (ii) new awards of any other type for previously granted awards of the same type, which previously granted awards are upon less favorable terms; and

(h) to make payments and distributions with respect to awards (i.e., to “settle” awards) through cash payments in an amount equal to the Repurchase Value.

Notwithstanding anything to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 200,000 shares in the aggregate.

2.3. Interpretation of Plan.

(a) Committee Authority. Subject to Section 11, below, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, below, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

(b) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options (including but not limited to Stock Reload Options or Stock Appreciation rights granted in conjunction with an Incentive Stock Option) or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

Section 3. Stock Subject to Plan.

3.1. Number of Shares. The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 1,600,000 shares. Shares of Common Stock under the Plan (“Shares”) may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Common Stock that have been granted pursuant to a Stock Option cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock award, Deferred Stock award, Reload Stock Option or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and awards under the Plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then the number of shares available under the Plan shall be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

3.2. Adjustment Upon Changes in Capitalization, Etc. In the event of any merger, reorganization, consolidation, common stock dividend payable on shares of Common Stock, Common Stock split or reverse split, combination or exchange of shares of Common Stock, or other extraordinary or unusual event which results in a change in the shares of Common Stock of the Company as a whole, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any award (including number of shares subject to the award and the exercise price) or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

Section 4. Eligibility.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant. Notwithstanding the foregoing, an award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award shall vest prior to the date the person first performs such services.

Section 5. Stock Options.

5.1. Grant and Exercise. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The maximum number of Shares that may be issuable upon the exercise of Incentive Stock Options awarded under the Plan shall be [            ]. The Committee shall have the authority to grant Incentive Stock Options or Non-Qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Nonqualified Stock Option.

5.2. Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a) Option Term. The term of each Stock Option shall be fixed by the Committee; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company (“10% Stockholder”).

(b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and may not be less than 100% of the Fair Market Value on the date of grant (or, if greater, the par value of a share of Common Stock); provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder will not be less than 110% of the Fair Market Value on the date of grant.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and as set forth in Section 10, below. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee shall determine.

(d) Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent awards under this Plan) or partly in cash and partly in such Common Stock, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise). Payments in the form of Common Stock shall be valued at the Fair Market Value on the date prior to the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Subject to the terms of the Agreement, the Committee may, in its sole discretion, at the request of the Holder, deliver upon the exercise of a Nonqualified Stock Option a combination of shares of Deferred Stock and Common Stock; provided, however, that, notwithstanding the provisions of Section 8 of the Plan, such Deferred Stock shall be fully vested and not subject to forfeiture. A Holder shall have none of the rights of a Stockholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option. The Committee may permit a Holder to elect to pay the Exercise Price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(e) Transferability. Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s “Immediate Family” (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish and the execution of such documents as the Committee may require, and the transferee shall remain subject to all the terms and conditions applicable to the Stock Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

(f) Termination by Reason of Death. If a Holder’s employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(g) Termination by Reason of Disability. If a Holder’s employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h) Other Termination. Subject to the provisions of Section 13.3, below, and unless otherwise determined by the Committee and set forth in the Agreement, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company or a Subsidiary without cause or due to Normal Retirement, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of three months after termination of employment or the balance of such Stock Option’s term.

(i) Additional Incentive Stock Option Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000.

(j) Buyout and Settlement Provisions. The Committee may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

5.3. Stock Reload Option. If a Holder tenders shares of Common Stock to pay the exercise price of a Stock Option (“Underlying Option”) and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, then the Holder may receive, at the discretion of the Committee, a new Stock Reload Option to purchase that number of shares of Common Stock equal to the number of shares tendered to pay the exercise price and the withholding taxes (but only if such tendered shares were held by the Holder for at least six months). Stock Reload Options may be any type of option permitted under the Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee from time to time. Such Stock Reload Option shall have an exercise price equal to the Fair Market Value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Stock Reload Option may be exercised commencing one year after it is granted and shall expire on the date of expiration of the Underlying Option to which the Reload Option is related.

Section 6. Stock Appreciation Rights.

6.1. Grant and Exercise. The Committee may grant Stock Appreciation Rights to participants who have been or are being granted Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In the case of a Nonqualified Stock Option, a Stock Appreciation Right may be granted either at or after the time of the grant of such Nonqualified Stock Option. In the case of an Incentive Stock Option, a Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to the following terms and conditions:

(a) Exercisability. Stock Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement, subject to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

(b) Termination. A Stock Appreciation Right shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option.

(c) Method of Exercise. Stock Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Holder shall be entitled to receive a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value on the date the Stock Appreciation Right is exercised.

(d) Shares Affected Upon Plan. The granting of a Stock Appreciation Right shall not affect the number of shares of Common Stock available under for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

Section 7. Restricted Stock.

7.1. Grant. Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards may be subject to forfeiture (“Restriction Period”), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

7.2. Terms and Conditions. Each Restricted Stock award shall be subject to the following terms and conditions:

(a) Certificates. Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b) Rights of Holder. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c) Vesting; Forfeiture. Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested, subject to Section 10, below. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

Section 8. Deferred Stock.

8.1. Grant. Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which grants of Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (“Deferral Period”) during which, and the conditions under which, receipt of the shares will be deferred, and all the other terms and conditions of the awards.

8.2. Terms and Conditions. Each Deferred Stock award shall be subject to the following terms and conditions:

(a) Certificates. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 8.2 (d) below, where applicable), share certificates shall be issued and delivered to the Holder, or his legal representative, representing the number equal to the shares covered by the Deferred Stock award.

(b) Rights of Holder. A person entitled to receive Deferred Stock shall not have any rights of a Stockholder by virtue of such award until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such Common Stock. The shares of Common Stock issuable upon expiration of the Deferral Period shall not be deemed outstanding by the Company until the expiration of such Deferral Period and the issuance and delivery of such Common Stock to the Holder.

(c) Vesting; Forfeiture. Upon the expiration of the Deferral Period with respect to each award of Deferred Stock and the satisfaction of any other applicable restrictions, terms and conditions all or part of such Deferred Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below. Any such Deferred Stock that does not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Deferred Stock.

(d) Additional Deferral Period. A Holder may request to, and the Committee may at any time, defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified event (“Additional Deferral Period”). Subject to any exceptions adopted by the Committee, such request must generally be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

Section 9. Other Stock-Based Awards.

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Committee.

Section 10. Accelerated Vesting and Exercisability.

10.1. Non-Approved Transactions. If any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (“Exchange Act”)), is or becomes the “beneficial owner” (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of any and all Stock Options and other awards granted and outstanding under the Plan shall be accelerated and all such Stock Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Common Stock subject to such Stock Options and awards on the terms set forth in this Plan and the respective agreements respecting such Stock Options and awards.

10.2. Approved Transactions. The Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Plan, or (ii) require a Holder of any award granted under this Plan to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award or, in the event that an outstanding award does not have any Repurchase Value, then the Board of Directors may terminate the award on payment of $.01 per share that may be acquired or vest under an award.

Section 11. Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent, except as set forth in this Plan.

Section 12. Term of Plan.

12.1. Effective Date. The Plan shall be effective as of the date of the closing of the acquisition of Summer Infant, Inc. and its affiliate companies by the Company, pursuant to the Agreement and Plans of Acquisition among the Company, the Summer companies and the other parties thereto dated as of September 1, 2006, as the same may be amended, provided that the Plan has been approved by the Company’s stockholders prior to such closing.

12.2. Termination Date. Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may be made only during the ten-year period following the Effective Date.

Section 13. General Provisions.

13.1. Written Agreements. Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

13.2. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

13.3. Employees.

(a) Engaging in Competition With the Company; Solicitation of Customers and Employees; Disclosure of Confidential Information. If a Holder’s employment with the Company or a Subsidiary is terminated for any reason whatsoever, and within 12 months after the date thereof such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or any of its Subsidiaries, (ii) solicits any customers or employees of the Company or any of its Subsidiaries to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or (iii) discloses to anyone outside the Company or uses any confidential information or material of the Company or any of its Subsidiaries in violation of the Company’s policies or any agreement between the Holder and the Company or any of its Subsidiaries, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on the date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(b) Termination for Cause. The Committee may, if a Holder’s employment with the Company or a Subsidiary is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(c) No Right of Employment. Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

13.4. Investment Representations; Company Policy. The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.5. Additional Incentive Arrangements. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

13.6. Withholding Taxes. Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Stock Option or other award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with

Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

13.7. Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions); provided, however, that all matters relating to or involving corporate law shall be governed by the laws of the State of Delaware.

13.8. Other Benefit Plans. Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

13.9. Non-Transferability. Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

13.10. Applicable Laws. The obligations of the Company with respect to all Stock Options and awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933 (the “Securities Act”), as amended, and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

13.11. Conflicts. If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

13.12. Non-Registered Stock. The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system, including the Nasdaq Global Market and Nasdaq Capital Market.

Plan Amendments

Date Approved by Board	Date Approved by Stockholders, if necessary	Sections Amended	Description of Amendments	Initials of Attorney Effecting Amendment

ANNEX D

VOTING AGREEMENT

VOTING AGREEMENT, dated as of this 1st day of September, 2006 (“Agreement”), among each of the persons listed under the caption “Summer Group” on Exhibit A attached hereto (the “Summer Group”), each of the persons listed under the caption “Founders Group” on Exhibit A attached hereto (the “Founders Group”), and KBL Healthcare Acquisition Corp. II, a Delaware corporation (“KBL”). Each of the Summer Group and the Founders Group is sometimes referred to herein as a “Group”. For purposes of this Agreement, each person who is a member of either the Summer Group or the Founders Group is referred to herein individually as a “Stockholder” and collectively as the “Stockholders.”

WHEREAS, as of September 1, 2006, each of KBL, KBL’s wholly owned subsidiary (the “Merger Sub”), Summer Infant, Inc., a Rhode Island corporation (“SII”), Summer Infant Europe, Ltd., a United Kingdom limited company (“SIE”), Summer Infant Asia, Ltd., a Hong Kong limited company (“SIA” and collectively, with SII and SIE, the “Targets”), and the Stockholders who are members of the Summer Group entered into an Agreement and Plans of Reorganization (the “Reorganization Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of SII with the Merger Sub and the exchange or purchase of all of the outstanding capital stock of each of the Targets for KBL Common Stock and/or cash (as defined) (collectively, the “Transactions”).

WHEREAS, as of the date hereof, each Stockholder who is a member of the Founders Group owns beneficially and of record shares of common stock of KBL, par value $0.0001 per share (“KBL Common Stock”), as set forth opposite such stockholder’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, at the Effective Time, all common shares of each of the Targets (“Company Common Stock”) beneficially owned by each Stockholder who is a member of the Summer Group shall be converted into the right to receive and shall be exchanged for his, her or its pro rata portion of the cash and shares of KBL Common Stock to be issued to the Company’s security holders as consideration in the Transactions;

WHEREAS, as a condition to the consummation of the Reorganization Agreement, the Stockholders have agreed, severally, to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Reorganization Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING OF SHARES FOR DIRECTORS

SECTION 1.01 Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the shares of KBL Common Stock he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of KBL:

(a) Two (2) persons, each of whom shall be designees of the Summer Group; with one (1) of such designees to stand for election in 2009 (“Class C Director”), who shall initially be Jason Macari; and one (1) of such designees to stand for election in 2008 (“Class B Director”), who shall initially be Steven Gibree (together, the “Summer Directors”);

(b) Two (2) persons, each of whom shall be the designee of the Founders Group; with one (1) of such designees being a Class C Director, who shall initially be Dr. Marlene Krauss; and one (1) of such designees being as Class B Director, who shall be an “independent” director within the meaning of the Nasdaq rules (together, the “Founders Directors”); and

(c) Three (3) persons, each of whom shall be mutually designated by the Summer Group and Founders Group, each of whom shall, at all times, be an “independent director” within the meaning of the Nasdaq rules, with two such designees being a Class A Director and one such designee being a Class B Director.

In addition to the foregoing, the Founders Group shall have the right but not the obligation to designate two persons as nonvoting observers (“Observers”), entitled to (i) attend each meeting of the Board of Directors, (ii) receive any and all information furnished to members of the Board of Directors and (c) reimbursement of expenses (in the same manner as members of the Board) in connection with the foregoing. The Observers shall initially be Zachary Berk and Michael Kaswan.

Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

Any Director Designee may be removed from the Board of Directors in the manner allowed by law and KBL’s governing documents except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of the Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor. If any Observer resigns from such position, the Founders Group shall have the right to appoint his successor.

SECTION 1.02 Obligations of KBL. KBL shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the KBL Board of Directors to be comprised of seven (7) members and to enable the election to the Board of Directors of the Director Designees.

SECTION 1.03 Term of Agreement. The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of KBL that will be held in 2009.

SECTION 1.04 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of KBL from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of KBL and shall not apply to his or her actions, judgments or decisions as a director or officer of KBL if he or she is such a director or officer.

SECTION 1.05 Transfer of Shares. If a member of the Summer Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement of even date herewith, executed by such member, or if a member of the Founders Group desires to transfer his or its shares to a permitted transferee pursuant to the escrow agreement dated as of April 21, 2005, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby severally represents warrants and covenants as follows:

SECTION 2.01 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by KBL and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.03 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Transactions, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a) If to KBL:

KBL Healthcare Acquisition Corp. II

757 Third Avenue, 21st Floor

New York, New York 10017

Attention: Marlene Krauss, M.D.

Telephone:    212-319-5555

Facsimile:     212-319-5591

with a mandatory copy to

Graubard Miller

405 Lexington Avenue

New York, NY 10174-1901

Attention: David Alan Miller, Esq.

Telephone No.:    212-818-8800

Facsimile No.:     212-818-8881

(b) If to any Stockholder, to the address set forth opposite his, her or its name on Exhibit A.

SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04 Entire Agreement. This Agreement, collectively with the Lock-Up Agreements and the Reorganization Agreement, constitutes the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 3.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.

SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

SECTION 3.11 Reorganization Agreement. All references to the Reorganization Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KBL HEALTHCARE ACQUISITION CORP. II

By:
Name:	Dr. Marlene Krauss
Title:	Chief Executive Officer

STOCKHOLDERS:

The Founders Group:

ZACHARY BERK

DR. MARLENE KRAUSS

MICHAEL KASWAN

The Summer Group:

JASON MACARI

STEVEN GIBREE

RACHELLE HAREL

EXHIBIT A

STOCKHOLDERS

The Founders Group:

Name and Address	Number of Shares
Dr. Marlene Krauss	1,927,997	*
52 East 72nd Street
New York, New York 10021

Dr. Zachary Berk	927,997
52 East 72nd Street
New York, New York 10021

Michael Kaswan	400,000
424 West End Avenue
New York, New York

The Summer Group:

Name and Address	Number of Shares**
Jason Macari	3,528,463
10 Hannah Drive
Cumberland, Rhode Island 02864

Steven Gibree	388,204
83 Franklin Road
Foster, Rhode Island 02825

Rachelle Harel	0
10 Kimble Crescent
Bushey, Watford
Hertfordshire WD23 4SR

ANNEX E

One Alhambra Plaza Suite 1410 Coral Gables, Florida 33134 Phone 305-446-2026 Fax 305-446-2926
www.captalinklc.com

August 24, 2006

The Board of Directors

KBL Healthcare Acquisition Corp. II

757 Third Avenue

21st Floor

New York, NY 10017

Ladies and Gentlemen:

We have been advised that, pursuant to the Draft Agreement and Plans of Reorganization, dated August 17, 2006 (the “Reorganization Agreement”), by and among (i) KBL Healthcare Acquisition Corp. II (“KBL”), (ii) Summer Infant, Inc. (“SII”), Summer Infant Europe Limited (“SIE”), and Summer Infant Asia, Ltd.(“SIA”) (collectively, the “Summer Companies” or “Summer”), (iii) a wholly owned subsidiary of KBL (“Merger Sub”), and (iv) all the stockholders of each of the Summer Companies, SII will merge with and into Merger Sub with Merger Sub becoming the surviving entity and all of the outstanding capital stock of SIE and SIA will be exchanged for cash and/or shares of KBL common stock (collectively, the “Transaction”). The terms and conditions of the Transaction are more specifically set forth in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, KBL will (i) issue 3,916,667 shares of its common stock, (ii) pay $20,000,000 in cash, and (iii) assume approximately $10.0 million of Summer’s debt (items (i), (ii) and (iii) are hereinafter, the “Initial Consideration”).

In addition, additional cash consideration will be paid in the event Summer achieves one or more of the following milestones:

a.	If Summer generates earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $4.2 million or more on a consolidated basis for calendar year (“CY”) 2006 then the Summer stockholders will be entitled to receive 50% of the EBITDA in excess of $4.2 million; and

b.	If Summer generates EBITDA of $10 million or more on a consolidated basis for CY2007 then the Summer stockholders will be entitled to receive 50% of the EBITDA in excess of $10 million; and

c.	If Summer generates EBITDA of $15 million or more on a consolidated basis for CY2008 then the Summer stockholders will be entitled to receive 50% of the EBITDA in excess of $15 million.

Items a, b and c above are hereinafter, the “EBITDA Payments.” The maximum aggregate amount of the EBITDA Payments can not exceed $5 million.

Further, commencing three months from the closing of the Transaction, in the event KBL’s stock price closes at or above $8.50 per share on any 20 trading days during any 30 consecutive trading-day period through April 20, 2009, the Summer stockholders will be entitled to receive an aggregate additional 2,500,000 shares of KBL common stock (the “Contingent Share Issuance”).

Collectively, the Initial Consideration, the EBITDA Payments and the Contingent Share Issuance are hereinafter, the Transaction Consideration.

Member NASD|SIPC
Mergers & Acquisitions	Fairness Opinions & Valuations	Restructuring	Capital Raising	Financial Advisory

The Board of Directors

KBL Healthcare Acquisition Corp. II

August 24, 2006

We have been retained to render an opinion as to whether, on the date of such opinion, (i) the Transaction Consideration is fair, from a financial point of view, to KBL’s stockholders, and (ii) the fair market value of Summer is at least equal to 80% of the net assets of KBL.

We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for KBL, the decision of whether KBL should complete the Transaction, and other alternatives to the Transaction that might exist for KBL. The financial terms and other terms of the Transaction were determined pursuant to negotiations between KBL, Summer and each of their respective financial advisors, and not pursuant to our recommendations.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the Reorganization Agreement.

•

Reviewed publicly available financial information and other data with respect to KBL, including the Annual Report on Form 10-KSB for the year ended December 31, 2005 and the Quarterly Report on Form 10-QSB for the six months ended June 30, 2006.

•

Reviewed non-public information and other data with respect to Summer, including unaudited financial statements for the five years ended December 31, 2005, unaudited interim financial statements for the six months ended June 30, 2006, financial projections for the three years ending December 31, 2008, the Summer Confidential Executive Summary dated December 2005 and other internal financial information and management reports.

•	Reviewed and analyzed the Transaction’s pro forma impact on KBL’s securities outstanding and stockholder ownership.

•	Considered the historical financial results and present financial condition of both KBL and Summer.

•	Reviewed certain publicly available information concerning the trading of, and the trading market for KBL’s common stock.

•	Reviewed and analyzed the indicated value range of the Transaction Consideration.

•	Reviewed and analyzed Summer’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Summer.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Summer.

•	Reviewed and compared the net asset value of KBL to the indicated enterprise value range of Summer.

•

Reviewed and discussed with representatives of KBL and Summer management certain financial and operating information furnished by them, including financial analyses with respect to the Summer’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of KBL and Summer management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and

The Board of Directors

KBL Healthcare Acquisition Corp. II

August 24, 2006

judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of KBL or Summer under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the properties and facilities of Summer and have not made or obtained any evaluations or appraisals of Summer’s assets and liabilities (contingent or otherwise). In addition, we have not attempted to confirm whether Summer has good title to its assets.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Reorganization Agreement, without any further amendments thereto, and without waiver by KBL of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to KBL or its stockholders in any material respect. We have further assumed that for U.S. federal tax income purposes the Transaction shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, August 24, 2006. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors of KBL in connection with its consideration of the Transaction and is not intended to be and does not constitute an opinion or recommendation to any stockholder of KBL as to how such stockholder should vote with respect to the Transaction. We do not express any opinion as to the underlying valuation or future performance of KBL or Summer, or the price at which KBL’s or Summer’s securities might trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Transaction Consideration is fair, from a financial point of view, to KBL’s stockholders, and (ii) the fair market value of Summer is at least equal to 80% of the net assets of KBL.

In connection with our services, we have previously received a retainer and will receive the balance of our fee when we notify KBL that we are prepared to deliver the opinion. Our fee for providing the fairness opinion is not contingent on the completion of the Transaction. Neither Capitalink nor its principals beneficially own any interest in KBL or Summer. Further, Capitalink has not provided any other services to KBL or Summer in the past. In addition, KBL has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors of KBL and is rendered in connection with its consideration of the Transaction and may not be used by KBL for any other purpose or reproduced, disseminated, quoted or referred to by KBL at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with KBL may be included in filings made by KBL with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

ANNEX F

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated [Closing Date] by and among KBL HEALTHCARE ACQUISITION CORP. II, a Delaware corporation (“Parent”),                     , as the Target Stockholders’ Representative (the “Representative”), being the representative of the former stockholders of each of SUMMER INFANT, INC., a Rhode Island corporation (“SII”), SUMMER INFANT EUROPE, LTD., a United Kingdom limited company (“SIE”), and SUMMER INFANT ASIA, LTD., a Hong Kong limited company (“SIA” and, collectively, with SII and SIE, the “Targets”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).

Parent, Parent’s wholly owned subsidiary, SII Acquisition Corp. (the “Merger Sub”), each of the Targets and the stockholders of each of the Targets are the parties to an Agreement and Plans of Reorganization dated as of September 1, 2006 (the “Reorganization Agreement”) pursuant to which SII has merged with and into the Merger Sub and all of the Stockholders of SIE and SIA have sold and transferred all of their capital stock of SIE and SIA to Parent. Pursuant to the Reorganization Agreement, Parent (i) is to be indemnified in certain respects and (ii) may be entitled to the return, for cancellation, of some or all of the Net Worth Shares in certain circumstances. The parties desire to establish escrow funds as collateral security for the indemnification obligations and to effectuate the return to Parent of Net Worth Shares under the Reorganization Agreement. The Representative has been designated pursuant to the Reorganization Agreement to represent all of the former stockholders of the Targets (the “Stockholders”) and each Permitted Transferee (as hereinafter defined) of the Stockholders (the Stockholders and all such Permitted Transferees are hereinafter referred to collectively as the “Owners”), and to act on their behalf for purposes of this Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, the Stockholders, as a group, are delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, stock certificates issued in the name of the Stockholders representing an aggregate of (i) 1,000,000 Transaction Shares received by such Stockholders pursuant to the Reorganization Agreement, together with ten (10) assignments separate from certificate executed in blank by such Stockholder to be held in escrow pursuant to this Agreement and Section 1.10(a) of the Reorganization Agreement (the “Indemnity Escrow Fund”), and (ii) 391,667 Net Worth Shares received by such Stockholders pursuant to the Reorganization Agreement, together with ten (10) assignments separate from certificate, executed in blank by such Stockholder, to be held in escrow pursuant to the terms of this Agreement and Section 1.10(b) of the Reorganization Agreement (the “Adjustment Escrow Fund” and, together with the Indemnity Escrow Fund, each an “Escrow Fund” and, collectively, the “Escrow Funds”). The Escrow Agent shall maintain a separate account for each Stockholder’s, and, subsequent to any transfer permitted pursuant to Paragraph 1(e) hereof, each Owner’s, portion of each Escrow Fund.

(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions hereof. It shall treat each Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entirety of both Escrow Funds in accordance with this Agreement.

(c) Except as herein provided, the Owners shall retain all of their rights as stockholders of Parent with respect to shares of Parent Common Stock constituting (i) the Indemnity Escrow Fund during the period ending on the later of (1) the date that is sixteen months after the Effective Time and (2) 30 days after Parent has filed with the SEC its annual report on Form 10-KSB for the year ending December 31, 2007 (such period, the “Escrow Period”), and for such further period as may be required pursuant to this Agreement (the “Indemnity Escrow Period”) and (ii) the Adjustment Escrow Fund during the period from the date hereof until they are returned to the Owners in accordance with Section 4 of this Agreement (“Adjustment Escrow Period” and, together with the Indemnity Escrow Period, the “Escrow Period”), including, in each case, without limitation, the right to vote their shares of Parent Common Stock included in the Escrow Funds.

F-1

(d) During each Escrow Period, all dividends payable in cash with respect to the shares of Parent Common Stock included in the respective Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e) During each Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Parent Common Stock in the respective Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (x) members of a Stockholder’s “Immediate Family” (as hereinafter defined); (y) an entity in which (A) a Stockholder and/or members of a Stockholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Stockholder and/or a member of such Stockholder’s Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Stockholder during his lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any of such Stockholder’s Immediate Family. As used in this Agreement, the term “Immediate Family” means, with respect to any Stockholder, a spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring Stockholder, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with ten (10) assignments separate from certificate executed in blank by the Permitted Transferee, with respect to the shares transferred to the Permitted Transferee. Upon receipt of such documents, the Escrow Agent shall deliver to Parent the original stock certificate out of which the assigned shares are to be transferred, together with the executed assignment separate from certificate executed by the transferring Stockholder, or a copy of the applicable court order, and shall request that Parent issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Stockholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer. Parent, the transferring Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During each Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s shares of Parent Common Stock included in the respective Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2. (a) Parent, acting through the current or former member or members of Parent’s Board of Directors who has or have been appointed by Parent to take all necessary actions and make all decisions on behalf of Parent with respect to its and Targets’ rights to indemnification under Article VII of the Reorganization Agreement (the “Committee”), may make a claim for indemnification pursuant to the Reorganization Agreement (“Indemnity Claim”) against the Escrow Fund by giving notice (an “Indemnity Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Reorganization Agreement which it asserts has been breached or otherwise entitles Parent or one or more of the Targets to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnity Claim, and (iii) whether the Indemnity Claim results from a Third Party Claim against Parent or one or more of the Targets. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Indemnity Notice, a certification as to the date on which the Indemnity Notice was delivered to the Representative.

(b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Indemnity Notice”), within 45 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Indemnity Notice, disputing whether the Indemnity

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Claim is indemnifiable under the Reorganization Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in Section 2(c) below. If no Counter Indemnity Notice with respect to an Indemnity Claim is received by the Escrow Agent from the Representative within such 45-day period, the Indemnity Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Representative delivers a Counter Indemnity Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Indemnity Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Indemnity Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to Section 2(d) below.

(d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in Section 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in New York, New York, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and the provisions of Section 10.12 of the Reorganization Agreement to the extent that such provisions do not conflict with the provisions of this paragraph. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the dispute is submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 90 days after his appointment and may award costs to either the Committee or the Representative if, in his sole opinion reasonably exercised, the claims made by any other party had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any New York state court sitting in New York County, or any federal court sitting in New York County, having jurisdiction, and may be enforced in accordance with the law of the State of New York. If the arbitrator shall fail to render his decision or award within such 90-day period, either the Committee or the Representative may apply to any New York state court sitting in New York County, or any federal court sitting in New York County, then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the New York state courts having jurisdiction and sitting in New York County, or any federal court sitting in New York County, for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the court to the Escrow Agent.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of Section 2(b) above, (ii) Indemnification Claim resolved in favor of Parent or Target by settlement pursuant to Section 2(c) above, resulting in a dollar award to Parent or any Target, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to Section 2(d) above, resulting in a dollar award to Parent, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Reorganization Agreement.

(f) (i) Promptly after an Indemnity Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Indemnity Notice”) directing the Escrow Agent to pay to Parent, and the Escrow Agent promptly shall pay to Parent, an amount equal to the

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aggregate dollar amount of the Established Claim (or, if at such time there remains in the Indemnity Escrow Fund less than the full amount so payable, the full amount remaining in the Indemnity Escrow Fund).

(ii) Payment of an Established Claim shall be made in shares of Parent Common Stock, pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Parent in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Indemnity Notice. The Escrow Agent shall transfer to Parent out of the Indemnity Escrow Fund that number of shares of Parent Common Stock necessary to satisfy each Established Claim, as set out in the Joint Indemnity Notice. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Indemnity Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in Section 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Parent one or more stock certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Indemnity Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Indemnity Notice. Upon receipt of the stock certificates and assignments, Parent shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of Parent stock or otherwise. The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Indemnity Notice. As used herein, “Fair Market Value” means the average reported closing price for the Parent Common Stock for the ten trading days ending on the last trading day prior to the day the Established Claim is paid.

(iii) Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Representative shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”), cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”). In such event (i) the Joint Indemnity Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Indemnity Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Indemnity Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Indemnity Notice, deliver the Substituted Cash to Parent in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative.

3. On the first Business Day after the expiration of the Indemnity Escrow Period, upon receipt of a Joint Indemnity Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing the shares of Parent Common Stock then in such Owner’s account in the Indemnity Escrow Fund, unless at such time there are any Indemnity Claims with respect to which Indemnity Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Parent, would result in a payment to Parent, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the “Pending Claims Reserve” (as hereafter defined). The Committee shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of shares of Parent Common Stock to be retained therefor. Thereafter, if any Pending

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Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Indemnity Notice directing the Escrow Agent to pay to Parent an amount in respect thereof determined in accordance with Section 2(f) above, and to deliver to each Owner shares of Parent Common Stock then in such owner’s account in the Escrow Fund having a Fair Market Value equal to the amount by which the remaining portion of his account in the Indemnity Escrow Fund exceeds the then Pending Claims Reserve (determined as set forth below), all as specified in a Joint Indemnity Notice. If any Pending Claim is resolved against Parent, the Committee and the Representative shall deliver to the Escrow Agent a Joint Indemnity Notice directing the Escrow Agent to pay to each Owner the amount by which the remaining portion of his account in the Indemnity Escrow Fund exceeds the then Pending Claims Reserve. Upon resolution of all Pending Claims, the Committee and the Representative shall deliver to the Escrow Agent a Joint Indemnity Notice directing the Escrow Agent shall pay to such Owner the remaining portion of his or her account in the Indemnity Escrow Fund.

As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of shares of Parent Common Stock in the Indemnity Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Indemnity Notices of such Claims).

4. (a) (i) If Summer’s Net Worth (as defined) at the Closing Date (“Closing Date Net Worth”) is less than Summer’s Net Worth at June 30, 2006 (“June 30 Net Worth”), as finally determined in accordance with the Reorganization Agreement and this Agreement, the Escrow Agent shall return to Parent, for cancellation, that number of Transaction Shares equal to the Transaction Share Reduction Number.

(ii) The term “Transaction Share Reduction Number” shall mean the quotient derived by dividing (i) the difference between the June 30 Net Worth and Closing Date Net Worth by (ii) $6.00 (rounded up to the nearest share); provided, however, that if Closing Date Net Worth is equal to or greater than June 30 Net Worth, the Transaction Share Reduction Number shall be zero.

(iii) Notwithstanding anything to the contrary in this Agreement, if the Transaction Share Reduction Number is greater than 391,667 shares (such greater number being the “Shortfall”), each of the Stockholders shall return to Parent on demand, for cancellation, that number of Transaction Shares received by him or it determined by multiplying the Shortfall by such Stockholder’s fraction, the numerator of which is the total number of shares issued to such Stockholder at Closing in the Transaction and the denominator of which is 3,916,667.

(iv) The term “Net Worth” shall mean, on the date in question, the assets of Summer (on a consolidated basis) at such date, less all liabilities of Summer (on a consolidated basis) at such date, adjusted to (A) give effect to the payment of dividend distributions by SII for the payment of taxes in such fiscal year or prior years, and (B) exclude direct costs and expenses through the applicable date related to the Transactions and related to litigation and settlement of the dispute with Springs Global US, Inc. (“Springs”) described on Schedule 2.10 of the Reorganization Agreement, including, without limitation, legal accounting, investment bankers, road show, expert witness and broker fees and expenses.

(v) As soon as practicable following the Closing Date, Goldstein Golub and Kessler LLP shall calculate and deliver to Parent a statement of Summer’s June 30 Net Worth (“June 30 Net Worth Statement”) and Summer’s Closing Date Net Worth (“Closing Date Net Worth Statement”), which shall be derived utilizing generally accepted accounting principles, and which Statements shall be certified by each of Summer’s Chief Executive Officer and Chief Financial Officer. At the same time, such PCOAB audit firm shall deliver a written calculation of the difference between Summer’s Closing Date Net Worth and June 30 Net Worth (“Auditor’s Net Worth Difference Calculation”), which shall be utilized to determine the Transaction Share Reduction Number and Shortfall, if any.

(b) Parent shall deliver a notice (“Adjustment Notice”) to the Representative, with a copy to the Escrow Agent, setting forth the Auditor’s Net Worth Difference Calculation and stating the number of shares in the

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Adjustment Escrow Fund to be returned to Parent for cancellation pursuant to Section 1.5(c)(ii) of the Reorganization Agreement. If requested by Representative in writing, Representative shall be provided access to all working papers utilized in the calculations at the premises of Parent during regular business hours.

(c) If the Representative shall give a notice to Parent (with a copy to the Escrow Agent) (a “Counter Adjustment Notice”), within 45 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Adjustment Notice, disputing Parent’s calculation of the Auditor’s Net Worth Difference Calculation, the Committee and Parent shall attempt to resolve such dispute by voluntary settlement in the manner provided in Section 2(c) or, if the dispute is not so resolved, by arbitration in the manner provided in Section 2(d). If no Counter Adjustment Notice is received by the Escrow Agent from the Representative within such 45-day period, the calculation of the Auditor’s Net Worth Difference Calculation shall be deemed to be established as set forth in the Adjustment Notice for all purposes of this Agreement.

(d) Promptly upon the Auditor’s Net Worth Difference Calculation becoming established either as set forth in the Adjustment Notice, by resolution of Parent and the Representative or by arbitration, as the case may be, upon receipt of notice from either Parent or the Representative (with a copy to the other), the Escrow Agent shall deliver to Parent, for cancellation, that number of shares from the Adjustment Escrow Fund required under Section 4(a)(i) as so established and shall distribute and deliver certificates representing the remaining shares in the Adjustment Escrow Fund, if any, to the Owners, in each case in proportion to each such Owner’s Allocation Factor.

5. The Escrow Agent, the Committee, Parent and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Parent and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

6. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Parent pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 6(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as

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hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Funds to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Funds with any court it reasonably deems appropriate.

(f) In the event of a dispute between the parties as to the proper disposition of an Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver such Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to the Committee and the Representative of such action, shall thereupon be relieved of all further responsibility and liability.

(g) The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Funds held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund in question or it may deposit such Escrow Fund with the clerk of any appropriate court and be relieved of any liability with respect thereto or it may retain the Escrow Fund pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund in question is to be disbursed and delivered.

(h) The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all reasonable documented expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(i) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

7. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Reorganization Agreement.

8. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

9. The Committee, Parent and the Representative each hereby consents to the exclusive jurisdiction of the New York state courts sitting in New York County, New York, and federal courts sitting in New York County

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with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee, Parent or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 10, with a copy delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention: David Alan Miller, Esq.

10. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A. If to the Committee, to it at:

Telecopier No.:

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq.

Telecopier No.: 212-818-8881

B. If to the Representative, to him at:

Telecopier No.:

with a copy to:

Steven Rosenbaum, Esq.

Poore & Rosenbaum

The Commerce Center

30 Exchange Terrace

Providence, Rhode Island 02901-1117

Telephone: 401-831-2600

Facsimile: 401-831-2220

and

James Redding, Esq.

Greenberg Traurig

One International Place

Boston, MA 02110

Telephone: (617) 310-6000

Facsimile: (617) 310-6001

C. If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, New York 10004

Attention: Steven G. Nelson

Telecopier No.: 212-509-5150

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D. If to Parent, to it at the addresses listed above for the Committee and the Representative or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

11. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to Section 2(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Parent and the number of shares of Parent Common Stock to be returned to Parent.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

[Signatures are on following page]

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[Signature Page to Escrow Agreement dated Closing Date]

KBL HEALTHCARE ACQUISITION CORP. II

By:
Name:
Title:

THE REPRESENTATIVE

ESCROW AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:	Steven G. Nelson
Title:	Chairman

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ANNEX G

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the              day of                     , 200    , by and among: KBL Healthcare Acquisition Corp. II, a Delaware corporation (the “Company”); and the undersigned parties listed under the caption “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Investors, formerly stockholders of one or more of Summer Infant, Inc., a Rhode Island corporation (“SII”), Summer Infant Europe, Ltd., a United Kingdom limited company (“SIE”) and/or Summer Infant Asia, Ltd., a Hong Kong limited company (“SIA” and, collectively, with SII and SIE, the “Targets”), have received shares of common stock of the Company (“Common Stock”) in exchange for the shares of stock of the Targets formerly held by them in connection with a series of transactions under the terms of an Agreement and Plans of Reorganization, dated September 1, 2006;

WHEREAS, the Investors and the Company desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of shares of Common Stock held by them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Founding Investors” shall mean those parties that are entitled to the rights and benefits under the terms of the registration rights agreement by and among the Company and the other signatories thereto, dated as of April 21, 2005.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” mean all of the shares of Common Stock issued to the Investors in the Mergers. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Securities and Exchange Commission makes a definitive determination to the Company that the Registrable Securities are salable under Rule 144(k).

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means April 22, 2008.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1. Request for Registration. At any time and from time to time on or after the Release Date, the holders of a majority-in-interest of the Registrable Securities held by the Investors or the transferees of the Investors, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of Registrable Securities.

2.1.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3. Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4. Reduction of Offering. Subject to the rights of the holders of securities issued or issuable upon exercise of those certain Unit Purchase Options issued to EarlyBirdCapital, Inc. or its designees in connection with the Company’s initial public offering in April 2005, if the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares of Registrable Securities which such Demanding Holder has requested be included in such registration, regardless of the number of shares of Registrable Securities held by each Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (v) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.1.

2.2 Piggy-Back Registration.

2.2.1. Piggy-Back Rights. If at any time on or after the Release Date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2. Reduction of Offering. Subject to the rights of the holders of securities issued or issuable upon exercise of those certain Unit Purchase Options to be issued to EarlyBirdCapital, Inc. or its designees in connection with the Company’s initial public offering in April 2005, if the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

(ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons, (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares.

2.2.3. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3 Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4. Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5. State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e) or subject itself to taxation in any such jurisdiction.

3.1.6. Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7. Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8. Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other person, if any, who controls such selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Investor or holder of Registrable Securities or of any assignee of the Investor or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

KBL Healthcare Acquisition Corp. II

757 Third Avenue

21st Floor

New York, New York 10017

Attention: Marlene Krauss, M.D.

Telephone:    212-319-5555

Facsimile:     212-319-5591

with a copy to:

Graubard Miller

405 Lexington Avenue

New York, NY 10174

Attention: David Alan Miller, Esq.

Telephone:    212-818-8800

Facsimile:     212-818-8881

To an Investor, to:

Such Investor’s address as set forth on the Signature Page hereto:

with a copy to:

Steven Rosenbaum, Esq.

Poore & Rosenbaum

The Commerce Center

30 Exchange Terrace

Providence, Rhode Island 02901-1117

Telephone: 401-831-2600

Facsimile: 401-831-2220

and

James Redding, Esq.

Greenberg Traurig LLP

One International Place

Boston, MA 02110

Telephone: (617) 310-6000

Facsimile: (617) 310-6001

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

KBL HEALTHCARE ACQUISITION CORP. II

By:
Marlene Krauss, M.D.
Chief Executive Officer

INVESTORS:

Signature
Name:
Address:

Signature
Name:
Address:

Signature
Name:
Address:

Signature
Name:
Address:

ANNEX H

Graubard Miller

The Chrysler Building

405 Lexington Avenue

NEW YORK, N.Y. 10174-1901

(212) 818-8800

facsimile:	direct dial number

(212) 818-8881

October             , 2006

KBL Healthcare Acquisition Corporation II

737 Third Avenue, 21st Floor

New York, New York 10017

Re: Merger with Summer

Dear Sirs:

We have acted as counsel to KBL Healthcare Acquisition Corporation II (“KBL”), a Delaware corporation, in connection with:

(a) the proposed merger of Summer Infant, Inc. (“SII”), a Rhode Island corporation, into KBL’s wholly owned subsidiary SII Acquisition, Inc., (“Acquisition Sub”), a Rhode Island corporation;

(b) the concurrent sale and transfer of all of the outstanding capital stock of Summer Infant Europe, Limited, a United Kingdom limited company (“SIE”) and Summer Infant Asia, Ltd., a Hong Kong limited company (“SIA”) by the stockholders of SIE and SIA to KBL; and

(c) the acquisition by Acquisition Sub of all of the assets and liabilities of Faith Realty, LLC (“Faith Realty”).

The aggregate consideration to be delivered by KBL in connection with the merger, transfer and acquisition is 3,916,667 shares of KBL common stock and $20 million in cash, plus contingent consideration as later described. As a result of the merger and transfer of capital stock, Acquisition Sub, SIE and SIA will each become a wholly owned subsidiary of KBL. You have requested our opinion in connection with the federal income tax consequences of the proposed merger, transfer and acquisition to KBL and the stockholders of KBL.

FACTS

The relevant facts are set forth in the Proxy Statement Pursuant to Section 14(a) filed with the Securities and Exchange Commission on             , 2006, File No.             , as amended (the “Proxy Statement”), and the Agreement and Plans of Reorganization, dated as of September 1, 2006, among KBL, Acquisition Sub, SII, SIE, SIA and all of the stockholders of each of SII, SIE and SIA (“Acquisition Agreement”). For purposes of this opinion we have assumed and rely upon the truth and accuracy of the facts as set forth in the aforesaid documents.

A summary of the facts are as follows: KBL was organized December 9, 2004 to effect a business combination with an operating business in the healthcare industry. Its assets consist primarily of cash in a trust account. The outstanding common stock and warrants of KBL are publicly held and are traded on the OTCBB. Summer organized in 2001 and based in North Smithfield, Rhode Island, designs, markets and distributes

KBL Healthcare Acquisition Corporation II

October     , 2006

branded durable juvenile health and safety products for infants and toddlers. Summer maintains through SIE a sales, marketing and distribution office in England. Summer maintains through SIA a product development, engineering and quality assurance office, which oversees the production of all product lines in China. Faith Realty is an entity owned by two of the Summer stockholders and which owns the facilities currently under construction that are intended for use by Summer as its principal offices and facilities.

Under the Acquisition Agreement, SII will be merged with and into Acquisition Sub, with Acquisition Sub surviving the merger as a wholly owned subsidiary of KBL. On the effective date of the merger (“Effective Date”), the holders of the outstanding shares of common stock of SII, SIE and SIA (collectively the “Targets” or “Summer”) will exchange for such shares 3,916,667 shares of KBL common stock and an aggregate of $20 million in cash, subject to downward adjustment based on Summer’s Net Worth. The acquisition consideration is allocated among the shareholders of the Targets as follows:

	Shares	Cash
SII	3,844,167	$15,650.000
SIE		4,350,000
SIA	72,500

Totals	3,916,667	$20,000,000

The KBL common stock traded at a price of $5.40 per share on the OTCBB on October 9, 2006. The aggregate value of the 3,916,667 at that per share price is approximately $21,150,000 and the initial percentage of cash to total merger consideration on that date is about 51% and stock is about 49%.

The Summer stockholders also will be entitled to receive up to an additional aggregate of 2,500,000 shares of KBL common stock (“Contingent Shares”) if the last sales price of KBL common stock is equal to or exceeds $8.50 on any 20 trading days during any 30 consecutive trading day period commencing on the three-month anniversary of the closing of the Acquisition and ending on April 20, 2009.

The Summer stockholders also will be entitled to receive cash payments equal to 50% of the difference between actual EBITDA (as defined in the Acquisition Agreement) for the years ending December 31, 2006, 2007 and 2008 and prescribed EBITDA benchmarks for each of those years of $4.2 million, $10 million and $15 million, respectively. These cash payments shall not exceed $5 million in the aggregate for the three years.

Of the shares to be issued to the Summer stockholders at the Closing, 1,000,000 shares will be placed in escrow to secure KBL’s indemnity rights under the Acquisition Agreement. An additional 391,667 of the Transaction Shares will be placed into escrow to secure KBL’s right to recapture all or a portion of such shares if Summer’s Net Worth ( as defined in the Acquisition Agreement) at the closing the Acquisition is less than Summer’s Net Worth at June 30, 2006. Each of these escrows will be governed by the terms of an Escrow Agreement. The Summer stockholders retain their right to vote their shares and receive cash dividends on the escrowed shares. Under Section 2(f)(iii) of escrow agreement the Summer stockholders may substitute cash for the escrowed stock.

In the proposed merger, all of the assets of SII will be acquired by Acquisition Sub and KBL will continue to own 100% of the outstanding common stock of Acquisition Sub. All of the stockholders of Summer have approved the acquisition and the transactions contemplated by the Acquisition Agreement. The Summer stockholders have agreed not to sell any of the KBL common stock they receive in the Acquisition until April 21, 2008, subject to certain exceptions.

KBL’s stockholders will continue to hold the shares of KBL common stock that they owned prior to the merger. Holders of KBL common stock issued in its IPO have the right to vote against the merger proposal and demand that KBL convert such shares into a pro rata portion of the trust account.

KBL Healthcare Acquisition Corporation II

October     , 2006

THE LAW

IRC Section 61 of the Internal Revenue Code of 1986, as amended (“IRC”) provides that gross income includes “gains derived from dealings in property.” IRC Section 1001 provides that the sale or exchange of property shall be a taxable event and gain “shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis” of the property.

Certain types of exchanges, however, are afforded nonrecognition treatment where the exchange does not change the taxpayer’s capital investment, but merely the form in which he holds it. In these cases, the potential gain for recognition is preserved by substituting the basis of the relinquished property for the basis of the property received.

The Internal Revenue Code of 1986, as amended (“IRC”) provides that in a “reorganization” exchanges of property and stock or securities do not result in a taxable event. The term “reorganization” is defined by IRC Section 368(a)(1)(A) to include mergers. IRC Section 368(a)(2)(D) encomprises within the term “reorganization” a forward subsidiary merger. This type of reorganization is effected by a merger of the target into a newly formed subsidiary, in which the target shareholders receive in exchange for their target stock either solely stock of the parent corporation or parent stock and boot (e.g. cash). IRS regulations required that a target into a subsidiary merger must qualify as a merger “effected pursuant to the laws of any State”. Treas. Temp. Reg. § 1.368-2T(b)(1)(ii). In the merger, the subsidiary must acquire “substantially all” of the target’s assets. No stock of the subsidiary can be used in the transaction. The subsidiary and the parent may each assume target’s liabilities. Treas. Reg. § 1.368-2(b)(2). As in the case of any reorganization classified as a merger, the continuity of interest requirement must be satisfied.

With respect to the necessary degree of continuity of interest (“COI”) in a merger, Ginsburg and Levin in their treatise Merger, Acquisitions, and Buyouts, July 2006 edition, at &610.2 state:

As a rule of thumb, experienced practitioners have long viewed 40% continuity as sufficient. Thus, if at least 40% of the consideration delivered in exchange for T’s[Target’s] aggregate equity consists of P[Parent]’s common and/or preferred stock (not callable for at least five years or somewhat less where the preferred stock is not mandatorily redeemable), continuity should be satisfied, even if the remaining T equity is exchanged for cash or other boot. . . . Effective 9/17/05 IRS/Treasury at long last finalized regulations (T.D. 9225) adopting (in an example) a 40%-is-good COI test. P. 6-243-244

Each of the foregoing requirements for a forward subsidiary merger is to be complied with in the proposed merger of SII into Acquisition Sub.

With respect to contingent stock consideration used in an acquisitive reorganization, Ginsburg and Levin state at ¶610.23:

The courts have held, and IRS generally agrees, that for purposes of Code §351, §354, and §368 these devices (i.e. a contingent stock arrangement) do not constitute boot and thus do not, for example, violate the solely-for-voting-stock requirement of Code §368(a)(1)(B) and (C). (citation omitted) p.6-261

IRC Section 354(a)(1) provides that no gain or loss is recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

IRC Section 358 provides that in the case of an exchange to which section 354 applies, the “basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as

KBL Healthcare Acquisition Corporation II

October     , 2006

that of the property exchanged.” IRS Section 361 provides that “[n]o gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan or reorganization, solely for stock or securities in another corporation a party to the reorganization.”

IRC Section 1032 provides that “no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation.” The Internal Revenue Service holds that a subsidiary recognizes no gain or loss upon the issuance of its parent’s stock in connection with a reorganization. See Treasury Regulations §1.1032.2; Rev. Rul. 57-278, 1957-1 Cum. Bul. 124.

IRC Section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property. IRC Section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year.

OPINION

Assuming that the above factual statements are the same on the Effective Date, our opinion of the Federal income tax consequences of the proposed merger, transfer and acquisition to KBL and KBL stockholders, based upon existing provisions of the IRC, is:

1. The merger of SII into Acquisition Sub will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2. No gain or loss will be recognized by KBL upon the issuance of its stock in connection with the proposed merger.

3. No gain or loss will be recognized by Acquisition Sub in connection with the proposed merger.

4. No gain or loss will recognized by stockholders of KBL if their conversion rights are not exercised.

5. A stockholder of KBL who exercises conversion rights and effects a termination of the stockholders’ interest in KBL will be required to recognize gain or loss upon the exchange of that stockholders’ shares of common stock of KBL for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of KBL common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of KBL common stock is more than one year.

This opinion is furnished to you for your benefit in connection with the transactions contemplated by the Merger Agreement.

We consent to the inclusion of a copy of this opinion as an exhibit to the Registration Statement, and to the references to this opinion and to this firm in the Prospectus.

Very truly yours,

ANNEX I

KBL Healthcare Acquisition Corp. II

757 Third Avenue

21st Floor

New York, NY 10017

                    , 200

Dr. Marlene Krauss

[address]

Dear Dr. Krauss:

In connection with the merger and related business combination transactions (collectively, the “Acquisition”) prescribed by the Agreement and Plans of Reorganization (“Acquisition Agreement”) entered into as of September 1, 2006, by and among the KBL Healthcare Acquisition Corp. II (“Company”), SII Acquisition, Inc. (the “Merger Sub”), Summer Infant, Inc., Summer Infant Europe Ltd. and Summer Infant Asia, Ltd. (collectively the “Target Companies”), and the stockholders of the Target Companies, we hereby offer you the position of Chairman of the Board of the Company and offer you employment with the Company on the terms set forth herein.

1. The Company hereby appoints you as Chairman of the Board of Directors of the Company and hereby employs you, and you hereby accept such appointment and employment, on the terms set forth herein, effective as of the date (“Effective Date”) of consummation of the Merger contemplated by the Acquisition Agreement.

2. The term of this Agreement shall be for a period of three (3) years commencing on the Effective Date, unless terminated earlier pursuant to Section 8 hereof.

3. You shall serve as Chairman of the Board of the Company with such duties and responsibilities as may from time to time be assigned to Chairman by the Board of Directors of the Company (the “Board”), commensurate with your title and position. You shall report directly to the Board. You shall perform your duties out of offices that you maintain at your expense at a location in the United Stated determined by you. You shall perform such duties and obligations conscientiously and to the best of your ability and experience and in compliance with law. You agree to comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Chairman’s employment. You shall devote that portion of your business time and energies to the business and affairs of the Company as is reasonably necessary to fully and faithfully execute your duties hereunder. You may, however, engage in other commercial, civic and non-for-profit activities, including those for which compensation is paid, so long as such activities do not interfere with the performance of your duties to the Company and otherwise comply with the terms hereof.

4. During the term of this Agreement, you shall be paid an initial salary of $125,000 per annum, payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices.

5. You will receive such benefits and be eligible to participate in such benefit plans as made available to other Members of the Board of the Company, subject to the terms and conditions, including eligibility of such plans.

6. Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with Company’s business, provided that such expenses are deductible to Company, are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

7. You acknowledge that as a result of your employment with the Company, you have and will obtain secret and confidential information concerning the business of the Company, the Target Companies and their subsidiaries and affiliates (all of such entities referred to collectively in this Section, as the “Company”). Other than in the performance of your duties hereunder, you agree not to disclose, either during the Term of your employment with the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the Company which is not in the public domain including trade secrets, budgets, strategies, operating plans, marketing plans, patents, copyrights, supplier lists, company agreements, employee lists, or the customer lists or similar information of the Company. If you commit a breach, or threaten to commit a breach, of any of the provisions of Section 7, the Company shall have the right and remedy (in addition to all other remedies under law or equity) to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Chairman that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company.

8. This Agreement may be terminated earlier than the then current term as follows:

(a) at any time by mutual agreement of the parties.

(b) automatically on the date on which you die or become permanently incapacitated. “Permanent incapacity” as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company based upon a certification of such incapacity by, in the sole discretion of the Company, either your regularly attending physician or a duly licensed physician selected by the Company, rendering you unable to perform substantially all of you duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. You shall be deemed to have “become permanently incapacitated” on the date 30 days after the Company has determined that you are permanently incapacitated and so notifies you.

(c) by the Company “with cause”, effective upon delivery of written notice to you given at any time in the event of any of the following actions by you: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries, (iii) willful or reckless breach of your fiduciary duties to the Company or willful misconduct as an employee of the Company that results in material economic detriment to the Company, (iv) neglect or unreasonable refusal to perform the material duties and responsibilities assigned to you by the Board or under this Agreement, or (v) breach by you of any provision of this Agreement; provided, however, that with respect to clauses (iv) and (v) above, in order for you to be terminated “with cause”, the Company must give you written notice thereof and such breach shall note have been cured within thirty (30) days of receipt of such notice.

(d) by the Company if you engage in a Competitive Activity. “Competitive Activity” shall mean (i) owning, managing, operating or controlling, including as an employee, partner, officer, director or equity owner (other than as a nonemployee, nonmanagement stockholder or member or similar equity holder, or manager or owner of an entity that is a stockholder or member or similar equity holder of 10% or less of the equity of the subject entity), any business in the Geographical Areas (as defined) engaged in the design, research, development, marketing, sale or licensing of products that are substantially similar to or competitive with those offered by the Company and/or its subsidiaries, (ii) soliciting the services of any employee of the Company or its subsidiaries on behalf of any other enterprise or (iii) soliciting business from or attempting to sell, license or provide the same or similar products or services as are then provided by the Company and/or its subsidiaries to any existing customer of the Company. “Geographic Area” means all cities, counties and states of the United States, and all other countries in which Company (or any of its subsidiaries) are conducting business at the time.

(e) by the Company “without cause”, effective upon delivery of 45 days’ prior written notice to you given at any time provided that the Company complies with all provisions of this Agreement related to severance, vesting of options and continuation of benefits as set forth herein.

(f) by giving the Company no less than ninety (90) days’ prior written notice of such termination.

Notwithstanding anything to the contrary, termination of your employment with the Company under this Section, shall not, in and of itself, be grounds for termination of your membership on, or your Chairmanship of, the Company’s Board of Directors.

9. Upon termination of your employment, the Company shall pay to you, within ten days after the effective date of such termination, an amount equal to your then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to you, and you shall not be entitled to any other consideration or compensation, except as provided in Section 10 below.

10. Upon termination of your employment by the Company without cause (i.e., for reasons other than those set forth in Section 8(c) or 8(d)), or upon termination of your employment with the Company resulting from either (i) a breach by the Company of any of the payment obligations owed to you as set forth in this Agreement, or (ii) a breach any material non payment provision of this Agreement and under (i) or (ii) above, where the Company fails to cure such breach upon written notice from you of such breach within a reasonable period of time of such notice, not to exceed thirty (30) business days, the Company shall continue to pay your Base Salary in accordance with normal payroll procedures for a period of 12 months from the date of termination.

11. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Rhode Island.

12. All claims for monetary damages between the Company and you with respect to this Agreement shall be resolved by binding arbitration, with all proceedings conducted in Providence, Rhode Island, administered under the rules and regulations of the American Arbitration Association with the Federal Rules of Evidence applicable in all respects thereto. Neither the Company nor you shall be limited to arbitration with respect to claims for equitable relief hereunder. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute.

13. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

Very truly yours,

KBL Healthcare Acquisition Corp. II

By:

Accepted and agreed to:

Dr. Marlene Krauss

ANNEX J

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between KBL Healthcare Acquisition Corp. II (“KBL”), a Delaware corporation, and SII Acquisition Inc., a wholly owned subsidiary of KBL (“Merger Sub”), and Jason Macari (the “Executive”) and is being entered into concurrently with the closing of the merger and related business combination transactions (collectively, the “Acquisition”) prescribed by the Agreement and Plans of Reorganization (“Reorganization Agreement”) entered into as of August     , 2006, by and among the Company, Merger Sub, Summer Infant, Inc., Summer Infant Europe Ltd. and Summer Infant Asia, Ltd. (collectively the “Target Companies”), and the stockholders of the Target Companies, which include the Executive. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Reorganization Agreement.

RECITALS

WHEREAS, the Company desires to be assured of the association and services of Executive; and

WHEREAS, Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, effective as of the Effective Date, upon the mutual terms, covenants and conditions set forth herein.

2. Term.

2.1 Initial Term. The initial term of this Agreement shall be for a period of three (3) years commencing on the Effective Date hereof, unless terminated earlier pursuant to Section 8 hereof; provided, however, that Executive’s obligations in Sections 5 and 7 hereof shall, except as otherwise set forth in Section 5.6 hereof, continue in effect after such termination.

2.2 Additional Terms. This Agreement shall be renewed for successive periods of one (1) year unless either party shall give notice of non-renewal, within sixty (60) days of the expiration of the initial three-year term or any such one-year renewal term.

3. Duties. Executive shall serve as Chief Executive Officer of each of KBL and Merger Sub with such duties and responsibilities as may from time to time be assigned to Executive by the Board of Directors of KBL or Merger Sub (in either case, the “Board”), commensurate with Executive’s title and position described in this sentence. The duties and services to be performed by Executive under this Agreement are collectively referred to herein as the “Services”. Executive shall report directly to the Board. Executive agrees that he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement to the best of his ability and experience and in compliance with law. Executive shall perform his duties out of the Company’s Rhode Island office (as same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to by the Company and Executive; provided, that, Executive’s duties will include reasonable travel in the United States and abroad, including but not limited to travel to offices of Company and its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Executive’s duties hereunder. Executive will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Executive’s employment.

4. Exclusive Service. Executive agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company and the performance of his duties hereunder. Executive may, however, engage in civic and not-for-profit activities for which no compensation (other than reimbursement of his actual expenses incurred in performance of such activities) is paid to him, so long as such activities do not materially interfere with the performance of his duties to the Company or directly conflict with the Company’s business interests.

5. Non-Competition and Other Covenants.

5.1 Non-Competition Agreement. For so long as the Executive is employed by the Company and for twelve (12) months following the termination date of Executive’s employment under this Agreement, Executive will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted in Section 4 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries:

(a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5 below, in the design, research, development, marketing, sale, or licensing of products or services that are substantially similar to or competitive with the business of Company and any of its subsidiaries; or

(b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 5 below, any person who is an employee of Company or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company or any of its subsidiaries.

5.2 Geographical Areas. The geographical areas in which the restrictions provided for in this Section 5 apply include all cities, counties and states of the United States, and all other countries in which the Company (or any of its subsidiaries or affiliates) are conducting business at the time in question, whether or not the Company has an actual physical presence in such location. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 5 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply.

5.3 Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 5, Executive agrees with Company that, for as long as the Executive is employed by the Company and for twelve (12) months following the termination date of Executive’s employment under this Agreement, Executive will not, either for Executive or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, by Company or any subsidiary of Company to any customer of Company.

5.4 Non-Solicitation of Executives or Consultants. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 5, Executive agrees with Company that, for as long as the Executive is employed by the Company and for twelve (12) months following the termination date of Executive’s employment under this Agreement, Executive will not, either for Executive or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of Company or any affiliate of Company, to terminate his or her employment or his, her or its services with, Company or any subsidiary or affiliate of Company or to take employment with another party.

5.5 Amendment to Retain Enforceability. It is the intent of the parties that the provisions of this Section 5 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

5.6 Breach by the Company. The restrictive covenants contained in this Section shall terminate and have no further force or effect in the event that the Company shall (i) breach any of the payment obligations owed to the Executive as set forth in this Agreement, or (ii) breach any material non payment provision of this Agreement and under (i) or (ii) above fail to cure such breach upon written notice from Executive of such breach within a reasonable period of time of such notice , not to exceed thirty (30) days, or (iii) terminate the Executive’s employment hereunder without cause; provided, however, that in the case of clause (iii), such covenants shall remain in force so long as Executive is being paid by Company under Section 8.2(b).

5.7 Other Provisions. Notwithstanding the foregoing, in the event that Executive voluntarily resigns from the Company or is terminated with “cause” during the Initial Term, the noncompetition, nonsolicitation of customers and nonsolicitation of executives or consultants provisions shall not expire until four years from the Effective Date. It is further acknowledged and agreed that the provisions of this Section 5 are integral components of the consideration being provided to the Company for its agreement to enter into this Agreement and the Reorganization Agreement and to consummate the Acquisitions and other transactions contemplated by the Reorganization Agreement.

6. Compensation and Benefits.

6.1 Salary. During the term of this Agreement, Company shall pay Executive an initial salary of $275,000 per annum. Executive’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Executive’s salary shall be subject to review and adjustment in accordance with Company’ customary practices concerning salary review for similarly situated employees of Company or its subsidiaries.

6.2 Benefits. Executive will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Executive will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Executive. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement. All health and dental insurance benefits shall continue at the Company’s expense after termination of the Executive’s employment by the Company “without cause” for a period of one (1) year from such termination, except where comparable health and dental insurance is available from a subsequent employer.

6.3 Additional Benefits. The Company shall pay to, provide or reimburse Executive during the Term hereof for the following: (i) all leasing, maintenance, repair, insurance, fuel costs for one (1) motor vehicle selected by the Executive in his reasonable discretion, such costs not to exceed $1,500 per month in the aggregate and (ii) all premiums for Executive’s existing life insurance policies listed on Schedule 1, attached hereto.

6.4 Cash Bonus. Executive will be eligible to earn a bonus equal to up to one-half of his Salary (“Cash Bonus”) during each year of the Term of this Agreement. One-half of the Cash Bonus shall be based on the Executive’s performance against performance criteria set by based upon factors to be determined, in writing, by the Compensation Committee of the Board. The Compensation Committee will determine the factors for the performance bonus within forty-five (45) days after the Board of Directors approves the budget for that year.

6.5 Expenses. Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Company’s business, provided that such expenses are deductible to Company, are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

7. Confidentiality and Proprietary Rights.

7.1 Confidentiality. Executive acknowledges that as a result of his employment with the Company and his prior employment with the Target Companies, Executive has obtained and will obtain secret and confidential information concerning the business of the Company, the Target Companies and their subsidiaries and affiliates (all of such entities referred to collectively in this Section, as the “Company”). Other than in the performance of his duties hereunder, Executive agrees not to disclose, either during the Term of his employment with the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the Company which is not in the public domain including trade secrets, budgets, strategies, operating plans, marketing plans, patents, copyrights, supplier lists, company agreements, employee lists, or the customer lists or similar information of the Company.

7.2 Proprietary Rights. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and/or its subsidiaries, which Executive shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties, remain the sole property of the Companies. Upon termination of his employment with the Company, Executive agrees to immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Executive agrees to disclose and assign to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Executive, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, which are along the lines of the business, work or investigations of the Company or its subsidiaries.

8. Termination.

8.1 Bases for Termination.

(a) Executive’s employment hereunder may be terminated at any time by mutual agreement of the parties.

(b) This Agreement and Executive’s employment with the Company shall automatically terminate on the date on which Executive dies or becomes permanently incapacitated. “Permanent incapacity” as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company based upon a certification of such incapacity by, in the sole discretion of the Company, either Executive’s regularly attending physician or a duly licensed physician selected by the Company, rendering Executive unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Executive shall be deemed to have “become permanently incapacitated” on the date 30 days after the Company has determined that Executive is permanently incapacitated and so notifies Executive.

(c) Executive’s employment may be terminated by the Company “with cause”, effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) in the event of any of the following actions by Executive: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries, (iii) willful or reckless breach of Executive’s fiduciary duties to the Company or willful misconduct as an employee of the Company that results in material economic detriment to the Company, (iv) neglect or unreasonable refusal to perform the material duties and responsibilities assigned to Executive by the Board or under this Agreement, or (v) breach by Executive of any provision of this Agreement; provided, however, that with respect to clauses (iv) and (v) above, in order for Executive to be terminated “with cause”, the Company must give Executive written notice thereof and such breach shall note have been cured within 30 days of receipt of such notice.

(d) Executive’s employment may be terminated by the Company “without cause”, effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement related to severance, vesting of options and continuation of benefits as set forth herein.

(e) Executive may terminate his employment hereunder by giving the Company no less than 30 days prior written notice of such termination.

8.2 Payment Upon Termination.

(a) Upon termination of Executive’s employment pursuant to Section 8.1, the Company shall pay to Executive, within ten days after the effective date of such termination, an amount equal to Executive’s then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to Executive, and Executive shall not be entitled to any other consideration or compensation except as provided in Section 8.2(b) below.

(b) Upon termination of Executive’s employment by the Company without cause, or upon termination of Executive’s employment with the Company resulting from either (i) a breach by the Company of any of the payment obligations owed to the Executive as set forth in this Agreement, or (ii) a breach any material non payment provision of this Agreement and under (i) or (ii) above the Company fails to cure such breach upon written notice from Executive of such breach within a reasonable period of time of such notice, not to exceed fifteen (15) business days), then the Company shall continue to pay Executive’s Base Salary in accordance with normal payroll procedures for a period of 12 months from the date of termination. After any such termination, the Company shall not be obligated to further compensate Executive nor provide the benefits to Executive described in Article 6 hereof, except as is required by Section 6.2 hereof which shall continue for a period of 12 months from the date of termination or as may be required by law.

(c) Nothing contained in this Section 8.2 shall affect the terms of any employee stock options that may have been issued by the Company to Executive, which in the event of termination of Executive’s employment with the Company shall continue to be governed by their own terms and conditions; provided however that if Executive’s employment is terminated by the Company “without cause”, any and all options granted to Executive shall then immediately vest.

9. Miscellaneous.

9.1 Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

9.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

9.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Rhode Island.

9.4 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5 or 7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company (and which were rendered to Target Companies prior to the date hereof) are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 9.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

9.5 Dispute Resolution. All claims for monetary damages between the Company and Executive with respect to this Agreement shall be resolved by binding arbitration, with all proceedings conducted in Providence, Rhode Island, administered under the rules and regulations of the American Arbitration Association with the Federal Rules of Evidence applicable in all respects thereto. Neither the Company nor Executive shall be limited to arbitration with respect to claims for equitable relief hereunder.

9.6 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

9.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

9.8 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto.

9.9 Attorneys’ Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

9.10 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

9.11 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

9.12 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

9.13 Notices. Any notice under this Agreement must be in writing and may be: (i) telecopied, (ii) sent by overnight courier, (iii) hand-delivered, or (iv) sent by United States mail, to the party to be notified at the following address:

If to the Company, to:	KBL Healthcare Acquisition Corp. II
757 Third Avenue
21st Floor
New York, New York 10017

If to the Executive, to:	Jason Macari
10 Hannah Drive
Cumberland, Rhode Island 02864

9.14 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including but not limited to the obligations set forth in Sections 5 and 7 hereof) shall, unless otherwise specified, survive the termination or expiration of this Agreement and be binding on Executive and the Company.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date first above written.

In the presence of	KBL Healthcare Acquisition Corp. II

By:

SII Acquisition Corp.

By:

Jason Macari

Schedule 1

Policy #	Company	Plan	Policy Date	Death Benefit ($)	Annual Premium ($)	ISA #
17-234-213	NML	Term 80	7/8/05	1,000,000	1,645.00	95-333-03
17-094-418	NML	Term 80	2/15/05	1,000,000	1,705.00	95-333-03
16-404-886	NML	Term 75	5/26/03	200,000	450.00	95-333-03
VIAC053008	CNA	Term 95	10/11/99	1,000,000	740.50	n/a

ANNEX K

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between KBL Healthcare Acquisition Corp. II (“KBL”), a Delaware corporation, and SII Acquisition Inc., a wholly owned subsidiary of KBL (“Merger Sub”), and Steven Gibree (the “Employee”) and is being entered into concurrently with the closing of the merger and related business combination transactions (collectively, the “Acquisition”) prescribed by the Agreement and Plans of Reorganization (“Reorganization Agreement”) entered into as of August     , 2006, by and among the Company, Merger Sub, Summer Infant, Inc., Summer Infant Europe Ltd. and Summer Infant Asia, Ltd. (collectively the “Target Companies”), and the stockholders of the Target Companies, which include the Executive. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Reorganization Agreement. By executing this Agreement, SII and Employee are agreeing to terminate, effective upon the Closing, that certain Employment Agreement by and between SII and Employee dated as of                     .

RECITALS

WHEREAS, the Company desires to be assured of the association and services of Employee; and

WHEREAS, Employee is willing and desires to be employed by the Company, and the Company is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, upon the mutual terms, covenants and conditions set forth herein.

2. Term.

2.1 Initial Term. The initial term of this Agreement shall be for a period of three (3) years commencing on the Effective Date hereof, unless terminated earlier pursuant to Section 8 hereof; provided, however, that Employee’s obligations in Sections 5 and 7 hereof shall, except as otherwise set forth in Section 5.6 hereof, continue in effect after such termination.

2.2 Additional Terms. This Agreement shall be renewed for successive periods of one (1) year unless either party shall give notice of non-renewal, within sixty (60) days of the expiration of the initial three-year term or any such one-year renewal term.

3. Duties. Employee shall serve as Executive Vice President of Product Development of KBL and Summer with such duties and responsibilities as may from time to time be assigned to Employee by the Chief Executive Officer (“CEO”) and/or Board of Directors of Company (the “Board”), commensurate with Employee’s title and position described in this sentence. The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the “Services”. Employee shall report directly to the CEO. Employee agrees that he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement to the best of his ability and experience and in compliance with the law. Employee shall perform his duties out of the Company’s Rhode Island office (as the same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to by the Company and Employee; provided, that, Employee’s duties may include reasonable travel, including but not limited to travel to offices of Company, its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Employee’s duties hereunder. Employee will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Employee’s employment.

4. Exclusive Service. Employee agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company and the performance of his duties hereunder. Executive may, however, engage in civic and not-for-profit activities for which no compensation (other than reimbursement of his actual expenses incurred in performance of such activities) is paid to him, so long as such activities do not materially interfere with the performance of his duties to the Company or directly conflict with the Company’s business interests.

5. Non-Competition and Other Covenants.

5.1 Non-Competition Agreement. For so long as the Employee is employed by the Company and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted in Section 0 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries:

(a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 0 below, in the design, research, development, marketing, sale, or licensing of products or services that are substantially similar to or competitive with the business of Company and any of its subsidiaries; or

(b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 0 below, any person who is an employee of Company or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company or any of its subsidiaries.

5.2 Geographical Areas. The geographical areas in which the restrictions provided for in this Section 5 apply include all cities, counties and states of the United States, and all other countries in which Company (or any of its subsidiaries) are conducting business at the time. Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 5 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply.

5.3 Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Employee set forth above in this Section 5, Employee agrees with Company that, for so long as Employee is employed by Company, and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, either for Employee or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, by Company or any subsidiary of Company to any customer of Company.

5.4 Non-Solicitation of Employees or Consultants. In addition to, and not in limitation of, the non-competition covenants of Employee set forth above in this Section 5, Employee agrees with Company that, for so long as Employee is employed by Company, and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, either for Employee or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of Company or any affiliate of Company, to terminate his or her employment or his, her or its services with, Company or any subsidiary or affiliate of Company or to take employment with another party.

5.5 Amendment to Retain Enforceability. It is the intent of the parties that the provisions of this Section 5 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

5.6 Breach by the Company. The restrictive covenants contained in this Section shall terminate and have no further force or effect in the event that the Company shall (i) breach any of the payment obligations owed to the Employee as set forth in this Agreement, or (ii) breach any material non payment provision of this Agreement and under (i) or (ii) above fail to cure such breach upon written notice from Employee of such breach within a reasonable period of time of such notice, not to exceed thirty (30) days, or (iii) terminate the Employee’s employment hereunder without cause; provided, however, that in the case of clause (iii), such covenants shall remain in force so long as Executive is being paid by Company under Section 8.2(b).

5.7 Other Provisions. Notwithstanding the foregoing, in the event that Executive voluntarily resigns from the Company or is terminated with “cause” during the Initial Term, the noncompetition, nonsolicitation of customers and nonsolicitation of executives or consultants provisions shall not expire until four years from the Effective Date. It is further acknowledged and agreed that the provisions of this Section 5 are integral components of the consideration being provided to the Company for its agreement to enter into this Agreement and the Reorganization Agreement and to consummate the Acquisitions and other transactions contemplated by the Reorganization Agreement.

6. Compensation and Benefits.

6.1 Salary. During the term of this Agreement, Company shall pay Employee an initial salary of $220,000 per annum. Employee’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Employee’s salary shall be subject to review and adjustment in accordance with Company’ customary practices concerning salary review for similarly situated employees of Company or its subsidiaries.

6.2 Benefits. Employee will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, Employee bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Employee. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement. All health and dental insurance benefits shall continue at the Company’s expense after termination of the Employee’s employment by the Company “without cause” for a period of one (1) year from such termination, except where comparable health and dental insurance is available from a subsequent employer.

6.3 Additional Benefits. The Company shall pay to, provide or reimburse Employee during the Term hereof for all leasing, maintenance, repair, insurance, fuel costs for one (1) motor vehicle selected by the Employee and approved by the CEO of the Company, such costs not to exceed $1,500 per month in the aggregate.

6.4 Cash Bonus. Employee will be eligible to earn a bonus equal to up to one-half of his Salary (“Cash Bonus”) during each year of the Term of this Agreement. One-half of the Cash Bonus shall be based on the Employee’s performance against performance criteria set by factors to be determined, in writing, by the Compensation Committee of the Board. The Compensation Committee will determine the factors for the performance bonus within forty-five (45) days after the Board of Directors approves the budget for that year.

6.5 Stock Bonus. Employee will be eligible to participate in a stock bonus plan, under the Company’s equity incentive plan (up to one percent (1%) of the Company’s outstanding shares of common stock), such participation rights to be determined by the Compensation Committee of the Board.

6.6 Expenses. Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with Company’s business, provided that such expenses are deductible to

Company, are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

7. Confidentiality and Proprietary Rights.

7.1 Confidentiality. Employee acknowledges that as a result of his employment with the Company and his prior employment with the Target Companies, Employee has obtained and will obtain secret and confidential information concerning the business of the Company, the Target Companies and their subsidiaries and affiliates (all of such entities referred to collectively in this Section, as the “Company”). Other than in the performance of his duties hereunder, Employee agrees not to disclose, either during the Term of his employment with the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the Company which is not in the public domain including trade secrets, budgets, strategies, operating plans, marketing plans, patents, copyrights, supplier lists, company agreements, employee lists, or the customer lists or similar information of the Company.

7.2 Proprietary Rights. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and/or its subsidiaries, which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties, remain the sole property of the Companies. Upon termination of his employment with the Company, Employee agrees to immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Employee agrees to disclose and assign to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Employee, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, which are along the lines of the business, work or investigations of the Company or its subsidiaries.

8. Termination.

8.1 Bases for Termination.

(a) Employee’s employment hereunder may be terminated at any time by mutual agreement of the parties.

(b) This Agreement and Employee’s employment with the Company shall automatically terminate on the date on which Employee dies or becomes permanently incapacitated. “Permanent incapacity” as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company based upon a certification of such incapacity by, in the sole discretion of the Company, either Employee’s regularly attending physician or a duly licensed physician selected by the Company, rendering Employee unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Employee shall be deemed to have “become permanently incapacitated” on the date 30 days after the Company has determined that Employee is permanently incapacitated and so notifies Employee.

(c) Employee’s employment may be terminated by the Company “with cause”, effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) in the event of any of the following actions by Employee: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries, (iii) willful or reckless breach of Employee’s fiduciary duties to the Company or willful misconduct as an employee of the Company that results in material economic detriment to the Company, (iv) neglect or unreasonable refusal to perform the material duties and responsibilities assigned to the Employee by the CEO and/or Board or under this Agreement, or (v) breach by Employee of any provision of this Agreement; provided, however, that with respect to clause (iv) and (v) above, in order for Employee to be terminated “with cause”, the Company must give the Employee written notice thereof and such breach shall not have been cured within thirty (30) days of receipt of such notice.

(d) Employee’s employment may be terminated by the Company “without cause”, effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement related to severance, vesting of options and continuation of benefits as set forth herein.

(e) Employee may terminate his employment hereunder by giving the Company no less than 30 days prior written notice of such termination.

8.2 Payment Upon Termination.

(a) Upon termination of Employee’s employment pursuant to Section 8.1, the Company shall pay to Employee, within ten days after the effective date of such termination, an amount equal to Employee’s then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to Employee, and Employee shall not be entitled to any other consideration or compensation except as provided in Section 8.2 (b) below.

(b) Upon termination of Employee’s employment by the Company without cause, or upon termination of Employee’s employment with the Company resulting from either (i) a breach by the Company of any of the payment obligations owed to the Employee as set forth in this Agreement, or (ii) a breach any material non payment provision of this Agreement and under (i) or (ii) above, the Company fails to cure such breach upon written notice from Employee of such breach within a reasonable period of time of such notice, not to exceed fifteen (15) business days, then the Company shall continue to pay Employee’s Base Salary in accordance with normal payroll procedures for a period of 12 months from the date of termination. After any such termination, the Company shall not be obligated to further compensate Employee nor provide the benefits to Employee described in Article 6 hereof, except as is required by Section 6.2 hereof which shall continue for a period of 12 months from the date of termination or as may be required by law.

(c) Nothing contained in this Section 8.2 shall affect the terms of any employee stock options that may have been issued by the Company to Employee, which in the event of termination of Employee’s employment with the Company shall continue to be governed by their own terms and conditions; provided however that if Employee’s employment is terminated by the Company “without cause”, any and all options granted to Employee shall then immediately vest.

9. Miscellaneous.

9.1 Transfer and Assignment. This Agreement is personal as to Employee and shall not be assigned or transferred by Employee. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

9.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

9.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Rhode Island.

9.4 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5 or 7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company (and which were rendered to Target Companies prior to the date hereof) are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The rights and remedies enumerated in this

Section 9.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

9.5 Dispute Resolution. All claims for monetary damages between the Company and Employee with respect to this Agreement shall be resolved by binding arbitration, with all proceedings conducted in Providence, Rhode Island, administered under the rules and regulations of the American Arbitration Association with the Federal Rules of Evidence applicable in all respects thereto. Neither the Company nor Employee shall be limited to arbitration with respect to claims for equitable relief hereunder.

9.6 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

9.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

9.8 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto.

9.9 Attorneys’ Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

9.10 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

9.11 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

9.12 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

9.13 Notices. Any notice under this Agreement must be in writing and may be: (i) telecopied, (ii) sent by overnight courier, (iii) hand-delivered, or (iv) sent by United States mail, to the party to be notified at the following address:

If to the Company, to:	KBL Healthcare Acquisition Corp. II
757 Third Avenue
21st Floor
New York, New York 10017

If to the Employee, to:	Steven Gibree
83 Franklin Road
Foster, Rhode Island 02825

9.14 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including but not limited to the obligations set forth in Sections 5 and 7 hereof) shall, unless otherwise specified, survive the termination or expiration of this Agreement and be binding on Employee and the Company.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the date first above written.

In the presence of	KBL Healthcare Acquisition Corp. II

By:

SII Acquisition Corp.

By:

Steven Gibree

ANNEX L

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made this          day of September, 2006, between Summer Infant, Inc. (the “Company”), a Rhode Island corporation having a principal mailing address at 582 Great Road, PO Box 829, Slatersville, Rhode Island 02876-0899 and Joseph Driscoll (the “Employee”) having a principal mailing address at

RECITALS

WHEREAS, the Company desires to be assured of the association and services of Employee; and

WHEREAS, Employee is willing and desires to be employed by the Company, and the Company is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, upon the mutual terms, covenants and conditions set forth herein.

2. Term.

2.1 Initial Term. The initial term of this Agreement shall be for a period of two (2) years commencing on                     , 2006 and expiring on                     , 2008, unless terminated earlier pursuant to Section 8 hereof; provided, however, that Employee’s obligations in Sections 5 and 7 hereof shall continue in effect after such termination.

2.2 Additional Terms. This Agreement shall be renewed for successive periods of one (1) year unless either party shall give notice of non-renewal, within sixty (60) days of the expiration of the initial three-year term or any such one-year renewal term.

3. Duties. Employee shall serve as Chief Financial Officer of the Company with such duties and responsibilities as may from time to time be assigned to Employee by the CEO and/or Board of Directors of Company (the “Board”), commensurate with Employee’s title and position described in this sentence. Whenever used in this Agreement the word “Company” shall also mean and include Summer Infant Europe Limited and Summer Infant Asia Ltd., affiliated entities of Summer Infant, Inc. (collectively the “Affiliated Entities”). Further, to the extent that the Company consummates its proposed merger and related business combination transactions (collectively, the “Acquisition”) with KBL Healthcare Acquisition Corp. II (“KBL”), then any reference to the Company or the Company’s Board shall also include KBL and/or its Board of Directors, any subsidiaries of KBL and the Affiliated Entities. (The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the “Services”). Employee shall report directly to the CEO. Employee agrees that he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement to the best of his ability and experience and in compliance with the law. Employee shall perform his duties out of the Company’s Rhode Island office (as the same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to by the Company and Employee; provided, that, Employee’s duties may include reasonable travel, including but not limited to travel to offices of Company and KBL, if applicable, as is reasonably necessary and appropriate to the performance of Employee’s duties hereunder. Employee will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Employee’s employment.

4. Exclusive Service. Employee agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company and the performance of his duties hereunder. Employee may, however, engage in civic and not-for-profit activities for which no compensation (other than reimbursement of his actual expenses incurred in performance of such activities) is paid to him, so long as such activities do not materially interfere with the performance of his duties to the Company or directly conflict with the Company’s business interests.

5. Non-Competition and Other Covenants.

5.1 Non-Competition Agreement. For so long as the Employee is employed by the Company and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company and/or KBL, if applicable:

(a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5.2 below, in the design, research, development, marketing, sale, or licensing of products or services that are substantially similar to or competitive with the business of Company, and/or KBL if applicable; or

(b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 5.2 below, any person who is an employee of Company or if applicable, KBL or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company, or if applicable, KBL or any of its subsidiaries.

5.2 Geographical Areas. The geographical areas in which the restrictions provided for in this Section 5 apply include all cities, counties and states of the United States, and all other countries in which Company is conducting business at the time. Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 5 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply.

5.3 Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Employee set forth above in this Section 5, Employee agrees with Company that, for so long as Employee is employed by Company, and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, either for Employee or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, by Company or any subsidiary of Company to any customer of Company.

5.4 Non-Solicitation of Employees or Consultants. In addition to, and not in limitation of, the non-competition covenants of Employee set forth above in this Section 5, Employee agrees with Company that, for so long as Employee is employed by Company, and for twelve (12) months following the termination date of Employee’s employment under this Agreement, Employee will not, either for Employee or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of Company or any affiliate of Company, to terminate his or her employment or his, her or its services with, Company or any subsidiary or affiliate of Company or to take employment with another party.

5.5 Tolling of Period of Restraint. Employee expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court and Employee is not enjoined from breaching any of the restraints set forth in Section 5, then if a court of competent jurisdiction finds that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

5.6 Acknowledgements/ Amendment to Retain Enforceability. Employee acknowledges and agrees that the restrictions contained in Sections 5.1 through 5.6 are fair and reasonable and necessary for the protection of the legitimate business interests of the Company. Employee acknowledges that in the event Employee’s employment with the Company terminates for any reason, Employee will be able to earn a livelihood without violating the restrictions contained in this Section 5 and that Employee’s ability to earn a livelihood without violating such restrictions is a material condition to Employee’s employment and continued employment with the Company.

Employee expressly agrees that the character, duration and geographical scope of the covenants contained in this Section 5 are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. It is the intent of the parties that the provisions of this Section 5 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 5 is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

6. Compensation and Benefits.

6.1 Salary. During the term of this Agreement, Company shall pay Employee an initial salary of $170,000 per annum. Employee’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Employee’s salary shall be subject to review and adjustment in accordance with Company’ customary practices concerning salary review for similarly situated employees of Company.

6.2 Benefits. Employee will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Employee. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement.

6.3 Performance Bonus. Employee will be eligible to earn a performance bonus equal to $42,500 (“Performance Bonus”) at the end of calendar year 2007, provided, that the Company attains is projected revenue, net income and other performance criteria goals as determined and approved in writing by the CEO (if the Acquisition has not been consummated) or the Compensation Committee (if the Acquisition has been consummated) of the Board prior to or within sixty (60) days after the Company’s operating budget is established for calendar 2007.

6.4 Cash Bonus. If and to the extent that the Employee is still employed by the Company and the proposed merger and related business combination transactions with KBL is consummated, then the Employee shall receive a cash bonus at the KBL closing of $50,000 (“Cash Bonus”).

6.5 Stock Bonus. To the extent that the Company consummates its proposed merger and related business combination transactions with KBL, then the Employee will be eligible to participate in a stock bonus plan, under the Company’s equity incentive plan (up to 170,000 shares of common stock), such participation rights to be determined by the Compensation Committee of the Board.

6.6 Expenses. Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with Company’s business, provided that such expenses are deductible to Company, are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

7. Confidentiality and Proprietary Rights.

7.1 Confidentiality. Employee recognizes and acknowledges that as a result of his employment with the Company he will have access to certain confidential information relating to the Company, including, but not limited to, operational policies, financial information, marketing information, personnel information, trade secrets, customer information (including customer lists and analytical sales data), and pricing and cost policies, that are valuable, special and unique assets of the Company (collectively, “Confidential Information”). Employee agrees that Employee will not use or disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except as is required in the course of performing Employee’s duties unless (i) such information becomes known to the public generally through no breach by Employee of this covenant or (ii) disclosure is required by law or any governmental authority or is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to this clause (ii), Employee shall give prior written notice to the Company and provide the Company with the opportunity to contest such disclosure. Employee agrees that, both during the Employment Period and after termination or expiration of this Agreement, Employee will hold in a fiduciary capacity for the benefit of the Company and shall not, directly or indirectly, use or disclose, except as authorized by the Company in connection with the performance of Employee’s duties, any Confidential Information, that Employee may have or may acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) during employment with the Company. The covenants contained in this Section 7.1 shall survive employment with the Company for a period of two (2) years thereafter; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee’s obligations of confidentiality and non-disclosure as set forth in this Section 7 shall continue to survive to the greatest extent permitted by applicable law. These rights of the Company are in addition to rights the Company has under the common law or applicable statutes for the protection of trade secrets.

7.2 Proprietary Rights. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and/or its subsidiaries, which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties, remain the sole property of the Companies. Upon termination of his employment with the Company, Employee agrees to immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Employee agrees to disclose and assign to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Employee, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, which are along the lines of the business, work or investigations of the Company or its subsidiaries.

8. Termination.

8.1 Bases for Termination.

(a) Employee’s employment hereunder may be terminated at any time by mutual agreement of the parties.

(b) This Agreement and Employee’s employment with the Company shall automatically terminate on the date on which Employee dies or becomes permanently incapacitated. “Permanent incapacity” as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company based upon a certification of such incapacity by, in the sole discretion of the Company, either Employee’s regularly attending physician or a duly licensed physician selected by the Company, rendering Employee unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Employee shall be deemed to have “become permanently incapacitated” on the date 30 days after the Company has determined that Employee is permanently incapacitated and so notifies Employee.

(c) Employee’s employment may be terminated by the Company “with cause”, effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) in the event of any of the following actions by Employee: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or theft of or maliciously intentional damage to the property of the Company, (iii) willful or reckless breach of Employee’s fiduciary duties to the Company or willful misconduct as an employee of the Company that results in material economic detriment to the Company, (iv) neglect or unreasonable refusal to perform the material duties and responsibilities assigned to the Employee by the CEO and/or Board or under this Agreement, or (v) breach by Employee of any provision of this Agreement; provided, however, that with respect to clause (iv) and (v) above, in order for Employee to be terminated “with cause”, the Company must give the Employee written notice thereof and such breach shall not have been cured within thirty (30) days of receipt of such notice.

(d) Employee’s employment may be terminated by the Company “without cause”, effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement related to severance, vesting of options and continuation of benefits as set forth herein.

(e) Employee may terminate his employment hereunder by giving the Company no less than 30 days prior written notice of such termination.

8.2 Payment Upon Termination.

(a) Upon termination of Employee’s employment pursuant to Section 8.1, the Company shall pay to Employee, within ten days after the effective date of such termination, an amount equal to Employee’s then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to Employee, and Employee shall not be entitled to any other consideration or compensation except as provided in Section 8.2 (b) below.

(b) Upon termination of Employee’s employment by the Company without cause, or upon termination of Employee’s employment with the Company resulting from either (i) a breach by the Company of any of the payment obligations owed to the Employee as set forth in this Agreement, or (ii) a breach any material non payment provision of this Agreement and under (i) or (ii) above, the Company fails to cure such breach upon written notice from Employee of such breach within a reasonable period of time of such notice, not to exceed fifteen (15) business days, then the Company shall continue to pay Employee’s Base Salary in accordance with normal payroll procedures for a period of 6 months from the date of termination. After any such termination, the Company shall not be obligated to further compensate Employee nor provide the benefits to Employee described in Article 3 hereof, except as may be required by law.

(c) Nothing contained in this Section 8.2 shall affect the terms of any employee stock options that may have been issued by the Company to Employee, which in the event of termination of Employee’s employment with the Company shall continue to be governed by their own terms and conditions.

9. Miscellaneous.

9.1 Transfer and Assignment. This Agreement is personal as to Employee and shall not be assigned or transferred by Employee. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

9.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

9.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Rhode Island.

9.4 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5 or 7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company (and which were rendered to Target Companies prior to the date hereof) are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 9.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

9.5 Dispute Resolution. All claims for monetary damages between the Company and Employee with respect to this Agreement shall be resolved by binding arbitration, with all proceedings conducted in Providence, Rhode Island, administered under the rules and regulations of the American Arbitration Association with the Federal Rules of Evidence applicable in all respects thereto. Neither the Company nor Employee shall be limited to arbitration with respect to claims for equitable relief hereunder.

9.6 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

9.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

9.8 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto.

9.9 Attorneys’ Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

9.10 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

9.11 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

9.12 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

9.13 Notices. Any notice under this Agreement must be in writing and may be: (i) telecopied, (ii) sent by overnight courier, (iii) hand-delivered, or (iv) sent by United States mail, to the party to be notified at the following address:

If to the Company, to:	Summer Infant, Inc.
582 Great Road PO Box 829 Slatersville, Rhode Island 02876-0899 Attention: Jason Macari, CEO

If to the Employee, to:	Joseph Driscoll

9.14 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including but not limited to the obligations set forth in Sections 5 and 7 hereof) shall, unless otherwise specified, survive the termination or expiration of this Agreement and be binding on Employee and the Company.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the date first above written.

In the presence of	Summer Infant, Inc.

By:
Jason Macari, President

Joseph Driscoll

ANNEX M

DATED                      200

SUMMER INFANT EUROPE LIMITED

- and -

RACHELLE HAREL

                    , 200

SERVICE AGREEMENT

Cobbetts LLP

Trafalgar House

29 Park Place

Leeds

LS1 2SP

DX: 14085 Leeds Park Square

Tel:  0845 404 2404

Fax: 0845 404 2424

CONTENTS

Clause		Page
1	DEFINITIONS	1

2	INTERPRETATION	2

3	APPOINTMENT	2

4	PERIOD OF EMPLOYMENT	2

5	DUTIES	3

6	PLACE OF EMPLOYMENT AND OVERSEAS WORK / TRAVEL	4

7	SALARY	4

8	BONUS SCHEME AND SHARE OPTIONS	4

9	EXPENSES	5

10	CAR	5

11	OTHER BENEFITS	6

11.1	PENSION	6

11.2	MEDICAL EXPENSES	6

11.3	OTHER EMPLOYEE BENEFITS	6

11.4	GENERAL	6

12	SICKNESS OR INJURY	6

13	HOLIDAYS	7

14	INVENTIONS, COPYRIGHT AND DESIGNS	7

15	OTHER INTELLECTUAL PROPERTY	8

16	CONFIDENTIAL INFORMATION	8

17	OTHER BUSINESS INTERESTS	9

18	PROTECTION OF THE COMPANY’S BUSINESS INTERESTS	9

19	TERMINATION OF EMPLOYMENT	11

20	TERMINATION DUE TO RECONSTRUCTION OR AMALGAMATION	13

21	EFFECT OF TERMINATION	13

22	DIRECTOR’S OBLIGATIONS ON TERMINATION	13

23	EFFECT OF CEASING TO BE A DIRECTOR	14

24	WORKING TIME REGULATIONS 1998	14

25	DISCIPLINARY AND DISMISSAL PROCEDURES	15

26	GRIEVANCE PROCEDURE	15

27	PARTICULARS OF EMPLOYMENT	15

28	NOTICES	15

29	MISCELLANEOUS	15

THIS SERVICE AGREEMENT is made on                          200

PARTIES:

(1)	SUMMER INFANT EUROPE LIMITED, (company number 4322137) whose registered office is at 271 High Street, Berkhamsted, Herts HP4 1AA (the “Company”); and

(2)	RACHELLE HAREL of 10 Kimble Crescent, Bushey, Watford, Hertfordshire WD23 4SR (the “Director”).

AGREED TERMS

1	DEFINITIONS

In the Agreement:

1.1	“Board” means the board of directors of the Company or any person or committee authorised by the Board as its representative for the purpose of the Agreement;

1.2	“Commencement Date” means the date of execution of this Agreement;

1.3	“Confidential Information” means information about the Company’s and/or the Group Companies’ business and/or that of its or their suppliers, customers and others with whom it or they deal which amounts to a trade secret, is confidential or commercially sensitive and/or which may not be readily available to others engaged in similar business or to the general public (in whatever form or medium such information may be held, stored or recorded), and includes (but is not limited to):

1.3.1	information about the Company’s and/or the Group Companies’ clients or customers (including specific client or customer lists), and details of its or their employees, contractors, agents, distributors and suppliers, in each case whether these are actual or potential clients, customers, employees, contractors, agents, distributors or suppliers;

1.3.2	information about the financial position and future plans of the Company and the Group Companies;

1.3.3	information on any database belonging to or operated by or on behalf of the Company and/or any Group Company where such information is not publicly available;

1.3.4	information regarding the Company’s and the Group Companies prices, discounts, business and its or their financial, marketing, development and manpower plans;

1.3.5	passwords and other security information;

1.3.6	information about and concerning the designs and specifications of the products or processes designed and manufactured by or on behalf of the Company and/or any Group Company and of those products or processes which are in the process of being designed by or on behalf of the Company and/or any Group Company; and

1.3.7	all other information, whether technical, non-technical, scientific, or non-scientific, which the Company or any Group Company considers might cause significant harm were it to be available to and/or used by anyone other than the Company or a Group Company and which is notified to the Director as being confidential or is clearly by its nature confidential and is treated by the Company and/or any Group Company as such;

1.4	“Group Company” means any company that is at or at any time after the date of this Agreement a subsidiary of the Company or the holding company of the Company or a subsidiary of any such holding company (“subsidiary” and “holding company” having the meanings respectively ascribed to them in the Companies Act 1985), and includes (without limitation) the Parent Company;

1.5	“Intellectual Property” means all intellectual property, including but not limited to: patents; registered or unregistered trade marks; domain names; registered or unregistered designs; utility models; copyright; semi-conductor topography rights; database rights; applications for any of the foregoing and the right to apply for them in any part of the world; discoveries; creations; inventions; improvements upon or additions to an invention; Confidential Information; know-how and any research effort relating to any of the above; business names (whether registrable or not); moral rights; and any similar rights in any country;

1.6	“Parent Company” means KBL Healthcare Acquisition Corp. II, or any other company which is at or after the date of this Agreement the immediate holding company of the Company;

1.7	“Prohibited Area” means the UK;

1.8	“Regulations” means the Working Time Regulations 1998; and

1.9	“Termination Date” means the date upon which the Director’s employment with the Company terminates.

2	INTERPRETATION

In this Agreement:

2.1	Any reference to a statute or statutory provision includes a reference to that statute or provision as modified or re-enacted from time to time.

2.2	Any reference to a “person” includes a reference to a body corporate or unincorporated body of persons.

2.3	Any reference to the singular includes reference to the plural and vice versa.

2.4	Words importing the masculine include the feminine and neuter and vice versa.

2.5	References to Clauses are unless otherwise stated to Clauses of this Agreement.

2.6	The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

3	APPOINTMENT

3.1	The Company will employ the Director in the position of Director and General Manager or in such other comparable position as the Company may from time to time require having regard to the needs of the business of the Company and/or any Group Company from time to time. The Director accepts that the Company may require her to perform alternative or additional duties or tasks not necessarily within the ordinary scope of her duties, including duties or tasks for any Group Company, and the Director agrees to perform those duties or tasks as if they were specifically required under this Agreement.

3.2	The Company is entitled to appoint any other person or persons to act jointly with the Director in such position.

3.3	By entering into this Agreement the Director represents and warrants to the Company that she is not bound by or subject to any court order, contract, agreement, trust, undertaking or other legal obligation which in any way restricts or prohibits her from entering into this Agreement or from performing her duties under it.

4	PERIOD OF EMPLOYMENT

4.1	Subject to the terms of this Agreement and in particular to Clause 19 the employment of the Director under this Agreement will begin on the Commencement Date and will continue until terminated by either party giving to the other not less than 6 months’ written notice expiring at any time.

4.2	The normal retirement age applicable to the Director’s employment is 65. Any request to continue in employment beyond that normal retirement age will be dealt with on an individual basis.

4.3	The Director’s period of continuous employment with the Company for all statutory purposes began on April 1, 2003. No employment with a previous employer counts as part of the Director’s period of continuous employment with the Company.

5	DUTIES

5.1	The Director will during the term of this Agreement:

5.1.1	faithfully and diligently serve the Company and any Group Company to the best of her ability and carry out her duties and exercise her powers (including such duties and powers as the Board may from time to time direct or vest in her) in a proper and efficient manner;

5.1.2	obey all Company rules regulations policies and procedures and all codes of practice and/or statutory or regulatory provisions from time to time in force which are applicable to her as a director and/or to the Company;

5.1.3	devote the whole of her time, attention, abilities and skill to the business and affairs of the Company and any Group Company during the Company’s normal business hours which are from 9am to 5.30pm Monday to Friday each week and during such additional hours as are necessary for the proper performance of her duties or as the Board may reasonably require from time to time;

5.1.4	at all times and in all respects comply with all requests directions and/or instructions of the Board and/or of the director to whom she reports (which shall initially be the Chief Operating Officer and/or Chief Executive Officer of the Parent Company);

5.1.5	at all times use her best endeavours to promote maintain and protect the interests and reputation of the Company and the Group Companies;

5.1.6	at all times promptly disclose to the Board any information which comes into her possession which adversely affects or may adversely affect the Company and/or any Group Company or the business of the Company and/or any Group Company;

5.1.7	keep the Board at all times promptly and fully informed (in writing if so requested) of the business and affairs of the Company and any Group Company and her conduct thereof and provide such explanations and assistance in connection with it as the Board may require.

5.2	The duties which (in accordance with Clause 3.1) the Board may assign to the Director without further remuneration include:

5.2.1	duties on behalf of any Group Company; and/or

5.2.2	acting as an officer or director of any Group Company and holding offices or appointments as a nominee or representative of the Company and/or any Group Company.

Where such duties are assigned to her the Director has no entitlement or legitimate expectation to maintain such role(s) throughout her employment.

5.3	The Director must not without the prior written consent of the Board enter into any commitment, contract or arrangement on behalf of the Company or any Group Company other than in the normal course of business or of an unusual, onerous or long-term nature.

5.4	The Director acknowledges and agrees that she is at all times during her employment, including during any period of suspension or while on garden leave under Clause 19.6, subject to a duty of goodwill, trust, confidence, good faith and fidelity to the Company. These duties include, without limitation, the duty throughout the duration of this Agreement:

5.4.1	not to compete with the Company and/or any Group Company;

5.4.2	not to make preparations (during the hours when she should be providing services under this Agreement) to compete with the Company and/or any Group Company after this Agreement has terminated;

5.4.3	not to solicit in competition with the Company and/or any Group Company any customer or customers of the Company and/or any Group Company;

5.4.4	not to entertain invitations to provide services in a personal capacity from customers of the Company and/or any Group Company where such invitations relate to services which could be provided by the Company and/or any Group Company;

5.4.5	not to offer employment to employees of the Company and/or any Group Company (other than employment by the Company and/or a Group Company); and

5.4.6	not to copy or memorise Confidential Information or trade secrets of the Company and/or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company and/or any Group Company.

6	PLACE OF EMPLOYMENT AND OVERSEAS WORK / TRAVEL

6.1	The Director’s normal place of employment is 20 Sparrows Herne, Bushey, Hertfordshire WD23 1FX but the Company is entitled to require the Director to work at such other places whether on a temporary or permanent basis as the Board may from time to time direct.

6.2	The Director will in the performance of her duties be required to travel within the United Kingdom and overseas including (without limitation) to the offices of the Parent Company.

6.3	The Director will not be required to work outside the UK for periods exceeding one month.

7	SALARY

7.1	The Director will receive a salary (which will accrue from day to day) at the rate of £81,300 per year, payable by equal monthly instalments in arrears.

7.2	The salary of the Director will be reviewed periodically by the Board (without any obligation to increase) and if the Board in its discretion determines to increase the salary any such increase will be paid from a date to be determined by the Board.

7.3	The salary payable under Clause 7.1 is deemed to include any fees or remuneration to which the Director would otherwise be entitled as a director or other office holder of the Company and/or any Group Company.

7.4	The Company is entitled (on giving prior written notice to the Director) to change the dates, frequency or manner of payment at any time where the reasonable needs of the Company’s business so require.

8	BONUS SCHEME AND SHARE OPTIONS

8.1	The Director is entitled to receive bonus payments in accordance with bonus terms determined by the Parent Company in its absolute discretion and notified to the Director from time to time (the “Bonus Scheme”).

8.2	The Company reserves the right for the Parent Company in its absolute discretion to change the terms of or to withdraw the Bonus Scheme upon giving to the Director written notice of its intention so to do together with details of how the changes affect the Director’s entitlement to receive bonus. Any such changes will be effective from the expiry of the notice. Receipt of a bonus in one period therefore creates neither right to nor expectation of bonus in a future period.

8.3	Bonus will not become part of the Director’s remuneration package for any purpose including any pension or insurance benefits.

8.4	Except where the terms of the Bonus Scheme expressly so provide or where the Parent Company in its absolute discretion so determines, bonus is not payable if, at the date of payment, the Director is not employed with the Company or has served or been served with notice of termination of employment.

8.5	The Company may offer to the Director the opportunity to subscribe for shares in the Company. The details of any such share options to be offered to the Director will be recorded in separate documentation.

9	EXPENSES

The Company will reimburse the Director the amount of all reasonable travelling, hotel, and other expenses properly and necessarily incurred by her in the performance of her duties hereunder, subject to the terms of the Company’s expenses policy in force from time to time and provided that such expenses are deductible by the Company for tax purposes. The Director must provide all supporting receipts or documents in respect of such expenses as may be required by the Company.

10	CAR

10.1	Subject to the terms of the Company’s car policy in force from time to time the Company will make available to the Director for her use in performing her duties a car of a type that it deems suitable for her role, and authorises the Director to use it also for her private purposes. The Company will pay for all repair, maintenance and fuel costs in connection with the car and shall tax and insure the car as appropriate.

10.2	The Director must (as a condition of her employment) ensure that she has at all times a current valid licence to drive the car, and must at all times comply with:

10.2.1	the terms of the Company’s car policy in force from time to time and any other guidelines issued by the Company or any relevant leasing company in respect of the use of Company cars; and

10.2.2	the terms of the car insurance policy.

10.3	The Director must immediately report to the Company any accident or incident involving the car, any endorsement of her driving licence and any circumstance as a result of which she is or may be disqualified from holding a driving licence, and must supply such additional information to the Company regarding the reported matters as the Board may request.

10.4	Where the Director (in breach of Clause 10.2 above) is disqualified for any reason from holding a driving licence, the Company reserves the right to terminate her employment by giving her notice of not less than her minimum notice entitlement under Section 86(1) of the Employment Rights Act 1996.

10.5	Immediately upon the termination of her employment (however arising) the Director must return the car and its keys to the Company at its principal place of business (or any other place nominated by the Company for its return).

10.6	The Company will not be liable for any fines (including parking fines) that are incurred by the Director whilst using her Company car and the Company may require the Director to meet the cost of any excess in connection with any insurance claim where full recovery is not made.

10.7	The Director must not do or omit to do anything where such act or omission would or might make void or prejudice any insurance policy or leasing agreement maintained by the Company in respect of the car.

10.8	At any time and for any reason whatsoever (including, without limitation if the Director is disqualified (for any reason) from driving a motor vehicle or becomes unable or is no longer required to use the car in order to perform the duties of her employment) the Company may at its discretion withdraw the use and benefit of the car. Where the Company exercises its discretion under this Clause, the Director will have no claim or entitlement to compensation in lieu of the benefit.

11	OTHER BENEFITS

Pension

The Company will pay employer contributions into a personal pension plan nominated by the Director at a rate to be agreed by the parties from time to time and which shall not be less than 3 per cent of the Director’s annual basic salary set out in Clause 7.1 above, [provided that the Director also contributes at least [3] per cent of her annual basic salary to such plan)]. The current Company contribution rate is 10 per cent of the Director’s annual basic salary. The Company’s [and the Director’s] contributions will be made on a monthly basis.

A contracting-out certificate issued in accordance with Part III of the Pension Schemes Act 1993 is not in force in respect of the Director’s employment.

Medical Expenses

Subject to the Director’s compliance with all requirements of the Company and the relevant insurer, the Company will pay the premium in respect of medical expenses insurance for the benefit of the Director on such terms as the Company may in its absolute discretion decide from time to time. Details of the current policy will be supplied on request.

Other Employee Benefits

The Director may be eligible from time to time to receive other benefits generally available to employees of the Company or of any Group Company. The Director will be notified of her eligibility to receive any such benefits, and of the terms on which those benefits are to be made available, when and if she becomes eligible to receive them.

General

11.1.1	The benefits referred to in this Clause 11 are subject to the rules and eligibility requirements of the relevant schemes from time to time and the terms and requirements imposed by any insurer or service provider. If any service provider or scheme provider (including any insurer) refuses for any reason to provide benefits or cover cannot be obtained other than at unacceptable cost the Company will not be liable to provide any such benefits or compensation in lieu.

11.1.2	The Company reserves the right to vary the terms of and/or withdraw any scheme or benefit provided under this Clause or to change the provider of any scheme or benefit.

12	SICKNESS OR INJURY

12.1	If the Director is prevented by sickness or injury from properly performing her duties under this Agreement she must report this fact forthwith to the director to whom she reports and must (on her return to work) provide a self-certification form stating the dates of and reason(s) for such absence.

12.2	If the Director is prevented by sickness or injury from properly performing her duties under this Agreement for seven or more consecutive days she must throughout her period of absence maintain at least weekly contact with the director to whom she reports and must provide a medical certificate from her doctor (or other relevant medical adviser) on the eighth day and weekly thereafter.

12.3	Provided that she has complied with the provisions relating to notification contained in Clauses 12.1 and 12.2 the Director will receive statutory sick pay during any absence due to sickness or injury, subject to the provisions governing the statutory sick pay scheme.

12.4	The Company reserves the right to ask the Director to produce a medical certificate at any stage of absence.

12.5	The above provisions do not limit or restrict the Company’s right to review the effect of any illness on the Director’s continued employment with the Company and the Company reserves the right to require the Director to be examined at any time by her own doctor and/or by an independent doctor (in either case at its expense) for the purpose of providing guidance to the Company on any such review. The Director agrees to the results of any such medical examination being disclosed to the Company, which will be entitled to discuss the examination and the results with the person who carried it out and with its advisers.

12.6	If the Director is or has been absent due to sickness or injury for longer than 26 weeks the Company may terminate her employment by giving her notice of not less than her minimum notice entitlement under section 86(1) of the Employment Rights Act 1996.

13	HOLIDAYS

13.1	In addition to the 8 public holidays observed by the Company (being the 8 public / bank holidays recognised in England and Wales), the Director is entitled to 25 days’ paid holiday in each holiday year (which runs from 1 January to 31 December in any year) to be taken at times to be agreed in advance with the director to whom she reports. This entitlement includes the Director’s statutory holiday entitlement under the Regulations.

13.2	No holidays may be carried over by the Director from one holiday year to the next except with the prior written consent of the Board (which will only be given in exceptional circumstances).

13.3	Subject to Clause 13.5 below, for the holiday year during which her appointment commences or terminates, the Director is entitled to 2.08 working days’ holiday for each completed calendar month in the employment of the Company during that holiday year.

13.4	On termination of her employment only the Director will be entitled to receive pay in lieu of holiday accrued but untaken, unless the Director is dismissed in accordance with Clause 19.2 in which case her entitlement will be limited to any accrued unused statutory holiday. The Director must repay to the Company (and the Company will be entitled to deduct from any final monies due to her) any pay received for holiday taken in excess of her entitlement.

13.5	During her notice period the Director shall only be entitled to accrue holiday entitlement under the Regulations (which will accrue at the rate of 1.66 days per completed month). The Company may require the Director to take any accrued but untaken contractual or statutory holiday entitlement during her notice period (even if already booked to be taken at a later date).

13.6	The Director and the Company agree that the provisions of this Clause 13 regarding entitlement to and arrangements for paid holiday serve to vary the relevant provisions of the Regulations and that in any holiday year the Director will be deemed to have utilised her entitlement to 20 days’ leave under the Regulations before any other holiday.

13.7	The granting by the Company of additional days of holiday in any one holiday year does not create any right to those holidays in future years.

14	INVENTIONS, COPYRIGHT AND DESIGNS

14.1	The parties foresee that the Director may make inventions or create other Intellectual Property in the course of her duties under this Agreement and agree that in this respect the Director has a special responsibility to further the interests of the Company and the Group Companies.

14.2	If at any time during the term of her employment the Director, whether alone or with any other person, makes discovers or produces any invention, process, development or design which relates to,

or affects, or in the opinion of the Company is capable of being used or adapted for use in or in connection with, the business or any product, process or Intellectual Property of the Company or any Group Company:

14.2.1	the invention, process, development or design will be the absolute property of the Company (except to the extent, if any, provided otherwise by section 39 of the Patents Act 1977); and

14.2.2	the Director must immediately disclose it to the Company in writing and must provide the Company with all such information, data, drawings and documentation as the Company may request in relation thereto.

14.3	The Director must, if and when required to do so by the Company (whether during the term of her employment or afterwards) and at its expense:

14.3.1	apply, or join with the Company in applying, for patent or other protection in any part of the world for any invention, process, development or design to which Clause 14.1 applies;

14.3.2	execute or procure to be executed all instruments, and do or procure to be done all things, which are necessary for vesting such letters patent or other protection in the Company or any Group Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or Group Company or its nominee; and

14.3.3	assist in defending any proceeding relating to, or in any application for or enforcement of, such patent or other protection.

14.4	The Director must disclose to the Company without delay all copyright works or designs which have been originated, conceived or otherwise produced by the Director alone or in collaboration with others during her employment in the course of the duties of her employment or other duties specifically assigned to her. The Company will own all rights in the said copyright works and designs and the Director hereby waives any and all moral rights related to the said copyright works and designs.

14.5	The Director must if requested so to do by the Company and at the Company’s expense take all steps necessary and execute all documents and do all things that may be required for the purpose of establishing the rights of the Company under the above provisions of this Clause.

15	OTHER INTELLECTUAL PROPERTY

15.1	If at any time during her employment under this Agreement the Director makes or discovers or participates in the making or discovery of any Intellectual Property not the subject of Clause 14 relating to or capable of being used in the business for the time being carried on by the Company or any Group Company, the Director must promptly provide full details of such Intellectual Property to the Company, including all information, data, drawings and documentation as may be requested by the Company in relation thereto. All such Intellectual Property will be the absolute property of the Company.

15.2	The Director irrevocably appoints the Company as her attorney in her name and on her behalf to execute all documents and do all things required in order to give full effect to the provisions of Clauses 14 and 15.

15.3	Rights and obligations under Clauses 14 and 15 will continue in force after termination of this Agreement in respect of Intellectual Property made during the Director’s employment under this Agreement and will be binding on her representatives.

16	CONFIDENTIAL INFORMATION

16.1	The Director acknowledges that in the course of her employment under this Agreement she will have access to and be entrusted with Confidential Information.

16.2	The Director must not, directly or indirectly during the term of her employment or at any time afterwards (unless authorised to do so by the Company) for her own benefit or the benefit of any other person firm or company use or exploit or disclose or divulge to any third party whether deliberately or by neglect or inadvertence any Confidential Information unless specifically authorised by the Company or a court of competent jurisdiction or for the purposes of performing her duties under this Agreement.

16.3	All notes, summaries, extracts and memoranda of any Confidential Information or trade secrets which are acquired, received or made by the Director during the course of her employment are the property of the Company.

16.4	The Director must not at any time make any copy of or record summarise or précis any document or any part of a document belonging to the Company or any Group Company or record the same in any electronic medium except as may be specifically and necessarily required for the purposes of her employment under this Agreement.

16.5	The obligations of confidentiality under this Clause will not apply to any information or material which the Director can prove:

16.5.1	was disclosed to the Director lawfully by a third party who did not obtain the same (whether directly or indirectly) unlawfully; or

16.5.2	was in the public domain at the time of receipt by the Director or has subsequently entered into the public domain other than by reason of the breach by the Director of the provisions of this Clause 16.

17	OTHER BUSINESS INTERESTS

17.1	Subject to Clause 17.2 the Director must not during the term of her employment without the prior consent in writing of the Board be concerned or interested directly or indirectly in any capacity in any other business which is wholly or partly in competition with the business carried on by the Company or by any Group Company or where such engagement, concern or interest could reasonably be expected to lead to a direct conflict of interest arising or otherwise to impair the Director’s ability to act in the best interests of the Company or any Group Company.

17.2	Nothing in Clause 17.1 prevents the Director from holding or being beneficially interested in shares or debentures or other securities listed on the London Stock Exchange or dealt in on the Alternative Investment Market, Ofex or any other recognised stock exchange provided that she neither holds nor is beneficially interested in more than 5% of any single class of any such shares or securities. For the purposes of this Clause there shall be aggregated with any shares or securities held by the Director any shares or securities which her spouse or partner or her children under the age of 18 may hold or in which such person(s) is/are beneficially interested.

18	PROTECTION OF THE COMPANY’S BUSINESS INTERESTS

18.1	The Director shall not directly or indirectly for a period of 6 months from the Termination Date within the Prohibited Area without the prior consent in writing of the Board and whether on her own account or for or on behalf of any other person, firm or company carry on or be engaged or concerned or interested in any capacity in or provide technical, commercial or professional advice to any business competing or seeking to compete with any business of the Company or of any Group Company in which in the period of 12 months prior to the Termination Date the Director was engaged or concerned.

18.2

The Director shall not directly or indirectly for a period of 12 months from the Termination Date without the prior consent in writing of the Board and whether on her own account or for or on behalf of any other person, firm or company in connection with any business (or any part thereof) which is or is intended to be similar to or competitive with the business (or any part thereof) of the Company or of any Group Company in which in the period of 12 months prior to the Termination Date the Director was engaged or concerned solicit, approach or canvass or cause to be solicited, approached or canvassed the custom of:

18.2.1	any person, firm or company who during the period of 12 months prior to the Termination Date was a client or customer of or in the habit of dealing with the Company or any Group Company and with whom the Director had personal contact in connection with her employment; or

18.2.2	any person, firm or company who was a potential client or customer of the Company or of any Group Company and with whom the Director had personal contact during the period of 12 months prior to the Termination Date with a view to obtaining business.

18.3	The Director shall not directly or indirectly for a period of 6 months from the Termination Date without the prior consent in writing of the Board and whether on her own account or for or on behalf of any other person, firm or company in connection with any business (or any part thereof) which is or is intended to be similar to or competitive with the business (or any part thereof) of the Company or of any Group Company in which in the period of 6 months prior to the Termination Date the Director was engaged or concerned:

18.3.1	deal with, sell goods or provide services to any person firm or company who during the period of 12 months prior to the Termination Date was a client or customer of the Company or in the habit of dealing with the Company or any Group Company and with whom the Director had personal contact in connection with her employment; or

18.3.2	deal with, sell goods or provide services to any person, firm or company who was a potential client or customer of the Company or any Group Company and with whom the Director had personal contact in connection with her employment during the period of 12 months prior to the Termination Date; or

18.3.3	be employed or engaged by or concerned or interested in any capacity in or provide, technical, commercial or professional advice to any person, firm or company who during the period of 12 months prior to the Termination Date was a client or customer or in the habit of dealing with the Company or any Group Company and with whom the Director had personal contact in connection with her employment if such involvement has or might reasonably be expected to have the result that such person, firm or company will cease or reduce its business with the Company or any Group company or will vary the terms of such business; or

18.3.4	be employed or engaged by or concerned or interested in any capacity, in any person, firm or company who was a supplier of or an introducer of business to the Company or any Group Company during the period of 12 months prior to the Termination Date if such involvement has or might reasonably be expected to have the result that such person, firm or company will cease or reduce its supply or introductions to the Company or any Group Company or will vary the terms of such supply or introduction.

18.4	The Director shall not for a period of 12 months from the Termination Date without the prior consent in writing of the Board directly or indirectly and whether on her own account or for or on behalf of any other person, firm or company seek to entice away from the Company or any Group Company or otherwise solicit or interfere with the relationship between the Company or any Group Company and any person, firm or company who was a supplier of or an introducer of business to the Company or any Group Company during the period of 12 months prior to the Termination Date and with whom the Director had personal contact in connection with her employment.

18.5	The Director shall not for a period of 12 months from the Termination Date without the prior consent in writing of the Board directly or indirectly and whether on her own account or for or on behalf of any other person, firm or company:

18.5.1	solicit, induce, approach or canvass away from the Company or any Group Company; or

18.5.2	make an offer to employ or engage

any person who is employed or engaged by the Company or any Group Company in the capacity of director, manager, officer, executive or in a sales, technical, research and development, marketing or other senior capacity with whom the Director worked or who was a member of the Director’s department or team during the 12 months prior to the Termination Date.

18.6	In the event that the Company exercises its rights under Clause 19.6.1, 19.6.2 and/or 19.6.3 of this Agreement the periods of restriction under Clauses 18.1, 18.2, 18.3, 18.4 and 18.5 above shall be reduced by the period in respect of which such rights have been exercised.

18.7	In the event that the Director receives an offer of employment or request to provide services either during this Agreement or during the currency of the restrictive periods set out in this Clause 18 the Director shall provide immediately to such person company or other entity making such an offer or request a full and accurate copy of this Agreement signed by both parties.

18.8	After the termination of her employment the Director will not represent herself or permit herself to be held out as being in any way connected with or interested in the businesses of the Company or any Group Company.

18.9	The Director acknowledges in respect of each of the restrictions contained in the preceding sub-Clauses:

18.9.1	that they constitute entirely separate, severable and independent restrictions on her; and

18.9.2	the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the legitimate interests of the Company and Group Companies and are reasonable in all the circumstances; and

18.9.3	they are considered reasonable by the parties in all respects but in the event that any of them shall be found or held to be void in circumstances when such restrictions would be valid if some part of the wording were deleted or the scope restricted in any way the parties agree that such restriction shall apply with such modification as may be necessary to make it valid and effective.

18.10	The Director hereby agrees that she will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company for which she performs services or holds office whereby she will accept restrictions corresponding to the restrictions contained in this Clause 18 (or such of them as may be appropriate in the circumstances) in relation to such business, such area and for such period as the Group Company may reasonably require for the protection of its legitimate interests.

18.11	For the purposes of this Clause 18 “supplier” includes distributor, agent or franchisee.

19	TERMINATION OF EMPLOYMENT

19.1	The Company will be entitled to terminate the Director’s employment in accordance with the provisions of Clauses 4.1, 10.4, 12.6 or 19.2 of this Agreement. For the avoidance of doubt, nothing in this Agreement nor any actual or prospective entitlement to any payments of salary, sick pay or insurance benefits (including any PHI benefits) shall prejudice the Company’s rights to terminate the Director’s employment under this Agreement and the Company may exercise any of its rights to terminate even if this affects the Director’s benefits or future potential benefits or payments.

19.2	The Company may terminate the Director’s employment summarily without notice or payment in lieu of notice or obligation to pay compensation for breach of contract:

19.2.1	if the Director commits any act of dishonesty whether relating to the Company, any Group Company, an employee or otherwise; or

19.2.2	if the Director is guilty of any gross default or gross misconduct in connection with or affecting the business of the Company or any Group Company; or

19.2.3	if the Director neglects, omits or refuses to perform all or any of her duties or obligations pursuant to her employment or this Agreement or to comply with a direction or instruction of the Board; or

19.2.4	if the Director carries out or neglects to carry out any action, whether during or outside the course of her employment or her duties under this Agreement, where in the reasonable opinion of the Board the business, operations, interests or reputation of the Director or the Company or any Group Company is or are likely to be prejudicially affected in consequence of such action or omission; or

19.2.5	if the Director refuses to accept or comply with any changes in her role or responsibilities, status or duties reasonably required by the Board; or

19.2.6	if the Director becomes prohibited by law from being a director of a company or if she ceases to be a director of the Company or any Group Company without the consent or concurrence of the Board; or

19.2.7	if there is material underperformance by the Company or any Group Company for whom the Director has responsibilities against the business plan for the relevant financial period; or

19.2.8	if the Director shall fail in the reasonable opinion of the Board to perform her duties and obligations competently after having received a written warning to that effect; or

19.2.9	if the Director is convicted of any criminal offence which, in the opinion of the Company, could have an adverse affect on the business of the Company or any Group Company (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which only a fine or non-custodial penalty can be imposed); or

19.2.10	if a receiving order shall be made against the Director or she shall enter into any arrangement or composition with her creditors generally or commit any other act of bankruptcy; or

19.2.11	if the Director is in material or significant breach of the Articles of Association of the Company and/or any statutory or regulatory provisions from time to time in force and applicable to her as a director of the Company.

19.3	The Company shall have the right to suspend the Director (subject to the continued payment of her salary and the provision of contractual benefits and for such period as the Company thinks fit) pending any investigation into any alleged misconduct and/or any circumstances that may give rise to a right to terminate under Clause 19.2 above.

19.4	At any time on or after either party has given notice of any length for any reason to terminate the Director’s employment, the Company may in its absolute discretion make a payment in lieu of the notice stipulated in Clause 4.1, 10.4 or 12.6 (as the case may be) or of any unexpired period of notice in full and final settlement of the Director’s contractual entitlements under this Agreement. The Director’s employment shall (without any further right to compensation and without the Company committing any breach of contract) determine immediately upon the Company notifying the Director that it is exercising its right to make payment in lieu pursuant to this Clause.

19.5	Any payment in lieu made under Clause 19.4 shall consist solely of a sum equivalent to the Director’s basic salary (at the rate applicable at the date notice is given) and the cost to the Company of providing her other contractual benefits but excluding any bonus payable under Clause 8 for the notice period or any unexpired period of notice as appropriate and shall be subject to such deductions for tax and national insurance as the employer is required to make. The Company may in its absolute discretion elect to maintain the provision of some or all of the Director’s other contractual benefits, as an alternative to making payment in lieu of the same.

19.6	At any time during any period of suspension and/or during the Director’s notice period:

19.6.1	the Company shall be under no obligation to vest in or assign to the Director any powers or duties or to provide any work for the Director and may require the Director to cease performing her normal duties and/or to perform exceptional duties or special projects;

19.6.2	the Company may exclude the Director from any premises of the Company or any Group Company and/or require the Director to work from home;

19.6.3	the Company may require the Director not to have any written or verbal contact without the consent of the Company with any client, supplier or employee or office holder of the Company or any Group Company;

19.6.4	the Director shall continue to obey all lawful and reasonable directions of the Board and the Director shall co-operate fully with the Board in providing such assistance and information as the Board may reasonably require to assist in the running of the business of the Company or any Group Company;

19.6.5	the Director shall co-operate fully in any investigation by the Board;

19.6.6	the Director shall not be authorised to represent the Company or any Group Company in any form or capacity whatsoever without the prior written consent of the Board;

provided always that the Director’s entitlement to salary and all other contractual benefits shall continue (but excluding any bonus payable under Clause 8) notwithstanding the Company’s exercise of its rights under this Clause. This Clause shall not affect the rights and obligations of the parties prior to the commencement of its application.

20	TERMINATION DUE TO RECONSTRUCTION OR AMALGAMATION

If the Director’s employment under this Agreement is ended by reason of the liquidation of the Company either for the purpose of reconstruction or amalgamation or as part of or in connection with any transfer of the undertaking in which the Director is employed and the Director is offered employment with any concern or undertaking resulting from such reconstruction amalgamation or transfer on terms and conditions which (taken as a whole) are generally not substantially less favourable than the terms of this Agreement then the Director shall have no claim against the Company in respect of the termination of her employment or the change in her terms of employment.

21	EFFECT OF TERMINATION

The expiration or termination of this Agreement however arising shall not operate to affect any of its provisions that in accordance with their terms are expressed to operate or have effect after such termination.

22	DIRECTOR’S OBLIGATIONS ON TERMINATION

22.1	Upon termination of this Agreement for whatever reason or in the event that the Company exercises its rights under Clauses 19.3 or 19.6 the Director shall at the request of the Company:

22.1.1	forthwith resign without compensation from any office as a director of the Company and from all offices and directorships held by her in the Company or any Group Company and from all other appointments or offices which she holds as nominee or as a representative of the Company or any Group Company;

22.1.2	transfer without payment to the Company or as the Company may direct any qualifying shares provided to her by the Company or any Group Company or shares held by her in trust or as nominee by virtue of her employment; and

22.1.3	comply with any relevant provision of the Articles of Association of the Company or any Group Company and/or any shareholders agreement in relation to any shares held by the

Director in the Company or any Group Company including any provision relating to the disposal of such shares upon the Director ceasing to be an employee of the Company;

and should the Director fail so to do the Company is irrevocably authorised to appoint some person in her name and on her behalf to sign any documents and do any things necessary or requisite to effect such resignations and/or transfers.

22.2	Upon the termination of this Agreement for whatever reason or in the event that the Company exercises its rights under Clause 19.3 or 19.6 (and at any time during the term of this Agreement upon request by the Company) the Director shall forthwith:

22.2.1	deliver up to the Company all property in her possession, custody or control belonging to the Company or any Group Company (including but not limited to car keys, security and computer passes, computer hardware, facsimile machines, mobile phones, PDAs or other equipment, and all documents and other records of whatever nature (whether on paper or on magnetic or electronic media or in any other format and including correspondence, lists of clients or customers, notes, memoranda, software, plans and drawings, and all copies, notes, summaries and extracts thereof) made or compiled or acquired by the Director during the employment and concerning the business, finances or affairs of the Company or any Group Company and/or the clients, agents, suppliers, distributors or customers of any Company or any Group Company and/or which include or relate to any Confidential Information); and

22.2.2	disclose and relinquish to the Company all passwords and encryption keys to the Company’s and/or any Group Company’s data.

22.3	If so requested the Director shall provide to the Company a signed statement confirming that she has fully complied with Clauses 22.1 and 22.2 above and the Company reserves the right to withhold any payments due to the Director until such statement is provided.

23	EFFECT OF CEASING TO BE A DIRECTOR

Subject to Clause 19.2, if during the term of this Agreement the Director ceases to be a director of the Company (otherwise than by death), the employment of the Director under this Agreement will nevertheless continue and will thereafter have effect as if she were employed as a manager instead of in the position specified in Clause 3.1.

24	WORKING TIME REGULATIONS 1998

24.1	The Director agrees that Regulations 4(1) and (2), 6(1), (2), and (7), 10(1), 11(1) and (2), and 12(1) of the Regulations do not apply to her because the duration of her working time is not measured or pre-determined or can be determined by her in her capacity as a managing executive with autonomous decision taking powers.

For the avoidance of doubt, the Director in any event agrees (in so far as the same might otherwise apply to her) to the other provisions of this Clause 24.

24.2	The Regulations provide that the working time of a worker including overtime shall not exceed an average of 48 hours for each seven days. The Director and the Company agree that this limit shall not apply to the Director.

24.3	The Director and the Company agree that the provisions of Clause 24.2 above will remain in force indefinitely. The Director or the Company may terminate that agreement to disapply the 48-hour maximum working week at any time by giving not less than three months written notice to the other, following which period of notice Clause 24.2 above shall no longer have effect though the other Clauses of this Agreement shall continue to apply.

24.4	The Director and the Company agree that in the event that either party exercises the right to terminate the agreement to disapply the 48-hour maximum working week in accordance with Clause 24.3 above the Director will then work a maximum of 48 hours per week on average over any 17-week reference period.

24.5	The Director agrees to co-operate with the Company’s arrangements to monitor her working time.

24.6	If the Director (with the Company’s prior permission) carries out work other than for the Company or any Group Company she is under a duty to inform the Company as to the exact amount of time she takes up in carrying out such work.

25	DISCIPLINARY AND DISMISSAL PROCEDURES

25.1	There are no disciplinary rules relating to the employment of the Director other than those arising out of this Agreement and the Company’s operating policies and procedures. However the Director is expected to conduct herself at all times in a manner suitable to her role and to exhibit the standard of behaviour commensurate of a Director.

25.2	The disciplinary and dismissal procedures applicable to the Director’s employment are set out in the Company’s operating policies and procedures, but do not form part of the Director’s contract of employment.

25.3	If the Director is dissatisfied with any disciplinary decision relating to her or any decision to dismiss her, she may appeal against the decision to the board of directors of the Parent Company.

26	GRIEVANCE PROCEDURE

26.1	The Director may raise any grievance concerning her employment with the director to whom she reports in accordance with the grievance procedure set out in the Company’s operating policies and procedures. The grievance procedure does not form part of the Director’s contract of employment.

26.2	If the Director is dissatisfied with the initial decision upon her grievance, she may appeal against that decision to the board of directors of the Parent Company.

27	PARTICULARS OF EMPLOYMENT

The following particulars of employment are stated in accordance with the requirements of section 1 of the Employment Rights Act 1996:

27.1	The Director’s normal hours of work are as set out in Clause 5.1.3 above.

27.2	There is no collective agreement which directly affects the Director’s terms and conditions of employment.

28	NOTICES

28.1	Any notice required or permitted to be given under this Agreement must be in writing and must be served by delivering the same personally or by hand or by sending the same by first class pre-paid post or e-mail to the party on which it is to be served in the case of notice to the Director at the address of her principal place of work with the Company or her address stated at the beginning of this Agreement or such other address as she may from time to time notify in writing to the Company for this purpose and in the case of the Company at its registered office for the time being.

28.2	Any notice served by post will be deemed to have been served 48 hours after it was posted and proof that the notice was properly addressed, prepaid and posted is sufficient evidence of service.

29	MISCELLANEOUS

29.1	This Agreement is governed by and must be construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

29.2	This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment or engagement of the Director by the Company or any Group Company (which are deemed to have been terminated by mutual consent).

29.3	The Company reserves the right to recover from the Director at any time and the Director agrees to pay to the Company upon demand any sums which she owes the Company including any overpayments debts or loans made to the Director by the Company or losses suffered by the Company as a result of the Director’s negligence or breach of Company rules or loss or damage to Company property. The Director’s signature to this Agreement constitutes her consent to the Company deducting any sums falling within the scope of this Clause from her pay (including, without limitation, final pay, payment in lieu of notice, holiday pay, sick pay, and/or bonus) or from any other sums payable by the Company to her, in accordance with the requirements of the Employment Rights Act 1996.

29.4	In accordance with the provisions of the Data Protection Act 1998 (the “DPA”) the Company notifies the Director that it holds personal data (including sensitive personal data as defined under the DPA) relating to the Director for the purposes of maintaining a personnel file in respect of her employment and the Director’s signature to this Agreement constitutes her consent to the Company or, where appropriate, any Group Company holding and processing such data both inside and, where necessary, outside the EEA where this is required by law or is necessary or reasonably required for:

29.4.1	the performance of this Agreement;

29.4.2	the proper administration and management of the employment relationship (both during and after the employment); or

29.4.3	the conduct of the business of the Company or any Group Company.

29.5	The Director also consents to such processing or disclosure for the purpose of any potential sale of 50% or more of the shares of the Company or any Group Company or other change of control or any potential transfer of the Director’s employment under the Transfer of Undertakings (Protection of Employment) Regulations 2006. Disclosure in this case may include disclosure to potential purchasers or investors and their advisers.

29.6	The Director agrees to use all reasonable endeavours to keep the Company informed of any changes to her personal data and to comply with the DPA.

29.7	The Director agrees to adhere to any Company telecommunications, IT, email and/or internet policy in place from time to time. The Company or, where appropriate, any Group Company may at any time monitor or record the Director’s use of such communications systems (including telephone, fax, email and internet use) and the Director consents to such monitoring and/or recording taking place.

29.8	The Company and the Director agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) will be enforceable by any Third Party in its or her own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and the Director without the consent of any such Third Party. For the purposes of this Clause a “Third Party” means any person who is not named as a party to this Agreement.

29.9	This Agreement may be executed in as many counterparts as there are signatories to it, and when each signatory has executed at least one counterpart of this Agreement it shall be as effective as if both of the signatories had executed each of the counterparts of it. Each counterpart of this Agreement so executed may be treated as an original of this Agreement.

29.10	No delay by the Company or any Group Company in exercising any of its rights under this Agreement will constitute a waiver of such rights (regardless of the duration of such delay).

IN WITNESS of which this Agreement has been duly signed as a deed by or on behalf of the parties and delivered on the date first mentioned above.

SIGNED (but not delivered until the date hereof) as a DEED by the said

RACHELLE HAREL	____________________________

in the presence of:

WITNESS:

Signature:	____________________________

Name (in block capitals):	____________________________

Address:	____________________________

____________________________

Occupation:	____________________________

SIGNED (but not delivered until the date hereof) as a DEED by

SUMMER INFANT EUROPE LIMITED

acting by a director and a director/secretary

DIRECTOR

Signature:	____________________________

Name (in block capitals):	____________________________

SECRETARY/DIRECTOR

Signature:	____________________________

Name (in block capitals):	____________________________

PROXY

KBL Healthcare Acquisition Corp. II

1755 Broadway, Suite 604

New York, New York 10019

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF KBL HEALTHCARE ACQUISITION CORP. II

The undersigned appoints Dr. Marlene Krauss, Dr. Zachary Berk or Mr. Michael Kaswan, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of KBL Healthcare Acquisition Corp. II (“KBL”) held of record by the undersigned on                     , 200  , at the Special Meeting of Stockholders to be held on                     , 200  , or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND THE PLAN OF ACQUISITION IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4 AND 5. THE KBL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

KBL MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE KBL BOARD OF DIRECTORS.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4 & 5. THE KBL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1. To adopt the Agreement and Plans of Reorganization, as amended, among KBL, SII Acquisition, Inc., Summer Infant, Inc., Summer Infant Europe, Limited, Summer Infant Asia, Ltd. and the stockholders of Summer Infant, Inc., Summer Infant Europe Limited, and Summer Infant Asia, LTD.

	FOR ☐	AGAINST ☐	ABSTAIN ☐	If you voted “AGAINST” Proposal Number 1 and you hold shares of KBL common stock issued in the KBL initial public offering, you may exercise your conversion rights and demand that KBL convert your shares of common stock onto a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of KBL common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is completed and you affirmatively vote against the acquisition and tender your stock certificates to KBL’s transfer agent prior to the special meeting. Failure to (a) vote against the adoption of the Agreement and Plans of Reorganization, (b) check the following box, (c) tender your stock certificates to our transfer agent prior to the special meeting and (d) submit this proxy in a timely manner will result in the loss of your conversion rights.

I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

2. To approve an amendment to the Certificate of Incorporation of KBL to change the name of KBL from KBL Healthcare Acquisition Corp. II to Summer Infant, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐	The acquisition will not be consummated unless each of the name change amendment and the capitalization amendment proposals is approved, and neither the name change amendment nor the capitalization amendment proposals will be presented to the meeting for adoption unless the acquisition proposal is approved. Accordingly, a vote against or failure to vote on the name change amendment or capitalization amendment proposals will effectively be the same as a vote against the acquisition proposal.

3. To consider and vote upon the approval of an amendment to the Certificate of Incorporation of KBL to increase the number of authorized shares of KBL common stock.	☐	☐	☐

4. To consider and vote upon the approval of an amendment to the Certificate of Incorporation of KBL to remove the preamble and Sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the acquisition, and to redesignate Section E of Article Sixth as Article Sixth.

	☐	☐	☐	The approval of the Article Sixth amendment and the performance equity plan proposals is not a condition to the consummation of the acquisition or the adoption of either of the name change amendment or the capitalization amendment proposals, but if the acquisition proposal is not approved, neither the Article Sixth amendment nor the performance equity plan proposed will be presented at the meeting for adoption.

5. To approve the KBL 2006 Performance Equity Plan.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT			☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature
Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.